AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1995
                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                        PIEDMONT MANAGEMENT COMPANY INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            6719                           13-2612123
(State or other jurisdiction of     (Primary standard industrial            (I.R.S. employer
 incorporation or organization)     classification code number)           identification no.)

                                 80 MAIDEN LANE
                               NEW YORK, NY 10038
                                 (212) 363-4650

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               PETER J. PALENZONA
                            CHIEF FINANCIAL OFFICER
                        PIEDMONT MANAGEMENT COMPANY INC.
                                 80 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 363-4650
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------
                                   COPIES TO:

       DAVID W. FERGUSON                KATHLEEN M. CARROLL                 PETER R. O'FLINN
     DAVIS POLK & WARDWELL           VICE PRESIDENT AND GENERAL     LEBOEUF, LAMB, GREENE & MACRAE,
      450 LEXINGTON AVENUE                    COUNSEL                            L.L.P.
    NEW YORK, NEW YORK 10017          CHARTWELL RE CORPORATION            125 WEST 55TH STREET
         (212) 450-4000            300 ATLANTIC STREET, SUITE 400       NEW YORK, NEW YORK 10019
                                         STAMFORD, CT 06901                  (212) 424-8000
                                           (203) 961-7300

                              -------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and all other conditions to the transactions described herein have been satisfied or waived.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------
                        CALCULATION OF REGISTRATION FEE

                                                        PROPOSED MAXIMUM   PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE      OFFERING PRICE        AGGREGATE          AMOUNT OF
        TO BE REGISTERED(1)             REGISTERED          PER NOTE        OFFERING PRICE    REGISTRATION FEE
Contingent Interest Notes due 2006     $1,000,000(2)           N/A         $1,000,000(1)(2)        $345(3)

(1) This Registration Statement relates to securities of the Registrant that wil be issued as a dividend to holders of common stock of the Registrant prior to the merger of the Registrant with and into Chartwell Re Corporation.
(2) Principal amount of the contingent interest notes to be issued.
(3) Calculated based on the principal amount of the Notes being registered.
                              -------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        PIEDMONT MANAGEMENT COMPANY INC.

    Cross Reference Sheet pursuant to Rule 404(a) of the Securities Act of 1933 and Item 501(b) of Regulation S-K showing the location or heading in the Prospectus of the information required by Part I of Form S-1.

                                                             LOCATION OR HEADING
             S-1 ITEM NUMBER AND CAPTION                        IN PROSPECTUS
      ------------------------------------------  ------------------------------------------

  1.  Forepart of Registration Statement and
        Outside Front Cover Page
        of Prospectus...........................  Facing Page; Cross Reference Sheet;
                                                    Outside Front Cover Page of Prospectus.

  2.  Inside Front and Outside Back Cover Pages
      of Prospectus.............................  Available Information; Inside Front Cover
                                                    Page of Prospectus; Table of Contents.

  3.  Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges........  Prospectus Summary; Risk Factors; Summary
                                                    Pro Forma Financial Data (unaudited).

  4.  Use of Proceeds...........................                      *

  5.  Determination of Offering Price...........                      *

  6.  Dilution..................................                      *

  7.  Selling Security Holders..................                      *

  8.  Plan of Distribution......................  The Merger--The CI Notes Issuance.

  9.  Description of Securities to be
      Registered................................  Description of Contingent Interest Notes.

 10.  Interests of Named Experts and Counsel....                      *

 11.  Information with Respect to Registrant....  Prospectus Summary; The Companies;
                                                    Management and Operations After Merger;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business-- Piedmont
                                                    Management Company Inc.;
                                                    Business--Chartwell Re Corporation;
                                                    Certain Relationships and Related
                                                    Transactions; Directors and Executive
                                                    Officers; Executive Compensation;
                                                    Principal Stockholders; Pro Forma
                                                    Financial Information; Capitalization;
                                                    Selected Financial Data; Index to
                                                    Financial Statements.

 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
      Liabilities...............................                      *

- ------------

* Item is omitted because answer is negative or Item is inapplicable.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 1995
                                   PROSPECTUS
                        PIEDMONT MANAGEMENT COMPANY INC.
                       CONTINGENT INTEREST NOTES DUE 2006

    The Contingent Interest Notes Due 2006 (the "CI Notes") are being distributed by Piedmont Management Company Inc. ("Piedmont") as a dividend (the "CI Notes Dividend") to each holder of the common stock, par value $.50 per share, of Piedmont (the "Piedmont Common Stock") prior to the proposed merger (the "Merger") of Piedmont with and into Chartwell Re Corporation ("Chartwell"). Upon the effectiveness of the Merger, all obligations of Piedmont under the CI Notes will be assumed by Chartwell.

    The CI Notes will be issued in an aggregate principal amount of $1 million, which principal amount will accrete interest at a rate of 8% per annum, compounded annually (collectively, the "Fixed Amount"). Such interest will not be payable until maturity or earlier redemption of the CI Notes. In addition, the CI Notes will entitle the holders to receive at maturity, in proportion to the principal amount of CI Notes held by them, an aggregate of from $0 up to approximately $55 million in contingent interest (the "Contingent Interest"). The actual amount of Contingent Interest paid will depend on the outcome of certain contingencies, the most significant of which is the development over time of the reserves recorded as of March 31, 1995 by Piedmont's principal insurance subsidiary for losses and loss adjustment expenses. The principal amount of the CI Notes to be issued to each holder of Piedmont Common Stock will bear the same relation to the aggregate principal amount of the CI Notes that the number of shares of Piedmont Common Stock held by such holder bears to the aggregate number of shares of Piedmont Common Stock outstanding as of the record date for the CI Notes Dividend (the "CI Notes Record Date"). Settlement of the CI Notes may be made by payment of cash or, under certain specified conditions, by delivery of shares of Chartwell common stock. The CI Notes will mature on June 30, 2006, subject to extension in certain limited circumstances as described herein.

    The CI Notes will not be redeemable prior to the third anniversary of their date of issuance. Thereafter, the CI Notes will be redeemable by Chartwell at a price equal to the sum of the Fixed Amount and the Contingent Interest as of the redemption date. In addition, in the event of a Change of Control (as defined herein), Piedmont or, following the Merger, Chartwell will be required to make an offer to purchase from the holders of the CI Notes all outstanding CI Notes at an aggregate purchase price equal to the sum of the Fixed Amount and the Contingent Interest.

    The CI Notes will be senior unsecured obligations of Piedmont and, following the Merger, of Chartwell, in each case ranking pari passu in right of payment with all existing and future senior unsecured obligations of such company. Chartwell conducts its operations through its subsidiaries and, accordingly, the CI Notes will be effectively subordinated to all indebtedness and other liabilities of its subsidiaries, including reinsurance obligations. At June 30, 1995, after giving effect to the Merger and related transactions, Chartwell would have had no indebtedness other than the CI Notes, and Chartwell's subsidiaries would have had aggregate liabilities, primarily consisting of obligations to reinsureds, of $1,011.4 million.

    The distribution of the CI Notes will be taxable as a dividend to each Piedmont stockholder which receives CI Notes. See "FEDERAL INCOME TAX CONSIDERATIONS."

    During the first 90 days after issuance, the CI Notes may be transferred without restriction of any kind, subject to compliance with the Securities Act of 1933, as amended (the "Securities Act"). After such 90 day period, the CI Notes will be transferable only in certain limited circumstances. The CI Notes will not be listed on any stock exchange. To the extent that the CI Notes are transferable, there can be no assurance that any market for the CI Notes will develop or, if such a market develops, as to the liquidity of such market. See "RISK FACTORS--Transfer Restrictions; Absence of Public Market".

    SEE "RISK FACTORS" COMMENCING ON PAGE   HEREIN FOR CERTAIN FACTORS RELEVANT
TO THE CI NOTES.
                              -------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                  BY THE SECURITIES AND EXCHANGE COMMISSION OR
             ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

    The date of this Prospectus is              , 1995.

                         FOR NORTH CAROLINA PURCHASERS:
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA,
                NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON
                   THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

    State insurance holding company laws and regulations applicable to Piedmont and Chartwell in general provide that no person may acquire control of Piedmont or Chartwell, and thus indirect control of its insurance subsidiaries, unless such person has provided certain required information to, and such acquisition is approved (or not disapproved) by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10% or more of the common stock of Piedmont or, after the Merger, Chartwell would be presumed to have acquired such control, unless the appropriate insurance regulatory authorities upon advance application determine otherwise.

                             AVAILABLE INFORMATION

    Piedmont and Chartwell are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each company files reports and other information with the Securities and Exchange Commission (the "SEC"). Reports and other information (including proxy statements with respect to Piedmont) filed by each of Piedmont and Chartwell can be inspected and copied at the public reference facilities at the SEC's office at 450 Fifth Street, N.W., Washington D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Piedmont Common Stock is listed for trading on the Nasdaq Stock Market ("NASDAQ") under the symbol "PMAN." Such material and other information concerning Piedmont can be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    Piedmont has filed with the SEC a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act covering the securities described herein. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement and the exhibits filed therewith. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION................      2
PROSPECTUS SUMMARY...................      3
RISK FACTORS.........................     13
THE COMPANIES........................     18
THE MERGER...........................     20
PRO FORMA FINANCIAL INFORMATION......     27
CAPITALIZATION.......................     36
SELECTED FINANCIAL DATA..............     37
MANAGEMENT AND OPERATIONS AFTER
MERGER...............................     40
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS......................     43
PIEDMONT MANAGEMENT
  COMPANY INC........................     64
CHARTWELL RE CORPORATION.............     72
CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS.........................     93
DIRECTORS AND EXECUTIVE OFFICERS.....     98
EXECUTIVE COMPENSATION...............    103
PRINCIPAL STOCKHOLDERS...............    112
DESCRIPTION OF CONTINGENT INTEREST
NOTES................................    118
FEDERAL INCOME TAX CONSIDERATIONS....    140
LEGAL MATTERS........................    143
EXPERTS..............................    143
INDEX TO FINANCIAL STATEMENTS........    F-1

                               PROSPECTUS SUMMARY

    The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Prospectus. Stockholders are urged to read carefully this Prospectus in its entirety.

    All information concerning Piedmont included in this Prospectus has been furnished by Piedmont and all information concerning Chartwell included in this Prospectus has been furnished by Chartwell.

    As used herein, "the Company" refers to Piedmont prior to the Merger and to Chartwell as the surviving corporation in the Merger (the "Surviving Corporation") from and after the effective time of the Merger (the "Effective Time").

                                 THE COMPANIES

PIEDMONT

    Piedmont is a financial services holding company, the principal subsidiaries of which are The Reinsurance Corporation of New York ("RECO") and Lexington Management Corporation ("LMC"). Founded in 1936, RECO is one of the oldest reinsurance companies in the United States. It is licensed to underwrite business in all states except Maine and Hawaii and is an approved surety for bonds and undertakings required for United States government contracts. It is also qualified to underwrite business in all U.S. Possessions as well as in Canada where it maintains a resident agent.

    RECO is engaged in providing reinsurance to ceding insurers of property and casualty risks that purchase reinsurance principally to reduce their liability on individual risks, to protect themselves against catastrophic losses and to enhance their ratio of total net liabilities to capital and surplus. RECO is Rated B++ (Very Good) by A.M. Best Company Inc. ("A.M. Best"), an independent rating entity serving the insurance industry.

    LMC, established in 1938 and acquired by Piedmont in 1969, is a holding company that offers a variety of asset management and related services to retail investors, institutions and high net worth individuals. LMC manages approximately $3.5 billion in assets, including $1.5 billion in a diversified group of mutual funds.

    Piedmont's principal executive offices are located at 80 Maiden Lane, New York, New York 10038, and its telephone number is (212) 363-4650.

CHARTWELL

    Chartwell is a holding company, the principal subsidiary of which is Chartwell Reinsurance Company ("Chartwell Reinsurance"). Chartwell Reinsurance underwrites treaty reinsurance through reinsurance brokers for casualty and to a lesser extent property risks. Chartwell Reinsurance provides a broad array of reinsurance coverages to ceding companies, emphasizing working layer casualty coverages. Chartwell Reinsurance is rated "A-" (Excellent) by A.M. Best. Chartwell's other subsidiaries include Chartwell Advisers Limited ("Chartwell Advisers") and Drayton Company Limited ("Drayton"). Chartwell Advisers acts as the exclusive adviser to New London Capital plc, a non-affiliated company formed to underwrite at Lloyd's of London ("Lloyd's") through a group of wholly-owned subsidiaries that are limited liability corporate members of certain Lloyd's syndicates. Drayton is a Bermuda-domiciled insurer which is not currently writing new business and is being managed by Chartwell in "run-off."

    Chartwell's principal executive offices are located at 300 Atlantic Street, Suite 400, Stamford, Connecticut 06901, and its telephone number is (203) 961-7300.

                             THE CI NOTES DIVIDEND

    The Board of Directors of Piedmont intends to declare and distribute the CI Notes as a dividend to each holder of record of Piedmont Common Stock on the CI Notes Record Date. The CI Notes Dividend has not yet been declared by the Board of Directors of Piedmont, and, accordingly, the CI Notes Record Date has not yet been established. The CI Notes Record Date will be established by the Board of Directors of Piedmont as described more fully herein. The CI Notes Dividend is not contingent upon satisfaction of the conditions to the Spin-off (as defined below) or the Merger. The Board of Directors is not obligated to declare the dividend of or distribute the CI Notes, although the CI Notes Dividend is a condition to both the Spin-off and the Merger. The principal amount of the CI Notes to be issued to each holder of Piedmont Common Stock will bear the same relation to the aggregate principal amount of the CI Notes that the number of shares of Piedmont Common Stock held by such holder bears to the aggregate number of shares of Piedmont Common Stock outstanding as of the CI Notes Record Date. The CI Notes will be issued pursuant to an indenture between Piedmont and
       , as trustee (the "Indenture"), and will be assumed by Chartwell in the Merger. See "DESCRIPTION OF CONTINGENT INTEREST NOTES."

                                   THE MERGER

GENERAL

    Piedmont and Chartwell have entered into an Agreement and Plan of Merger, dated as of August 7, 1995 (the "Merger Agreement"). Pursuant to the Merger Agreement, Piedmont will be merged with and into Chartwell, with Chartwell being the Surviving Corporation in the Merger.

    Piedmont has mailed to the holders of the Piedmont Common Stock and of its Cumulative Preferred Stock, Convertible Series A, par value $1.00 per share (the
"Piedmont Preferred Stock"), its Proxy Statement dated             , 1995 in
connection with the solicitation of proxies by the Board of Directors of Piedmont for use at a special meeting of stockholders of Piedmont to be held on
           , 1995 (the "Piedmont Meeting") for the purpose of voting on approval of the Merger Agreement and related matters. Such Proxy Statement also constitutes the Prospectus of Chartwell with respect to the shares of its common stock, par value $.01 per share (the "Chartwell Common Stock"), to be issued in the Merger, and is referred to herein as the "Proxy Statement/Prospectus."

MERGER CONSIDERATION

    The Merger Agreement provides that in the Merger, the shares of Piedmont Common Stock outstanding will be converted into the right to receive shares of Chartwell Common Stock representing, in the aggregate, approximately 45.25% of the aggregate number of shares of Chartwell Common Stock outstanding immediately following the Merger, while the Chartwell stockholders will retain shares representing in the aggregate approximately 54.75% of such stock.

    The number of Chartwell shares each Piedmont stockholder will receive is subject to automatic adjustment in the event that Piedmont or Chartwell or both were to suffer a decrease, as of the fifth business day prior to the Closing Date, in the stockholders' equity of such company and its consolidated subsidiaries (other than, in the case of Piedmont, the Asset Management Subs (as defined herein)) of from $2.5 million to $5 million on an after-tax basis from the amount thereof at March 31, 1995, other than as a result of certain specified causes and excluding certain specific items (such a decrease, a "Financial Adjustment"). See "THE MERGER--Merger Consideration" and "THE MERGER--The Merger Agreement--Conditions to the Merger" in the Proxy Statement/Prospectus.

REGULATORY AND OTHER APPROVALS REQUIRED

    The Merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), by the Federal Trade Commission and the Department of Justice and is also subject to, among other approvals, the prior approval of insurance regulatory authorities in the States of Minnesota and New York, and potentially those of certain other states as well. See "THE MERGER--The Merger Agreement--Regulatory and Other Approvals."

    Holders of a majority in principal amount of Chartwell's 10 1/4% Senior Notes due 2004 (the "Senior Notes") must consent to the Merger. In addition, Chartwell has received a commitment from a commercial bank for the refinancing of Piedmont's existing bank credit facility as of the Effective Time.

CONDITIONS TO THE MERGER

    In addition to obtaining requisite stockholder and regulatory approvals, the obligations of Piedmont and Chartwell to consummate the Merger are subject to the satisfaction or waiver of various conditions, including, among other things, the obtaining of required third party consents, the receipt of legal opinions with respect to the tax consequences of the Spin-off (as defined herein) and the Merger, the accuracy in all material respects of certain representations and warranties and the absence of certain material adverse changes. See "THE MERGER--The Merger Agreement-- Conditions to the Merger."

PIEDMONT PREFERRED STOCK CONVERSION; STOCK OPTION EXERCISES

    At the Piedmont Meeting, holders of Piedmont Preferred Stock will also be asked to consider and approve an amendment to the Restated Certificate of Incorporation of Piedmont (the "Piedmont Preferred Stock Amendment"). The Piedmont Preferred Stock Amendment, if adopted, would have the effect of automatically converting each outstanding share of Piedmont Preferred Stock into two fully paid and nonassessable shares of Piedmont Common Stock as of the time (such time, the "Option Date") that is immediately prior to the CI Notes Record Date. In addition, the Merger Agreement provides that outstanding Piedmont stock options may be exercised until the Option Date, and all in-the-money Piedmont stock options not previously exercised will be automatically exercised in a cashless exercise on the Option Date. As a result of the foregoing, the number of shares of Piedmont Common Stock that will be outstanding as of the CI Notes Record Date, and therefore the portion of the aggregate principal amount of the CI Notes that will be issued to each Piedmont stockholder, cannot be finally determined until the Option Date.

THE SPIN-OFF

    Immediately prior to the Effective Time of the Merger, the Board of Directors of Piedmont intends to declare and pay as a dividend (the "Spin-off") to the holders of Piedmont Common Stock as of a record date to be established by the Board of Directors which will be prior to the Effective Time and after the date of the CI Notes Dividend (the "Spin-off Record Date"), one share of common stock, par value $.01 per share (the "Lexington Common Stock"), of Lexington Global Asset Managers, Inc., a Delaware corporation ("Lexington") for each share of Piedmont Common Stock held by such holders. Lexington is currently a wholly-owned subsidiary of Piedmont which has been recently formed to serve as a holding company for Piedmont's subsidiaries involved in the asset management business (collectively with Lexington, the "Asset Management Subs"). The Asset Management Subs will not be included in the Merger but will instead be contributed to

Lexington immediately prior to the Spin-off. The Spin-off will qualify as tax-free to Piedmont and its stockholders. A Preliminary Information Statement relating to Lexington and the Spin-off is also being mailed to Piedmont stockholders together with this Prospectus.

CERTAIN COVENANTS

    The Merger Agreement contains various covenants of Piedmont and Chartwell with respect to operational and other matters in the period prior to the Effective Time. Among other things, in the Merger Agreement, Piedmont has agreed that, prior to the Effective Time, RECO will increase by an aggregate of $25 million its reserves for losses incurred but not reported under statutory accounting practices ("SAP") with respect to certain of its business as of March 31, 1995, and Piedmont will correspondingly increase by an aggregate of $25 million its reserves for losses incurred but not reported under generally accepted accounting principles ("GAAP") (such increase, the "Reserve Addition"). See "THE MERGER--The Merger Agreement."

TERMINATION

    The Merger Agreement may be terminated prior to the Effective Time by either Piedmont or Chartwell, among other circumstances, if the required stockholder approval of either company has not been obtained, if any governmental entity issues a non-appealable order permanently enjoining or otherwise prohibiting the Merger, if the Board of Directors of either Piedmont or Chartwell has withdrawn or modified its approval of the Merger, or in the event of certain material adverse changes with respect to Piedmont or Chartwell. See "THE MERGER--The Merger Agreement-- Termination."

DIRECTORS AND OFFICERS FOLLOWING THE MERGER

    The Merger Agreement provides that the Board of Directors of Chartwell as of the Effective Time will consist of Richard E. Cole, the Chairman and Chief Executive Officer of Chartwell, Steven J. Bensinger, the President of Chartwell, and Jacques Q. Bonneau, the Executive Vice President and Chief Underwriting Officer of Chartwell, six additional persons who are currently directors of Chartwell, and four persons who are currently directors of Piedmont. The officers of Chartwell at the Effective Time will be officers of the Surviving Corporation immediately after the Merger. See "DIRECTORS AND EXECUTIVE OFFICERS."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The distribution of the CI Notes will be taxable as a dividend to each Piedmont stockholder that receives CI Notes. See "FEDERAL INCOME TAX CONSIDERATIONS." All Piedmont stockholders should read carefully the foregoing discussion and are urged to consult their own tax advisors as to the specific consequences to them of receiving, holding and disposing of the CI Notes under Federal, state, local or any other applicable tax laws.

                                  THE CI NOTES

SECURITIES DISTRIBUTED.......................  $1,000,000 aggregate principal amount of
                                               Contingent Interest Notes due 2006.
INTEREST.....................................  The CI Notes will accrete interest at the rate of 8% per annum, compounded annually.
                                               Such interest will not be payable until
                                               maturity or earlier redemption of the CI
                                               Notes. In addition, the CI Notes will entitle
                                               the holders thereof to receive Contingent
                                               Interest in an aggregate amount of from $0 up
                                               to approximately $55 million.
ISSUER.......................................  Piedmont Management Company Inc. Upon the
                                               Effective Time of the Merger, Chartwell will
                                               assume all obligations of Piedmont under the
                                               CI Notes.
MANNER OF DISTRIBUTION.......................  The Board of Directors of Piedmont intends to declare and distribute the CI Notes as a
                                               dividend to each holder of record of Piedmont
                                               Common Stock on the CI Notes Record Date. The
                                               CI Notes Dividend has not yet been declared
                                               by the Board of Directors of Piedmont, and,
                                               accordingly, the CI Notes Record Date has not
                                               yet been established. The CI Notes Record
                                               Date will be established by the Board of
                                               Directors of Piedmont and is expected to be a
                                               date occuring immediately after the
                                               conversion of the Piedmont Preferred Stock
                                               into Piedmont Common Stock pursuant to the
                                               Piedmont Preferred Stock Amendment (which
                                               conversion will occur after the Piedmont
                                               Meeting) and prior to the record date
                                               established for the Spin-off and the
                                               Effective Time of the Merger.
                                               The CI Notes Dividend is not contingent upon
                                               satisfaction of the conditions to the
                                               Spin-off or the Merger. The Board of
                                               Directors is not obligated to declare the
                                               dividend of or distribute the CI Notes,
                                               although the CI Notes Dividend is a condition
                                               to both the Spin-off and the Merger.
MATURITY DATE................................  June 30, 2006, subject to extension in limited circumstances.

DETERMINATION OF THE CONTINGENT INTEREST.....  The Indenture provides that           will
                                               initially be appointed as actuary to
                                               represent the interests of the holders of the
                                               CI Notes under the Indenture (the "Holder
                                               Actuary"). Upon maturity or earlier
                                               settlement of the CI Notes, the Indenture
                                               provides that an actuary appointed by
                                               Chartwell and the Holder Actuary will each
                                               independently calculate the Contingent
                                               Interest pursuant to the formula set forth in
                                               the Indenture. If the Holder Actuary's
                                               calculation of the Contingent Interest
                                               differs from the Chartwell actuary's
                                               calculation by $3 million or less, then the
                                               Contingent Interest calculated by Chartwell
                                               will be used for purposes of settling the CI
                                               Notes. If, however, the two calculations vary
                                               by more than $3 million, following a required
                                               period of consultation between the Holder
                                               Actuary and the Chartwell actuary, a third
                                               actuary will be appointed as arbitrator (the
                                               "Independent Actuary"). The Independent
                                               Actuary will perform its own calculation of
                                               the Contingent Interest and, based thereon,
                                               will determine which of the Chartwell
                                               actuary's or the Holder Actuary's calculation
                                               of the Contingent Interest is, in the
                                               judgment of the Independent Actuary, the best
                                               estimate of the Contingent Interest. The
                                               amount so selected shall be the Contingent
                                               Interest for purposes of settling the CI
                                               Notes.
CALCULATION OF THE CONTINGENT INTEREST.......  The Contingent Interest will be calculated under a complex formula set forth in the
                                               Indenture. In general, assuming the CI Notes
                                               are settled at maturity, the Contingent
                                               Interest will be equal to $55 million (a)
                                               less the amount of any adverse development of
                                               the loss and LAE reserves and related
                                               accounts (including certain reinsurance
                                               recoverables, commissions and unearned
                                               premiums) of RECO recorded as of March 31,
                                               1995 (assuming the $25 million Reserve
                                               Addition had been recorded at that date), (b)
                                               plus the amount of certain tax benefits
                                               received or recorded by Chartwell as a result
                                               of such adverse development. The amount so
                                               calculated may not be greater than $55
                                               million nor less than a minimum amount equal
                                               to the lesser of (a) $10 million less the
                                               Fixed Amount and (b) the tax benefits
                                               referred to above. The Contingent Interest
                                               will in any event be reduced by part of the
                                               costs of any Independent Actuary and by part
                                               or all of the costs of the Holder Actuary.

                                               In the event that the CI Notes are settled
                                               prior to maturity, the foregoing formula will
                                               in general apply, except that the $55 million
                                               maximum amount of the CI Notes will be
                                               reduced to an amount equal to $55 million
                                               discounted back from June 30, 2006 at a
                                               discount rate of 8% per annum, compounded
                                               annually, and the tax benefits will be
                                               calculated in a prescribed manner. See
                                               "DESCRIPTION OF CONTINGENT INTEREST
                                               NOTES--Determination of the Payment Amount."
RANKING......................................  The CI Notes will be senior unsecured obligations of Piedmont and, following the
                                               Merger, of Chartwell, in each case ranking
                                               pari passu in right of payment with all
                                               existing and future senior unsecured
                                               obligations of such company. Chartwell
                                               conducts its operations through its
                                               subsidiaries and, accordingly, the CI Notes
                                               will be effectively subordinated to all
                                               indebtedness and other liabilities of its
                                               subsidiaries, including reinsurance
                                               obligations.
MANDATORY REDEMPTION.........................  None.
OPTIONAL REDEMPTION..........................  The CI Notes will not be redeemable prior to the third anniversary of their date of issue.
                                               Thereafter, the CI Notes will be redeemable
                                               in whole but not in part, at a redemption
                                               price, on a per note basis, equal to (i) the
                                               Fixed Amount as of the redemption date, plus
                                               (ii) the Contingent Interest as of the
                                               redemption date. Upon delivery of the
                                               redemption notice, the Contingent Interest
                                               shall be determined. See "DESCRIPTION OF
                                               CONTINGENT INTEREST NOTES--Optional
                                               Redemption."
CHANGE OF CONTROL............................  Upon the occurrence of a Change of Control,
                                               Chartwell will be required to make an offer
                                               to purchase all of the outstanding CI Notes
                                               at an aggregate purchase price (expressed on
                                               a per note basis) equal to (i) the Fixed
                                               Amount as of the Change of Control payment
                                               date, plus (ii) the Contingent Interest as of
                                               that date. See "DESCRIPTION OF CONTINGENT
                                               INTEREST NOTES--Repurchase at the Option of
                                               Holders Upon a Change of Control."

CERTAIN COVENANTS............................  The Indenture will contain covenants restricting the incurrence of indebtedness by
                                               subsidiaries of Chartwell, the incurrence of
                                               liens to secure indebtedness of Chartwell and
                                               the merger or consolidation of Chartwell or
                                               the transfer of all or substantially all of
                                               its assets. Such covenants are subject to
                                               important exceptions and qualifications. See
                                               "DESCRIPTION OF CONTINGENT INTEREST
                                               NOTES--Certain Covenants."
TRANSFER RESTRICTIONS........................  During the first 90 days after issuance, the
                                               CI Notes may be transferred without
                                               restriction of any kind, subject to
                                               compliance with the Securities Act. After
                                               such 90 day period, the CI Notes will be
                                               transferable only in certain limited
                                               circumstances. See "RISK FACTORS" and
                                               "DESCRIPTION OF CONTINGENT INTEREST
                                               NOTES--Transfer Restrictions."
FORM.........................................  The CI Notes will be issued only in definitive form. Permitted transfers thereof
                                               may be effected only by delivery of CI Notes
                                               with properly executed instruments of
                                               transfer to the transfer agent for the CI
                                               Notes (the "Transfer Agent").
LISTING......................................  The CI Notes will not be listed on any stock exchange or on NASDAQ.

                  SUMMARY PRO FORMA FINANCIAL DATA (UNAUDITED)

    The summary pro forma financial data consolidates the historical balance sheets of Chartwell and Piedmont (after giving effect to the Spin-off, the CI Notes Dividend and certain other items) as of June 30, 1995, as if the Merger and related transactions had been consummated at June 30, 1995 and consolidates the statements of operations of Chartwell and Piedmont for the six months ended June 30, 1995 and the year ended December 31, 1994, as if the Merger and related transactions had been consummated on January 1, 1994 in each case giving effect to the Merger and related transactions under the purchase method of accounting. This pro forma data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have been reported if the Merger had been consummated at the dates indicated or that may be reported in the future. This pro forma data is derived from the unaudited Condensed Consolidated Pro Forma Financial Statements appearing herein under "PRO FORMA FINANCIAL INFORMATION" and should be read in conjunction with those statements and the notes thereto.

                                                                   SIX MONTHS
                                                                     ENDED        YEAR ENDED
                                                                    JUNE 30,     DECEMBER 31,
                                                                      1995           1994
                                                                   ----------    ------------
                                                                          (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS,
                                                                     EXCEPT PER SHARE DATA)
Pro Forma Statement of Operations Data:
  Gross premiums written........................................   $  178,878     $  348,226
                                                                   ----------    ------------
  Net premiums written..........................................      130,194        255,997
                                                                   ----------    ------------
  Net premiums earned...........................................      123,951        232,070
  Net investment income.........................................       20,225         34,191
  Net realized capital gains (losses)...........................        2,688         (3,044)
  Other income..................................................          774          1,573
                                                                   ----------    ------------
  Total revenues................................................      147,638        264,790
                                                                   ----------    ------------
  Loss and LAE..................................................       90,322        192,302
  Policy acquisition costs......................................       34,900         48,679
  Other expenses................................................        8,994         31,821
    Interest and amortization...................................        5,964         10,131
                                                                   ----------    ------------
    Income (loss) before taxes..................................        7,458        (18,143)
    Income tax expense (benefit)................................        2,347         (6,389)
                                                                   ----------    ------------
    Income (loss) from continuing operations....................   $    5,111     ($  11,754)
                                                                   ----------    ------------
                                                                   ----------    ------------
    Income (loss) from continuing operations per common share...   $     0.75     ($    1.67)
                                                                   ----------    ------------
                                                                   ----------    ------------
  Weighted average shares outstanding...........................    6,859,017      6,864,390
                                                                   ----------    ------------
                                                                   ----------    ------------
  Ratio of earnings to fixed charges(1).........................         2.16x       --

                                                                                 JUNE 30,
                                                                                   1995
                                                                          ----------------------
                                                                               (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS,
                                                                          EXCEPT PER SHARE DATA)
                                                                          ----------------------
Pro Forma Balance Sheet Data:
  Total investments and cash...........................................         $  705,006
  Total assets.........................................................          1,150,630
  Loss and LAE reserves................................................            733,993
  Common stockholders' equity..........................................            139,243
  Book value per common share..........................................         $    20.30
  Common shares outstanding............................................          6,859,017

- ------------
(1) For purposes of computing the ratio of earnings to fixed charges, earnings consists of income before income taxes plus fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of deferred debt issue costs and the portion of rental expense under operating leases which has been deemed to be representative of the interest factor, all on a pre-tax basis. For the year ended December 31, 1994, pro forma earnings were insufficient to cover fixed charges by approximately $18.0 million.

                           COMPARATIVE PER SHARE DATA

    The following unaudited table sets forth certain historical per share information for Chartwell and Piedmont, certain pro forma per share information for Piedmont giving effect to the Spin-off, the CI Notes Dividend and certain other items, certain pro forma information for Chartwell giving effect to the Merger and related transactions, and equivalent pro forma per share information of Piedmont. The data is based upon and should be read in conjunction with the historical consolidated financial statements of Chartwell and Piedmont and the unaudited Condensed Consolidated Pro Forma Financial Statements and the notes thereto appearing herein under "PRO FORMA FINANCIAL INFORMATION.".

                                                                               PRO FORMA
                                                              -------------------------------------------
                                                                              CHARTWELL       PIEDMONT
                                          HISTORICAL                         MERGER WITH    EQUIVALENT(3)
                                     ---------------------    PIEDMONT AS    PIEDMONT AS     MERGER WITH
                                     CHARTWELL    PIEDMONT    ADJUSTED(1)    ADJUSTED(2)      CHARTWELL
                                     ---------    --------    -----------    -----------    -------------
SIX MONTHS ENDED JUNE 30, 1995:
Income per common share...........    $  0.82      $ 0.69       $  0.32        $  0.75         $  0.43
Dividends per common share........      --          --           --             --              --

YEAR ENDED DECEMBER 31, 1994:
Loss per common share(4)..........    $ (0.84)     $(0.69)      $ (1.69)       $ (1.67)        $ (0.95)
Dividends per common share........      --          --           --             --              --

AS OF JUNE 30, 1995:
Book value per common share.......    $ 18.40      $22.05       $ 14.05        $ 20.30         $ 11.52

- ------------

(1) Gives pro forma effect to the Spin-off of Lexington, the CI Notes Dividend, and the other items for which adjustments are made in the pro forma financial information of Piedmont appearing in "PRO FORMA FINANCIAL INFORMATION" assuming such transactions were consummated on January 1, 1994 for the income (loss) per share and dividends paid per common share data and on June 30, 1995 for the book value per common share data.

(2) Gives pro forma effect to the Merger after the transactions described in footnote 1 assuming all such transactions were consummated on January 1, 1994 for the income (loss) per common share and the dividends paid per common share data and on June 30, 1995 for the book value per common share data.

(3) Represents the pro forma equivalent of one share of Piedmont Common Stock calculated by multiplying the pro forma Chartwell data by an assumed Conversion Number (as defined herein) of 0.5674 (based on the actual number of shares of Chartwell Common Stock and the actual number of shares of Piedmont stock outstanding at June 30, 1995, assuming conversion of all shares of Piedmont Preferred Stock and the cashless exercise for all outstanding Piedmont stock options based on an assumed average closing price over the relevant period of $14.00 per share and a 28% tax withholding rate). The actual Conversion Number will depend on the number of shares of Piedmont Common Stock outstanding immediately prior to the Effective Time and on whether a Financial Adjustment occurs with respect to either party. See "THE MERGER--Merger Consideration."

(4) The historical loss per share and weighted average number of common shares outstanding of Chartwell for the year ended December 31, 1994 have been calculated assuming the Senior Notes offering by Chartwell on March 17, 1994 and certain related transactions were consummated at the beginning of the year.

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the CI Notes.

LOSS RESERVE DEVELOPMENT AND OTHER CONTINGENCIES

    The actual amount of the Contingent Interest portion of the CI Notes will depend on certain significant contingencies. As a result, there can be no assurance as to what amount, if any, will be paid with respect to the Contingent Interest.

    The principal contingency affecting the amount of Contingent Interest is the development over time of the reserves for losses and loss adjustment expenses recorded by RECO, Piedmont's principal insurance subsidiary, as of March 31, 1995, as increased by the Reserve Addition. In general, if as of the determination date for the Contingent Interest, the total of the amount paid and remaining reserves for losses and loss adjustment expenses with respect to business as to which earned premiums had been recorded by RECO as of March 31, 1995, exceeds the sum of the March 31, 1995 reserves and the Reserve Addition, then the Contingent Interest will be reduced by such excess, as offset by certain actual and deferred tax benefits realized or recorded by the Company related to such adverse development.

    Loss reserves are established by an insurer or reinsurer based upon its estimate of what it expects to pay on claims based on facts and circumstances then known and estimates of future trends and experience (including inflation, judicial decisions and other variable factors). As a result, the process of estimating loss and loss adjustment expense reserves is inherently imprecise. The inherent uncertainties of estimating such reserves are increased for reinsurers, as compared to primary insurers, because of the significant lapse of time which may occur between the occurrence of an insured loss, the reporting of the loss to the primary insurer and, thus, to the reinsurer, and the primary insurer's payment of that loss and subsequent indemnification by the reinsurer. Consequently, ultimate losses to a reinsurer may vary significantly from established reserves.

    In addition, RECO continues to receive claims for losses asserting injury from asbestos, toxic waste and other environmental pollutants for periods prior to 1985, when standard exclusionary clauses for such injuries were written into insurance policies. Estimates of liability for such claims are particularly difficult to calculate since they involve disputes between the insured party and its insurer, substantial legal defense costs, and questions as to occurrences and aggregation of claims and "late notice" issues. Environmental suits often contain multiple parties and multiple sites that result in an array of litigations among insureds and their insurers and require the parties to agree on a reasonable basis for settling the claims. The wide variety of settlements involving primary insurers challenges the reinsurers in determining the extent to which they should follow the settlements of their ceding companies. As a result in part of the foregoing, exposures for environmental impairment, asbestos-related and other latent injuries do not lend themselves to traditional actuarial reserving techniques.

    Among other contingencies, the amount of Contingent Interest payable will also depend on the recoverability of RECO's receivables from reinsurers recorded as of March 31, 1995. In general, in the event that, as of the determination date for the Contingent Interest, the sum of then-current reserves for uncollectible reinsurance and write-offs taken since March 31, 1995 exceeds the reserve for uncollectible reinsurance as of March 31, 1995, the Contingent Interest will be reduced. The establishment of reserves for uncollectible reinsurance is also inherently imprecise, since it may involve questions as to the scope of coverage and an assessment of the financial health of the reinsurer involved.

    The amount of certain actual and deferred tax benefits realized or recorded by the Company as a result of any adverse reserve development in general will increase the amount of Contingent Interest. However, these benefits will not be realized or recorded on settlement of the CI Notes at maturity unless the Company has had adequate taxable income on a consolidated basis during the term of the CI Notes to take advantage of such benefits. The value of tax benefits will also depend on corporate income tax rates prevailing from time to time. Therefore, the amount of tax benefits that would result from any particular level of adverse development cannot be predicted with certainty.

TRANSFER RESTRICTIONS; ABSENCE OF PUBLIC MARKET

    During the first 90 days following the issuance of the CI Notes (the "Initial Period"), the CI Notes may be transferred without restrictions of any kind by the holders thereof, subject to compliance with the Securities Act and other applicable law. Following the Initial Period, the CI Notes will be transferable only to certain permitted transferees, such as to affiliates or family members of such holders, by gift without consideration, to an entity offering to acquire at least 25% of the CI Notes then outstanding, and, in certain instances, to other holders of CI Notes. Transfers after the Initial Period to certain of such transferees may be made only during specified periods of time. As a result, following the Initial Period, holders of the CI Notes may have to bear the risk of holding the CI Notes through the maturity date. See "DESCRIPTION OF CONTINGENT INTEREST NOTES--Transfer Restrictions."

    The CI Notes will not be listed on any securities exchange or on NASDAQ. It is currently anticipated that during the Initial Period, Smith Barney will provide recent price quotations for the CI Notes, although such activity may be discontinued by Smith Barney at any time. There can be no assurance that any market for the CI Notes will develop or, if any such market does develop, as to the liquidity of any such market or the prices at which the CI Notes would trade in any such market.

LEVERAGE

    As of June 30, 1995, after giving pro forma effect to the Merger and related transactions, the Company would have had long term indebtedness of $95.0 million, not including the CI Notes. In addition, the Company may incur additional indebtedness from time to time, in connection with acquisitions or otherwise. The degree to which the Company is leveraged could have important consequences, including the following: (i) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness and would not be available for other purposes;
(ii) the Company's ability to obtain additional financing in the future may be impaired; (iii) the Company may be more leveraged than certain of its competitors, which may place it at a disadvantage; (iv) the Company's loan and other debt agreements may or will impose significant financial and operating restrictions; and (v) the Company's degree of leverage could make it more vulnerable to changes in general economic conditions.

HOLDING COMPANY STRUCTURE; DIVIDEND RESTRICTIONS

    Because Chartwell is a holding company which conducts its operations principally through its insurance company subsidiaries, following the Merger Chartwell will be largely dependent upon dividend payments from Chartwell Reinsurance and RECO to meet its obligations, including interest and principal on the Senior Notes and other debt of Chartwell and its subsidiaries, and the payment of the Fixed Amount of and Contingent Interest on the CI Notes in the event Chartwell elects not to or is unable to settle the CI Notes in Chartwell Common Stock. Chartwell and Chartwell Reinsurance are subject to the insurance holding company laws of the State of Minnesota. Under the applicable provisions of those laws as currently in effect, Chartwell Reinsurance may, upon appropriate notice to the Minnesota Commissioner of Commerce (the "Commissioner"), pay dividends to stockholders without the approval of the Commissioner, unless such dividends, together with other dividends paid within the preceding 12 months, exceed the greater of (i) 10% of Chartwell Reinsurance's policyholder surplus as of the end of the prior calendar year or (ii) Chartwell Reinsurance's statutory net income, excluding realized capital gains, for the prior calendar year. Any dividend in excess of the amount determined pursuant to the foregoing formula would be characterized as an "extraordinary dividend" requiring the prior approval of the Commissioner. In any case, the maximum amount of dividends Chartwell Reinsurance may pay is limited to its earned surplus, also known as unassigned funds.

    Under current New York law, which is applicable to RECO, the maximum ordinary dividend payable in any twelve month period without the approval of the Superintendent of Insurance of the New York Insurance Department (the "Superintendent") may not exceed the lesser of (a) 10% of policyholders surplus as shown on the company's last annual statement filed in accordance with SAP or any more recent quarterly statement or (b) the company's adjusted net investment income. Adjusted net investment income is defined as net investment income for the twelve months preceding the declaration of the dividend plus the excess, if any, of net investment income over dividends declared or distributed during the period commencing thirty-six months prior to the declaration or distribution of the current dividend and ending twelve months prior thereto. In any case, New York law permits the payment of an ordinary dividend by an insurer or reinsurer only out of earned surplus.

    In addition to the foregoing limitation, the New York Insurance Department, as a routine matter in any change of control situation, will generally require the acquiring company to commit to not cause the acquired New York-domiciled insurer to pay any ordinary dividends for two years after the change of control without prior regulatory approval.

    The maximum dividend permitted by law is not indicative of an insurer's actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends. Furthermore, beyond the limits described in the preceding paragraph, the Commissioner and Superintendent have discretion to limit the payment of dividends by insurance companies domiciled in Minnesota and New York, respectively.

    As of the Effective Time, Chartwell will transfer substantially all of its assets and liabilities to a new subsidiary, which will serve as an intermediate level holding company for Chartwell's operations. See "MANAGEMENT AND OPERATIONS AFTER MERGER." This new subsidiary, to be named Chartwell Holdings Corporation ("Chartwell Holdings"), will become the obligor under Chartwell's Senior Notes and will be the borrower under a new $20 million principal amount bank facility to be entered into concurrently with the Merger to refinance Piedmont's existing bank debt. The agreements governing the foregoing debt and future debt which Chartwell Holdings may incur may limit the ability of Chartwell Holdings to make dividend and other payments to the Company.

    In order to pay the CI Notes in cash on maturity or upon acceleration, or to purchase the CI Notes upon a Change of Control, the Company could be required to seek additional financing or engage in asset sales or similar transactions. There can be no assurance that sufficient funds for any of the foregoing purposes would be available to the Company at such time.

RANKING OF THE CI NOTES

    Following the assumption by Chartwell of the CI Notes upon the Merger, the CI Notes will rank pari passu in right of payment with all existing and future indebtedness of Chartwell that is not designated as subordinate or junior in right of payment to the CI Notes. The CI Notes are unsecured and thus, in effect, will rank junior to any secured indebtedness of Chartwell. Since Chartwell is a holding company, the Notes will be effectively subordinated to all indebtedness and other liabilities of Chartwell's subsidiaries, including reinsurance and other trade obligations and obligations to holders of preferred stock, if any. Upon the liquidation or reorganization of any of Chartwell's subsidiaries, the claims of Chartwell and, indirectly, of its creditors, including the holders of the CI Notes, to the assets of such subsidiary will rank behind the claims of creditors (including reinsureds, other trade creditors and holders of preferred stock, if any) of such subsidiary.

    The Indenture will, among other things, limit the incurrence of debt by certain subsidiaries of Chartwell and prohibit the incurrence of liens to secure indebtedness of Chartwell. However, these limitations are subject to a number of important exceptions and qualifications. See "DESCRIPTION OF CONTINGENT INTEREST NOTES--Certain Covenants."

INDUSTRY FACTORS

    The property and casualty insurance and reinsurance industry has historically been highly cyclical. Demand for reinsurance is influenced significantly by prevailing market conditions, including the underwriting results of primary insurers. The supply of reinsurance is related primarily to levels of underwriting capacity in the reinsurance industry and the relative cost and terms of reinsurance coverage. The profitability of the industry and the Company and the cyclical trends in the industry can be affected significantly by volatile and unpredictable developments, including the occurrence of natural disasters, other catastrophic events, competitive pressures on pricing (premium rates), fluctuations in interest rates, other variations in the investment environment, changes in the judicial system regarding tort law and general economic conditions and trends, such as inflationary pressures, that may tend to affect the size of profits and losses experienced by ceding primary insurers. Such factors may also reduce the statutory surplus (including earned surplus) of Chartwell Reinsurance or RECO or otherwise limit the growth of such surplus. Many sectors of the industry are in a soft market and management cannot predict if or when market conditions for such sectors will improve or whether other sectors will experience a deterioration in pricing or terms.

    The reinsurance business is highly competitive. Currently, Chartwell Reinsurance and RECO compete for their business with independent reinsurers, reinsurance subsidiaries or affiliates of insurers, reinsurance departments of primary insurers and underwriting syndicates from the United States and abroad, many of which have greater financial resources than they do. While some competitors have announced their intention to cease engaging in the reinsurance business, the announcement of new capitalization plans by other competitors suggests that, in the future, Chartwell Reinsurance and RECO may experience increased competition from other well-capitalized reinsurers. In addition to reinsurance, RECO currently underwrites certain specific types of primary insurance. See "MANAGEMENT AND OPERATIONS AFTER MERGER." In writing primary insurance, RECO is subject to similar competitive factors. See "BUSINESS--Chartwell Re Corporation--Competition."

ADEQUACY OF LOSS RESERVES

    As noted above, the establishment of reserves for losses and loss adjustment expenses is inherently uncertain. In addition, reserves for environmental impairment, asbestos-related and other latent exposures are particularly difficult to calculate. Consequently, ultimate losses to a reinsurer or insurer such as Chartwell Reinsurance or RECO may deviate from established reserves. To the extent reserves are inadequate and are subsequently strengthened, the amount of such increase is treated as a charge to earnings in the period that the deficiency is recognized. Adverse reserve development can reduce statutory surplus or otherwise limit the growth of such surplus.

INSURANCE REGULATION

    Chartwell, Chartwell Reinsurance and RECO are subject to regulation by state insurance authorities of various states in which they transact business, including Minnesota and New York. State insurance authorities, among other activities, regulate the payment of dividends and other transactions between affiliates, impose solvency, capital and reserve standards, limit the types of investments permitted and risks assumed, set forth accounting and actuarial standards and require reports of financial condition. Oversight of state regulation by the National Association of Insurance Commissioners (the "NAIC") has resulted recently in the enactment or proposal of a number of significant regulatory changes, including risk-based capital requirements (discussed below), new investment valuation principles, a limitation on offset rights of reinsurers, a revised mechanism for credit for reinsurance and the licensing of reinsurance intermediaries. No assurance can be given as to future legislative or regulatory changes, nor that one or more changes will not have a material adverse effect on the operations or financial condition of RECO, Chartwell Reinsurance or Chartwell.

    In order to enhance the regulation of insurer solvency, on December 5, 1993 the NAIC adopted risk-based capital ("RBC") requirements for property and casualty insurance and reinsurance companies commencing with filings made in 1995 covering the 1994 year. These RBC requirements are designed to monitor capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. The RBC formula measures four major areas of risk facing property and casualty insurers: (i) underwriting risk, which is the risk of errors in pricing and reserves; (ii) asset risk, which is the risk of asset default for fixed income assets and loss in market value for equity assets;
(iii) credit risk, which is the risk of losses from unrecoverable reinsurance and the inability of insurers to collect agents' balances and other receivables; and (iv) off-balance sheet risk, which is primarily the risk created by excessive growth. Insurers and reinsurers having less statutory surplus than that required by the RBC formula will be subject to varying degrees of regulatory action depending on the level of capital inadequacy. For further discussion, see "BUSINESS-- Chartwell Re Corporation--Insurance Regulation."

PRINCIPAL STOCKHOLDERS

    For information about the principal stockholders of Chartwell that are in a position to influence the policies and affairs of Chartwell and the outcome of actions requiring stockholder approval, see "PRINCIPAL STOCKHOLDERS--Chartwell."

                                 THE COMPANIES

PIEDMONT

    Piedmont is a financial services holding company, the principal subsidiaries of which are RECO and LMC. Founded in 1936, RECO is one of the oldest reinsurance companies in the United States. It is licensed to underwrite business in all states except Maine and Hawaii and is an approved surety for bonds and undertakings required for United States government contracts. It is also qualified to underwrite business in all U.S. Possessions as well as in Canada where it maintains a resident agent.

    RECO is engaged in providing reinsurance to ceding insurers of property and casualty risks that purchase reinsurance principally to reduce their liability on individual risks, to protect themselves against catastrophic losses and to enhance their ratio of total net liabilities to capital and surplus. RECO's general policy is to develop business through qualified reinsurance brokers. The business can be underwritten on either a treaty or facultative basis and on either a pro rata or an excess of loss basis. RECO is rated "B++" (Very Good) by A.M. Best. As part of its reinsurance business, RECO maintains underwriting participations in several pools that insure a variety of industrial, marine and aviation risks. The pool contributing the largest amount of net premiums written to RECO, the Somerset Marine Pool, insures hulls of ships owned by international shipping lines and is the foremost insurer of many of the world's passenger fleets. The Somerset Aviation Pool deals with aircraft manufacturers and commercial general aviation.

    In recent years, RECO has sought to identify market opportunities and has developed a book of "controlled source" direct insurance business. Through the production facilities of two Piedmont affiliated companies, Florida Intracoastal Underwriters and Inter-Reco, Inc. as well as an insurance agency affiliated with Continental National Indemnity Company, RECO has served as an issuing company for selected lines of property and casualty insurance. The companies producing the business do so in accordance with strict guidelines established by RECO. RECO's staff reviews all coverages bound by the agencies and monitors claims administration. In 1994 direct business accounted for 13% of RECO's net premiums written.

    LMC, established in 1938 and acquired by Piedmont in 1969, is a holding company that offers a variety of asset management and related services to retail investors, institutions and high net worth individuals. LMC manages approximately $3.5 billion in assets, including $1.5 billion in a diversified group of mutual funds.

    For further information about the business of Piedmont and RECO, see "PIEDMONT MANAGEMENT COMPANY INC." For further information about LMC, Lexington and the other Asset Management Subs, see the Preliminary Information Statement for the Spin-off which is being mailed to stockholders of Piedmont together with this Prospectus.

CHARTWELL

    Chartwell is a holding company, the principal operating subsidiary of which is Chartwell Reinsurance.

    Chartwell Reinsurance, a Minnesota-domiciled insurance company, underwrites treaty reinsurance through reinsurance brokers for casualty and to a lesser extent property risks. Chartwell Reinsurance provides a broad array of reinsurance coverages to ceding companies, emphasizing working layer casualty coverages. In 1994, casualty risks represented approximately 68.3% of net premiums written. Chartwell Reinsurance is rated "A-" (Excellent) by A.M. Best.

    Chartwell's strategy is to grow its core businesses through internal growth and through strategic acquisitions. Chartwell believes that the broker market reinsurance business, its historic core business, is becoming increasingly dominated by a smaller number of larger companies which are perceived by reinsurance buyers as being financially strong. Chartwell's goal is to achieve strategic increases in its size in order to continue to compete effectively in this market. Chartwell has raised additional capital of approximately $41 million in December 1992 from a group of U.S. and international investors and $72 million in March 1994 through a public offering of Senior Notes. Due in part to these transactions, the statutory surplus of Chartwell Reinsurance, determined in accordance with SAP, increased from $51 million at June 30, 1992 to over $115 million at June 30, 1995. An additional portion of the proceeds from each of the foregoing transactions was used to repay a portion of the debt incurred in connection with the Acquisition (as defined below).

    The Merger is Chartwell's next step in effecting this strategy. Following the Merger, Chartwell intends to contribute all of the outstanding stock of RECO to Chartwell Reinsurance. This contribution will increase the statutory surplus of Chartwell Reinsurance and as a result is intended to increase its attractiveness to ceding companies and reinsurance brokers. See "MANAGEMENT AND OPERATIONS AFTER MERGER."

    At the same time as it has taken these steps to expand its core business, Chartwell has sought to diversify its sources of income by developing opportunities for fee-based income and by pursuing other selected business opportunities in which it can capitalize on its expertise in the insurance and reinsurance business. Chartwell Advisers, which was incorporated in 1993 in the United Kingdom, acts as the exclusive adviser to New London Capital plc ("NLC"), a non-affiliated company formed to underwrite at Lloyd's through a group of wholly-owned subsidiaries that are limited liability corporate members of certain Lloyd's syndicates. Chartwell Advisers earns fee income for these services. Additionally, in 1994, Chartwell and NLC entered into an agreement pursuant to which Chartwell will participate in NLC's syndicate underwriting results for the 1995 year of account.

    In May 1995, Chartwell acquired Drayton for nominal consideration. Drayton is a Bermuda-domiciled insurer which prior to its acquisition was a captive insurer of the directors and officers liability risks of a group of U.S. savings banks. Drayton is not currently writing new business and is being managed by Chartwell in "run-off."

    Chartwell was founded in 1979 as a wholly-owned subsidiary of Northwestern National Life Insurance Company ("NWNL"). In March 1992, Chartwell Reinsurance was acquired (the "Acquisition") by an acquisition group led by Wand Partners, Inc., an investment firm specializing in insurance. Such acquisition group also included Amerisure, Inc., an affiliate of Michigan Mutual Insurance Company, and members of Chartwell's senior management. See "PRINCIPAL STOCKHOLDERS--Chartwell."

    Upon the Merger, Chartwell will contribute all the stock of Chartwell Reinsurance and substantially all of its other assets to a new wholly-owned subsidiary, Chartwell Holdings, which will serve as an intermediate level holding company for these operations. Chartwell believes that the establishment of Chartwell Holdings will increase its flexibility to obtain future financing. See "THE MERGER--The Merger Agreement--Regulatory and Other Approvals."

                                   THE MERGER

THE PIEDMONT MEETING

    At a meeting of Piedmont stockholders to be held at Piedmont's offices on
            , 1995, such stockholders will be asked to consider and vote on a proposal to approve and adopt the Merger Agreement between Piedmont and Chartwell that provides for the Merger of Piedmont with and into Chartwell, with Chartwell being the Surviving Corporation, and the issuance by Chartwell of its common stock in connection with the Merger.

    Piedmont stockholders will also be asked to consider and vote upon certain amendments to Piedmont's 1979 and 1988 Employee Stock Option Plans (the "Piedmont Stock Option Amendments"). In addition, the holders of the Piedmont Preferred Stock will be asked to consider and vote upon a proposal to approve and adopt the Piedmont Preferred Stock Amendment to effect the automatic conversion of each outstanding share of such preferred stock into two shares of Piedmont Common Stock prior to the CI Notes Record Date and the Merger.

    Approval of the Merger Agreement and the Piedmont Stock Option Amendments requires the affirmative vote of a majority of the outstanding shares of Piedmont Common Stock and Piedmont Preferred Stock, voting together as one class. Approval of the Piedmont Preferred Stock Amendment requires the affirmative vote of a majority of outstanding shares of the Piedmont Preferred Stock.

    Pursuant to a Voting Agreement dated as of August 7, 1995, between Chartwell and certain Piedmont stockholders, holders of shares representing approximately 37.5% of the total combined voting power of the Piedmont Common Stock and Piedmont Preferred Stock have agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby, and holders of shares representing approximately 63.1% of the total voting power of the Piedmont Preferred Stock have agreed to vote in favor of the Piedmont Preferred Stock Amendment.

THE MERGER AGREEMENT

    The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to the Proxy Statement/Prospectus and is incorporated herein by reference. All Piedmont stockholders are urged to read the Merger Agreement in its entirety.

    The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, including but not limited to the receipt of all necessary third party, regulatory and shareholder approvals, Piedmont with be merged with and into Chartwell. As a result of the Merger, the separate corporate existence of Piedmont will cease, and each share of Piedmont Common Stock outstanding prior to the Effective Time (other than shares owned by Piedmont or any of its subsidiaries or Chartwell or any of its subsidiaries, which will be cancelled (the "Cancelled Shares")) will be converted into the right to receive the Conversion Number of shares of Chartwell Common Stock.

    Subject to adjustment as provided below, the "Conversion Number" shall be the number (rounded to the nearest ten-thousandth of a share) determined by dividing (A) the CWL Shares Issuable (as defined below) by (B) the number of shares of Piedmont Common Stock outstanding immediately prior to the Effective Time (not including the Cancelled Shares) (the "Piedmont Shares Number"). The number of "CWL Shares Issuable" shall be determined by multiplying (A) the number of shares of Chartwell Common Stock outstanding immediately prior to the Effective Time (the "Chartwell Shares Number") by (B) 0.826484.

    The effect of the foregoing formula is to cause the stockholders of Piedmont to receive in the Merger approximately 45.25% of the aggregate number of shares of Chartwell Common Stock outstanding immediately following the Merger, while the Chartwell stockholders will retain shares representing in the aggregate approximately 54.75% of such stock. However, the exact number of shares that will be issued to each Piedmont stockholder will depend on the number of Piedmont shares outstanding prior to the Effective Time (other than Cancelled Shares), which will in turn depend on the number of such shares that are issued prior to the Effective Time pursuant to outstanding options to purchase shares of Piedmont Common Stock.

    The Conversion Number is also subject to automatic adjustment in the event that Chartwell or Piedmont or both were to suffer a decrease (a "Financial Adjustment"), as of the fifth business day prior to the Closing Date, in the stockholders' equity of such company and its consolidated subsidiaries (other than, in the case of Piedmont, the Asset Management Subs) of from $2.5 million to $5 million on an after-tax basis from the amount thereof at March 31, 1995 (other than as a result of certain causes and excluding certain items).

    The Merger Agreement sets forth a formula for recalculating the Conversion Number in the event that either or both parties experiences a Financial Adjustment.

    If either party were to suffer a decrease in the stockholders' equity of such company and its consolidated subsidiaries (other than, in the case of Piedmont, the Asset Management Subs) of more than $5 million on an after-tax basis from the amount thereof at March 31, 1995, other than as a result of certain causes and excluding certain items, such event would constitute a Material Adverse Change with respect to such party and would permit the other party to refuse to consummate the Merger. See "--Conditions to the Merger."

    The Merger Agreement contains customary representations and warranties by both Piedmont and Chartwell and, subject to certain exceptions, requires both companies to carry on their respective businesses, prior to the Merger, only in the ordinary course. These exceptions include, in the case of Piedmont, the Spin-off, the issuance of the CI Notes and the payment of dividends on the Piedmont Preferred Stock in an amount not to exceed an aggregate of $1,344,000. The Merger Agreement contains covenants of each party to take specified actions and to cause its subsidiaries to take such actions as may be necessary to consummate the Merger.

    In addition, Piedmont has agreed in the Merger Agreement that, prior to the Effective Time, RECO will increase by an aggregate of $25 million its reserves for losses incurred but not reported under SAP with respect to all insurance and reinsurance business, however denominated, as to which premiums earned have been reflected on the books of RECO on or prior to March 31, 1995 ("Protected Business") and Piedmont will correspondingly increase by an aggregate of $25 million its reserves for losses incurred but not reported under GAAP.

  No Solicitation; Fiduciary Out; Certain Fees

    The Merger Agreement prohibits Piedmont and its affiliates, employees, agents and certain others from soliciting or participating in discussions or negotiations regarding a Piedmont Acquisition Proposal (as defined in the Merger Agreement). However, if, prior to the approval at the Piedmont stockholders meeting (the "Piedmont Stockholder Approval") of the Merger Agreement and the Piedmont Preferred Stock Amendment (the "Piedmont Vote Items"), Piedmont receives an unsolicited acquisition proposal, Piedmont or certain of its affiliates, employees and agents may participate in negotiations regarding such Piedmont Acquisition Proposal or furnish information regarding Piedmont and its business to the person making such proposal, subject to an appropriate confidentiality agreement, if the Board of Directors of Piedmont determines in good faith, following consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law.

    Similarly, the Merger Agreement provides that if Piedmont receives an unsolicited Piedmont Acquisition Proposal and the Board of Directors of Piedmont determines in good faith, following consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, prior to the Piedmont Stockholder Approval the Board of Directors may (w) withdraw or modify its approval or recommendation of any of the Piedmont Vote Items, (x) approve or recommend such Piedmont Acquisition Proposal, (y) cause Piedmont to enter into an agreement with respect to such Piedmont Acquisition Proposal or (z) terminate the Merger Agreement. In the event the Board of Directors of Piedmont takes any action described in clause (y) or (z) of the preceding sentence or Chartwell exercises its right to terminate the Merger Agreement based on the Board of Directors of Piedmont having taken any action described in clause (w) or (x) of the preceding sentence, Piedmont shall, concurrently with the taking of such action or such termination, as applicable, pay to Chartwell the fee and the expenses described in the next paragraph.

    The Merger Agreement requires Piedmont to pay to Chartwell upon demand $3 million plus up to $1 million in reimbursement of Expenses (as defined below) of Chartwell (i) upon the occurrence of any of the events described in the last sentence of the prior paragraph or (ii) if the requisite approval of Piedmont's stockholders of any of the Piedmont Vote Items is not obtained at the Piedmont Meeting. With respect to any person, "Expenses" means all documented reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of such person in connection with the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including but not limited to all printing costs and fees and expenses of counsel, investment banking firms, accountants, actuaries, experts and consultants.

    The Merger Agreement contains provisions which are substantially identical to those applicable to Piedmont as described above which (i) limit the ability of Chartwell, its subsidiaries and representatives to solicit any Chartwell Acquisition Proposal (as defined in the Merger Agreement), (ii) restrict the ability of the Board of Directors of Chartwell to withdraw or modify its recommendation of the Merger or enter into an agreement with respect to a Chartwell Acquisition Proposal and (ii) provide for the payment of a $3 million fee plus up to $1 million of Expenses under circumstances with respect to Chartwell that are comparable to the circumstances under which Piedmont must pay such amounts.

  Regulatory and Other Approvals

    The consummation of the Merger is subject to, among other approvals, the prior approval of the insurance regulatory authorities in the States of Minnesota and New York, and potentially also those of certain other states, as well as the expiration or termination of the relevant waiting period under the HSR Act. Applications for such approvals are being prepared or have been submitted and the HSR Act notification and report forms are being prepared or have been filed.

    The Indenture dated as of March 17, 1994, between Chartwell and Bankers Trust Company, under which Chartwell's Senior Notes in the aggregate principal amount of $75.0 million were issued (the "Senior Notes Indenture"), requires the consent of holders of a majority in principal amount of the Senior Notes to the waiver or modification of certain covenants under the Senior Notes Indenture in connection with the Merger and certain related transactions (the "Noteholder Consent"). The Merger Agreement provides, however, that, unless consented to by both Piedmont and Chartwell, Chartwell shall not obtain the Noteholder Consent if, despite Chartwell's using its best efforts to obtain the consent, the cost of obtaining the consent would be prohibitive.

    The Merger would also require the consent of the lender under Piedmont's existing bank credit facility, under which an aggregate principal amount of $20.0 million is outstanding. Chartwell has negotiated with Shawmut Bank Connecticut, N.A., to provide a $20.0 million principal amount facility, under which Chartwell Holdings will be the borrower, to replace Piedmont's existing bank debt at the Effective Time (which eliminates the need for such consent) and an additional $10.0 million revolving credit facility (collectively, the "New Bank Facility"). See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- Chartwell--Liquidity and Capital Resources."

  Conditions to the Merger

    The obligations of each of Chartwell and Piedmont to consummate the Merger are subject to the satisfaction or waiver of several conditions, including, among others: (i) the obtaining of all necessary stockholder approvals; (ii) the making of all filings with, and the receipt of all required consents, approvals, permits and authorizations from, governmental entities, and such consents, approvals, permits and authorizations not being subject to any conditions other than (A) conditions customarily imposed by insurance regulatory authorities and
(B) other conditions that would not reasonably be expected to have a Chartwell Material Adverse Effect (as defined in the Merger Agreement) or a Piedmont Material Adverse Effect (as defined in the Merger Agreement); (iii) the waiting period under the HSR Act having expired or been terminated; (iv) the absence of any injunction, order or other legal restraint or prohibition preventing the Merger or any of the other transactions contemplated by the Merger Agreement; provided that any party invoking this condition shall have used reasonable efforts to have any such order or injunction vacated; (v) all required registration statements having become effective under the Securities Act and the Exchange Act and not being subject to any stop order or related proceedings;
(vi) the Noteholder Consent and certain other material consents of third parties having been obtained; (vii) the shares of Chartwell Common Stock to be issued in the Merger having been approved for listing on the NYSE or AMEX or approved for trading on NASDAQ; (viii) the issuance of the CI Notes having occurred; (ix) the receipt by Piedmont of a legal opinion of Davis Polk & Wardwell with respect to the tax consequences of the Spin-off, and the Spin-off having occurred; (x) the execution and delivery of a supplemental indenture, under which Chartwell will assume as of the Effective Time all obligations under the CI Notes (the "Supplemental Indenture"), by all parties thereto; and (xi) the absence of certain Material Adverse Changes (as defined in the Merger Agreement) with respect to the other party.

    Subject to satisfaction or waiver of all conditions to the Merger or the earlier termination of the Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the date (the "Closing Date") that is the later of (A) the second business day following the date on which the conditions set forth in clauses (i) through (vii) of the preceding paragraph shall be fulfilled or waived and (B) the first business day following the date on which the condition set forth in clause (viii) of the preceding paragraph shall be fulfilled.

  Amendment and Waiver

    Subject to applicable law, at any time prior to the Effective Time, the parties may (i) amend the Merger Agreement; provided, however, that after approval of the Merger by the stockholders of Piedmont, no amendment shall be made that by law requires the approval of Piedmont's stockholders without the approval of such stockholders, (ii) extend the time for the performance of any of the obligations or other acts of the other party, (iii) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iv) waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement.

  Termination

    The Merger Agreement may be terminated at any time prior to the Effective
Time:

    (a) by mutual written consent of Piedmont and Chartwell; (b) by either Piedmont or Chartwell: (i) if, upon a vote at a duly held stockholders meeting or any adjournment thereof, any required approval of the stockholders of Chartwell or Piedmont, as the case may be, shall not have been obtained; (ii) if the Merger shall not have been consummated on or before March 31, 1996, unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; (iii) if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iv) if the Board of Directors of Chartwell or of Piedmont shall have taken any action described under "--No Solicitation; Fiduciary Out; Certain Fees"; or (c) by Piedmont if the Noteholder Consent shall not have been obtained on or before December 31, 1995, unless the failure to obtain the Noteholder Consent is the result of a willful and material breach of the Merger Agreement by Piedmont; provided, that the effectiveness of the Noteholder Consent may be subject to certain specified conditions and limitations.

    In addition, in the event that either Chartwell or Piedmont (the "Notifying Party") shall notify the other in writing in a specified form that such Notifying Party has experienced a Chartwell Material Adverse Change (in the case of a notice given by Chartwell) or a Piedmont Material Adverse Change (in the case of a notice given by Piedmont) the party so notified shall have 30 days from its receipt of such notice to elect to terminate the Merger Agreement. In the event that such party does not so elect to terminate the Merger Agreement, it shall be deemed to have waived its right to refuse to consummate the Merger and the other transactions contemplated by the Merger Agreement on the basis of the Material Adverse Change identified in the Notifying Party's notice, without prejudice to its rights with respect to any subsequent Material Adverse Change with respect to the Notifying Party.

    Any termination may occur before or after the Chartwell Stockholder Approval (as defined in the Merger Agreement) or the Piedmont Stockholder Approval, except that (i) Chartwell shall have no right to terminate the Merger Agreement following the Chartwell Stockholder Approval in exercise of its rights described under "--No Solicitation; Fiduciary Out; Certain Fees" and (ii) Piedmont shall have no right to terminate the Merger Agreement following the Piedmont Stockholder Approval in exercise of its rights described under "--No Solicitation; Fiduciary Out; Certain Fees."

THE CI NOTES ISSUANCE

  Background of the CI Notes Dividend

    In the negotiations relating to the Merger, Chartwell sought protection against the possibility of adverse development of RECO's reserves for losses and loss adjustment expenses ("LAE"), particularly with respect to RECO's potential exposures for environmental impairment, asbestos-related and latent injury claims and other long-tail casualty exposures. For RECO, as for any insurer or reinsurer, the process of estimating loss and LAE reserves for any type of potential claim is inherently imprecise and involves an evaluation of many variables, including potentially unpredictable social and economic conditions. Moreover, the ultimate liability of an insurer or reinsurer for environmental impairment and other latent injury types of claims is particularly difficult to estimate, and does not lend itself to traditional actuarial reserving techniques. Significant legal issues, primarily with regard to issues of coverage, exist with regard to potential liability under policies issued in the mid-1980's and prior, before absolute exclusions of coverage for environmental and certain other latent exposures were made a part of standard insurance policy forms. RECO was founded in 1936, and continues today to deal with claims made under "occurrence-form" policies written prior to the mid-1980's. Accordingly, there can be no assurance that RECO's ultimate liability for losses and LAE will not vary significantly from amounts reserved.

    To address Chartwell's concern, Piedmont and Chartwell ultimately agreed to the restructuring of Piedmont through the issuance of the CI Notes prior to the Merger. The CI Notes Dividend was unanimously approved by the Piedmont Board on August 7, 1995.

  The CI Notes Dividend

    Prior to the Effective Time, the Board of Directors of Piedmont intends to declare and pay as a dividend to each holder of Piedmont Common Stock as of the CI Notes Record Date, one CI Note for each share of Piedmont Common Stock held by such holder. The CI Notes will be issued in an aggregate principal amount of $1 million, which principal amount will accrete interest at a rate of 8% per annum, compounded annually. Such interest will not be payable until maturity or earlier redemption of the CI Notes. In addition, the CI Notes will entitle the holders thereof to receive at maturity, in proportion to the principal amount of the CI Notes held by them, an aggregate of from $0 up to approximately $55 million in Contingent Interest.

    The Contingent Interest will be calculated under a complex formula set forth in the CI Notes Indenture. In general, assuming the CI Notes are settled at maturity, the Contingent Interest will be equal to $55 million (a) less the amount of any adverse development of the loss and LAE reserves and related accounts (including certain reinsurance recoverables, commissions and unearned premiums) of RECO recorded as of March 31, 1995 (assuming the $25 million Reserve Addition had been recorded at that date), (b) plus the amount of certain tax benefits received or recorded by Chartwell as a result of such adverse development. The amount so calculated may not be greater than $55 million nor less than a minimum amount equal to the lesser of (a) $10 million less the Fixed Amount and (b) the tax benefits referred to above. The Contingent Interest will in any event be reduced by part of the costs of any Independent Actuary and by part or all of the costs of the Holder Actuary.

    In the event that the CI Notes are settled prior to maturity, the foregoing formula will in general apply, except that the $55 million maximum amount of the CI Notes will be reduced to an amount equal to $55 million discounted back from June 30, 2006 at a discount rate of 8% per annum, compounded annually, and the tax benefits will be calculated in a prescribed manner.

    Because the Contingent Interest is subject to significant contingencies, there can be no assurance as to what amount, if any, will be paid under the CI Notes with respect to the Contingent Interest.

  Manner and Timing of, and Conditions to, the CI Notes Dividend

    The Board of Directors of Piedmont intends to declare and distribute the CI Notes as a dividend to each holder of record of Piedmont Common Stock on the CI Notes Record Date. The CI Notes Dividend has not yet been declared by the Board of Directors of Piedmont, and, accordingly, the CI Notes Record Date has not yet been established. The CI Notes Record Date will be established by the Board of Directors of Piedmont and is expected to be a date occurring immediately after the conversion of the Piedmont Preferred Stock into Piedmont Common Stock pursuant to the Piedmont Preferred Stock Amendment (which conversion will occur after the Piedmont Meeting) and prior to the record date established for the Spin-off and the Effective Time of the Merger.

    The CI Notes Dividend is not contingent upon satisfaction of the conditions to the Spin-off or the Merger. The Board of Directors is not obligated to declare the dividend of or distribute the CI Notes, although the CI Notes Dividend is a condition to both the Spin-off and the Merger.

    The principal amount of the CI Notes to be issued to each holder of Piedmont Common Stock will bear the same relation to the aggregate principal amount of the CI Notes that the number of shares of Piedmont Common Stock held by such holder bears to the aggregate number of shares of Piedmont Common Stock outstanding as of the CI Notes Record Date. As a result of potential exercises of Piedmont stock options prior to the CI Notes Record Date, the number of shares of Piedmont Common Stock that will be outstanding as of the CI Notes Record Date, and therefore the principal amount of the CI Notes to be issued to each Piedmont stockholder, cannot be finally determined until the Option Date. As of June 30, 1995, assuming that all the Piedmont Preferred Stock had been converted into Piedmont Common Stock, there would have been 5,370,972 outstanding shares of Piedmont Common Stock (not counting treasury shares), as well as outstanding options to purchase an additional 785,100 shares of Piedmont Common Stock.

  Federal Tax Consequences of the Distribution

    The distribution of the CI Notes will be taxable as a dividend to each Piedmont stockholder that receives CI Notes. See "FEDERAL INCOME TAX CONSIDERATIONS."

  Trading of the CI Notes

    The CI Notes will be freely transferable for the first 90 days after their issue date. Following the Initial Period, the CI Notes will only be transferable to certain specified transferees (for example, to affiliates and certain family members of the holder, and to Chartwell) and with respect to certain of such transferees, only during certain specified periods of time.

    The CI Notes will not be listed on any stock exchange or on NASDAQ. It is currently anticipated that during the Initial Period, Smith Barney will provide recent price quotations for the CI Notes, although such activity may be discontinued by Smith Barney at any time. There can be no assurance that any market for the CI Notes will develop during the Initial Period or, if any such market does develop, as to the liquidity of any such market, nor can there be any assurance as to the values at which the CI Notes will trade in any such market.

  Further Information

    For a more complete description of the CI Notes, see "DESCRIPTION OF CONTINGENT INTEREST NOTES."

                        PRO FORMA FINANCIAL INFORMATION

    The following condensed consolidated pro forma balance sheet at June 30, 1995, and condensed consolidated pro forma statements of operations for the six months ended June 30, 1995 and the year ended December 31, 1994 reflect the financial position and results of operations of Chartwell after giving effect to the Merger and related transactions as described in the notes hereto. These pro forma statements should be read in conjunction with the historical financial statements of Chartwell and Piedmont and the notes thereto included elsewhere herein. The condensed consolidated pro forma information is not necessarily indicative of the results of operations or financial position of Chartwell that would have been reported if the Merger and related transactions had occurred at the dates assumed for purposes of preparation of such information or of the future results of operations or financial position of Chartwell.

           CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1995
                             (DOLLARS IN THOUSANDS)

                                                    PIEDMONT
                                     HISTORICAL        AS           MERGER        PRO FORMA      FOOTNOTE
                                     CHARTWELL     ADJUSTED(1)    ADJUSTMENTS    CONSOLIDATED    REFERENCE
                                     ----------    -----------    -----------    ------------    ---------
ASSETS:
 Investments......................    $ 199,248     $ 386,000      $     462      $  585,710         (2)
 Cash and cash equivalents........      105,962        14,678         (1,344)        119,296         (3)
                                     ----------    -----------    -----------    ------------
   Total investments and cash.....      305,210       400,678           (882)        705,006
 Premiums in process of
   collection.....................       51,972        36,206                         88,178
 Reinsurance recoverable..........       36,758       169,515                        206,273
 Prepaid reinsurance..............        1,335        24,306                         25,641
 Deferred and current income
   taxes..........................       10,321        26,296          2,675          39,292         (4)
 Deferred policy acquisition
   costs..........................        6,581        11,339        (11,339)          6,581         (5)
 Value of business in force.......                                    11,339          11,339         (5)
 Other assets.....................       35,848        27,007          5,150          68,320         (6)
                                                                        (685)                        (7)
                                                                       1,000                         (6)
                                     ----------    -----------    -----------    ------------
   Total assets...................    $ 448,025     $ 695,347      $   7,258      $1,150,630
                                     ----------    -----------    -----------    ------------
                                     ----------    -----------    -----------    ------------
LIABILITIES:
 Loss and loss adjustment
   expenses.......................    $ 253,237     $ 480,756      $              $  733,993
 Unearned premiums................       29,003        78,494                        107,497
 Long term debt...................       75,000        20,000                         95,000
 Contingent interest notes........                     24,600                         24,600
 Accrued expenses and other
   liabilities....................       21,702        16,059          9,310          50,297         (8)
                                                                       4,474                         (9)
                                                                      (1,248)                        (3)
                                     ----------    -----------    -----------    ------------
   Total liabilities..............      378,942       619,909         12,536       1,011,387
                                     ----------    -----------    -----------    ------------
COMMON STOCKHOLDERS' EQUITY:
 Preferred stock..................                        245           (245)                       (10)
 Common stock.....................           38         2,626         (2,595)             69        (10)
 Additional paid-in capital.......       77,254        28,020         42,109         147,383        (11)
 Net unrealized appreciation
   (depreciation) of investments..        1,046        (1,609)         1,609           1,046        (10)
 Foreign currency translation
   adjustment.....................           24                                           24
 Retained earnings (deficit)......       (9,279)       47,879        (47,879)         (9,279)       (10)
 Treasury stock...................                     (1,723)         1,723                        (10)
                                     ----------    -----------    -----------    ------------
   Total common stockholders'
     equity.......................       69,083        75,438         (5,278)        139,243
                                     ----------    -----------    -----------    ------------
   Total liabilities and
     stockholders' equity.........    $ 448,025     $ 695,347      $   7,258      $1,150,630
                                     ----------    -----------    -----------    ------------
                                     ----------    -----------    -----------    ------------

 See notes to unaudited condensed consolidated pro forma financial statements.

      CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 PIEDMONT
                                    HISTORICAL      AS          MERGER       PRO FORMA    FOOTNOTE
                                    CHARTWELL    ADJUSTED(12) ADJUSTMENTS    CONSOLIDATED REFERENCE
                                    ---------    ---------    -----------    ---------    ---------
REVENUES:
  Premiums earned................   $  61,367    $  62,584       $           $ 123,951
  Net investment income..........       9,368       10,740         117          20,225       (13)
  Net realized capital gains.....       1,403        1,285                       2,688
  Other income...................         531          243                         774
                                    ---------    ---------       -----       ---------
    Total revenues...............      72,669       74,852         117         147,638
                                    ---------    ---------       -----       ---------
LOSSES AND EXPENSES INCURRED:
  Loss and loss adjustment
    expenses.....................      44,813       45,509                      90,322
  Policy acquisition costs.......      14,245       20,655                      34,900
  Other expenses.................       5,202        4,318        (526)          8,994       (15)
  Interest and amortization......       3,754        2,036         174           5,964       (16)
                                    ---------    ---------       -----       ---------
    Total losses and expenses
      incurred...................      68,014       72,518        (352)        140,180
                                    ---------    ---------       -----       ---------
Income before income taxes.......       4,655        2,334         469           7,458
Income tax expense...............       1,575          601         171           2,347       (17)
                                    ---------    ---------       -----       ---------
Net income.......................   $   3,080    $   1,733       $ 298       $   5,111
                                    ---------    ---------       -----       ---------
                                    ---------    ---------       -----       ---------
Income per common share..........   $    0.82    $    0.32         N/A       $    0.75
                                    ---------    ---------       -----       ---------
                                    ---------    ---------       -----       ---------

Weighted average number of common
shares outstanding...............   3,755,312    5,392,258        N/A        6,859,017
                                    ---------    ---------    -----------    ---------
                                    ---------    ---------    -----------    ---------

 See notes to unaudited condensed consolidated pro forma financial statements.

      CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 PIEDMONT                       PRO
                                    HISTORICAL      AS          MERGER         FORMA      FOOTNOTE
                                    CHARTWELL    ADJUSTED(12) ADJUSTMENTS    CONSOLIDATED REFERENCE
                                    ---------    ---------    -----------    ---------    ---------
REVENUES:
  Premiums earned................   $ 102,698    $ 129,372     $             $ 232,070
  Net investment income..........      14,726       19,231           234        34,191       (13)
  Net realized capital gains
    (losses).....................      (3,794)         750                      (3,044)
  Other income...................       1,679         (106)                      1,573
                                    ---------    ---------    -----------    ---------
    Total revenues...............     115,309      149,247           234       264,790
                                    ---------    ---------    -----------    ---------
LOSSES AND EXPENSES INCURRED:
  Loss and loss adjustment
    expenses.....................      78,577      113,725                     192,302
  Policy acquisition costs.......      24,295       24,384                      48,679       (14)
  Other expenses.................      10,178       21,643                      31,821
  Interest and amortization......       7,379        2,405           347        10,131       (16)
                                    ---------    ---------    -----------    ---------
    Total losses and expenses
      incurred...................     120,429      162,157           347       282,933
                                    ---------    ---------    -----------    ---------
Loss before income taxes.........      (5,120)     (12,910)         (113)      (18,143)
Income tax benefit...............      (1,685)      (4,688)          (16)       (6,389)      (17)
                                    ---------    ---------    -----------    ---------
Net loss before extraordinary
  item...........................      (3,435)      (8,222)          (97)      (11,754)
Dividends and accretion on
  preferred stock................       1,078          192        (1,270)
                                    ---------    ---------    -----------    ---------
Net loss attributable to common
  shares.........................   $  (4,513)   $  (8,414)    $   1,173     $ (11,754)
                                    ---------    ---------    -----------    ---------
                                    ---------    ---------    -----------    ---------
Loss per common share............   $   (0.84)   $   (1.69)      N/A         $   (1.67)      (18)
                                    ---------    ---------    -----------    ---------
                                    ---------    ---------    -----------    ---------

Weighted average number of common
shares outstanding...............   3,760,685    4,969,556        N/A        6,864,390      (18)
                                    ---------    ---------    -----------    ---------
                                    ---------    ---------    -----------    ---------

 See notes to unaudited condensed consolidated pro forma financial statements.

                        NOTES TO CONDENSED CONSOLIDATED
                   PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

    The condensed consolidated pro forma financial statements reflect the Merger of Piedmont with Chartwell and related transactions. Pro forma adjustments related to the condensed consolidated pro forma statements of operations have been prepared assuming the Merger and related transactions were consummated as of January 1, 1994. The condensed consolidated pro forma balance sheet was prepared assuming the Merger and related transactions were consummated on June 30, 1995.

    The historical financial information has been derived from the historical financial statements of Chartwell and Piedmont. The condensed consolidated pro forma financial statements should be read in conjunction with the historical consolidated financial statements of Chartwell and Piedmont and the notes thereto and the other financial information pertaining to Chartwell and Piedmont included elsewhere herein.

    The condensed consolidated pro forma financial statements have been prepared under the purchase method of accounting for the Merger with Piedmont. Under purchase accounting, the acquired assets and liabilities of Piedmont are recognized at their fair value as of the Effective Time. This value is treated as consideration received for the common stock issued by Chartwell in the Merger.

    The condensed consolidated pro forma financial statements do not purport to be indicative of the financial position or operating results which would have been achieved had the Merger been consummated as of the dates indicated and should not be construed as representative of future financial position or operating results. The pro forma adjustments are based upon available information and assumptions that Chartwell believes are reasonable under the circumstances. Operating expense savings that may result from the Merger have not been reflected in these pro forma financial statements.

    The following describes the pro forma adjustments reflected in the accompanying condensed consolidated pro forma financial statements:

    (1) The Piedmont balance sheet at June 30, 1995 has been adjusted to reflect the Spin-off of Lexington, the CI Notes Dividend and certain other pre-Merger events as if the foregoing occurred on June 30, 1995.

                                                                ADJUSTMENT                       PIEDMONT
                                                 HISTORICAL    TO SPIN-OFF        OTHER             AS
                                                  PIEDMONT     LEXINGTON(A)    ADJUSTMENTS       ADJUSTED
                                                 ----------    ------------    -----------       --------
ASSETS:
 Investments..................................    $ 390,433      $ (4,433)      $                $386,000
 Cash and cash equivalents....................       15,070          (392)                         14,678
                                                 ----------    ------------    -----------       --------
   Total investments and cash.................      405,503        (4,825)                        400,678
 Premiums in process of collection............       36,206                                        36,206
 Reinsurance recoverable......................      169,515                                       169,515
 Prepaid reinsurance..........................       24,306                                        24,306
 Deferred and current income taxes............       14,770        (1,998)         13,524(g)       26,296
 Deferred policy acquisition costs............       11,339                                        11,339
 Other assets.................................       31,876        (5,369)            500(b)       27,007
                                                 ----------    ------------    -----------       --------
   Total assets...............................    $ 693,515      $(12,192)      $  14,024        $695,347
                                                 ----------    ------------    -----------       --------
                                                 ----------    ------------    -----------       --------
LIABILITIES:
 Loss and loss adjustment expenses............    $ 455,756      $              $  25,000(c)     $480,756
 Unearned premiums............................       78,494                                        78,494
 Long term debt...............................       20,000                                        20,000
 Contingent interest notes....................                                     24,600(d)       24,600
 Accrued expenses and other liabilities.......       20,808       (15,235)         10,215(e)       16,059
                                                                                      271(f)
                                                 ----------    ------------    -----------       --------
   Total liabilities..........................      575,058       (15,235)         60,086         619,909
                                                 ----------    ------------    -----------       --------
COMMON STOCKHOLDERS' EQUITY:
 Preferred stock..............................          245                                           245
 Common stock.................................        2,626                                         2,626
 Additional paid-in capital...................       28,020                                        28,020
 Net unrealized depreciation of investments...       (1,609)                                       (1,609)
 Retained earnings............................       90,898         3,043         (46,062)(h)      47,879
 Treasury stock...............................       (1,723)                                       (1,723)
                                                 ----------    ------------    -----------       --------
   Total common stockholders' equity..........      118,457         3,043         (46,062)         75,438
                                                 ----------    ------------    -----------       --------
   Total liabilities and stockholders'
     equity...................................    $ 693,515      $(12,192)      $  14,024        $695,347
                                                 ----------    ------------    -----------       --------
                                                 ----------    ------------    -----------       --------

    The adjustments to Piedmont's balance sheet at June 30, 1995 are as follows:

        (a) The "Adjustment to Spin-off Lexington" reflects the deduction of assets, liabilities and equity of Lexington and the distribution from Piedmont to its stockholders of the Lexington Common Stock as if the Spin-off occurred on June 30, 1995. The credit to Piedmont's retained earnings represents the accumulated deficit attributable to Lexington.

        (b) To record a dividend receivable of $500,000 by Piedmont from Lexington. This dividend is expected to be paid prior to the Effective Time.

        (c) In accordance with the Merger Agreement, Piedmont has agreed that RECO will increase by an aggregate of $25 million its reserves for losses incurred but not reported under SAP with respect to Protected Business and Piedmont will correspondingly increase by an aggregate of $25 million its reserves for losses incurred but not reported under generally accepted accounting principles.

        (d) To record the carrying value of the CI Notes computed by discounting approximately $57 million maturing in 2006 at 8%. During the life of the CI Notes the carrying value will be increased for the accretion of the discount and reduced to the extent the acquired loss and LAE reserves of Piedmont develop adversely subject to the terms of the CI Notes. The changes in the carrying value of the CI Notes will be recognized in the results of operations of the periods in which they occur. The ultimate amount payable to the holders of the CI Notes will depend on several significant contingencies. See "RISK FACTORS."

        (e) To eliminate the intercompany balances owed by Lexington to Piedmont or RECO at June 30, 1995.

        (f) To record the repayment by Piedmont to Lexington of certain pre-paid tax sharing payments.

        (g) To record the deferred tax effect of the pro forma adjustments. A deferred tax benefit has been recorded on the excess of the present value over the principal amount of the CI Notes.

        (h) The net effect of the adjustments to total assets and total liabilities.

    (2) Reflects an adjustment to mark to market Piedmont's held-to-maturity investments at June 30, 1995.

    (3) Represents the dividend to be paid on each share of Piedmont Preferred Stock. Such amount includes $6.50 per share representing all accrued and unpaid dividends on such shares through April 15, 1995 and an additional $0.50 per share which is to be declared and paid immediately prior to the Option Date. The total payment of dividends shall not exceed $1,344,000.

    (4) To reflect the tax effect of certain pro forma adjustments as described in notes (7), (8) and (15) below.

    (5) The value of business in force represents the deferred policy acquisition costs (primarily commission and brokerage expenses) paid by RECO. The pro forma statements of operations assume that such amount will be amortized over the period in which the related premiums are earned.

    (6) To capitalize the estimated transaction costs associated with the Merger and related transactions. Transaction costs related to Chartwell's Senior Notes, the New Bank Facility and the CI Notes will be amortized over approximately ten years. Goodwill will be amortized over forty years. Transaction costs related to the issuance of Chartwell Common Stock have been charged against additional paid-in capital. The above expenses are net of $1.0 million which Lexington would be required to dividend under the Merger Agreement.

    (7) To write-off the unamortized debt issue costs associated with Piedmont's existing $20 million bank loan. The pro forma statements of operations exclude a charge for the write-off of Piedmont's unamortized costs.

    (8) To reflect certain non-recurring costs related to the consummation of the Merger including, among other items, severance, Noteholder Consent fees and additional ceded premium for catastrophe reinsurance protection purchased by RECO. Such non-recurring costs have been reflected in retained earnings net of tax, where applicable. The pro forma statements of operations exclude such non-recurring costs.

    (9) To accrue the estimated transaction costs as described in note (6) and related transactions net of the amount paid or accrued as of June 30, 1995.

    (10) To reflect the conversion of Piedmont Preferred Stock to Piedmont Common Stock, the cancellation of the Piedmont treasury shares and the conversion of the Piedmont Common Stock to shares of Chartwell Common Stock. The stockholders of Piedmont will receive approximately 45.25% of the aggregate number of outstanding shares of Chartwell Common Stock following the Merger, while the Chartwell stockholders will retain shares representing approximately 54.75% of such stock, subject to adjustment as described elsewhere herein.

    (11) Adjustment to recognize the excess value of net assets acquired after acquisition adjustments over the par value of the respective Chartwell stock issued.

    (12) The Piedmont Statements of Operations for the six months ended June 30, 1995 and the year ended December 31, 1994 have been adjusted to reflect the Spin-off of Lexington, the CI Notes Dividend and certain other pre-Merger events as if the foregoing were consummated as of January 1, 1994.

                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             ADJUSTMENT
                                                                TO
                                                HISTORICAL   SPIN-OFF     PRO FORMA         PIEDMONT
                                                PIEDMONT     LEXINGTON(A) ADUSTMENTS       AS ADJUSTED
                                                ---------    ---------    ----------       -----------
REVENUES:
 Premiums earned.............................   $  62,584    $             $                $   62,584
 Net investment income.......................      10,846         (106)                         10,740
 Advisory and counseling fees................      10,128      (10,128)
 Net realized capital gains..................       1,285                                        1,285
 Other income................................         451         (208)                            243
                                                ---------    ---------    ----------       -----------
   Total revenues............................      85,294      (10,442)                         74,852
                                                ---------    ---------    ----------       -----------
LOSSES AND EXPENSES INCURRED:
 Loss and loss adjustment expenses...........      45,509                                       45,509
 Policy acquisition costs....................      20,655                                       20,655
 Investment advisory service costs...........       8,810       (8,810)
 Other expenses..............................       4,136                       182(b)           4,318
 Interest and amortization...................         973                     1,063(c)           2,036
                                                ---------    ---------    ----------       -----------
   Total losses and expenses incurred........      80,083       (8,810)       1,245             72,518
                                                ---------    ---------    ----------       -----------
Income before income taxes...................       5,211       (1,632)      (1,245)             2,334
 Income tax expense..........................       1,472         (581)        (290)(d)            601
                                                ---------    ---------    ----------       -----------
Net income...................................   $   3,739    $  (1,051)    $   (955)        $    1,733
                                                ---------    ---------    ----------       -----------
                                                ---------    ---------    ----------       -----------
Income per common share......................   $    0.69    $    0.19          N/A         $     0.32
                                                ---------    ---------    ----------       -----------
                                                ---------    ---------    ----------       -----------

Weighted average number of common shares
outstanding..................................   5,392,258    5,392,258           N/A         5,392,258

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             ADJUSTMENT
                                                                TO
                                                HISTORICAL   SPIN-OFF     PRO FORMA         PIEDMONT
                                                PIEDMONT     LEXINGTON(A) ADUSTMENTS       AS ADJUSTED
                                                ---------    ---------    ----------       -----------
REVENUES:
 Premiums earned.............................   $ 129,372    $             $                $ 129,372
 Net investment income.......................      19,384         (153)                        19,231
 Advisory and counseling fees................      21,530      (21,530)                             0
 Net realized capital gains..................         750                                         750
 Other income................................         638         (744)                          (106)
                                                ---------    ---------    ----------       -----------
   Total revenues............................     171,674      (22,427)                       149,247
                                                ---------    ---------    ----------       -----------
LOSSES AND EXPENSES INCURRED:
 Loss and loss adjustment expenses...........     113,725                                     113,725
 Policy acquisition costs....................      24,384                                      24,384
 Investment advisory service costs...........      17,898      (17,898)                             0
 Other expenses..............................      21,282                       361(b)         21,643
 Interest and amortization...................         437                     1,968(c)          2,405
                                                ---------    ---------    ----------       -----------
   Total losses and expenses incurred........     177,726      (17,898)       2,329           162,157
                                                ---------    ---------    ----------       -----------
Loss before income taxes.....................      (6,052)      (4,529)      (2,329)          (12,910)
Income tax benefit...........................      (2,834)      (1,310)        (544)(d)        (4,688)
                                                ---------    ---------    ----------       -----------
Net loss before extraordinary item...........      (3,218)      (3,219)      (1,785)           (8,222)
Dividends and accretion on preferred stock...         192                                         192
                                                ---------    ---------    ----------       -----------
Net loss attributable to common shares.......   $  (3,410)   $  (3,219)    $ (1,785)        $  (8,414)
                                                ---------    ---------    ----------       -----------
                                                ---------    ---------    ----------       -----------
Loss per common share........................   $   (0.69)   $    0.65          N/A         $   (1.69)
                                                ---------    ---------    ----------       -----------
                                                ---------    ---------    ----------       -----------

Weighted average number of common shares
outstanding..................................   4,969,556    4,969,556           N/A         4,969,556

    The adjustments to Piedmont's statement of operations are as follows:

        (a) The "Adjustment to Spin-off Lexington" reflects the separation of Lexington's results of operations from Piedmont as if the Spin-off had occurred on January 1, 1994.

        (b) To reflect the additional investment advisory costs which would have been incurred had RECO's investments been managed by an unaffiliated investment manager.

        (c) To reflect accreted interest on the carrying value of the CI Notes at 8%.

        (d) To reflect the income tax effect of the above adjustments at the statutory rate of 34%.

    (13) Represents amortization of adjustment to Piedmont's investment portfolio to new cost basis in purchase accounting.

    (14) Policy acquisition costs include the amortization of the value of business in force acquired in the Merger.

    (15) To reverse the expenses directly related to this Merger and the related transactions which have been paid or accrued by Piedmont through June 30, 1995.

    (16) To record the amortization of deferred transaction costs. This pro forma adjustment assumes the transaction was consummated on January 1, 1994.

    (17) To record the tax effect at the statutory rate of 34% of the pro forma adjustments where applicable.

    (18) The loss per common share and weighted average number of common shares outstanding of Chartwell for the year ended December 31, 1994 have been calculated assuming the Senior Notes offering by Chartwell on March 17, 1994 and related refinancing transactions were consummated at the beginning of the year. The pro forma consolidated loss per common share has been calculated by adding the net loss before extraordinary item of Piedmont as Adjusted and the net Merger Adjustments to Chartwell's adjusted loss before extraordinary item assuming the Senior Notes offering was consummated at the beginning of the year. Such adjusted loss for Chartwell was approximately $3,141,000. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Chartwell--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following unaudited table sets forth the consolidated capitalization of Chartwell and Piedmont on an historical basis as of June 30, 1995 as well as the pro forma capitalization of Piedmont after giving effect to the Spin-off, the CI Notes Dividend, the Reserve Addition and certain other items and the pro forma capitalization of Chartwell after giving effect to the Merger and certain concurrent transactions. This data is derived from the historical financial statements of Chartwell and Piedmont and the unaudited Condensed Consolidated Pro Forma Financial Statements appearing elsewhere herein and should be read in conjunction with those statements and the notes thereto.

                                                                              PRO FORMA
                                                              -----------------------------------------
                                                  HISTORICAL   PIEDMONT                      CHARTWELL
                                     ------------------------------------
                                                                  AS           MERGER       MERGER WITH
                                     CHARTWELL    PIEDMONT    ADJUSTED(1)    ADJUSTMENTS    PIEDMONT(2)
                                     ---------    --------    -----------    -----------    -----------
                                                      (IN THOUSANDS)
Long-term debt:
  Senior Notes....................   $  75,000    $            $              $              $  75,000
  Senior term loan................                  20,000        20,000        (20,000)
  New Bank Facility...............                                               20,000         20,000
                                     ---------    --------    -----------    -----------    -----------
  Total long-term debt............      75,000      20,000        20,000              0         95,000
                                     ---------    --------    -----------    -----------    -----------
Contingent Interest Notes.........                                24,600(3)                     24,600
Stockholders' equity:
  Preferred stock.................                     245           245           (245)              (4)
  Common stock....................          38       2,626         2,626         (2,595)            69(5)
  Paid-in capital.................      77,254      28,020        28,020         41,762        147,383
  Unrealized appreciation
    (depreciation) of investments
    and foreign translation
    adjustment, net of deferred
    income taxes..................       1,070      (1,609)       (1,609)         1,609          1,070
  Retained earnings...............      (9,279)     90,898        47,879(6)     (47,879)        (9,279)
  Less cost of treasury stock.....                  (1,723)       (1,723)         1,723               (4)
                                     ---------    --------    -----------    -----------    -----------
  Total stockholders' equity......      69,083     118,457        75,438         (5,625)       139,243
                                     ---------    --------    -----------    -----------    -----------
  Total capitalization............   $ 144,083    $138,457     $ 120,038      $  (5,625)     $ 258,843
                                     ---------    --------    -----------    -----------    -----------
                                     ---------    --------    -----------    -----------    -----------

- ------------
(1) Gives pro forma effect to the Spin-off of Lexington and certain other events which will occur prior to the Merger as if the foregoing occurred on June 30, 1995.

(2) Gives pro forma effect to the Merger and other events, including the refinancing of Piedmont's existing bank debt with borrowings under the New Bank Facility as if the foregoing were consummated on June 30, 1995.

(3) Represents the carrying value of the CI Notes to be paid as a dividend to the Piedmont stockholders prior to the Merger. The ultimate amount payable to the holders of the CI Notes will depend on several significant contingencies. See "RISK FACTORS."

(4) In accordance with the terms of the Merger, each outstanding share of Piedmont Preferred Stock will be automatically converted into two shares of Piedmont Common Stock. The Piedmont Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the Conversion Number of shares of Chartwell Common Stock. Each share of treasury stock of Piedmont shall automatically be canceled and retired.

(5) The Piedmont Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the Conversion Number of shares of Chartwell Common Stock. The Conversion Number shall be determined by dividing (A) the number of shares of Chartwell Common Stock outstanding prior to the effective time multiplied by 0.826484, by (B) the number of shares of Piedmont Common Stock outstanding immediately prior to the effective time which are not to be canceled. The Conversion Number is subject to adjustment in the event of a Financial Adjustment.

(6) Represents the pro forma retained earnings of Piedmont after giving effect to the Spin-off, the carrying value of the CI Notes paid as a dividend to the Piedmont stockholders prior to the Merger and the Reserve Addition.

                            SELECTED FINANCIAL DATA
                        PIEDMONT MANAGEMENT COMPANY INC.

    The following table sets forth selected consolidated financial data for Piedmont as of and for the periods indicated. The financial data for each of the five years in the period ended December 31, 1994 is derived from the audited financial statements of Piedmont. The financial data for the six months ended June 30, 1995 and 1994 is derived from the unaudited financial statements of Piedmont. The results of operations for the six months ended June 30, 1995 are not necessarily indicative of the results which may be expected for the entire year. The data set forth below should be read in conjunction with the consolidated financial statements of Piedmont and the notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Piedmont" included elsewhere herein.

                             SIX MONTHS ENDED
                                 JUNE 30,                            YEAR ENDED DECEMBER 31,
                           ---------------------   -----------------------------------------------------------
                             1995        1994        1994        1993          1992        1991        1990
                           ---------   ---------   ---------   ---------     ---------   ---------   ---------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
Net premiums written.....  $  65,913   $  64,511   $ 142,035   $ 112,240     $ 115,346   $ 104,834   $  82,279
Net premiums earned......     62,584      56,439     129,372     113,704       116,989      93,461      86,417
Net investment income
  including equity in
  net earnings of
  investees..............     11,107       9,749      19,304      20,617        20,299      25,074      27,968
Realized capital gains
  (losses)...............      1,285       1,083         750       7,070         4,232       1,985      (3,065)
Interest expense.........        973         210         437         474           665       1,196       1,607
Net income (loss)(1).....  $   3,739   $  (3,391)  $  (3,218)  $  11,736     $ (12,359)  $     721   $   4,390
PER SHARE DATA:
Weighted average shares
  outstanding............  5,392,258   4,962,190   4,969,556   5,539,665     4,923,636   4,903,182   5,321,252
Net income (loss)........  $     .69   $    (.70)  $    (.69)  $    2.12     $   (2.55)  $     .11   $     .92
FINANCIAL POSITION:
Invested assets..........  $ 390,433   $ 361,901   $ 371,519   $ 364,292     $ 333,372   $ 337,369   $ 314,339
Investments in investee
  companies..............      5,099       4,870       4,635      22,977        20,135      18,416      19,473
Total assets(2)..........    693,515     661,112     675,469     642,697       639,835     473,883     433,752
Outstanding losses and
  loss expenses(2).......    455,756     461,928     461,533     433,810       447,767     284,446     255,483
Loan payable.............     20,000       8,750      20,000       9,800        11,900      14,000      16,000
Liquidation value of
  preferred stock........      5,517       5,530       5,615       5,434         5,284       5,110       5,106
Stockholders' equity.....  $ 118,457   $ 108,300   $ 102,481   $ 124,960     $ 105,266   $ 118,400   $ 107,476
Book value per share.....  $   22.06   $   20.22   $   19.09   $   23.44     $   19.79   $   22.30   $   20.25
Ratio of earnings to
  fixed charges(3).......       4.71x     --          --           12.32x       --          --            2.24x

- ------------
(1) The 1993 net income excludes the cumulative effect of a change in accounting for income taxes of $6.9 million, $1.25 per share.

(2) Total assets and loss and LAE reserves at June 30, 1995 and 1994 and December 31, 1994, 1993 and 1992 are stated gross of reinsurance recoverable in accordance with the requirements of Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

(3) For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of deferred debt issue costs and the portion of rental expense under operating leases which has been deemed to be representative of the interest factor, all on a pre-tax basis. For the six months ended June 30, 1994 and the years ended December 31, 1994, 1992 and 1991, earnings were insufficient to cover fixed charges by approximately $5.9 million, $5.9 million, $14.6 million and $2.7 million, respectively. As a result of certain restrictions on the ability of subsidiaries of the Surviving Corporation to pay dividends, the ratio of earnings to fixed charges may not be indicative of the amount of cash available at the holding company level. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- Chartwell--Liquidity and Capital Resources."

                            SELECTED FINANCIAL DATA
                            CHARTWELL RE CORPORATION

    The following table sets forth selected consolidated financial data of Chartwell and its predecessor prior to the Acquisition (the "Predecessor Company") as of and for the periods indicated. The financial data for each of the five years in the period ended December 31, 1994 is derived from the audited financial statements of Chartwell or the Predecessor Company, as the case may be. The financial data for the six months ended June 30, 1995 and 1994 is derived from the unaudited financial statements of Chartwell. The results of operations for the six months ended June 30, 1995 are not necessarily indicative of the results which may be expected for the entire year. The following table also includes selected data from Statutory Annual Statements. The selected consolidated financial data should be read in conjunction with the consolidated financial statements of Chartwell and notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Chartwell", included elsewhere herein.

                                                                                                     PREDECESSOR
                                                              CHARTWELL(1)                           COMPANY(2)
                                          ----------------------------------------------------   -------------------
                                           SIX MONTHS ENDED
                                               JUNE 30,                       YEAR ENDED DECEMBER 31,
                                          -------------------   ----------------------------------------------------
                                            1995       1994       1994       1993       1992       1991       1990
                                          --------   --------   --------   --------   --------   --------   --------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Gross premiums written..................  $ 66,128   $ 57,891   $116,396   $ 70,129   $ 42,343   $ 32,657   $ 17,927
                                          --------   --------   --------   --------   --------   --------   --------
Net premiums written....................    64,281     57,152    113,962     69,827     39,622     30,260     16,067
                                          --------   --------   --------   --------   --------   --------   --------
Net premiums earned.....................    61,367     47,356    102,698     68,416     36,926     27,505     18,242
Net investment income...................     9,368      6,644     14,726     10,959     11,206     11,943     13,410
Net realized capital gains (losses).....     1,403     (3,462)    (3,794)     6,418      1,335     (1,186)      (125)
Other income............................       531        810      1,679         54         70        113         61
                                          --------   --------   --------   --------   --------   --------   --------
Total revenues..........................    72,669     51,348    115,309     85,847     49,537     38,375     31,588
Loss and LAE............................    44,813     38,144     78,577     48,740     44,107     22,281     14,193
Policy acquisition costs................    14,245     10,486     24,295     15,398      7,695      6,167      3,721
Other expenses..........................     5,202      5,010     10,178     10,238      8,160      6,504      5,387
Interest expense........................     3,582      2,850      6,999      4,228      3,458      --         --
Amortization expense(3).................       172        951        380        480        133      --         --
                                          --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes and
  extraordinary item....................     4,655     (6,093)    (5,120)     6,763    (14,016)     3,423      8,287
Provision (benefit) for federal income
  taxes.................................     1,575     (1,869)    (1,685)     2,266     (4,695)     1,693        740
                                          --------   --------   --------   --------   --------   --------   --------
Income (loss) before extraordinary
  item..................................     3,080     (4,224)    (3,435)     4,497     (9,321)     1,730      7,547
Extraordinary item, net of income tax...     --          (465)      (465)     --         --         --         --
                                          --------   --------   --------   --------   --------   --------   --------
Net income (loss)(4)....................     3,080     (4,689)    (3,900)     4,497     (9,321)     1,730      7,547
Less: Preferred dividends and
  accretion.............................     --         1,079      1,078      1,405      1,152      --         --
                                          --------   --------   --------   --------   --------   --------   --------
Income (loss) attributable to common
  shares................................  $  3,080   $ (5,768)  $ (4,978)  $  3,092   $(10,473)  $  1,730   $  7,547
                                          --------   --------   --------   --------   --------   --------   --------
                                          --------   --------   --------   --------   --------   --------   --------
Net income (loss) per common share
  (5)...................................  $   0.82   $  (1.04)  $  (0.84)  $   0.62   $  (7.56)     --         --
                                          --------   --------   --------   --------   --------   --------   --------
                                          --------   --------   --------   --------   --------   --------   --------
INSURANCE OPERATING DATA (GAAP)
Loss ratio(6)...........................      73.1%      80.5%      76.5%      71.2%     119.4%      81.0%      77.8%
Underwriting expense ratio (7)..........      30.9       31.7       32.5       34.5       42.9       46.1       49.9
                                          --------   --------   --------   --------   --------   --------   --------
Combined ratio..........................     104.0%     112.2%     109.0%     105.7%     162.3%     127.1%     127.7%
                                          --------   --------   --------   --------   --------   --------   --------
                                          --------   --------   --------   --------   --------   --------   --------
INSURANCE OPERATING DATA (SAP):(8)
Loss ratio..............................      73.3       86.9       75.4%      76.7%      67.9%      81.0%      77.8%
Underwriting expense ratio (9)..........      31.1       30.9       30.3       37.2       52.3       35.3       36.6
                                          --------   --------   --------   --------   --------   --------   --------
Combined ratio..........................     104.4%     117.8%     105.7%     113.9%     120.2%     116.3%     114.4%
                                          --------   --------   --------   --------   --------   --------   --------
                                          --------   --------   --------   --------   --------   --------   --------
Statutory net income....................  $  3,409   $ (8,450)  $    910   $  6,105   $  5,044   $  2,979   $  9,103
Policyholders' surplus (10).............   115,101    102,435    111,845     81,102     75,470     51,410     54,296
Net premiums written to surplus ratio...     .56:1      .55:1     1:02:1      .80:1      .36:1      .59:1      .30:1

                                                                                                     PREDECESSOR
                                                              CHARTWELL(1)                           COMPANY(2)
                                          ----------------------------------------------------   -------------------
                                           SIX MONTHS ENDED
                                               JUNE 30,                       YEAR ENDED DECEMBER 31,
                                          -------------------   ----------------------------------------------------
                                            1995       1994       1994       1993       1992       1991       1990
                                          --------   --------   --------   --------   --------   --------   --------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA (GAAP):(11)
Total investments and cash..............  $305,210   $265,762   $275,136   $219,726   $207,370   $164,273   $171,458
Total assets............................   448,025    381,750    410,159    317,594    301,420    204,990    204,990
Loss and LAE reserves...................   253,237    217,075    232,733    201,013    189,386    126,292    126,746
Long term debt..........................    75,000     75,000     75,000     44,090     45,566      --         --
Redeemable preferred stock..............     --         --         --        19,163     18,749      --         --
Common stockholders' equity.............    69,083     58,999     56,339     34,558     30,609     66,579     65,603

- ------------

 (1) Chartwell was acquired during 1992. The purchase price of the Acquisition was determined based upon the December 31, 1991 historical balance sheet of the Predecessor Company. The Acquisition was accounted for by the purchase method of accounting with an effective date of January 1, 1992. As a result of purchase accounting adjustments and the indebtedness incurred in connection with the Acquisition, financial data for the Predecessor Company is not directly comparable to financial data for Chartwell.

 (2) Prior to the Acquisition, the Predecessor Company was a 99% owned subsidiary of NWNL, which is a wholly-owned subsidiary of ReliaStar Financial Corporation.

 (3) Amortization expense includes amortization of goodwill and amortization of debt issuance costs, but does not include amortization of deferred policy acquisition costs, which are included in policy acquisition costs.

 (4) The net loss for the year ended December 31, 1994 includes after-tax expenses of $3.6 million for losses incurred related to the Northridge, California earthquake and $1.2 million of recapitalization expenses. The net loss for the year ended December 31, 1992 includes after-tax expenses of $8.4 million for losses incurred related to Hurricanes Andrew and Iniki. In addition, effective January 1, 1992 the Company adopted, for GAAP reporting purposes, SFAS No. 113. Reinsurance contracts not meeting the conditions for reinsurance accounting of SFAS No. 113 are accounted for as financing transactions with amounts paid under such contracts recorded as deposits and amounts recovered recorded as a reduction of such deposits. At December 31, 1994, 1993 and 1992 these deposits totaled $6.3 million, $6.5 million and $5.3 million, respectively. During 1992, a valuation allowance of $1.8 million (which resulted in a $1.2 million after-tax charge) was established to reduce such deposits to amounts that would be recoverable under experience refund calculations consistent with the requirements of SFAS No. 113.

 (5) Historical earnings per share are not presented for 1991 and 1990 because such information is not considered meaningful in light of the Acquisition, the Senior Notes offering and the related refinancing in 1994. Pro forma loss per common and common equivalent share is presented based on the weighted average number of common shares outstanding. Such computation includes the conversion of certain preferred stock and the exercise of certain warrants, both of which occurred in connection with the 1994 refinancing. Common equivalent shares from the exercise of stock warrants and options remaining outstanding have not been included as their effect on earnings would be antidilutive.

 (6) The GAAP loss ratio for the year ended December 31, 1992 was increased by approximately 36.8 percentage points due to losses related to Hurricanes Andrew and Iniki. In addition, in 1992 the Company's mix of assumed business consisted of proportionately more excess of loss coverages which generally have a higher loss ratio than pro rata coverages. For the year ended December 31, 1992, the Company ceded more losses for statutory purposes than for GAAP purposes because certain reinsurance contracts did not meet the GAAP conditions for reinsurance accounting under SFAS No. 113. As a result, the GAAP basis loss ratio was higher than the SAP basis loss ratio for the year ended December 31, 1992.

 (7) The underwriting expense ratio is calculated exclusive of approximately $1.1 million of overhead expenses related to Chartwell Advisers in 1994 and approximately $2.0 million of IPO costs written off in 1993.

 (8) Statutory data have been derived from the Annual Statement of Chartwell Reinsurance, as filed with insurance regulatory authorities and prepared in accordance with SAP.

 (9) For statutory accounting purposes, the Company ceded significantly more premiums in 1992 than in 1991 due in part to premiums to reinstate coverages exhausted by losses related to Hurricanes Andrew and Iniki. The reduction in statutory net premiums written for 1992 as compared to 1991 results in an increase in the underwriting expense ratio in 1992 since operating expenses were relatively stable during the two periods.

(10) The statutory surplus of Chartwell Reinsurance was increased by $30.0 million in 1994 from the proceeds of the Senior Notes offering.

(11) Total assets and loss and LAE reserves at June 30, 1995 and 1994 and December 31, 1994, 1993 and 1992 are stated gross of reinsurance recoverable in accordance with the requirements of Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

                     MANAGEMENT AND OPERATIONS AFTER MERGER

STRATEGY

    Chartwell's strategy is to grow its core businesses through internal growth and through strategic acquisitions. Chartwell believes that the broker market reinsurance business, its historic core business, is becoming increasingly dominated by a smaller number of larger companies which are perceived by reinsurance buyers as being financially strong. Chartwell's goal is to achieve strategic increases in its capital in order to continue to compete effectively in this market. To this end, since the Acquisition in March 1992, Chartwell has raised additional capital of approximately $41 million in December 1992 from a group of U.S. and international investors and $72 million in March 1994 through the Senior Notes offering. In each case, a substantial portion of the proceeds was used to increase the statutory surplus, and accordingly the underwriting capacity, of Chartwell Reinsurance. A portion of the proceeds from each of the foregoing transactions was also used to repay a portion of the debt incurred in connection with the Acquisition.

    The Merger with Piedmont is Chartwell's next step in effecting its strategy. Following the Merger, Chartwell intends to contribute all of the outstanding stock of RECO to Chartwell Reinsurance. This contribution will increase the statutory surplus of Chartwell Reinsurance and as a result is intended to increase its attractiveness to ceding companies and reinsurance brokers. The Merger will also supplement and diversify Chartwell's book of business by giving it access to certain of RECO's reinsurance renewals, as well as RECO's existing primary insurance business. Further, the Merger will provide Chartwell with a public market for its common stock, which among other benefits will enhance its flexibility to pursue acquisitions and raise capital.

    In addition to expanding its core business, Chartwell at the same time has sought to diversify its sources of income by developing opportunities for fee-based income and by pursuing other selected business opportunities, such as the NLC syndicate participation and the Drayton acquisition, in which it can capitalize on its expertise in the insurance and reinsurance business.

    Upon the Merger, Chartwell will contribute all the stock of Chartwell Reinsurance and substantially all its other assets to a new wholly-owned subsidiary, to be named Chartwell Holdings Corporation, which will serve as an intermediate level holding company for these operations. Chartwell believes that the establishment of Chartwell Holdings will increase its flexibility to obtain future financing to pursue its business strategy. As a result of this transfer and the contribution of the stock of RECO described above, immediately following the Merger the corporate structure of Chartwell and its principal subsidiaries will be as follows:

                                 Chartwell Re Corporation
                                   (public stockholders)
                                   (obligor on CI Notes)
                                             100%
                                    Chartwell Holdings
                                 (obligor on Senior Notes
                                  and New Bank Facility)
            100%                             100%                        100%
          Chartwell
          Advisers                 Chartwell Reinsurance                 Drayton
                                             100%
                                           RECO

    Chartwell regularly evaluates additional opportunities for the acquisition of books of business or of reinsurance or specialty insurance companies as a going concern, for business combinations with other reinsurance or insurance concerns and for the provision of insurance related advisory services to third parties. There can be no assurance, however, that any suitable business opportunities will arise.

OPERATIONS FOLLOWING THE MERGER

    The principal elements of Chartwell's marketing and underwriting strategy are: (i) a client segment focus; (ii) a cycle management approach to marketing and underwriting; (iii) a commitment to the broker market; and (iv) superior client services, coupled with broad market acceptance. Chartwell has organized its marketing and underwriting activities into client segments differentiated by the nature of the ceding companies and their businesses. Accordingly, Chartwell has established three underwriting units: Specialty Accounts, Global Accounts and Regional Accounts, consisting of specialized, dedicated underwriters who are supported by Chartwell's technical resources and personnel, including its actuarial, claims and accounting departments.

    Specialty Accounts primarily covers non-standard, non-traditional casualty risks that require specialized underwriting, claims and actuarial skills. Global Accounts is principally engaged in providing reinsurance to large domestic insurance companies, typically companies writing in more than 10 states and with surplus in excess of $100 million, and in writing specific reinsurance programs for certain syndicates at Lloyd's and for other insurers and reinsurers writing non-U.S. risks. Regional Accounts provides reinsurance for the standard risks of regional insurers, typically companies that either operate in 10 or fewer states or have a surplus of $100 million or less, and is also the segment responsible for managing Chartwell's marine and aviation reinsurance.

    Following the Merger, Chartwell intends to establish a fourth client segment, Controlled Source Insurance. Controlled Source Insurance will write insurance business through program administrators, emphasizing areas or lines of business in which Chartwell's reinsurance clients do not compete. Chartwell intends to use RECO as its principal vehicle for writing primary insurance. Chartwell Reinsurance will remain Chartwell's principal entity for writing reinsurance. Chartwell will seek to move RECO's reinsurance business to Chartwell Reinsurance as contracts renew.

    Initially, Controlled Source Insurance is expected to consist of RECO's current portfolio of controlled source business. Chartwell is reviewing this book of business and following the Merger may seek to make selective changes in the underwriting, pricing or level of its participation in these insurance programs. The controlled source business consists of seasoned books of specialty insurance business with a limited geographic focus which are principally controlled by program administrators, in certain of which Piedmont has made an equity investment. Controlled Source Insurance will have a dedicated marketing and underwriting team focused on identifying selected specialty producers having underwriting expertise in specialty business with a limited geographic focus. As with Chartwell's other client segments, this team will be supported by Chartwell's technical resources and personnel, including its actuarial, claims, legal and accounting departments. Although a majority of the insurance programs underwritten are expected to be produced by specialty retail or wholesale brokers, Chartwell's management believes that some business may originate from reinsurance intermediaries and Chartwell's current ceding companies. In general, Chartwell intends to avoid competing directly with companies it reinsures.

    Chartwell believes that its Controlled Source Insurance segment would have increased underwriting opportunities if RECO were to regain its former "A-" (Excellent) rating from A.M. Best, while a continuation of RECO's current "B++" (Very Good) rating could adversely affect this segment. In this regard, A.M. Best has publicly stated that as a result of the Merger with Chartwell, the ratings outlook for RECO is positive.

BOARD OF DIRECTORS

    The Merger Agreement provides that the Board of Directors of Chartwell as of the Effective Time will consist of Chartwell's current Chairman and Chief Executive Officer (Mr. Cole), President (Mr. Bensinger) and Executive Vice President and Chief Underwriter Officer (Mr. Bonneau) (or, if any of such individuals is unable or unwilling to serve, such other senior officer of Chartwell as it shall designate), six additional individuals who were members of the Board of Directors of Chartwell prior to the Effective Time (Bruce W. Schnitzer, David J. Callard, Stephen L. Green, Greg S. Feldman, Frank E. Grzelecki and John Sagan), and four individuals who were directors of Piedmont prior to the Effective Time (Messrs. DeMichele, Miller, L. Richardson, Jr. and
S. Richardson). For information about these individuals and their terms of office, see "DIRECTORS AND EXECUTIVE OFFICERS."

    The Stockholders Agreement to be entered into by Chartwell, the Richardson Stockholders and certain holders of Chartwell Common Stock prior to the Effective Time will permit such Richardson Stockholders, depending on their aggregate ownership of Chartwell Common Stock, to nominate up to four individuals for election to the Chartwell Board of Directors, with such individuals to be included in management's slate of nominees. The four Piedmont directors who will initially serve as Chartwell directors as of the Effective Time will be considered designees of the Richardson Stockholders for this purpose.

    The Stockholders Agreement requires the other stockholders who are parties to such agreement, subject to certain exceptions, to vote all shares of Chartwell Common Stock and other voting securities held by them for election of the Richardson Stockholder nominees to the Chartwell Board. The Stockholders Agreement also permits such Richardson Stockholders under certain circumstances to designate an individual to serve on the Board of Directors of any U.S. subsidiary of Chartwell. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Chartwell."

MANAGEMENT

    The officers of Chartwell at the Effective Time will be the officers of the Surviving Corporation until they resign or are removed. For information relating to such officers, see "DIRECTORS AND EXECUTIVE OFFICERS--Chartwell."

DIVIDEND POLICY

    Chartwell anticipates that it will not pay dividends for the foreseeable future and that it will retain earnings to finance future growth and increase the underwriting capacity of its insurance subsidiaries. The decision whether to pay dividends in the future will be made by Chartwell's Board of Directors in light of conditions then existing.

    Because Chartwell is a holding company, its ability to pay dividends will depend on the earnings of, and cash flow available from, its subsidiaries. The ability of such subsidiaries to pay dividends is subject to certain regulatory restrictions and following the Effective Time will be subject to the limitations imposed by the covenants in the indenture under which the Senior Notes were issued and in the New Bank Facility. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Chartwell--Liquidity and Capital Resources."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Reinsurance Business

    Reinsurance is an arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance company, the ceding company, for all or a portion of the insurance risks underwritten by the ceding company under one or more insurance policies. Reinsurance can benefit a ceding company in a number of ways, including reducing net liability exposure on individual risks, providing catastrophe protection from large or multiple losses, stabilizing financial results and assisting in maintaining acceptable operating leverage ratios. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and underwrite a greater number of risks without a corresponding increase in its capital and surplus.

    Reinsurance is contracted either through treaties or facultative certificates. A reinsurance treaty is an agreement whereby the ceding company is obligated to cede, and the reinsurer is obligated to assume, a specified portion or category of risk under all qualifying policies issued by the ceding company during the term of the treaty. Facultative reinsurance arrangements are separately negotiated for each insurance policy to be reinsured and result in a facultative certificate under which the ceding company cedes, and the reinsurer assumes, all or part of the risk under a specific insurance policy. Facultative reinsurance is normally purchased by insurance companies for individual risks not covered under reinsurance treaties or for amounts in excess of limits on risks covered under reinsurance treaties. In the underwriting of treaty reinsurance, the reinsurer does not evaluate each individual risk assumed, as it must in the underwriting of facultative reinsurance, and generally accepts the original underwriting decisions made by the ceding insurer.

    Both treaty and facultative reinsurance can be written on either a pro rata (also known as quota share or proportional) or excess of loss basis. Under pro rata reinsurance, the reinsurer indemnifies the ceding company against an agreed upon portion or share of the losses and loss adjustment expenses ("LAE") incurred by the ceding company under the reinsured policy or policies. Premiums that the ceding company pays to the reinsurer for pro rata reinsurance are proportional to the premiums that the ceding company receives, consistent with the proportional sharing of risk, generally less a ceding commission. The ceding commission is negotiated between the reinsurer and the ceding company to reimburse the ceding company for its acquisition costs relating to the underlying policies and may include a contingent component that varies depending upon the loss experience of the underlying business. As a consequence, the underwriting results of the reinsurer may not parallel the underwriting results of the ceding company.

    In reinsurance written on an excess of loss basis, the reinsurer indemnifies the ceding company against all or a specified portion of losses and LAE on the reinsured policy or policies in excess of a specified dollar amount, known as the ceding company's retention or reinsurance attachment point, generally subject to a negotiated limit. Such reinsurance can cover losses from a single risk or from a variety of risks in connection with a single occurrence (generally referred to as catastrophe coverage). Excess of loss reinsurance is often written in multiple layers. One or a group of reinsurers typically assumes that portion of the risk immediately above the ceding company's retention up to a specified amount, at which point another reinsurer or group of reinsurers assumes, or the ceding company retains, the excess liability. The reinsurer assuming the risk immediately above the ceding company's retention point is said to write working layer (or low layer) reinsurance. A loss that is greater in amount than the ceding company's retention will result in a loss to the working layer reinsurer, but may not result in a loss to the reinsurers on higher layers. Since the probability of loss for the reinsurer providing excess of loss coverage differs from that to which the ceding company is subject, such reinsurance coverage is priced separately from the pricing set by the ceding company with respect to its own risks.

    Reinsurers may also purchase reinsurance, known as retrocessional reinsurance, to cover their own risks assumed for primary ceding companies. Reinsurance companies enter into retrocessional agreements for reasons similar to those for which ceding companies purchase reinsurance.

  Recent Industry Performance

    The property and casualty insurance and reinsurance industry has historically been highly cyclical. Demand for reinsurance is influenced significantly by prevailing market conditions, including the underwriting results of primary insurers. The supply of reinsurance is primarily related to levels of underwriting capacity in the reinsurance industry and the relative cost and terms of reinsurance coverage. The industry's profitability and the cyclical trends in the industry can be affected significantly by volatile and unpredictable developments, including the occurrence of natural disasters, other catastrophic events, competitive pressures on pricing (premium rates), fluctuations in interest rates, other variations in the investment environment, changes in the judicial system regarding tort law, general economic conditions and trends, such as inflationary pressures, that may tend to affect the size of profits and losses experienced by ceding primary insurers, and other factors such as changes in tax laws and regulations. Many sectors of the industry are currently in a cyclical downturn and it cannot be predicted if or when market conditions will improve or when other sectors may experience a deterioration in pricing and terms.

    Inadequate pricing during the latter 1970s and early 1980s led to increased underwriting losses and a decline in underwriting capacity. Reinsurance rates and terms improved substantially during the mid-1980s as primary insurers, which had been adversely affected by the soft market of the previous several years, increased their demand for reinsurance. Reinsurers achieved improved underwriting results and, consequently, the supply of reinsurance capacity increased, both from existing companies and new entrants.

    Commencing in the latter part of the 1980s, primary property and casualty insurers began to retain more of their business. This reduction in the amount of business ceded to reinsurers, combined with the growth in reinsurance capacity, resulted in renewed price competition and less attractive pricing for reinsurers. This caused a downturn for the reinsurance industry, resulting in increased underwriting losses which have continued to the present.

    The following table presents the statutory combined ratios of Chartwell Reinsurance, RECO, the property and casualty reinsurance industry and the property and casualty insurance industry during the 1990 to 1994 years and the six months ended June 30, 1995. The combined ratio is the sum of the loss ratio (incurred losses and loss adjustment expenses divided by net premiums earned) and the underwriting expense ratio (underwriting expenses divided by net premiums written). A combined ratio of over 100% indicates unprofitable underwriting. Although an insurance or reinsurance company's underwriting may be unprofitable, the company may be profitable after including investment income. Due to the implementation of SFAS No. 113, the statutory combined ratio of Chartwell Reinsurance as shown below differs significantly in 1992 from its GAAP combined ratio.

                           STATUTORY COMBINED RATIOS

                                           SIX MONTHS               YEAR ENDED DECEMBER 31,
                                           ENDED JUNE      -----------------------------------------
                                            30, 1995       1994     1993     1992     1991     1990
                                          -------------    -----    -----    -----    -----    -----
CHARTWELL REINSURANCE
Loss Ratio.............................        73.3%        75.4%    76.7%    67.9%    81.0%    77.8%
Underwriting Expense Ratio.............        31.1         30.3     37.2     52.3     35.3     36.6
                                             ------        -----    -----    -----    -----    -----
Combined Ratio.........................       104.4%       105.7%   113.9%   120.2%   116.3%   114.4%
                                             ------        -----    -----    -----    -----    -----
                                             ------        -----    -----    -----    -----    -----
RECO
Loss Ratio.............................        72.7%        87.9%    78.1%    91.9%    89.7%    89.6%
Underwriting Expense Ratio.............        37.0         32.7     32.0     38.0     35.5     33.7
                                             ------        -----    -----    -----    -----    -----
Combined Ratio.........................       109.7%       120.6%   110.1%   129.9%   125.2%   123.3%
                                             ------        -----    -----    -----    -----    -----
                                             ------        -----    -----    -----    -----    -----
PROPERTY AND CASUALTY REINSURANCE
  INDUSTRY(1)
Loss Ratio.............................        80.8%        76.8%    76.9%    87.7%    76.1%    75.7%
Underwriting Expense Ratio.............        30.3         29.9     29.9     31.3     31.0     30.6
                                             ------        -----    -----    -----    -----    -----
Combined Ratio.........................       111.1%       106.7%   106.8%   119.0%   107.1%   106.3%
                                             ------        -----    -----    -----    -----    -----
                                             ------        -----    -----    -----    -----    -----
PROPERTY AND CASUALTY INSURANCE
  INDUSTRY(2)
Loss Ratio.............................      --             82.0%    79.5%    88.1%    81.1%    82.2%
Underwriting Expense Ratio.............      --             27.4     27.4     27.5     27.6     27.2
                                             ------        -----    -----    -----    -----    -----
Combined Ratio.........................      --            109.4%   106.9%   115.6%   108.7%   109.4%
                                             ------        -----    -----    -----    -----    -----
                                             ------        -----    -----    -----    -----    -----

- ------------

(1) Source: RAA Underwriting Review for Annual Period.

(2) Source: A.M. Best Publication, Best's Aggregates and Averages, Property-Casualty, 1995 Edition. Ratios shown are calculated after dividends to policyholders. Ratios for the 1995 period are not available.

    The following discussions of the financial condition and results of operations of Chartwell and of Piedmont should be read in conjunction with the consolidated financial statements and notes thereto of Chartwell and of Piedmont, respectively, included elsewhere herein.

PIEDMONT

    The following discussion of Piedmont's Consolidated Results of Operations was prepared by Piedmont's management as of the periods referenced without regard to the Merger or the related transactions, including the Spin-off. In addition, because Chartwell's management will be responsible for managing the operations of the combined company after the Merger, this discussion may not be indicative of future strategy or performance. See "MANAGEMENT AND OPERATIONS AFTER MERGER."

RECENT DEVELOPMENTS

    On August 7, 1995, Piedmont entered into the Merger Agreement with Chartwell pursuant to which Piedmont will merge with and into Chartwell. Following the Merger, RECO will become a subsidiary of Chartwell Reinsurance. Prior to the Merger, the Piedmont Board intends to declare and pay as a dividend to its stockholders the CI Notes. Immediately prior to the Merger, the Piedmont Board intends to declare and pay as a dividend to its stockholders the Lexington Common Stock in the Spin-off."

    Pursuant to the Merger Agreement, prior to the Effective Time Piedmont is obligated to increase by $25 million RECO's reserves for losses incurred but not reported under SAP in respect of certain of its existing business as of March 31, 1995, and Piedmont is obligated to correspondingly increase by $25 million its reserves for losses incurred but not reported under GAAP.

    In reaction to the announcement of the Merger, A.M. Best affirmed RECO's "B++" (Very Good) rating based on the positive implications of the business combination. Piedmont's management believes the Merger is a positive step towards RECO regaining its former "A-" (Excellent) rating. However, there can be no assurance as to whether or when such an improvement will occur. In April 1995, RECO's rating by A.M. Best was reduced from "A-" (Excellent) to "B++" (Very Good). According to A.M. Best at that time, although the rating downgrade primarily reflected RECO's poor operating results over the last five years and constrained growth in its policyholders' surplus, its rating outlook was stable at the time of downgrade given RECO's redirection toward a specialty lines company and other operational changes, which included reductions in property pro rata exposures, the purchase of aggregate reinsurance coverage to further protect against catastrophic property losses and realignment of the investment portfolio in favor of lower risk securities. The rating downgrade has limited and continues to limit RECO's ability to quote and participate on certain lines of new and renewal business during 1995. The effects of the rating downgrade on future results of operations absent the Merger would depend on RECO's ability to replace the foregone new and renewal business with alternative sources of premium and the underlying profitability of the business. To date, no material alternative sources of premium income have emerged.

    At present, RECO is not aware of any significant losses incurred from Hurricanes Felix, Luis or Marilyn.

    Concurrent with the consummation of the Merger, it is expected that Piedmont's existing bank debt will be replaced with the New Bank Facility arranged by Chartwell.

CONSOLIDATED RESULTS OF OPERATIONS

  Six Months Ended June 30, 1995 Compared to Six Months Ended June 30, 1994

    Consolidated net income for the six months ended June 30, 1995 was $3.7 million, $0.69 per share. This compares to a net loss for the six months ended June 30, 1994 of $3.4 million, $0.70 per share. The 1994 results included $6.5 million, $1.31 loss per share, from catastrophes and other major losses. The consolidated results also include after-tax investment gains of $835,000, $0.15 per share, compared to $704,000, $0.14 per share, for the six month period of 1994.

    A discussion and analysis of results of operations on a segment basis follows.

  Reinsurance Operations

    RECO's pre-tax operating income was $4.6 million in 1995 compared to a pre-tax operating loss of $7.5 million in 1994. The main reason for the turnaround in operating results from the prior year was a lack of significant catastrophe losses during the first six months of 1995. The 1994 underwriting results were impacted by a series of catastrophe losses, beginning with the Northridge, California earthquake on January 17, 1994 followed by numerous other catastrophe losses during the first half of 1994. RECO's combined ratio, computed on a generally accepted accounting principles basis, was 111.1% in the 1995 period compared to 130.6% in the 1994 period. The prior year's results included 18 loss ratio points attributed to catastrophe losses.

    Net premiums written in the 1995 period were $65.9 million compared to $64.5 million for the six months of 1994. Net premiums earned in the 1995 period rose to $62.6 million compared to $56.4 for the 1994 period. The growth in earned premiums over the prior period in contrast to the more modest growth in premiums written over the prior period relates to the fact that RECO has not renewed a number of property reinsurance accounts. This strategy has been employed in an effort to reduce exposure to property related catastrophe losses. Losses and loss adjustment expenses incurred declined to $45.5 million in the 1995 period, compared to $53.1 million for the 1994 period, primarily as a result of the reduction in catastrophe and other major loss activity period to period. Acquisition and other underwriting expenses increased to $24.0 million in 1995 compared to $20.6 million a year ago. A portion of the increase relates to commissions on the reinsurance treaties subject to sliding scale provisions where additional commissions are paid depending upon profits generated under the treaty. There were also significant legal costs incurred in the 1995 period relating to certain claims in arbitration.

    Net investment income was $10.3 million in the 1995 period compared to $9.0 million recorded for the 1994 period. This growth in net investment income over the prior period is mainly attributed to an increasing yield environment and an increase in the base of invested assets provided by the $17.5 million capital contribution to RECO made at the end of 1994, as discussed below under "-- Liquidity and Capital Resources."

  Investment Advisory Operations

    Investment advisory pre-tax income declined to $1.6 million in the 1995 period from $1.9 million in the 1994 period. Revenues of $10.4 million were down 5% in comparison to the 1994 period. This decline primarily resulted from lower sales commissions earned on the load mutual funds managed by LMC and also some account attrition at Lexington Capital Management ("LCM"). Service and marketing costs in the period were down 3%. Total assets under management at LMC were $3.4 billion on June 30, 1995, $1.5 billion of which represent assets in the Lexington Family of Mutual Funds. The foregoing amounts of assets are virtually unchanged from year end 1994.

  Parent Company and Investees

    The pre-tax operating loss for the parent company was $1.3 million in the 1995 period compared to $291,000 in the 1994 period. While investment and other income compared favorably with the 1994 period, interest expense increased to $973,000 from $210,000 in the 1994 period. This reflects the $20.0 million loan refinancing at the end of 1994 which replaced a lower level of bank debt previously outstanding. The 1994 results also included pre-tax capital gains of $368,000. Other corporate operating expenses declined to $743,000 in the 1995 period compared to $868,000 in the 1994 period. The reason for the decline was lower compensation expenses in comparison to the prior period and an increase in the allocation of certain operating expenses to subsidiary companies.

    Equity in net earnings (losses) of investees, represented by RECO's investment in Continental National Corporation ("CNC"), was $244,000 in the 1995 period compared to a loss of $51,000 in the 1994 period. CNC, like RECO, has experienced an improvement in underwriting results, due to several factors including an abatement in weather related losses and a continuing emphasis on underwriting lines of business that historically have produced better results for CNC. Reflecting pre-tax income of $5.2 million, Piedmont has accrued current and deferred tax expenses totalling $1.5 million in the 1995 period versus a tax benefit of $2.6 million in the prior period when Piedmont incurred a pre-tax loss of $5.9 million. Management of Piedmont believes the net deferred tax asset carried on June 30, 1995 in the amount of $14.8 million will be realized based on estimates of future taxable income.

  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

    The consolidated net loss in 1994 was $3.2 million, $0.69 per share, compared to net income of $18.7 million, $3.37 per share, in 1993. Included in the 1993 net income was a $6.9 million benefit, $1.25 per share, for the cumulative effect on prior years of adopting Statement of Financial Accounting Standards Number 109 (SFAS 109)--"Accounting for Income Taxes."

    The results reported above include after-tax investment gains of $0.10 per share in 1994 and $0.83 per share in 1993. A discussion and analysis of results of operations on a segment basis follows.

  Reinsurance Operations

    The pre-tax operating loss for RECO, excluding realized capital gains, was $9.8 million in 1994 compared with operating income of $6.2 million in 1993. The underwriting loss was $28.2 million compared to $10.8 million in 1993. The deterioration in underwriting results in comparison to 1993 stems from significant losses incurred from catastrophes and other natural disasters throughout the year. For all of 1994, insured catastrophe losses for the insurance industry in general totalled nearly $15 billion, making it the second worst year on record for catastrophes. The single largest catastrophe loss occurring in 1994 was the earthquake which devastated Northridge, California in January. Not long after this earthquake loss, a series of fierce winter storms occurred in the midwest and eastern regions of the United States. On the heels of these losses were the occurrences of several aviation disasters affecting U.S. and international carriers. The insurance industry estimate of the Northridge earthquake loss wound up the year 1994 totalling five to six times greater than early year estimates largely because hidden structural damage was only discovered gradually. By year end 1994 it was apparent that the Northridge earthquake loss would exceed $10 billion. RECO suffered a $9.1 million loss from this catastrophe, the second highest loss ever for the company, exceeded only by Hurricane Andrew, the industry's largest catastrophe, in 1992. The earthquake losses are based on information available at the time reserves are being estimated and ultimate losses may be higher or lower. All told, RECO's losses from the Northridge earthquake, winter storms and various other natural disasters reached $14.9 million in calendar year 1994.

    For the year, RECO's combined ratio, computed on a GAAP basis, was 121.8%. The significant loss activity mentioned above added 11.5 points to this ratio. In 1993, the combined ratio was 109.5%, reflecting the success of RECO's core business and very minor catastrophe loss activity for the company in that year. Over the last six years, catastrophe losses have appeared everywhere and with increasing severity. This phenomenon has clearly served to detract from the overall underwriting performance for RECO during that period.

    The loss activity in 1994 clearly overshadowed significant growth in net written premiums for 1994 which rose to $142.0 million from $112.2 million in 1993. RECO's business in 1994 included a unique blend of property and casualty insurance and reinsurance. In recent years, the company has developed and expanded a new "controlled source" book of business, combining both primary and reinsurance accounts consisting of liability, marine and aviation lines, along with participation in pools covering property, satellite, and accident and health lines. Fueled by a rise in property rates following the devastation caused by Hurricane Andrew, RECO was able in 1994 to increase its participation and underwrite new accounts in property pro-rata business, a core reinsurance class of business of RECO. In addition, over the 1992 to 1994 period, RECO developed a book of non-standard auto business, a short-tail casualty line, which also experienced growth in volume in 1994.

    RECO's pre-tax investment income increased 8% in 1994 to $18.4 million compared to $17 million earned a year earlier. The generally upward trend of short term interest rates throughout 1994 accounted for much of the increase in pre-tax net investment income over 1993. Included in RECO's pre-tax results for 1994 were net capital gains realized on sales of securities in its portfolio amounting to $382,000. In 1993, net realized capital gains on sales of securities were $7.1 million.

  Investment Advisory Operations

    Investment advisory pre-tax income rose to $4.5 million in 1994--an all-time high--reflecting strong and encouraging growth in the mutual fund business of LMC. Throughout much of 1994 LMC continued to build upon the growth in mutual fund assets under management that began during mid-1993. Mutual fund management fees, a significant component of total investment advisory revenue, grew to $10.1 million in 1994 compared to $5.9 million in 1993. Mutual fund assets under management, at one point rising to $1.7 billion, rounded out the 1994 year at $1.5 billion, a $200 million increase over 1993 and a key factor in producing the revenue increase. Another element contributing to the 1994 strengthened operating results was a turnaround in the pre-tax results for affiliated companies, LCM and Lexington Plan Administrators ("LPA"), which combined earned pre-tax income of $133,000 in 1994 compared with a pre-tax operating loss of $378,000 in 1993.

    Investment advisory operating expenses also increased in 1994, 12% over 1993, and this was largely attributed to the attendant growth in the overall business of LMC. Compensation expense, which is driven by the successful performance of assets managed, and marketing expenses were each up in tandem with the growth in assets under management as were related costs to distribute the mutual funds and service their shareholders.

  Parent Company and Investees

    The pre-tax loss at the parent company was $1.1 million in 1994, down slightly from $1.3 million in 1993. The 1994 results included net realized capital gains on the sale of securities of $368,000 in 1994 compared to $20,000 in net realized capital gains in 1993. Investment and other income increased to $833,000 in 1994 from $721,000 in 1993. This is accounted for by the increase in the return on the parent company's investments in two affiliated companies, Florida Intracoastal Underwriters ("FIU") and Inter-Reco Inc. ("Inter-Reco"). Corporate operating expenses jumped from $1.6 million to $1.9 million on a year to year comparison basis. This increase is primarily attributed to increased compensation expenses, higher professional fees and certain one-time placement fees paid in conjunction with the parent's negotiating a $20 million senior term loan. Interest expense of $437,000 on prior outstanding debt compared favorably with the $474,000 in interest expense recognized in 1993.

    There was a $105,000 loss from investees in 1994, representing RECO's equity in the net loss of CNC, in comparison to total equity in net income of investees of $2.8 million in 1993. The prior year's results included the parent company's share of equity in the net income of The Navigators Group, Inc. ("Navigators"), a former investee, previously accounted for under the equity method of accounting. In 1993, the parent company's share of equity in the net earnings of Navigators was $2.0 million. Additional information concerning Piedmont's prior affiliation with Navigators is explained below as well as in Note 3 to Piedmont's audited consolidated financial statements included elsewhere herein.

    Reflecting the pre-tax loss of $6.1 million in 1994, Piedmont accrued a current tax benefit of $2.6 million in 1994 compared with a current tax expense of $3.8 million in 1993 on pre-tax income of $16.5 million. In 1994 a $185,000 deferred tax benefit was recognized compared to a deferred tax expense of $956,000 a year ago.

  Year Ended December 31, 1993 Compared With Year Ended December 31, 1992 Reinsurance Operations

    In 1993 RECO's pre-tax income, excluding realized capital gains of $7.1 million, was $6.2 million compared to a loss of $18.3 million in 1992. In spite of 1993's being one of the worst catastrophe loss years for the insurance industry as a whole (actually, at the time, the third worst year on record after 1992 and 1989), underwriting results for RECO experienced a decline in catastrophe loss frequency and severity. The combined ratio, computed on a GAAP basis, was 109.5% in 1993 compared to 131.0% a year earlier. The 1992 combined ratio included 8.5 percentage points related to two major hurricanes, Andrew and Iniki.

    Although net premiums earned declined slightly, to $113.7 million in 1993 from $117.0 million in 1992, at the same time there was a significant decline for the year in net losses and loss expenses incurred. The loss ratio in 1993 was 78.1% compared to 91.9% in 1992.

    RECO started 1993 with an approach to tighten control of its exposure to significant weather related losses through the cancellation of certain accounts and reductions in aggregate limits covering its property oriented business. In contrast to pre-1992 when there was more emphasis on property oriented business, in 1993 the company concentrated on specialized lines of reinsurance business such as non-standard auto while building its controlled source book of primary and reinsurance business. This controlled source business includes business produced by agencies affiliated with Piedmont or RECO.

    RECO's pre-tax net investment income for the year declined to $17.0 million, a 5% reduction from 1992. This lower annual net investment income reflected the reduction in yields available on fixed income securities in 1993 compared with 1992.

  Investment Advisory Operations

    Investment advisory pre-tax income increased dramatically over the prior year, as $1.8 million was earned in 1993 compared with $1.3 million in 1992. A great deal of this progress was due to the operating results for LMC which earned $2.2 million on a pre-tax basis, in comparison to $1.6 million in 1992. Total assets under management (mutual fund and investment counseling accounts) increased to $3.3 billion at the end of 1993 compared to $2.7 billion a year earlier. Virtually all of the increase was attributed to growth in the mutual fund division of the company where assets under management were up 74% over 1992. This growth in mutual fund assets reflects superior investment performance achieved during 1993 by several mutual funds managed by LMC and also includes new assets which were generated through an expanded distribution network.

    Primarily as a result of the foregoing increase in assets, fees earned and other income in 1993 increased $1.9 million, 12% over 1992. Service and marketing costs increased $1.4 million, 10% over 1992, and was mainly due to higher advertising and other promotional costs of distribution for the mutual funds.

    The 1993 operating results for LCM and LPA were somewhat behind a year earlier, a pre-tax operating loss of $378,000 in 1993 versus a $285,000 loss in 1992.

  Parent Company and Investees

    The operating loss for the parent company in 1993 declined to $1.3 million compared with $1.8 million a year earlier. Investment and other income increased $229,000 over the prior year and this was primarily attributed to Piedmont's share of net income from its investment in FIU and Inter-Reco which were less significant contributors to operating results in 1992.

    Interest expense, reflecting the overall decline in short term interest rates as well as a $2.1 million loan repayment, fell in comparison to the prior year, $474,000 in 1993 compared to $665,000 in 1992. Other corporate expenses also declined in comparison with 1992, falling to $1.6 million from $1.7 million.

    The equity in net earnings of investees improved over the prior year, rising to $2.8 million in 1993 from $1.8 million a year ago. The parent's equity in net income of Navigators rose to $2.0 million from $1.1 million in 1992 while RECO's equity in the net income of CNC was on par with a year earlier, $739,000 compared to $677,000 in 1992.

    Navigators announced its intention in late 1993 to merge with several affiliated insurance agencies and to issue additional common stock as part of a plan of reorganization. As a result of the merger, Piedmont's ownership of the common stock of Navigators decreased to 11% and in 1994 Piedmont discontinued accounting for its investment in Navigators under the equity method and began carrying the investment at publicly quoted market value. The change in accounting for Navigators did not affect results of operations. The difference between the December 31, 1993 equity method carrying value of Navigators and its publicly quoted market value is reflected in unrealized gains (losses) on securities net of deferred taxes.

    In conjunction with the increase in taxable income in 1993, Piedmont's net provision for income taxes increased to $4.8 million in contrast to a net tax benefit of $453,000 in 1992. In addition, as previously mentioned, with the implementation of SFAS 109 in 1993, Piedmont recognized a tax benefit of $6.9 million for the cumulative effect of its adoption on prior periods. SFAS 109, which replaced the provisions of Accounting Principles Board Opinion No. 11, calls for a liability method of accounting which recognizes, as of the date of the financial statements, the amount of current and deferred taxes payable or refundable using currently enacted tax regulations and rates.

LIQUIDITY AND FINANCIAL CONDITION

    Total assets on June 30, 1995 were $693.5 million, up from $675.5 million at the end of 1994. Invested assets grew to $390.4 million from $371.5 million during the same period. Virtually all of Piedmont's fixed income investments, primarily bonds, are categorized as available-for-sale and, in accordance with Statement of Financial Accounting Standards No. 115, are carried at market values, with unrealized gains and losses reflected in stockholders' equity, net of related deferred income taxes. On June 30, 1995, the weighted average maturity of the bond portfolio was approximately three years and the average quality rating was AA+. This segment of the portfolio has gradually increased in market value during the first half of the year as bond yields continue to fall for both short and intermediate term securities. On June 30, 1995 fixed maturities carried at market value were $258.3 million with an amortized cost of $261.3 million.

    Total cash flow from operating activities was $5.4 million on June 30, 1995 compared to $5.1 million a year earlier. Cash flow from underwriting improved in 1995 as a result of the decline in property losses. Operating cash flow was also enhanced by investment income accretion during the period.

    In keeping with an investment policy decision to reduce RECO's level of equity securities, a program was initiated during 1995 to sell a portion of those investments. Proceeds from the sales have been reinvested in short term investments and intermediate term fixed income securities.

    Consolidated stockholders' equity on June 30, 1995 was $118.5 million, compared to $102.5 million at the end of 1994. Included in consolidated stockholders' equity on June 30, 1995, was net unrealized depreciation on invested assets of $1.6 million, down substantially from $13.9 million at the end of 1994. This improvement in carrying values of securities mainly reflects a turnaround in the market value of RECO's fixed income portfolio and is consistent with the generally lower interest rate environment of the first half of 1995.

    Total assets on December 31, 1994 were $675.5 million compared to $642.8 million on December 31, 1993. Total invested assets and cash at the end of 1994 were $380.6 million. The average maturity of the bond portfolio was just over four years. The portfolio was particularly sensitive to the sharp rise in short-term interest rates occurring throughout 1994 which contributed to a fall in the prices of short to intermediate term bonds in general. The decline in market value of the fixed income portfolio was temporary and did not have a significant effect on near term liquidity. Additionally, although there are regulatory restrictions on RECO's ability to transfer funds to the parent company, such restrictions have not impaired the overall liquidity of Piedmont.

    At December 31, 1994 Piedmont recorded a net deferred tax asset of $21.8 million. Management believes it will be able to realize the benefit of this deferred tax asset based largely upon estimates of future taxable income and accordingly has not provided for a valuation allowance. The amount ultimately realized, however, could be reduced if actual amounts of future taxable income are reduced.

    Included in RECO's outstanding loss reserve liabilities are reserves for environmental impairment and other latent injury claims. RECO's ultimate liability for these claims is extremely difficult to estimate. Significant legal issues, primarily with regard to issues of coverage, exist with regard to potential liability under policies issued in the mid-1980's and prior, before the absolute exclusions of coverage were made a part of standard insurance policy forms. As a result, the ultimate resolution of claims for environmental and other latent exposures is usually subject to lengthy litigation, during which time it is difficult to project an ultimate liability. Accordingly, future judicial and legal developments could cause additional adjustments to established reserves. On December 31, 1994 the total gross reserves for outstanding losses and loss expenses related to these claims were $35.5 million and corresponding net reserves carried were $25.2 million. Gross and net paid losses on these claims were $5.5 million and $3.5 million, respectively, in 1994. On June 30, 1995 the total gross reserves for outstanding losses and loss expenses related to these claims were $35.9 million. Gross and net paid losses on these claims were $3.7 million and $2.9 million, respectively, for the six months ended June 30, 1995. Despite the significant uncertainties inherent in the estimating of such claims, management of Piedmont believes RECO's reserves for such claims are adequate, based on available information. As noted above in "--Recent Developments," in the Merger Agreement, Piedmont has agreed to establish the Reserve Addition prior to the Merger.

    Cash flow generated from operating activities was $8.9 million in 1994, compared to $13.5 million in 1993. While operating cash flow declined from 1993, cash obligations were met through internally generated funds without the need for liquidating a significant amount of invested assets.

    In an effort to capture maximum total return, Piedmont, in implementing its overall asset/liability management strategy, engaged in purchase and sale transactions within its investment portfolio of fixed income and equity security investments. During 1994 proceeds from sales, maturities and redemptions of available-for-sale securities were reinvested within that segment of the portfolio. Proceeds from net sales/maturities of a portion of short-term investments were re-allocated to purchase equity securities and capture higher yields.

    Toward the end of 1994, Piedmont entered into a new senior term loan agreement with a commercial bank under which it borrowed $20.0 million, using the proceeds, along with other available resources, to retire an existing bank loan and contribute $17.5 million to RECO. The term of the bank loan is five years and nine months and calls for principal repayments on a quarterly basis, beginning in July 1995. In the event that the Merger does not occur, Piedmont expects to be able to meet principal and interest payments on this loan largely through the dividend paying capacity of RECO and LMC and projections of positive cash flow from operations. The loan is collateralized by invested assets of Piedmont, including 100% of the capital stock of RECO and LMC. Piedmont is in compliance with all covenants under its senior term bank loan agreement. Principal payments amounting to $1.1 million are due under the terms of the bank loan by the end of 1995. Included among the loan covenants is a minimum statutory policyholders' surplus requirement of $90.0 million. On June 30, 1995, RECO's policyholders' surplus was $97.4 million. Based on estimates of future income from operations and a planned reduction in the level of equity securities (where changes in market values are reflected in policyholders' surplus) held in RECO's investment portfolio, management of Piedmont expects to remain in compliance with the minimum policyholders' surplus covenant. Additional information on the senior term loan agreement is contained in Note 6 of Piedmont's audited consolidated financial statements included elsewhere herein.

    RECO is subject to minimum capital requirements in order to satisfy the regulations promulgated by the National Association of Insurance Commissioners
(NAIC) calling for ongoing compliance with predetermined levels of "risk based capital." The NAIC has developed a risk based capital program that is used by state insurance departments to enable them to take appropriate and timely regulatory actions relating to companies that show signs of weak or deteriorating financial conditions. On December 31, 1994, RECO was in full compliance with risk based capital requirements and its statutory policyholders' surplus on that date was substantially in excess of the level at which regulatory action would be initiated against it.

    Piedmont's stockholders' equity on December 31, 1994 declined to $102.5 million from $125.0 million a year earlier. This includes net unrealized depreciation of $13.9 million, primarily on fixed income investments in RECO's portfolio which are carried at market value. Much of the $19.5 million increase in net unrealized depreciation for the 1994 calendar year was triggered by the rising interest rate environment dominating the bond market in 1994.

    Management believes that Piedmont's liquid assets and its net cash provided by operations will enable it to meet any foreseeable cash requirements. Piedmont's overall liquidity position remains strong.

EFFECTS OF INFLATION

    The effects of inflation pose a significant factor in the development of results of operations and financial condition of Piedmont. This is most apparent in the areas of investments and loss reserves. As an example, when managing the investment portfolio, steps are taken to minimize the effects of interest rate risk when establishing the duration period for investment in fixed income investments to best match the estimated payments of loss reserve liabilities. Because the level of loss reserves is substantial relative to the financial condition of Piedmont, methods utilized in setting the IBNR component of such reserves provide for some uncertainty about future costs of claims. Nevertheless, until claims are ultimately settled, the true inflationary effect is unknown.

NAIC-IRIS RATIOS

    The NAIC's Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 11 industry ratios and specifies "usual values" for each ratio. Departure by an insurer from the usual values on four or more of the ratios generally leads to inquiries from individual state insurance commissioners as to certain aspects of such insurer's business. Departure from a usual value does not necessarily indicate an adverse condition, but rather a deviation from the norm.

    For the year ended December 31, 1994, RECO fell outside the range of usual IRIS values for two values, the Two Year Overall Operating Ratio and the Estimated Current Reserve Deficiency to Surplus ratio. The unusual value for the Two Year Overall Operating Ratio was primarily caused by property losses associated with the Northridge earthquake in 1994. The unusual value for the Estimated Current Reserve Deficiency to Surplus resulted from changes in RECO's mix of business and an emphasis on writing shorter tailed business than was previously underwritten.

CHARTWELL
CONSOLIDATED RESULTS OF OPERATIONS

  Six Months Ended June 30, 1995 Compared With Six Months Ended June 30, 1994

    Gross Premiums Written; Net Premiums Written; Net Premiums Earned. Gross premiums written increased 14.2% to $66.1 million for the 1995 period from $57.9 million in the 1994 period. The increase in gross premiums written was attributable to premium growth on the underlying reinsured business, increased participations on existing client treaties, and the establishment of new programs and client relationships in all three of Chartwell's underwriting segments. International business in Global Accounts increased nominally from 1994 levels as a result of establishing new business relationships with ceding companies in markets where rate levels strengthened. Specialty Accounts volume increased over 1994 levels due to the expansion of relationships with existing clients and the addition of new programs in the fidelity, surety and accident and health lines. Regional Accounts volume has increased from 1994 levels primarily due to expansion into the marine market. The distribution of Chartwell's gross premiums written among its three underwriting client segments was as follows (in millions):

                                                                 SIX MONTH
                                                                  PERIODS
                                                               ENDED JUNE 30,
                                                               --------------
                                                               1995     1994
                                                               -----    -----
Specialty...................................................   $30.2    $26.7
Global......................................................    21.3     21.0
Regional....................................................    14.6     10.2
                                                               -----    -----
                                                               $66.1    $57.9
                                                               -----    -----
                                                               -----    -----

    Net premiums written increased 12.5% to $64.3 million for 1995 from $57.2 million in 1994. Net premiums earned increased 29.6% to $61.4 million from $47.4 million in 1994. The increases in net premiums written and net premiums earned were primarily attributable to the reasons noted above with respect to gross premiums written.

    Net Investment Income and Net Realized Capital Gains (Losses). Net investment income, exclusive of realized and unrealized capital gains and losses, increased by 41.0% to $9.4 million in 1995 from $6.6 million for the 1994 period. The net investment income return (net investment income excluding both realized and unrealized gains and losses) based on average invested assets increased to 6.5% in 1995 from 5.4% in 1994. This increase was primarily due to an increase in market interest rates in the second half of 1994. Cash and invested assets increased to $305.2 million at June 30, 1995 as compared to $275.1 million at December 31, 1994 and $265.8 million at June 30, 1994. This increase is primarily attributable to the increase in net premiums written during the past twelve months, and Chartwell's acquisition of Drayton which added $5.1 million to cash and invested assets at June 30, 1995.

    Chartwell realized capital gains of $1.4 million in 1995 as compared to capital losses of $3.5 million in 1994 primarily as a result of the decrease in market interest rates in 1995 which caused the market values of bonds to appreciate during the first six months of 1995, thus providing some opportunities to reposition certain sectors of the portfolio while achieving capital gains. Trading during the first six months was executed principally to modify the portfolio by sector and to capitalize on some opportunities to improve on credit quality without sacrificing yield.

    Other Income. Other income, primarily service revenue from Chartwell Advisers, decreased to $0.5 million for 1995 from $0.8 million in 1994. The service revenue for 1994 included certain one-time fees related to the start-up of NLC.

    Loss and Loss Adjustment Expenses. Losses and loss adjustment expenses ("LAE") incurred increased 17.5% to $44.8 million for the 1995 period from $38.1 million in the 1994 period. This increase is primarily attributable to the increase in loss reserves established as a result of the growth in earned premiums. Net losses and LAE expressed as a percentage of net earned premiums (the loss ratio) decreased to 73.3% for 1995 from 80.5% for the 1994 period. Net losses and LAE for the first six months of 1994 were increased by $4.0 million and the loss ratio increased by 8.4 percentage points for the same six months as a result of the Northridge, California earthquake. Chartwell does not expect to incur any significant losses from either domestic or international catastrophic activity occurring in the first half of 1995. However, since Chartwell's belief is based on preliminary information, no assurance can be given that ultimate net losses will not be higher than currently estimated.

    Policy Acquisition Costs. Policy acquisition costs, primarily brokerage fees paid to reinsurance intermediaries and commissions paid to ceding companies less commissions received from retrocessionaires, increased 35.8% to $14.2 million for 1995 from $10.5 million for the 1994 period. Expressed as a percentage of net premiums earned, acquisition expenses increased to 23.2% in 1995 from 22.1% for the 1994 period. The increase was due to an increase in the amount of pro rata business written, which generally has a higher commission rate than excess of loss business.

    Other Expenses. Other expenses, which include underwriting and administrative expenses, increased 3.8% to $5.2 million for 1995 from $5.0 million for the 1994 period. Expressed as a percentage of net premiums earned, other expenses, excluding the expenses associated with Chartwell Advisers, decreased to 7.7% in 1995 from 9.6% for the 1994 period. This decrease was primarily due to the higher growth in net premiums earned compared to a relatively fixed base of overhead expense.

    Interest and Amortization. Interest and amortization was $3.8 million for both the 1995 and 1994 periods, although the components differed. The 1995 expense amount includes $4.0 million of interest and amortization on Chartwell's Senior Notes, partially offset by $0.2 million of savings from an interest rate swap which was terminated during the second quarter of 1995 at no cost to Chartwell. The 1994 expense amount includes $0.9 million of interest and amortization on a senior term loan and certain subordinated debentures which were outstanding prior to the Senior Notes issuance on March 17, 1994, $2.3 million of interest and amortization on Chartwell's Senior Notes, and a one-time cash conversion incentive payment of $0.8 million associated with certain refinancing transactions completed concurrently with Chartwell's issuance of the Senior Notes, as discussed under "--Liquidity and Capital Resources" below (the Senior Note issuance and the use of proceeds thereof and the foregoing transactions being herein collectively referred to as the "1995 refinancing"), partially offset by $0.2 million of savings from the interest rate swap.

    Income Tax Expense (Benefit). The provision for Federal income taxes in 1995 increased to a $1.6 million expense compared with a $1.9 million benefit in 1994. The primary reason for the increase in 1995 compared with the same period in 1994 was the increase in income before taxes discussed above. The effective Federal tax rate was 33.8% for 1995 and 30.7% in 1994.

    Net Income (Loss) Before Extraordinary Item. Results of operations before extraordinary items increased to a profit of $3.1 million in 1995 from a loss of $4.2 million in the 1994 period because of the factors discussed above.

    Extraordinary Item, Net of Income Tax. Chartwell recognized a net after-tax extraordinary expense of $0.5 million in 1994 for the write-off of unamortized debt issuance costs resulting from Chartwell's 1994 refinancing.

    Net Income (Loss). Chartwell realized a $3.1 million net profit in 1995 compared with a net loss of $4.7 million in the 1994 period because of the factors discussed above.

    Preferred Dividends and Accretion. Preferred dividends and accretion were $1.1 million for the 1994 period. The amount for 1994 includes a 4% cash conversion incentive payment of $0.8 million made to preferred stockholders associated with Chartwell's 1994 refinancing. All of the preferred stock was converted to common stock as part of the 1994 refinancing.

  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

    Gross Premiums Written; Net Premiums Written; Net Premiums Earned. Gross premiums written increased 66.0% to $116.4 million in 1994 from $70.1 million in 1993. Net premiums written increased by 63.2% to $114.0 million in 1994 from $69.8 million in 1993. This growth was due to significant increases in premiums written by all client segments. Specialty Accounts increased 38.5% to $53.8 million from $38.9 million in 1993. Global Accounts increased 100.2% to $39.7 million from $19.8 million in 1993. Regional Accounts increased 100.0% to $22.9 million from $11.4 million in 1993. The growth in Specialty Accounts was primarily the result of new accounts being underwritten by Chartwell and, to a lesser extent, to increases in the size of Chartwell's participation on renewals of certain existing accounts and increases in pricing on certain of Chartwell's Specialty Accounts lines. Global Accounts grew in 1994 over the 1993 level primarily as a result of substantial growth achieved in the international marketplace, where rate levels showed strength. Regional Accounts growth was primarily due to new programs written in 1994. Net premiums earned increased by 50.1% to $102.7 million in 1994 from $68.4 million in 1993. Net premiums earned increased primarily due to the aforementioned increase in written premiums.

    Net Investment Income and Net Realized Capital Gains (Losses). Net investment income, exclusive of realized and unrealized capital gains and losses, increased by 34.4% to $14.8 million in 1994 from $11.0 million in 1993. The net investment income return (net investment income excluding both realized and unrealized gains and losses) on average invested assets increased to 5.7% in 1994 from 5.3% in 1993. This increase was primarily due to an increase in the overall portfolio yield as a result of a higher interest rate environment in 1994. Realized capital losses of $3.8 million were incurred in 1994 compared to realized capital gains of $6.4 million in 1993, primarily as a result of the increase in market interest rates which caused the market values of bonds to decline, thus providing fewer opportunities to sell bonds and achieve capital gains. During

1994, Chartwell modified its investment policy to place more emphasis on current yield without any sacrifice in credit quality.

    Loss and Loss Adjustment Expenses. Net losses and LAE increased to $78.6 million in 1994 from $48.7 million in 1993. Net losses and LAE expressed as a percentage of net earned premiums (the loss ratio) increased to 76.5% in 1994 from 71.2% in 1993. This increase was due to the January 17, 1994 Northridge, California earthquake. As a result of that event, net losses and LAE for 1994 were increased by $5.5 million and the loss ratio was increased by 5.4 percentage points. The earthquake losses are based on information available at the time reserves are being estimated and ultimate losses may be higher or lower. There were no material property catastrophe events which affected the 1993 period.

    Policy Acquisition Costs. Policy acquisition costs, primarily brokerage fees paid to reinsurance intermediaries and commissions paid to ceding companies less commissions received from retrocessionaires, increased 57.8% to $24.3 million in 1994 from $15.4 million in 1993. Expressed as a percentage of net premiums earned, acquisition expenses increased to 23.7% for the year ended December 31, 1994 from 22.5% for the year ended December 31, 1993. The increase was due to an increase during 1994 in the amount of pro rata business written, which generally has a higher rate of commission than excess of loss business.

    Other Expenses. Other expenses, which include underwriting and administrative expenses, were $10.2 million in both 1994 and 1993. Other expenses for 1994 include $1.1 million of salaries and expenses related to the first full year of operation of Chartwell Advisers. Other expenses for 1993 include expenses of $2.0 million related to the preparation and filing of a registration statement for the sale of Chartwell's Common Stock in an initial public offering. The offering was subsequently withdrawn due to market conditions. Exclusive of these expenses, other expenses increased by 10.1% in 1994 from 1993. Such increase was primarily due to an increase in salaries and benefits for existing employees. Expressed as a percentage of earned premiums, other expenses (excluding the two expenses referred to above) decreased to 8.8% in 1994 from 12.0% in 1993.

    Interest and Amortization. Interest and amortization increased 56.7% to $7.4 million in 1994 from $4.7 million in 1993. The increase is primarily due to the issuance of the Senior Notes on March 17, 1994, a cash conversion incentive payment of $0.8 million made to holders of the subordinated debentures upon exercise of certain common stock warrants and the retirement of subordinated debentures, all associated with Chartwell's 1994 refinancing.

    Income Tax Expense (Benefit). Federal income taxes in 1994 were a benefit of $1.7 million compared with an expense of $2.3 million in 1993. The effective federal tax rate of 32.9% in 1994 is lower than the effective rate in 1993 of 33.5%. The largest factor for the decline was the one-time cash conversion incentive payment to subordinated debentureholders in 1994 which produced no income tax benefit.

    Net Income (Loss) Before Extraordinary Item. Results of operations before extraordinary item decreased to a loss of $3.4 million in 1994 from a profit of $4.5 million in the 1993 period because of the factors discussed above.

    Extraordinary Item, Net of Income Tax. Chartwell recognized a net after-tax extraordinary expense of $0.5 million in 1994 for the write-off of unamortized debt issuance costs in connection with its refinancing.

    Net Income (Loss). Chartwell realized a $3.9 million loss in 1994 compared with net income of $4.5 million in the 1993 period because of the factors discussed above.

    Preferred Dividends and Accretion. Preferred dividends and accretion decreased to $1.1 million for 1994 from $1.4 million in 1993. The amount for 1994 includes a 4% cash conversion incentive payment of $0.8 million made to preferred stockholders in connection with Chartwell's 1994 refinancing. The 1994 dividends are only for the period through March 17, 1994, when the preferred stock was converted to common stock, while the 1993 dividends were for the entire year.

  Year Ended December 31, 1993 Compared to Year Ended December 31, 1992

    Gross Premiums Written; Net Premiums Written; Net Premiums Earned. Gross premiums written increased 65.5% to $70.1 million in 1993 from $42.3 million in 1992. Net premiums written increased by 76.2% to $69.8 million in 1993 from $39.6 million in 1992. This growth was principally due to an increase in premiums written by Specialty Accounts to $38.9 million from $22.6 million in 1992, and the establishment of Regional Accounts in July 1992. The growth in Specialty Accounts was primarily the result of new accounts being underwritten by Chartwell and, to a lesser extent, to increases in the size of Chartwell's participation on renewals of certain existing accounts and increases in pricing on certain of Chartwell's Specialty Accounts lines. Net premiums earned increased by 85.3% to $68.4 million in 1993 from $36.9 million in 1992. Net premiums earned increased primarily due to the aforementioned increase in written premiums. In addition, Chartwell ceded less earned premiums in 1993 with respect to catastrophe coverages than in 1992 as a result of the cancellation of approximately 100 assumed property catastrophe treaties, thereby reducing the amount of catastrophe coverage purchased by Chartwell.

    Net Investment Income and Net Realized Capital Gains (Losses). Net investment income, exclusive of realized and unrealized capital gains and losses, decreased by 2.2% to $11.0 million in 1993 from $11.2 million in 1992 primarily due to a decline in interest rates, offset in part by an increase in invested assets. The net investment income return (net investment income excluding both realized and unrealized capital gains and losses) based on average invested assets decreased to 5.3% in 1993 from 6.7% in 1992. Realized capital gains increased to $6.4 million in 1993 from $1.3 million in 1992 primarily as a result of the change in the interest rate environment as discussed below.

    Total return (the sum of net investment income and realized and unrealized capital gains and losses) based on average invested assets increased 52.3% to $18.7 million (including $1.3 million of unrealized capital gains) for 1993 from $12.3 million (including $0.3 million of unrealized capital losses) for 1992 primarily due to a lower interest rate environment, which caused the market value of the securities in Chartwell's investment portfolio to increase.

    Loss and Loss Adjustment Expenses. Net loss and LAE increased to $48.7 million in 1993 from $44.1 million in 1992. Net losses and LAE expressed as a percentage of net earned premiums (the loss ratio) decreased to 71.2% in 1993 from 119.4% in 1992. Net losses and LAE in 1992 were increased by $13.6 million and the loss ratio was increased by 36.8 percentage points as a result of Hurricanes Andrew and Iniki. In addition, in 1992 Chartwell's mix of assumed business consisted of proportionately more excess of loss coverages which generally have a higher loss ratio than pro rata coverages.

    Policy Acquisition Costs. Policy acquisition costs, primarily brokerage fees paid to reinsurance intermediaries and commissions paid to ceding companies less commissions received from retrocessionaires, increased 100.0% to $15.4 million in 1993 from $7.7 million in 1992. Expressed as a percentage of net premiums earned, acquisition expenses increased to 22.5% for the year ended December 31, 1993 from 20.8% for the year ended December 31, 1992. The increase was due to an increase during 1993 in the amount of pro rata business written, which generally has a higher rate of commission than excess of loss business.

    Other Expenses. Other expenses increased 25.5% to $10.2 million in 1993 from $8.2 million in 1992. Other expenses for 1993 include expenses of $2.0 million related to the preparation and filing of a registration statement for the sale of Chartwell's common stock in an initial public offering. The offering was subsequently withdrawn due to market conditions. Other expenses in 1992 include a valuation allowance of $1.8 million which was established to reduce deposits under certain reinsurance contracts to amounts that would be recoverable under experience refund calculations consistent with the requirements of SFAS No. 113. Exclusive of these two expenses, other expenses increased by 29.6% from 1992 to 1993. Such increase was primarily due to an increase in base salaries of approximately 6% for existing employees, the addition of new personnel and an increase in consulting expenses related to the development of a management compensation program. Expressed as a percentage of earned premiums, other expenses (excluding the two expenses referred to above) decreased to 12.0% in 1993 from 17.2% in 1992.

    Interest and Amortization. Interest and amortization increased 31.1% to $4.7 million in 1993 from $3.6 million in 1992. The increase is primarily due to interest on the subordinated debentures issued December 31, 1992 and amortization of related debt issuance costs.

    Income Tax Expense (Benefit). Federal income taxes increased to an expense of $2.3 million in 1993 from a benefit of $4.7 million in 1992 because of the improvement in 1993 results discussed above. The effective federal tax rate was 33.5% in both 1993 and 1992.

    Net Income (Loss). Net income increased to a profit of $4.5 million in 1993 from a loss of $9.3 million in 1992 because of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    As a holding company, Chartwell's assets consist primarily of the stock of its subsidiary, Chartwell Reinsurance, and its cash flow depends largely on dividends and tax sharing payments from Chartwell Reinsurance. Chartwell Reinsurance's sources of funds consist primarily of net premiums, reinsurance recoveries, investment income and proceeds from sales and redemptions of investments. Funds are applied primarily to payments of claims, operating expenses and income taxes and to the purchase of investments, largely fixed income securities. Premiums are typically received in advance of related claim payments. Cash and short-term investments are maintained for the payment of claims and expenses.

    Consolidated cash flow from operations was $14.3 million for the first six months of 1995 compared to consolidated cash flow from operations of $13.8 million in the 1994 period. The primary contributors to the positive cash flow for the 1995 period were underwriting cash flow (i.e., premiums received less paid losses and LAE and underwriting expenses) and investment income received. For the years ended December 31, 1994, 1993 and 1992, Chartwell's consolidated cash flow provided by operations was $30.2 million, $10.2 million and $8.5 million, respectively. The improvement in operating cash flow for 1994 was due primarily to the increase in gross premiums written.

    For the six months ended June 30, 1995, the carrying value of investments and cash increased by $30.1 million, or 10.9%, to $305.2 million at June 30, 1995, from $275.1 million at December 31, 1994. The pre-tax unrealized capital gain or loss on the fixed maturity investment portfolio improved at June 30, 1995 to a net unrealized capital gain of $2.0 million pre-tax, compared with a net unrealized capital loss of $13.0 million pre-tax as of December 31, 1994.

    Sales of investments were $142.0 million and $181.7 million for the six months ended June 30, 1995 and 1994, respectively. Much of the activity that occurred in the 1994 period was due to changes in Chartwell's investment guidelines which called for a repositioning of the portfolio into higher yielding securities as interest rates trended upward, particularly at the short-end of the yield-curve. During this period, Chartwell kept durations short and reduced its exposure to corporate bonds by selling longer maturity corporate bonds in favor of shorter maturity securities. Trading activity increased during the second quarter of 1995 primarily to modify the portfolio by sector and to capitalize on some opportunities to improve on credit quality without sacrificing yield. Also at June 30, 1995, cash and cash equivalents increased to $106.0 million from $37.0 million at December 31, 1994, as Chartwell increased its short term investment position due to its changing perspective concerning the direction of interest rates and a pending shift in its portfolio mix. During the third quarter Chartwell invested a substantial portion of the cash and cash equivalents in intermediate term securities.

    At December 31, 1994, the carrying value of total investments, including cash and cash equivalents, increased by $55.4 million, or 25.2% to $275.1 million compared to $219.7 million at December 31, 1993. The primary reasons for the increase were the net cash provided by operations of $30.2 million plus cash provided by financing activities of $43.8 million (primarily the net proceeds of the Senior Note offering of $71.9 million less debt repayment of $25.9 million). These increases were partially offset by the decrease in the carrying value of the securities in the investment portfolio as a result of realized and unrealized losses of $17.9 million in 1994.

    As indicated in the consolidated statements of cash flows, Chartwell sold fixed income securities in the amount of $238.6 million, $354.4 million and $247.6 million for the years ended December 31, 1994, 1993 and 1992, respectively. The sales of investments in 1994 principally consisted of dispositions of lower yielding securities in the early part of the year to increase Chartwell's current yield, in accordance with Chartwell's current investment strategy. The sales of investments in 1993 were primarily due to Chartwell's former investment strategy to maximize total return.

    As of June 30, 1995, over 99% of Chartwell's fixed maturity investments were rated investment grade by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Corporation ("S&P"). While uncertainties exist regarding interest rates and inflation, Chartwell attempts to minimize such risks and exposures by balancing the duration of reinsurance liabilities with the duration of assets in its investment portfolio. The current market value of Chartwell's fixed maturity investments is not necessarily indicative of their future valuation. Chartwell does not have any investments in real estate or high-yield bonds, and does not have any non-income producing investments.

    Financing activities have also been a source of liquidity for Chartwell and its subsidiaries. On December 31, 1992, Chartwell raised $41.2 million through the private issuance to a group of U.S. and international investors of common stock, preferred stock and subordinated debentures. Of the net proceeds, $21.4 million was contributed to the statutory surplus of Chartwell Reinsurance and $7.5 million was used to reduce the outstanding balance under a senior term loan incurred to finance the Acquisition.

    On March 17, 1994, Chartwell completed the offering of $75.0 million principal amount of the Senior Notes. Net proceeds of $71.9 million (after transaction expenses) were received by Chartwell and were used as follows:

        . $30.0 million was contributed to the statutory surplus of Chartwell Reinsurance.

        . $23.4 million was used to retire the remaining amount outstanding under the senior term loan at par.

        . $18.5 million, the remaining proceeds, was held by Chartwell for working capital.

    Concurrently with the Senior Notes offering, as part of the 1994 refinancing, (i) all outstanding shares of two series of Chartwell's preferred stock were converted to common stock, (ii) all outstanding shares of the remaining series of preferred stock were redeemed for a nominal consideration and (iii) the holders of certain warrants issued in connection with Chartwell's subordinated debentures referred to above exercised their right to acquire common stock and in connection therewith, all the outstanding subordinated debentures were retired.

    On May 17, 1995, Chartwell terminated an interest rate swap transaction it had entered into in April 1994 with a notional amount of $37.5 million to hedge the 10.25% fixed interest rate on the Senior Notes. The effect on the financial statements of this swap was a reduction of interest expense of $0.2 million for both six month periods ended June 30, 1995 and 1994.

    Chartwell's primary uses of funds prior to the Senior Notes offering had been to pay interest on its senior term loan and subordinated debentures, dividends on preferred stock, and operating expenses and taxes. Chartwell's aggregate payments of interest and dividends for the year ended December 31, 1993 were $4.2 million. Following the 1994 refinancing, the preferred stock was no longer outstanding and Chartwell's only outstanding indebtedness was the Senior Notes. Chartwell's current annual interest expense under the Senior Notes is $7.7 million.

    Chartwell has entered into a commitment letter with Shawmut Bank Connecticut, N.A. with respect to the New Bank Facility. The New Bank Facility provides for a $20.0 million credit facility ("Tranche A") and a separate $10.0 million revolving credit facility ("Tranche B"). Chartwell Holdings will borrow the full amount under Tranche A as of the Effective Time and use the proceeds to repay in full Piedmont's existing bank debt. Tranche B is not expected to be drawn immediately but instead to be available for borrowing by Chartwell or Chartwell Holdings at a later date. Tranche A has a seven year term (subject to two one-year extensions) and requires equal annual repayments of principal after the first year. Tranche B has a three year term and requires no principal repayments until maturity. Both Tranches provide for interest at a spread over LIBOR or the prime rate (at Chartwell's option) which varies based on Chartwell Holdings' senior debt rating. Such spreads range from 0.75% to 1.75% over LIBOR and from 0.125% to 0.5% over the prime rate. The New Bank Facility also provides for customary fees, covenants and events of default.

    Upon the Merger, Chartwell will become the successor to Piedmont under the CI Notes. The CI Notes do not require any interest payments until maturity or earlier redemption or repurchase. Under certain circumstances, the CI Notes may be settled by delivery of shares of common stock. See "DESCRIPTION OF CONTINGENT INTEREST NOTES."

    Chartwell may incur additional indebtedness in the future, subject to the limitations contained in the Senior Notes Indenture, the agreements governing the New Bank Facility and the CI Notes Indenture.

    Chartwell is largely dependent upon receipt of dividends and other statutorily permissible payments from Chartwell Reinsurance to meet its obligations. Under the applicable provisions of the insurance holding company laws of the State of Minnesota, Chartwell Reinsurance may, upon five days notice to the Commissioner of the Minnesota Department of Commerce (the "Commissioner") following the declaration of dividends to stockholders, and upon at least ten days notice to the Commissioner prior to dividend payments, pay dividends to stockholders without the approval of the Commissioner, unless such dividends, together with other dividends paid within the preceding twelve months, exceed the greater of (i) 10% of Chartwell Reinsurance's policyholder surplus as of the end of the prior calendar year or (ii) Chartwell Reinsurance's statutory net income, excluding realized capital gains, for the prior calendar year. Any dividend in excess of the amount determined pursuant to the foregoing formula would be characterized as an "extraordinary dividend" requiring the prior approval of the Commissioner. In any case, the maximum amount of dividends Chartwell Reinsurance may pay is limited to its earned surplus, also known as unassigned funds. As of December 31, 1994, Chartwell Reinsurance reported unassigned funds in the amount of $15.1 million. Under the foregoing formula, up to $8.1 million was available for the payment of dividends by Chartwell Reinsurance without regulatory approval in 1994. Chartwell

Reinsurance paid Chartwell no dividends in 1994 and an aggregate of $0.4 million in dividends in 1993. Up to $11.2 million is available under the foregoing formula for the payment of dividends by Chartwell Reinsurance without regulatory approval in 1995.

    Under New York law, which is applicable to RECO, the maximum ordinary dividend payable in any twelve month period without the approval of the Superintendent of Insurance of the New York Insurance Department (the "Superintendent") may not exceed the lesser of (a) 10% of policyholders surplus as shown on the company's last Annual Statement or any more recent quarterly statement or (b) the company's adjusted net investment income. Adjusted net investment income is defined as net investment income for the twelve months preceding the declaration of the dividend plus the excess, if any, of net investment income over dividends declared or distributed during the period commencing thirty-six months prior to the declaration or distribution of the current dividend and ending twelve months prior thereto. In any case, New York law permits the payment of an ordinary dividend by an insurer or reinsurer only out of earned surplus.

    In addition to the foregoing limitation, the New York Insurance Department, as a routine matter in any change of control situation, will generally require the acquiring company to commit to not cause the acquired New York-domiciled insurer to pay any ordinary dividends for two years after the change of control without prior regulatory approval.

    The maximum dividend permitted by law is not indicative of an insurer's actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends. Furthermore, beyond the limits described in the preceding paragraph, the Commissioner and Superintendent have discretion to limit the payment of dividends by insurance companies domiciled in Minnesota and New York, respectively.

    Management believes that current levels of cash flow from operations and assets held at the holding company level provide Chartwell with sufficient liquidity to meet its operating needs in the short term (over the next 12 months), including the payment of interest on the Senior Notes and the New Bank Facility. Management expects Chartwell to be able to continue to meet its operating needs after the next 12 months from internally generated funds. Since the ability of Chartwell to meet its obligations in the long term (beyond such 12-month period) is dependent upon such factors as market changes, insurance regulatory changes and economic conditions, no assurance can be given that the available net cash flow will be sufficient to meet its operating needs. Chartwell expects that, in order to repay the principal amount of the Senior Notes on maturity or otherwise, it will be required to seek additional financing or engage in asset sales or similar transactions, and would be required to take similar actions in order to repay the CI Notes on maturity or otherwise, in the event it chose or was required to settle the CI Notes in cash rather than common stock. There can be no assurance that sufficient funds for any of the foregoing purposes would be available to Chartwell at such time.

REGULATORY ACCOUNTING PRACTICES

    Management does not believe that current accounting changes being contemplated by regulatory authorities, if implemented, would have a significant effect on the operations or liquidity of Chartwell.

EFFECTS OF INFLATION

    The effects of inflation on Chartwell are considered in pricing and estimating reserves for unpaid losses and loss adjustment expenses. The actual effects of inflation on Chartwell's results cannot be accurately determined until ultimate losses are settled. However, based on the actual results reported to date, management believes that premium rates and loss reserves, including reserves for losses that have been incurred but not reported, adequately incorporate the effects of inflation. See "CHARTWELL RE CORPORATION--Business--Reserves."

NAIC-IRIS RATIOS

    The NAIC's Insurance Regulatory Information System was developed by a committee of state insurance regulators and is primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 11 industry ratios and specifies "usual values" for each ratio. Departure by an insurer from the usual values on four or more of the ratios generally leads to inquiries from individual state insurance commissioners as to certain aspects of such insurer's business. Departure from a usual value does not necessarily indicate an adverse condition, but rather a deviation from the norm.

    For the year ended December 31, 1994, Chartwell Reinsurance fell outside the range of usual IRIS values with respect to the values for Changes in Writings and the Estimated Current Reserve Deficiency to Surplus ratio. Both of these unusual values resulted from the increase in net written premiums.

    Significantly, for the year ended December 31, 1994, Chartwell Reinsurance's IRIS ratios for one-and two-year reserve development to surplus ratios were well within the NAIC's usual range.

                        PIEDMONT MANAGEMENT COMPANY INC.

BUSINESS

HISTORY

    Piedmont was incorporated in Delaware in March, 1968 as a business corporation offering financial services through the operations of its subsidiaries. In July of that year it acquired all of the capital stock of RECO and in February, 1969 it acquired substantially all of the capital stock of Lexington Research and Management Corporation, which was merged into LMC. Today, Piedmont continues to operate chiefly through these two subsidiaries, RECO and LMC, in the fields of property and casualty insurance and reinsurance, asset management and investment counseling. Piedmont oversees the operations of these subsidiaries and provides them with capital, management and administrative services.

    Piedmont and RECO are subject to the insurance holding company laws of New York and other states in which they do business. These laws require registration and the furnishing of periodic information concerning the operations of companies within the holding company system which may materially affect the operations, management or financial condition of the registered insurers within the system. Notice to state insurance departments is required prior to the consummation of certain material transactions between a registered insurer and any person in its holding company system and, in addition, certain of such material transactions cannot be consummated without prior state approval. These requirements are intended to protect the interests of policyholders, not the interests of stockholders.

    At June 30, 1995, Piedmont owned 49% of the outstanding capital stock of Inter-Reco, a general insurance agency, and was a limited partner in a general insurance agency, FIU. Further, RECO owns 48% of the voting capital stock of CNC, the parent of Continental National Indemnity Company ("CNI"), based in Cincinnati, Ohio. CNI underwrites a specialized book of trucking insurance and other commercial casualty business. RECO also owns 100% of the capital stock of ReCor Insurance Company Inc. ("ReCor"). ReCor is currently inactive but is licensed to underwrite business in various states.

    Because the Lexington operations will not be included in the Merger, they are not described in the remainder of this section. For further information about these operations, see the Preliminary Information Statement with respect to Lexington and the Spin-off which has been mailed to Piedmont stockholders together with this Prospectus.

REINSURANCE OPERATIONS

    Founded in 1936, RECO is one of the oldest reinsurance companies in the United States. It is licensed to underwrite business in all states except Maine and Hawaii and is an approved surety for bonds and undertakings required for United States government contracts. It is also qualified to underwrite business in all U.S. Possessions as well as in Canada where it maintains a resident agent who represents RECO.

REINSURANCE BUSINESS

    RECO is engaged in providing reinsurance to ceding insurers of property and casualty risks that purchase reinsurance principally to reduce their liability on individual risks, to protect themselves against catastrophic losses and to enhance their ratio of total net liabilities to capital and surplus. RECO's general policy is to develop business through qualified reinsurance brokers. The business can be underwritten on either a treaty or facultative basis and on either a pro rata or an excess of loss basis.

    As part of its reinsurance business, RECO maintains underwriting participations in several pools that insure a variety of industrial, marine and aviation risks. The pool contributing the largest amount of net premiums written to RECO, the Somerset Marine Pool, insures the hulls of ships owned by international shipping lines and is the foremost insurer of many of the world's passenger fleets. The Somerset Aviation Pool deals with aircraft manufacturers and commercial general aviation. In addition, RECO is one of the founding members of Industrial Risk Insurers, a facility established in the 1950's to insure high value industrial risks.

DIRECT INSURANCE BUSINESS

    In recent years, RECO has sought to identify market opportunities and has developed a book of "controlled source" direct insurance business. Through the production facilities of two Piedmont affiliated companies, FIU and Inter-Reco, as well as an insurance agency affiliated with CNI, RECO has served as an issuing company for selected lines of property and casualty insurance. The companies producing the business do so in accordance with strict guidelines established by RECO. RECO underwriting staff reviews all coverages bound by the agencies and claims administration is monitored between the agencies and RECO. In 1994 direct business accounted for 13% of RECO's net premiums written.

UNDERWRITING RESULTS

    The following tables set forth for the periods indicated RECO's net premiums written, its net premiums earned and its combined ratios determined on a GAAP basis. The combined loss and expense ratio, expressed as a percentage, is a standard measure of underwriting results commonly used in the property and casualty industry. It is arrived at by taking the sum of the ratio of net losses and loss expenses incurred to net premiums earned plus the ratio of net underwriting expenses to net premiums earned. A combined ratio under 100% indicates an underwriting profit; a combined ratio over 100% indicates an underwriting loss.

                               SIX MONTHS ENDED JUNE 30,                           YEARS ENDED DECEMBER 31,
                           ---------------------------------   -----------------------------------------------------------------
                                1995              1994               1994               1993               1992           1991
                           ---------------   ---------------   ----------------   ----------------   ----------------   --------
                                                                  (DOLLARS IN THOUSANDS)
NET PREMIUMS WRITTEN:
Treaty
 Property................  $17,113    26.0%  $19,269    29.9%  $ 44,910    31.6%  $ 27,284    24.3%  $ 25,996    22.5%  $ 33,147
 Casualty................   20,963    31.8    15,763    24.4     37,429    26.4     31,542    28.1     46,591    40.4     35,350
Facultative
 Property................    2,023     3.1     2,065     3.2      4,749     3.3      6,352     5.7      4,471     3.9      5,047
 Casualty................    1,274     1.9     1,288     2.0      2,095     1.5      2,474     2.2      2,947     2.6      4,106
Surety...................    2,551     3.9     1,983     3.1      4,750     3.3      6,310     5.6     13,538    11.7     11,417
Pools....................   12,533    19.0    15,305    23.7     29,236    20.6     27,017    24.1     16,778    14.6     11,753
Direct...................    9,456    14.3     8,838    13.7     18,866    13.3     11,261    10.0      5,025     4.3      4,014
                           -------   -----   -------   -----   --------   -----   --------   -----   --------   -----   --------
    All Classes..........  $65,913   100.0%  $64,511   100.0%  $142,035   100.0%  $112,240   100.0%  $115,346   100.0%  $104,834
                           -------   -----   -------   -----   --------   -----   --------   -----   --------   -----   --------
                           -------   -----   -------   -----   --------   -----   --------   -----   --------   -----   --------
NET PREMIUMS EARNED:
TREATY
   Property..............  $15,390    24.6%  $13,472    23.9%  $ 37,593    29.1%  $ 27,169    23.9%  $ 27,582    23.6%  $ 33,729
   Casualty..............   19,972    31.9    15,923    28.2     36,414    28.2     36,168    31.8     47,897    40.9     23,559
Facultative
   Property..............    2,316     3.7     2,044     3.6      5,452     4.2      6,241     5.5      4,418     3.8      4,640
   Casualty..............    1,403     2.2     1,502     2.7      2,206     1.7      2,348     2.1      3,154     2.7      4,562
Surety...................    2,583     4.1     2,817     5.0      5,435     4.2      8,457     7.4     13,506    11.5     11,918
Pools....................   12,781    20.5    13,486    23.9     27,165    21.0     25,779    22.7     15,921    13.6     11,779
Direct...................    8,139    13.0     7,195    12.7     15,107    11.6      7,542     6.6      4,511     3.9      3,274
                           -------   -----   -------   -----   --------   -----   --------   -----   --------   -----   --------
All Classes..............  $62,584   100.0%  $56,439   100.0%  $129,372   100.0%  $113,704   100.0%  $116,989   100.0%  $ 93,461
                           -------   -----   -------   -----   --------   -----   --------   -----   --------   -----   --------
                           -------   -----   -------   -----   --------   -----   --------   -----   --------   -----   --------
RECO GAAP
COMBINED RATIOS:
Treaty
 Property................             99.7%            144.4%             123.1%              94.0%             156.8%
 Casualty................            126.9             124.1               24.3              137.0              131.0
Facultative
 Property................            142.9             265.1              193.8              122.2              151.6
 Casualty................            (76.4)            (49.6)             (34.1)             108.1              154.8
Surety...................             50.4              84.0               27.1               63.0               97.7
Pools....................            123.4             153.9              145.1              100.1              110.0
Direct...................            117.5              93.1              101.1               96.7              108.5
All Classes..............            111.1%            130.6%             121.8%             109.5%             131.0%

                                         1990
                                   ----------------

NET PREMIUMS WRITTEN:
Treaty
 Property................   31.6%  $ 35,379    43.0%
 Casualty................   33.7     11,651    14.2
Facultative
 Property................    4.8      3,149     3.8
 Casualty................    3.9      6,716     8.2
Surety...................   10.9     13,173    16.0
Pools....................   11.2      9,641    11.7
Direct...................    3.9      2,570     3.1
                           -----   --------   -----
    All Classes..........  100.0%  $ 82,279   100.0%
                           -----   --------   -----
                           -----   --------   -----
NET PREMIUMS EARNED:
TREATY
   Property..............   36.1%  $ 37,458    43.4%
   Casualty..............   25.2     13,430    15.5
Facultative
   Property..............    5.0      3,325     3.9
   Casualty..............    4.9      6,686     7.7
Surety...................   12.7     14,811    17.1
Pools....................   12.6      9,725    11.3
Direct...................    3.5        982     1.1
                           -----   --------   -----
All Classes..............  100.0%  $ 86,417   100.0%
                           -----   --------   -----
                           -----   --------   -----
RECO GAAP
COMBINED RATIOS:
Treaty
 Property................  128.8%             114.4%
 Casualty................  145.8              179.3
Facultative
 Property................  148.2              121.2
 Casualty................  179.7              154.6
Surety...................   92.7               61.8
Pools....................  103.1              120.4
Direct...................  129.6              163.9
All Classes..............  128.5%             119.8%

LOSS RESERVING

    RECO establishes loss and loss expense reserves to provide for the ultimate cost of settlement and administration of losses, including an estimate for losses that the ceding insurer has incurred but not yet reported to RECO.

    RECO establishes reserves for reported losses upon notice of the loss from the ceding insurer. The reserves can equal or exceed the amount recommended by the ceding insurer. RECO also makes its own reserve determination for ongoing treaty excess of loss, facultative and direct business and considers such factors as the type of risk, the circumstances surrounding the loss, the severity of the damage, the potential for ultimate exposure, RECO's experience with the ceding insurer, the line of business and the terms of the reinsurance agreement. RECO continually reviews the adequacy of its reserves.

    RECO establishes IBNR reserves to adjust for the lag between the time the loss is incurred and the time the loss is reported to RECO and to reflect potential adverse developments relating to reported but unpaid losses. The IBNR reserves are an estimate of ultimate losses incurred but not yet reported based on historical loss development. Such estimates reflect potential unusual and large losses that may have an impact on the IBNR reserves, emerging loss development patterns for both paid and incurred losses, earned premiums and expected ultimate loss ratios, the current litigious environment, the regulatory outlook and economic conditions.

    Loss reserves are only estimates of what the insurer or reinsurer expects to pay on claims based on known facts and circumstances, and it is possible that the ultimate liability may exceed or be less than such estimates. Such estimates are based, among other things, on predictions of events and estimates of future trends in claims severity and frequency. During the loss settlement period, which in some cases may last several years, additional facts regarding individual claims may become known and require RECO to increase or enable it to decrease the estimate of liability on a claim. Even then, the ultimate liability may exceed or be less than the revised estimates. The reserving process is intended to provide implicit recognition of the impact of inflation and other factors affecting loss payments by taking into account changes in historical payment patterns and perceived probable trends. There is generally no precise method to evaluate the impact of any specific factor because the eventual deficiency or redundancy of reserves is affected by many interdependent factors.

    The following table includes a reconciliation of the changes in the net reserves for outstanding losses and loss expenses, including net paid losses and loss expenses, for each year in the three year period ended December 31, 1994. The reserves are also adjusted each year to reflect revised estimates of ultimate liability. The effect of such adjustments is reflected in each year's operating results.

                                                              YEARS ENDED DECEMBER 31,
                                                        ------------------------------------
                                                          1994          1993          1992
                                                        --------      --------      --------
                                                                   (000 OMITTED)
Gross reserves for outstanding losses and loss
  expenses at January 1..............................   $433,810      $447,767      $391,202
Ceded reserves for outstanding losses and loss
  expenses...........................................   (138,077)     (149,937)     (106,756)
                                                        --------      --------      --------
Net reserves for outstanding losses and loss expenses
  at January 1.......................................    295,733       297,830       284,446
Net losses and loss expenses incurred:
  related to current year............................    104,590        76,265        93,750
  related to prior years.............................      9,135        12,544        13,797
                                                        --------      --------      --------
    Total net losses and loss expenses incurred......    113,725        88,809       107,547
                                                        --------      --------      --------
Net paid losses and loss expenses:
  related to current year............................    (41,198)      (33,705)      (43,591)
  related to prior years.............................    (66,751)      (57,201)      (50,572)
                                                        --------      --------      --------
    Total net paid losses and loss expenses..........   (107,949)      (90,906)      (94,163)
                                                        --------      --------      --------
Reserves for net outstanding losses and loss expenses
  at December 31.....................................   $301,509      $295,733      $297,830
                                                        --------      --------      --------
                                                        --------      --------      --------

    The next table summarizes RECO's reserves net of associated reinsurance recoverables for outstanding losses and loss expenses as originally estimated at December 31, for the years 1984 through 1993; gross reserves for 1992 and 1993 and the development of those losses and loss expenses with respect to subsequent payments and revisions of the original reserve estimates. The amounts included in the table have been determined in accordance with GAAP, but do not differ from the amounts recorded on a statutory basis.

    "Reserves for net outstanding losses and loss expenses" reflects the reserves at December 31 for each of the indicated years and represents the estimated amount of losses and loss expenses established in each such year and all prior years that are unpaid at December 31.

    The table also includes the "cumulative amount paid" with respect to the previously recorded liability as of the end of each subsequent year. For example, as of December 31, 1994, payments of $108 million have been made against the reestimated $245 million of reserves carried on December 31, 1988. Therefore, on the basis of reserves as estimated at the end of 1994, approximately $137 million of losses incurred through 1988 remained to be paid at the end of 1994.

    The "reestimated liability" section of the table reflects reestimates of previously recorded reserves based on loss experience as of the end of each succeeding year. As additional information becomes available about the frequency and severity of losses for individual years, the reserve estimates are revised. Revisions to the estimated reserve amounts are reflected in each year's results of operations. The "cumulative deficiency" line of the table reflects the aggregate revisions to reserve estimates during all prior years, such that a loss development in one year affects the reserves of each subsequent year from the date the loss was first recorded until the loss is paid.

    Information with respect to the cumulative development of gross reserves as of December 31, 1992 and 1993 also appears at the bottom portion of the table.

    Conditions and trends that have affected the development of liabilities in the past will not necessarily occur in the future. Accordingly, it may not be appropriate to extrapolate future loss development based on the table.

 YEAR ENDED                1984       1985       1986      1987      1988      1989      1990      1991      1992      1993
- ------------------------ ---------  ---------  --------  --------  --------  --------  --------  --------  --------  --------
                                                                    (000 OMITTED)
Reserves for net
 outstanding losses and
 loss expenses on
 December 31............ $  63,290  $  82,956  $118,418  $161,306  $193,216  $248,144  $255,483  $284,446  $297,830  $295,733
Cumulative amount paid
 as of:
 One year later.........    31,110     34,416    37,646    39,422    32,422    47,286    45,279    50,572    57,201    66,751
 Two years later........    50,056     53,799    62,942    54,698    57,388    77,876    76,105    82,350    94,696
 Three years later......    62,560     72,472    64,725    76,311    76,755    97,865    97,328   108,589
 Four years later.......    76,600     67,063    75,864    83,642    86,927   113,926   118,010
 Five years later.......    66,760     74,894    87,241    89,216    95,064   131,690
 Six years later........    72,974     84,403    89,935    93,786   107,613
 Seven years later......    80,615     85,453    91,989   104,515
 Eight years later......    80,687     85,919   101,552
 Nine years later.......    80,624     94,992
 Ten years later........    89,385
Reestimated liability as
 of:
 One year later.........    77,317     92,108   123,559   166,736   209,302   255,692   261,283   298,243   310,374   304,868
 Two years later........    84,753    100,871   137,849   180,122   212,085   263,221   274,439   308,621   313,468
 Three years later......    93,312    118,194   156,120   188,210   218,219   274,007   285,290   315,948
 Four years later.......   107,828    135,780   164,527   196,496   226,239   283,708   292,513
 Five years later.......   124,895    145,046   176,685   206,138   235,214   292,939
 Six years later........   133,827    158,010   187,305   214,327   245,092
 Seven years later......   144,792    170,420   196,158   224,557
 Eight years later......   157,534    178,975   207,718
 Nine years later.......   166,883    191,331
 Ten years later........   178,884

Net Cumulative
Deficiency:............. $(115,594) $(108,375) $(89,300) $(63,251) $(51,876) $(44,795) $(37,030) $(31,502) $(15,638) $ (9,135)

 YEAR ENDED                 1994
- ------------------------  --------
Reserves for net
 outstanding losses and
 loss expenses on
 December 31............  $301,509
Cumulative amount paid
 as of:
 One year later.........
 Two years later........
 Three years later......
 Four years later.......
 Five years later.......
 Six years later........
 Seven years later......
 Eight years later......
 Nine years later.......
 Ten years later........
Reestimated liability as
 of:
 One year later.........
 Two years later........
 Three years later......
 Four years later.......
 Five years later.......
 Six years later........
 Seven years later......
 Eight years later......
 Nine years later.......
 Ten years later........
Net Cumulative
Deficiency:.............

Gross reserves for outstanding losses and loss expenses on December 31....... $447,767  $433,810  $461,534
Reinsurance recoverable...................................................... (149,937) (138,077) (160,025)
                                                                              --------  --------  --------
 Net reserves on December 31.................................................  297,830   295,733  $301,509
Gross reestimated liability one year later...................................  495,724   474,600
Reestimated recoverable one year later....................................... (185,350) (169,732)
                                                                              --------  --------
 Net reestimated liability one year later....................................  310,374   304,868
Gross reestimated liability two years later..................................  509,680
Reestimated recoverable two years later...................................... (196,212)
                                                                              --------
 Net reestimated liability two years later...................................  313,468
Gross cumulative deficiency.................................................. $(61,913) $(40,790)

    The foregoing table indicates a net deficiency of $9.1 million, 3% of the net reserves carried for the years 1993 and prior. A significant portion of the deficiency relates to casualty treaty excess of loss and multi-line excess of loss business written in years 1985 and prior. RECO ceased underwriting this business, which is characterized as "long tail" liability business, subsequent to 1985. RECO has instead concentrated on property reinsurance, non-standard auto liability reinsurance and, in recent years, the development of a primary book of insurance business. Included in this business are "main street" property and liability lines, habitational risk and trucking liability lines. The loss reserves on these classes of business have been relatively stable.

    A cumulative deficiency of $40.8 million has developed with respect to 1993 and prior years' gross loss reserves. This represents 9.4% of the gross reserves carried for the years 1993 and prior. As explained above, a significant portion of the net deficiency relates to casualty treaty excess and multi-line excess business written in 1985 and prior years. A significant amount of this business is subject to reinsurance, accounting for the $31.7 million difference between gross and net deficiencies. The company believes that this reinsurance recoverable is collectible, although no assurance can be given that changes in circumstances or other factors will not affect RECO's ability to collect in full.

    RECO continues to receive claims for losses asserting injury from asbestos, toxic waste and other environmental pollutants. These claims fall within the periods prior to 1985 before the standard exclusionary clauses for such injuries were written into policy forms. The company's ultimate liability for these claims is extremely difficult to estimate and does not lend itself to traditional actuarial reserving techniques.

    Environmental claims are particularly challenging to a reinsurance company. Such claims involve underlying coverage disputes between the insured party and its insurer; substantial legal defense costs; questions as to occurrences and aggregation of claims and "late notice" issues. Environmental liability suits often contain multiple party and multiple site actions that result in varied adjudications among insureds and their insurers. Such a complex setting forces the parties to find a reasonable basis for settling the claims. These widely varying settlements involving primary insurers force challenges upon the reinsurer with respect to the extent to which they should follow the settlements of their ceding companies.

    Despite the difficulties and uncertainties inherent in estimating potential liabilities for environmental and other latent injury claims, management believes that its reserves for losses and loss expenses are adequate in the aggregate. However, there can be no assurance that adverse developments will not arise in the future particularly related to asbestos and environmental exposures. In the Merger Agreement, Piedmont has agreed to record the Reserve Addition prior to the Merger. See "THE MERGER--The Merger Agreement."

    The following table summarizes loss reserve, incurred and payment activity for environmental and other latent injury claims for 1994 and 1993:

                                                               YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                              1994                  1993
                                                       ------------------    ------------------
                                                        GROSS       NET       GROSS       NET
                                                       -------    -------    -------    -------
                                                         (000 OMITTED)         (000 OMITTED)
Reserves for outstanding losses and loss expenses...   $35,500    $25,200    $28,000    $22,900
Losses and loss expenses incurred...................   $13,000    $ 5,800    $ 6,700    $ 6,000
Losses and loss expenses paid.......................   $ 5,500    $ 3,500    $ 2,800    $ 1,800

REGULATION

    Both Piedmont and RECO are subject to regulation under the insurance statutes of the jurisdictions in the United States and Canada in which RECO operates. Such statutes are intended to protect the interests of an insurance company's policyholders and not its stockholders. The scope of such regulations varies, but for RECO generally includes capital and surplus requirements, licensing, limitations on investments, restrictions on the payment of dividends to stockholders, leverage limitations, deposits of securities or qualifying bonds, periodic audits, and filing of financial reports.

    Certain types of material transactions, such as change of control, are subject to prior regulatory approval. An investor who acquires more than ten percent of the outstanding shares of common stock of Piedmont could become subject to state insurance regulation and could be required to file certain notices and reports with and obtain the approval of certain state regulatory agencies prior to such acquisition.

    The New York State Insurance Department, RECO's principal regulator, formally examines RECO's financial condition, affairs and management periodically. Regulators from other jurisdictions may join these examinations. The most recent completed examination covered the three year period ended December 31, 1989. As a result of the conclusions reached in that examination, there were no adjustments to RECO's financial statements which had not been recorded prior to receipt of the report. Currently the years 1990 to 1993 are under examination.

PROPERTIES

    Neither Piedmont nor its subsidiaries and majority owned companies owns any real estate; premises are leased from unaffiliated third parties for the principal offices of Piedmont and its subsidiaries with these leases expiring at various dates through the year 2004. Piedmont is located in New York City, sharing its headquarters with RECO and MSR Advisors, Inc., one of the Asset Management Subs, jointly occupying approximately 36,000 square feet of office space at an annual rental of approximately $930,000 under a lease expiring in 1996. RECO also leases premises in Chicago, Illinois pursuant to a lease which expires in 2004.

    Substantially all of the leases referred to provide for the payment of tax, escalation, maintenance, insurance and certain other operating expenses applicable to the leased premises. In addition to the above leases, Piedmont leases equipment on a long-term or month-to-month basis. Equipment rental expense was $185,171 in 1994.

LEGAL PROCEEDINGS

    In the normal course of its operations, Piedmont and certain of its subsidiaries and majority owned companies are named as defendants in various legal actions seeking monetary damages. Management does not expect any material adverse judgments to be rendered against Piedmont, its subsidiaries or majority owned companies as a result of pending legal actions.

                            CHARTWELL RE CORPORATION

BUSINESS

MARKETING AND UNDERWRITING STRATEGY

    The principal elements of Chartwell's reinsurance marketing and underwriting strategy are: (i) a client segment focus; (ii) a cycle management approach to marketing and underwriting; (iii) a commitment to the broker market; and (iv) superior client service, coupled with broad market acceptance.

    Client Segment Approach. Chartwell has organized its reinsurance marketing and underwriting activities into client segments differentiated by the nature of the ceding companies and their businesses. Accordingly, Chartwell has established three underwriting units: Specialty Accounts, Global Accounts and Regional Accounts, consisting of specialized, dedicated underwriters who are supported by Chartwell's technical resources and personnel, including its actuarial, claims and accounting departments. Management believes that this client segment approach enhances Chartwell's ability to operate successfully throughout the underwriting cycle by enabling Chartwell to: (i) focus its underwriting expertise; (ii) recognize and react quickly to changing market conditions that affect each segment; (iii) allocate its underwriting capacity to those segments with greater profit potential; (iv) evaluate and control risk exposure efficiently; and (v) identify and service the needs of brokers and ceding companies within each segment.

    Specialty Accounts, which represented approximately 45.7%, 46.1%, 46.2% and 55.4% of gross premiums written by Chartwell during the six month periods ended June 30, 1995 and 1994 and the years ended December 31, 1994 and 1993, respectively, primarily covers non-standard, non-traditional risks that require specialized underwriting, claims and actuarial skills. Currently, these coverages include primarily professional liability, medical malpractice, non-standard auto and coverages for excess and surplus lines insurers. Since business written by Specialty Accounts is inherently more complex than the business written by Chartwell's other underwriting units, capacity for this business tends to be more restricted, and pricing is generally less competitive. The Specialty Accounts unit is designed to provide Chartwell with opportunities to underwrite attractive lines and classes of risks throughout the underwriting cycle.

    Global Accounts, which represented approximately 32.2%, 36.2% 34.1% and 28.3% of gross premiums written by Chartwell during the six month periods ended June 30, 1995 and 1994 and the years ended December 31, 1994 and 1993, respectively, is principally engaged in two activities. First, Global Accounts provides reinsurance to large domestic insurance companies, typically companies writing in more than 10 states and with surplus in excess of $100 million. These insurers generally purchase reinsurance for standard risks on the basis of price and availability. Chartwell's participation in this segment will vary significantly depending on prevailing market conditions. Second, Global Accounts writes specific reinsurance programs for certain syndicates at Lloyd's and for other insurers and reinsurers writing non-U.S. risks.

    Regional Accounts, which represented approximately 22.1%, 17.7%, 19.7% and 16.3% of gross premiums written during the six month periods ended June 30, 1995 and 1994 and the years ended December 31, 1994 and 1993, respectively, provides reinsurance for the standard risks of regional insurers, typically companies that either operate in 10 or fewer states or have a surplus of $100 million or less. Chartwell seeks to enhance its business by establishing long-term relationships with regional insurers through its commitment to superior client service. These insurers generally purchase reinsurance to provide essential capacity and reinsurance protection. As compared to Global Accounts, Regional Accounts clients typically exhibit less price sensitivity in purchasing reinsurance and require greater underwriting, claims and administrative services. The Regional Accounts segment also manages Chartwell's marine and aviation reinsurance business.

    Following the Merger, Chartwell intends to establish a fourth underwriting unit, Controlled Source Insurance. See "MANAGEMENT AND OPERATIONS AFTER MERGER."

    Cycle Management. Chartwell employs a focused cycle management approach to reinsurance marketing and underwriting pursuant to which it seeks to emphasize different types of business during various phases of the underwriting cycle. Management believes that certain segments of the insurance market will have a continuing potential for profit even as the industry as a whole moves through a broad underwriting cycle. During soft markets, Chartwell concentrates on identifying and pursuing underwriting opportunities in areas exhibiting adequate profit potential. During hard markets, Chartwell's general strategy is to expand its premium writings in all market segments.

    Broker Market Distribution. Management believes that, as a broker market reinsurer, Chartwell has flexibility to: (i) access a broad range of underwriting submissions from numerous ceding companies with various reinsurance needs; (ii) vary levels of participation on reinsurance programs depending on prevailing market conditions; and (iii) manage expenses by minimizing fixed costs.

    Superior Client Service. Management also believes that Chartwell has developed strong working relationships with brokers and ceding companies because of its high level of service tailored to the individual needs of each of its client segments. Chartwell, in coordination with brokers, provides underwriting assistance to ceding companies in structuring and pricing reinsurance programs and furnishes ceding companies with operational reviews of their underwriting and claims activities. In addition, Chartwell is committed to the prompt payment of claims. As an indication of this commitment, during the six months ended June 30, 1995 and the years ended December 31, 1994 and 1993 Chartwell paid approximately 99% of all approved claims within two business days of receipt. Management believes that these factors enhance its ability to attract and retain business.

UNDERWRITING

    Chartwell's underwriting approach with respect to new and renewal business is to assess the potential profitability of each individual reinsurance proposal. This assessment includes a historical analysis of results and an estimation of future loss costs based upon an analysis of exposure and a review of other programs displaying similar exposure characteristics. Management utilizes this assessment, in combination with an evaluation of the structure, terms and conditions of the proposed reinsurance to determine the level of Chartwell's participation, if any.

    Chartwell's underwriting policies are subject to a two-tiered review process. Policies for each client segment are initially formulated by the respective unit managers in response to the specific reinsurance requirements of each segment. These policies are then subject to review and approval by Chartwell's Underwriting Committee (composed of the Chief Underwriting Officer, other senior underwriters, the Chief Executive Officer, the President, the Chief Actuary and the Claims Manager) to assure conformity with Chartwell's objectives and quality standards. Chartwell's senior management regularly evaluates the general state of the insurance and reinsurance market by client segment, class of business and geographic region.

    In general, prior to authorization, submissions are reviewed by at least two underwriters, including the manager of the relevant underwriting unit. Chartwell's Underwriting Policy mandates that large, complex or unusual submissions are further reviewed by the Chief Underwriting Officer, and, if warranted, the Chief Executive Officer of Chartwell. Submissions requiring actuarial and claims assessments are referred to those departments for review.

    The table set forth below shows gross premiums written by client segment for the periods indicated:

                  GROSS PREMIUMS WRITTEN BY CLIENT SEGMENT (1)
                             (DOLLARS IN THOUSANDS)

                                     SIX MONTHS ENDED JUNE 30,                          YEAR ENDED DECEMBER 31,
                                -----------------------------------     --------------------------------------------------------
                                     1995                1994                 1994                1993                1992
                                ---------------     ---------------     ----------------     ---------------     ---------------
                                          % OF                % OF                 % OF                % OF
                                AMOUNT    TOTAL     AMOUNT    TOTAL      AMOUNT    TOTAL     AMOUNT    TOTAL     AMOUNT    TOTAL
                                -------   -----     -------   -----     --------   -----     -------   -----     -------   -----
Specialty Accounts............  $30,210    45.7%    $26,703    46.1%    $ 53,807    46.2%    $38,850    55.4%    $22,580    53.3%
Global Accounts...............   21,277    32.2      20,961    36.2       39,671    34.1      19,821    28.3      16,994    40.1
Regional Accounts.............   14,641    22.1      10,227    17.7       22,918    19.7      11,458    16.3       2,769     6.6
                                -------   -----     -------   -----     --------   -----     -------   -----     -------   -----
 Total........................  $66,128   100.0%    $57,891   100.0%    $116,396   100.0%    $70,129   100.0%    $42,343   100.0%
                                -------   -----     -------   -----     --------   -----     -------   -----     -------   -----
                                -------   -----     -------   -----     --------   -----     -------   -----     -------   -----

- ------------

(1) Chartwell divided its non-specialty treaty business into Global Accounts and Regional Accounts in July, 1992. The amounts and percentages in the table have been adjusted to reclassify reinsurance business written by Chartwell as if these three underwriting units had been in operation throughout all periods shown.

    The growth of 174.9% in gross premiums written for the period from 1992 to 1994 is a result of the implementation of Chartwell's marketing and underwriting strategy, particularly in working layer casualty programs, receipt of its initial letter rating of "A-" (Excellent) from A.M. Best and the growth in demand for reinsurance coverage in specialty areas.

    Specialty Accounts. The table set forth below shows the distribution of gross premiums written for Specialty Accounts by line of business for the periods indicated:

                               SPECIALTY ACCOUNTS
                   GROSS PREMIUMS WRITTEN BY LINE OF BUSINESS
                             (DOLLARS IN THOUSANDS)

                                 SIX MONTHS ENDED JUNE 30,                              YEAR ENDED DECEMBER 31,
                            -----------------------------------     ----------------------------------------------------------------
                                 1995                1994                  1994                   1993                   1992
                            ---------------     ---------------     ------------------     ------------------     ------------------
                                                                              PERCENT-               PERCENT-               PERCENT-
                                                                               AGE OF                 AGE OF                 AGE OF
                            AMOUNT      %       AMOUNT      %       AMOUNT     TOTAL       AMOUNT     TOTAL       AMOUNT     TOTAL
                            -------   -----     -------   -----     -------   --------     -------   --------     -------   --------
Professional
Liability(1)..............  $ 9,614    31.8%    $ 7,641    28.6%    $16,743      31.1%     $16,347      42.1%     $ 8,189      36.3%
Automobile Liability......    8,561    28.3       9,108    34.1      17,119      31.8        8,268      21.3        5,523      24.5
General Liability.........    5,388    17.9       6,895    25.8      13,114      24.4        8,925      23.0        7,595      33.6
Medical Malpractice ......    3,541    11.7       2,296     8.6       4,729       8.8        3,851       9.9          753       3.3
Other Casualty............    3,106    10.3         763     2.9       2,102       3.9        1,459       3.7          520       2.3
                            -------   -----     -------   -----     -------       ---      -------       ---      -------       ---
Total.....................  $30,210   100.0%    $26,703   100.0%    $53,807     100.0%     $38,850     100.0%     $22,580     100.0%
                            -------   -----     -------   -----     -------       ---      -------       ---      -------       ---
                            -------   -----     -------   -----     -------       ---      -------       ---      -------       ---

- ------------

(1) Includes directors' and officers' liability and errors and omissions liability.

    Specialty Accounts represented approximately 45.7%, 46.1%, 46.2%, 55.4% and 53.3% of gross premiums written by Chartwell Reinsurance for the six month periods ended June 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992, respectively. Specialty Accounts currently writes professional liability, non-standard automobile, specialty commercial automobile, medical malpractice, fidelity, surety, casualty reinsurance for ceding companies writing general liability coverages on an excess and surplus lines basis and other non-standard coverages. Specialty Accounts also writes casualty reinsurance for the alternative risk market.

    Gross premiums for Specialty Accounts for the first six months of 1995 increased by 13.1% over the first six months of 1994 due in part to the expansion of relationships with existing clients.

Within the segment, general liability premiums decreased due to increased competition, while other casualty premiums increased largely as a result of increased fidelity, surety and accident and health business. Gross premiums written by Specialty Accounts increased 38.5% in the year ended December 31, 1994 compared with 1993, and 72.1% in the year ended December 31, 1993 compared with 1992, primarily because of Chartwell's development of business with leading writers of specialized risks. The increases in 1994 in premium writings in the automobile liability and general liability lines were due primarily to Chartwell's development of new reinsurance relationships with ceding companies writing non-standard automobile liability business and companies writing excess and surplus lines of casualty business. Premium writings in the professional liability and medical malpractice lines remained at essentially the same levels as in 1993 as a result of increased competition in certain classes within these lines.

    Global Accounts. The table set forth below shows the distribution of gross premiums written for Global Accounts by line of business for the periods indicated:

                              GLOBAL ACCOUNTS (1)
                   GROSS PREMIUMS WRITTEN BY LINE OF BUSINESS
                             (DOLLARS IN THOUSANDS)

                                 SIX MONTHS ENDED JUNE 30,                              YEAR ENDED DECEMBER 31,
                            -----------------------------------     ----------------------------------------------------------------
                                 1995                1994                  1994                   1993                   1992
                            ---------------     ---------------     ------------------     ------------------     ------------------
                                                                              PERCENT-               PERCENT-               PERCENT-
                                                                               AGE OF                 AGE OF                 AGE OF
                            AMOUNT      %       AMOUNT      %       AMOUNT     TOTAL       AMOUNT     TOTAL       AMOUNT     TOTAL
                            -------   -----     -------   -----     -------   --------     -------   --------     -------   --------
Property..................  $10,347    48.6%    $ 6,490    31.0%    $15,755      39.7%     $ 7,695      38.8%     $ 8,121      47.8%
Automobile Liability......    4,547    21.4       6,375    30.4      12,151      30.6        4,477      22.6        1,351       7.9
Automobile Physical
Damage....................    3,657    17.2       2,945    14.0       5,033      12.7        1,889       9.5          327       1.9
General Liability.........    2,173    10.2       4,715    22.5       6,011      15.2        3,785      19.1        6,550      38.6
Other Casualty............      553     2.6         436     2.1         721       1.8        1,975      10.0          645       3.8
                            -------   -----     -------   -----     -------       ---      -------       ---      -------       ---
Total.....................  $21,277   100.0%    $20,961   100.0%    $39,671     100.0%     $19,821     100.0%     $16,994     100.0%
                            -------   -----     -------   -----     -------       ---      -------       ---      -------       ---
                            -------   -----     -------   -----     -------       ---      -------       ---      -------       ---

- ------------

(1) Chartwell divided its non-specialty treaty business into Global Accounts and Regional Accounts in July 1992. The amounts and percentages in the table have been adjusted to reclassify reinsurance business written by Chartwell prior to July 1992 as if Global Accounts had been in operation throughout all periods shown.

    Global Accounts represented approximately 32.2%, 36.2%, 34.1%, 28.3% and 40.1% of gross premiums written by Chartwell for the six month periods ended June 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992, respectively. Global Accounts includes reinsurance of the standard risks of domestic insurance companies with surplus in excess of $100 million that write business in more than 10 states. Such companies generally purchase coverage on the basis of price and availability and the risks involved are generally larger and more volatile than those of Regional Accounts. In this segment, Chartwell typically writes a large number of treaties with a relatively small participation in any one treaty. In hard markets, when overall industry capacity is generally reduced, Chartwell is able to increase its level of participation in such treaties, which, in combination with price increases, results in an increased volume of premiums written.

    Global Accounts also reinsures certain syndicates at Lloyd's and other insurers and reinsurers writing non-U.S. risks. There is currently an emphasis by Global Accounts on this business in response to the opportunities created by the restructuring taking place at Lloyd's and general favorable international market conditions.

    Premiums increased within this client segment in 1994 by 100.2% over 1993 and in 1993 by 16.6% over 1992, primarily as a result of market opportunities in the international and Lloyd's markets and an increase in non-catastrophe property writings in response to improved rate levels.

Business from the international sector was 44.2%, 23.2% and 6.3% of the total Global Accounts volume in 1994, 1993 and 1992, respectively.

    In 1993, primarily as a result of Hurricanes Andrew and Iniki, Global Accounts cancelled approximately 100 property catastrophe treaties. Notwithstanding these cancellations, total property premiums increased in 1993 as a consequence of pricing improvements on remaining in-force treaties. The significant growth in premium writings in the property line in 1994 was due primarily to the continued repositioning of the property portfolio away from property catastrophe treaties to working cover contracts and international property exposures, a trend which continued in the first six months of 1995.

    Automobile liability and automobile physical damage premium volume increased in both 1994 and 1993 as compared to 1992 as a result of selectively entering the U.K. motor segment in response to price increases. General liability premiums decreased in 1993 from 1992 in response to a continuation of the competitive environment for large domestic cedents and increased in 1994 primarily due to rate adjustments from contracts written in prior years. General liability business has continued to be de-emphasized in 1995 due to strong competitive pressures on rates.

    Regional Accounts. The table set forth below shows the distribution of gross premiums written for Regional Accounts by line of business for the periods indicated:

                                  SIX MONTHS ENDED JUNE 30,                              YEAR ENDED DECEMBER 31,
                             -----------------------------------     ---------------------------------------------------------------
                                  1995                1994                  1994                   1993                  1992
                             ---------------     ---------------     ------------------     ------------------     -----------------
                                                                               PERCENT-               PERCENT-              PERCENT-
                                                                                AGE OF                 AGE OF                AGE OF
                             AMOUNT      %       AMOUNT      %       AMOUNT     TOTAL       AMOUNT     TOTAL       AMOUNT    TOTAL
                             -------   -----     -------   -----     -------   --------     -------   --------     ------   --------
Property...................  $ 2,985    20.4%    $ 4,924    48.1%    $12,731      55.5%     $ 5,663      49.4%     $1,720      62.1%
General Liability..........    3,392    23.2       1,810    17.7       3,134      13.7        2,013      17.6        446       16.1
Other Casualty.............    1,965    13.4       1,495    14.6       2,403      10.5        1,618      14.1        320       11.6
Automobile Liability.......    1,450     9.9         791     7.8       1,273       5.6        1,156      10.1        283       10.2
                             -------   -----     -------   -----     -------       ---      -------   --------     ------   --------
 Subtotal..................    9,792    66.9       9,020    88.2      19,541      85.3       10,450      91.2      2,769      100.0
                             -------   -----     -------   -----     -------       ---      -------   --------     ------   --------
Aviation...................    3,657    25.0         617     6.0       2,375      10.3          258       2.3          0        0.0
Marine.....................    1,192     8.1         590     5.8       1,002       4.4          750       6.5          0        0.0
                             -------   -----     -------   -----     -------       ---      -------   --------     ------   --------
 Subtotal..................    4,849    33.1       1,207    11.8       3,377      14.7        1,008       8.8        -0-        -0-
                             -------   -----     -------   -----     -------       ---      -------   --------     ------   --------
Total......................  $14,641   100.0%    $10,227   100.0%    $22,918     100.0%     $11,458     100.0%     $2,769     100.0%
                             -------   -----     -------   -----     -------       ---      -------   --------     ------   --------
                             -------   -----     -------   -----     -------       ---      -------   --------     ------   --------

- ------------

(1) Chartwell divided its non-specialty treaty business into Global Accounts and Regional Accounts in July 1992. The amounts and percentages in the table have been adjusted to reclassify reinsurance business written by Chartwell prior to July 1992 as if Regional Accounts had been in operation throughout all periods shown.

    Regional Accounts represented approximately 22.1%, 17.7%, 19.7%, 16.3% and 6.6% of gross premiums written by Chartwell for the six month periods ended June 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992, respectively. These increases reflect the establishment and development of a dedicated underwriting unit at July 1, 1992 for this client segment. Regional Accounts includes reinsurance of the standard risks of insurance companies that either operate in 10 or fewer states or have a surplus of $100 million or less.

    Regional Accounts premiums in 1994 grew 100.0% over 1993 levels as a result of increased marketing efforts and increased participation on selected existing accounts. Gross premiums for the first six months of 1995 increased 43.2% over the comparable period in 1994. This increase was due primarily to the expansion of existing business relationships, an increased focus on the marine market and an increase in aviation premiums due to increased rate levels on certain programs, partially offset by the non-renewal by Chartwell Reinsurance of its participation in a large regional property program as a result of deteriorating results and unattractive pricing.

    Management believes that the business of smaller, regional insurers is generally less cyclical and therefore less volatile than that of Global Accounts or Specialty Accounts clients. Although profit margins in this segment are typically lower, these coverages generally entail less risk to the reinsurer and underwriting results generally have a higher degree of certainty due to the nature of the risks reinsured. Chartwell seeks to enhance its business by establishing long-term relationships with regional insurers through its commitment to superior client service.

    Regional Accounts' clients are generally less sensitive to price than Global Accounts' clients in purchasing reinsurance, but require greater underwriting, claims and administrative advice and services from reinsurers than Global Accounts' clients. As contrasted with certain of its competitors, a senior underwriter heads Chartwell's efforts to develop business with regional insurers and oversees the provision of services to these clients.

MIX OF BUSINESS

    Chartwell writes excess of loss and pro rata reinsurance as well as casualty clash and property catastrophe coverages, all on a treaty basis. Chartwell typically focuses on the working layers of a ceding company's reinsurance program. Chartwell does not currently write facultative reinsurance but may commence writing such coverages depending on market conditions. Chartwell's mix of business, on the basis of gross premiums written and net premiums, is set forth in the following table for the periods indicated:

                                MIX OF BUSINESS
                             (DOLLARS IN THOUSANDS)

                      SIX MONTHS ENDED JUNE 30,                                  YEAR ENDED DECEMBER 31,
               ----------------------------------------  -----------------------------------------------------------------------
                      1995                 1994                  1994                 1993                 1992           1991
               -------------------  -------------------  --------------------  -------------------  -------------------  -------
                        PERCENTAGE           PERCENTAGE            PERCENTAGE           PERCENTAGE           PERCENTAGE
               AMOUNT    OF TOTAL   AMOUNT    OF TOTAL    AMOUNT    OF TOTAL   AMOUNT    OF TOTAL   AMOUNT    OF TOTAL   AMOUNT
               -------  ----------  -------  ----------  --------  ----------  -------  ----------  -------  ----------  -------
Gross Premiums
 Written
 Casualty:
  Excess of
    Loss...... $26,003      39.3%   $14,921      25.8%   $ 32,674      28.1%   $23,622      33.7%   $18,024      42.6%   $18,360
  Pro Rata....  21,690      32.8     21,006      36.3      43,328      37.2     28,542      40.7     11,215      26.4      5,007
  Clash.......   1,931       2.9      2,079       3.6       3,498       3.0      1,710       2.4      2,936       7.0      2,303
 Total
   Casualty...  49,624      75.0     38,006      65.7      79,500      68.3     53,874      76.8     32,175      76.0     25,670
 Property:
  Excess of
    Loss......   3,098       4.7      2,024       3.5       2,656       2.3      1,369       2.0      2,912       6.9      1,969
  Pro Rata....  12,528      19.0     16,086      27.8      31,030      26.6     10,105      14.4      2,787       6.6      2,356
  Catastrophe.     878       1.3      1,775       3.0       3,210       2.8      4,781       6.8      4,469      10.5      2,662
 Total
   Property...  16,504      25.0     19,885      34.3      36,896      31.7     16,255      23.2     10,168      24.0      6,987
               -------      ----    -------      ----    --------      ----    -------      ----    -------      ----    -------
  Total Gross
    Premiums
    Written... $66,128     100.0%   $57,891     100.0%   $116,396     100.0%   $70,129     100.0%   $42,343     100.0%   $32,657
               -------     -----    -------     -----    --------     -----    -------     -----    -------     -----    -------
               -------     -----    -------     -----    --------     -----    -------     -----    -------     -----    -------
Net Premiums
 Written
 Casualty:
Excess of
    Loss:..... $25,985      40.4%   $14,966      26.2%   $ 32,680      28.7%   $23,797      34.1%   $17,769      44.8%   $17,447
  Pro Rata....  21,668      33.7     21,004      36.8      43,319      38.0     28,560      40.9     11,198      28.3      4,854
  Clash.......   1,925       3.0      2,078       3.6       3,492       3.1      1,729       2.5      2,880       7.3      2,204
 Total
   Casualty...  49,578      77.1     38,048      66.6      79,491      69.8     54,086      77.5     31,847      80.4     24,505
 Property:
  Excess of
    Loss......   2,966       4.6      1,959       3.4       2,476       2.1      1,223       1.7      2,221       5.6      1,358
  Pro Rata....  10,989      17.1     15,418      27.0      28,928      25.4      9,859      14.1      2,505       6.3      2,058
  Catastrophe..    748       1.2      1,726       3.0       3,067       2.7      4,659       6.7      3,049       7.7      2,339
 Total
   Property...  14,703      22.9     19,103      33.4      34,471      30.2     15,741      22.5      7,775      19.6      5,755
               -------      ----    -------      ----    --------      ----    -------      ----    -------      ----    -------
  Total Net
    Premiums
    Written... $64,281     100.0%   $57,151     100.0%   $113,962     100.0%   $69,827     100.0%   $39,622     100.0%   $30,260
               -------     -----    -------     -----    --------     -----    -------     -----    -------     -----    -------
               -------     -----    -------     -----    --------     -----    -------     -----    -------     -----    -------


                                   1990
                            -------------------
                PERCENTAGE           PERCENTAGE
                 OF TOTAL   AMOUNT    OF TOTAL
                ----------  -------  ----------
Gross Premiums
 Written
 Casualty:
  Excess of
    Loss......      56.2%   $12,527      69.8%
  Pro Rata....      15.3        (79)     (0.4)
  Clash.......       7.1        766       4.3
 Total
   Casualty...      78.6     13,214      73.7
 Property:
  Excess of
    Loss......       6.0      1,826      10.2
  Pro Rata....       7.2      2,053      11.4

Catastrophe...       8.2        834       4.7
 Total
   Property...      21.4      4,713      26.3
                    ----    -------      ----
  Total Gross
    Premiums
    Written...     100.0%   $17,927     100.0%
                   -----    -------     -----
                   -----    -------     -----
Net Premiums
 Written
 Casualty:
Excess of
    Loss:.....      57.7%   $11,741      73.0%
  Pro Rata....      16.0        (83)     (0.5)
  Clash.......       7.3        718       4.5
 Total
   Casualty...      81.0     12,376      77.0
 Property:
  Excess of
    Loss......       4.5      1,250       7.9
  Pro Rata....       6.8      1,811      11.3

Catastrophe...       7.7        630       3.8
 Total
   Property...      19.0      3,691      23.0
                    ----    -------      ----
  Total Net
    Premiums
    Written...     100.0%   $16,067     100.0%
                   -----    -------     -----
                   -----    -------     -----

    Chartwell increased the amount of pro rata casualty business written in the years ended December 31, 1994 and 1993 as compared to the year ended December 31, 1992, principally as a result of opportunities associated with non-standard auto business and U.K. motor business. Property premiums increased in 1994 over 1993 as a result of expansion into the international property marketplace and increases in the automobile physical damage component of non-standard auto business and U.K. motor business.

    During the six month period ended June 30, 1995, and the year ended December 31, 1994, Chartwell received approximately 23% and 25%, respectively, of its gross premiums written from two groups of ceding companies. For the 1995 period, approximately 16% of gross premium written came from 74 treaties with 15 member companies of American International Group, and approximately 7% of gross premium written came from affiliates of Clarendon Insurance Group. During 1994, approximately 19% of gross premiums written came from 67 treaties with fifteen member companies of American International Group and approximately 6% of gross premiums written came from treaties with affiliates of Symons International Group. In addition, two other ceding companies, Markel Group and Wellington Agencies, each accounted for approximately 5% of gross premiums written during the first six months of 1995. In 1994, two other ceding companies, Wessex Motor Policies Syndicate No. 1184 and Clarendon Insurance Group accounted for approximately 5% of gross premiums written each. No other ceding company or group of affiliated ceding companies accounted for more than 5% of Chartwell's gross written premiums for the six months ended June 30, 1995 or the year ended December 31, 1994, and no one reinsurance treaty accounted for more than 5% of Chartwell's gross written premiums for any such period.

    During the first six months of 1995, Chartwell received approximately 66% of gross premium written from 5 reinsurance brokers, of which AON Reinsurance Agency accounted for approximately 26%, Guy Carpenter & Co., Inc. accounted for approximately 14%, E.W. Blanch Co. accounted for approximately 14%, Alexander Reinsurance Intermediaries, Inc. accounted for approximately 8%, and Sedgwick Payne Co. accounted for approximately 3%. No other broker accounted for more than 5% of the company's gross premium written for the six months ended June 30, 1995. During 1994, Chartwell received approximately 79% of its gross written premiums from five reinsurance brokers, of which AON Reinsurance Agency Inc. accounted for approximately 26%, Guy Carpenter & Co., Inc. accounted for approximately 22%, Alexander Reinsurance Intermediaries, Inc. accounted for approximately 12%, E.W. Blanch Co. accounted for approximately 11%, and Sedgwick Payne Co. accounted for approximately 8%. No other broker accounted for more than 5% of Chartwell's gross premiums written for the year ended December 31, 1994.

    In order to reduce the potential adverse effect arising from the termination of any specific business relationship, Chartwell seeks business from a large number of reinsurance brokers and ceding companies. While management believes that its relationships with these reinsurance brokers and ceding companies are excellent, the termination of all or a substantial number of these relationships could have a material adverse effect on the business and operations of Chartwell.

RISK MANAGEMENT AND RETROCESSIONAL ARRANGEMENTS

    Chartwell's management seeks to manage risk exposures by offering maximum limits of $1 million (excluding loss adjustment expenses) on any one risk, subject to certain exceptions as approved by the Chief Underwriting Officer and, in certain cases, by the Chief Executive Officer. For the business written during the year ended December 31, 1994, the average line per contract written by Chartwell was approximately $212,000 (excluding loss adjustment expenses). Chartwell may elect to increase its maximum exposure limits substantially.

    In writing casualty reinsurance, Chartwell uses a variety of means to control the inherent long tail nature of these risks. It is the general practice of Chartwell to reinsure professional liability lines of business or coverages with known or suspected latent exposures only if the original business is written on a claims made policy form or if the reinsurance is provided on a claims made basis. This practice curtails the accumulation of claims across several policy periods and reduces the time period in which claims on a specific policy are reported and can be fully estimated. As a result, loss cost estimates become more predictable and the likelihood of producing an acceptable underwriting result improves. In instances where Chartwell is unable to participate in such business on a claims made basis, it will normally require the inclusion of sunset clauses or loss ratio caps. Sunset clauses limit the period in which losses may be reported, and loss ratio caps impose a ceiling on the loss amount permitted under any one contract.

    Chartwell utilizes retrocessions primarily to provide protection from large or multiple losses and may in the future use additional retrocessions to increase underwriting capacity. Chartwell seeks to establish long-term relationships with its leading retrocessionaires in order to achieve continuity and stability of coverage. Chartwell purchases property catastrophe coverage for Global and Regional Accounts business to provide coverage for losses arising from an aggregation of claims under various insurance policies from a single event. Chartwell's current property catastrophe program, effective January 1, 1995, provides $6.5 million of coverage in excess of a $2.5 million retention.

    In addition, Chartwell entered into a 10% quota share retrocession agreement effective January 1, 1994, which was renewed at January 1, 1995, for its non-standard automobile liability business written in Specialty Accounts. Under this agreement, Chartwell will cede 10% of the premiums, losses and expenses associated with that business. The amounts ceded under this agreement may be greater than 10% (subject to a maximum of 40%) if Chartwell's overall premiums to surplus ratio exceeds certain levels.

    Since Chartwell is contingently liable with respect to reinsurance ceded in the event that a retrocessionaire is unable to meet its obligations assumed under a retrocession agreement, the financial strength of each retrocessionaire is formally evaluated and its participation is then approved by Chartwell's Security Committee, which is chaired by its Chief Actuary. As of June 30, 1995, the reinsurance recoverable balance of $36.8 million is attributable to retrocessional arrangements with approximately 124 retrocessionaires. Of the amounts recoverable, $15.4 million (41.9%) was recoverable from Centre Reinsurance (Bermuda) Limited, $4.2 million (11.4%) was recoverable pursuant to the Reserve Indemnification Agreement with NWNL, as discussed below, $1.3 million (3.6%) was recoverable from Kemper Reinsurance Company and $0.9 million (2.6%) was recoverable from Skandia America Reinsurance Corporation. No other retrocessionaire accounted for more than 2.5% of the total amount recoverable. In addition, Chartwell had deposits with Centre Reinsurance (Bermuda) Limited of $6.7 million at that date.

CLAIMS

    Chartwell's claims department evaluates loss exposure in order to establish case reserves, pay claims, and assist in the underwriting process by evaluating the claims activities of prospective ceding companies. In performing these functions, Chartwell's claims department consults with Chartwell's underwriting and actuarial departments. The claims department also assists the accounting department in reporting Chartwell's retrocessional claims and in seeking collection of such claims on a timely basis.

    In evaluating loss exposure, Chartwell's claims department reviews loss reports received from ceding companies to confirm that submitted claims are covered under the contract terms, establishes reserves on an individual case basis and monitors the adequacy of such reserves. The department also tracks industry loss activity as well as other industry trends to facilitate management's evaluation of Chartwell's overall risk profile.

    Consistent with Chartwell's service orientation, Chartwell's policy is to pay promptly all approved claims submitted by ceding companies. For the first 6 months of 1995 and the year ended December 31, 1994, Chartwell paid approximately 99% of all approved claims within two working days of receiving the payment request.

    Through its claims audit program, Chartwell provides advice and direction regarding claims policy and administration, systems, procedures and staffing to its ceding companies. Chartwell's policy of communicating its audit findings to the management of ceding companies has served to reinforce and enhance Chartwell's client relationships.

RESERVES

  General

    A significant period of time may elapse between each of: (i) the occurrence of an event causing an insured loss; (ii) the reporting of the loss to the ceding company; (iii) the reporting of the loss by the ceding company to Chartwell; (iv) the ceding company's adjustment and payment of the loss; and (v) payment to the ceding company by Chartwell. To recognize liabilities for unpaid losses, Chartwell establishes loss and loss expense reserves which are balance sheet liabilities representing estimates of future amounts needed to pay claims and related expenses with respect to insured events. Loss and loss adjustment expense ("LAE") reserves have two components: case loss and LAE reserves, which are estimates of future loss and LAE with respect to insured events that have been reported to the reinsurer, and incurred but not reported ("IBNR") reserves. IBNR reserves are actuarially determined and reflect (i) an estimate of the ultimate loss amount that will be paid by the reinsurer on claims that have occurred but have not yet been reported to the reinsurer and (ii) the expected change in the value of those claims that have already been reported to the reinsurer.

    When a claim is reported to the ceding company, its claims personnel establish a liability for the estimated amount of the ultimate settlement cost of the reported claim. The estimate reflects the judgment of the ceding company, based on the experience and knowledge of its claims personnel, regarding the nature and value of the claim. The ceding company may periodically adjust the amount of case reserves as additional information becomes known or partial payments are made.

    Upon notification of loss from a ceding company, Chartwell establishes case reserves, including LAE, based upon Chartwell's share of the amount of reserves established by the ceding company and Chartwell's independent evaluation of the loss. Where appropriate, Chartwell establishes case reserves in excess of its share of the reserves established by the ceding company. These reserves are periodically reviewed by Chartwell's claims department based on its evaluation of reports from the ceding company and its audits of claims activities of the ceding company.

    During the claims settlement period, which may extend over a protracted period of time, additional facts regarding claims and trends may become known. As Chartwell becomes aware of new information, it may adjust its estimates of its ultimate liability. The revised estimates of ultimate liability may prove to be less than or greater than the actual settlement or award amount for which the claim is finally discharged.

  Actuarial Methods

    Chartwell has an experienced in-house actuarial staff that performs analyses of Chartwell's historical claims and underwriting experience. Chartwell's methods for determining and establishing reserves are continually reviewed and updated.

    Chartwell utilizes the two most common methods of actuarial evaluation employed within the insurance industry, the Bornhuetter-Ferguson method and the loss development method. The Bornhuetter-Ferguson method involves the application of selected loss ratios to Chartwell's earned premiums to determine estimates of ultimate expected loss and LAE for each underwriting year. Multiplying earned premium by a selected loss reporting pattern gives an estimate of reported and unreported IBNR losses. When the IBNR is added to the loss and LAE amounts with respect to claims that have been reported to date, an estimated ultimate expected loss results. This method provides a more stable estimate of IBNR that is insulated from wide variations in reported losses. In contrast, the loss development method extrapolates the current value of reported losses to ultimate expected losses by using selected reporting patterns of losses over time. The selected reporting patterns are based on historical information (organized into loss development triangles) and are adjusted to reflect the changing characteristics of the book of business written by Chartwell.

    Chartwell employs a combination of both methods outlined above. For the older years, when reported losses have generally stabilized, Chartwell gives greater weight to the loss development result. For the more recent years, when reported loss activity is either less reliable in the aggregate or non-existent, Chartwell gives greater weight to the Bornhuetter-Ferguson method. Because losses are reported relatively earlier for property and other short tail coverages, the weighing for those types of coverages shifts from the Bornhuetter-Ferguson method to the loss development method at an earlier point than for casualty and other long tail coverages.

    In the reserve setting process, Chartwell includes provisions for inflation and "social inflation" if appropriate, as losses are generally not determined until some time in the future. Chartwell continually monitors legislative activity and evaluates the potential effect of any legislative changes on its reserve liabilities.

    Chartwell's reserves are carried at the full amount estimated for ultimate expected losses and LAE without any discount to reflect the time value of money in accordance with both SAP and GAAP.

  Analysis of Reserve Development

    The following table presents the development of reserves for losses and LAE for calendar years 1984 through 1994. The first line of the table sets forth the estimated liability for losses and LAE for claims arising in each of the indicated years, as recorded on the balance sheet of Chartwell Reinsurance as of the end of the indicated year, including IBNR. The upper portion of the table shows the cumulative amounts paid as of the end of each successive year for such claims. The bottom portion of the table also shows the re-estimated amount of the previously recorded liability based on experience as of the end of each succeeding year, including cumulative payments. The estimates are readjusted as more information becomes known about the frequency and severity of claims for each year. A redundancy (deficiency) exists when the original liability estimate is greater (less) than the re-estimated liability at the end of a year. The cumulative redundancy (deficiency) shown in the table is the aggregate net change in estimates over the period of years subsequent to the calendar year reflected at the top of the particular columns.

    In evaluating the information in the table, it should be noted that each amount entered incorporates the effects of all changes in amounts entered for prior periods. Thus, if the 1990 estimate for a previously incurred loss was $150,000 and the loss was reserved at $100,000 in 1984, the $50,000 deficiency (later estimate minus original estimate) would be included in the cumulative redundancy (deficiency) in each of the years 1984-1990 shown in table. It should further be noted that the table does not present accident or policy year development data. In addition, conditions and trends that have affected the development of liability in the past may not necessarily recur in the future. Accordingly, it may not be appropriate to extrapolate future redundancies or deficiencies from the table.

                            ANALYSIS OF LOSS AND LAE
                              RESERVE DEVELOPMENT
                             (DOLLARS IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                              ------------------------------------------------------------------------------------------------
                                1984       1985       1986       1987       1988       1989       1990       1991       1992
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
Reserves for Loss and
  LAE(1)....................  $ 25,071   $ 49,791   $ 81,094   $135,818   $156,869   $130,939   $126,746   $126,292   $189,386
Cumulative paid as of:
 One year later.............     9,230     18,082     11,339     15,557     39,084     15,946     19,745      9,074     31,354
 Two years later............    17,910     27,669     23,620     51,108     53,101     34,928     26,338     24,227     49,686
 Three years later..........    25,909     37,717     54,996     62,624     69,914     40,622     39,933     37,935
 Four years later...........    32,422     63,105     63,743     76,432     75,034     52,514     52,436
 Five years later...........    45,196     69,369     74,093     79,158     86,463     63,479
 Six years later............    49,056     76,492     73,978     88,789     97,020
 Seven years later..........    52,898     75,059     79,723     97,869
 Eight years later..........    51,912     80,528     86,928
 Nine years later...........    55,265     85,115
 Ten years later............    58,034
Reserves re-estimated as of:
 One year later.............    44,633     72,675     89,490    135,624    158,048    129,333    125,919    126,926    192,496
 Two years later............    51,621     82,769     94,678    137,539    156,185    128,655    127,627    126,193    192,363
 Three years later..........    59,913     88,966     94,552    134,107    155,224    132,406    128,740    127,102
 Four years later...........    63,741     89,652     98,013    136,649    161,868    132,783    129,707
 Five years later...........    61,778     91,905    101,386    143,223    159,912    133,112
 Six years later............    62,865     94,285    108,561    142,078    160,195
 Seven years later..........    64,497    102,158    108,646    146,443
 Eight years later..........    69,241    102,715    118,433
 Nine years later...........    72,950    112,012
 Ten years later............    81,551
 Cumulative redundancy
   (deficiency)(2)..........  $(56,480)  $(62,221)  $(37,339)  $(10,625)  $ (3,326)  $ (2,173)  $ (2,961)  $   (810)  $ (2,977)
 Cumulative%................     (225%)     (125%)      (46%)       (8%)       (2%)       (2%)       (2%)       (1%)       (2%)

                                1993       1994
                              --------   --------
Reserves for Loss and
  LAE(1)....................  $201,013   $232,733
Cumulative paid as of:
 One year later.............    30,085
 Two years later............
 Three years later..........
 Four years later...........
 Five years later...........
 Six years later............
 Seven years later..........
 Eight years later..........
 Nine years later...........
 Ten years later............
Reserves re-estimated as of:
 One year later.............   204,094
 Two years later............
 Three years later..........
 Four years later...........
 Five years later...........
 Six years later............
 Seven years later..........
 Eight years later..........
 Nine years later...........
 Ten years later............
 Cumulative redundancy
   (deficiency)(2)..........  $ (3,081)
 Cumulative%................       (2%)

- ------------

(1) Reserves for loss and LAE are presented net of reinsurance recoverables for the periods 1984 through 1991. In 1992, Chartwell adopted SFAS No. 113 which, among other things, requires Chartwell to record its reserves for unpaid losses and LAE without reduction for amounts that would be recovered from retrocessionaires. The amount recoverable from retrocessionaires is recorded as an asset on Chartwell's balance sheet. The net of such asset and the reserves for loss and LAE is $197.3, $167.4 and $153.4 million at December 31, 1994, 1993 and 1992, respectively.

(2) The cumulative deficiency was $0.9 million and $0.2 million for 1993 and 1992, respectively, after amounts recoverable from retrocessionaires and the Reserve Indemnification Agreement (as defined below) with NWNL.

    Chartwell entered the property and casualty reinsurance market in 1979. Because Chartwell was a new participant in the reinsurance market, the business available to Chartwell prior to 1986 was not of the same quality as that available to more established market participants and was thus subject to relatively greater loss potential. Chartwell's entrance into the market also occurred during a period of extreme price competition when the industry as a whole underestimated significantly the potential for loss on business written. Thus, Chartwell and the reinsurance industry have experienced considerable adverse loss development for business written prior to 1986.

    Deficiencies in balance sheet loss reserves for the period from 1984 through 1987 were affected significantly by facultative business written prior to 1986 and an assumed treaty from one client that has been commuted. Deficiencies arising from these two sources of business for each of the four years 1984 through 1987 totalled $38.4 million, $37.2 million, $20.3 million and $13.5 million, respectively. The remaining loss reserve deficiencies have developed from casualty pro rata and casualty excess treaties. This adverse development is attributable primarily to business written prior to 1985 when policy forms did not typically limit coverages for latent liabilities relating to asbestos and environmental pollution claims. After adjustment for the adverse development attributable to the two previously described business sources, the remaining balance sheet loss reserves have been relatively stable since December 31, 1987. The cumulative adverse loss development, after adjustment for these two business sources, has been less than 1%.

    In the latter part of 1984, Chartwell began to strengthen management resources and to re-underwrite its business in order to position itself for an upturn in the underwriting cycle. In addition, Chartwell established an internal actuarial function at the end of 1986. The deficiencies experienced through 1987 are primarily attributable to adverse development on business written from 1982 to 1985. Reserves on accident years since 1986 have developed modest redundancies, except for 1987 which has developed a redundancy of approximately $18.3 million since the initial recording and 1992 which has developed a modest deficiency of $0.7 million. The cumulative deficiency was $0.9 million and $0.2 million for 1993 and 1992, respectively, after amounts recoverable from retrocessionaires and the NWNL Reserve Indemnification Agreement.

    Chartwell has commuted two significant treaties which distort the payment patterns represented in the table. In 1989, Chartwell commuted an assumed treaty for $18.0 million affecting calendar years from 1984 to 1989. The commutation ensured that no further adverse development on that treaty occurred in subsequent years. In 1992, Chartwell commuted a retrocession arrangement which resulted in a reduction of net paid losses for the prior calendar years of $4.4 million. In 1993, Chartwell paid approximately $12.0 million in gross losses related to Hurricanes Andrew and Iniki.

    At December 31, 1994, the GAAP basis reserves, before reduction for ceded reinsurance, were $232.7 million compared to SAP basis reserves, before reduction for ceded reinsurance, of $232.6 million. The difference is due to adjustments for foreign currency transactions. At December 31, 1994, 1993 and 1992, GAAP basis reserves, net of amounts recoverable from retrocessionaires, were $197.3, $167.4 and $153.4 million, respectively, compared to SAP net reserves of $179.2, $145.8 and $125.9 million, respectively. The difference between GAAP and SAP amounts are due to the implementation of Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" ("SFAS No. 113") ($22.2, $23.5 and $28.8 million for 1994, 1993 and 1992, respectively) and the recognition of future amounts recoverable under the Reserve Indemnification Agreement ($4.1, $1.9 and $1.3 million for 1994, 1993 and 1992, respectively).

    A reconciliation of beginning and ending reserve balances as of December 31, 1994, 1993 and 1992 is herein incorporated by reference to footnote 11 to the audited consolidated financial statements of Chartwell included elsewhere in this document.

    Management believes that Chartwell Reinsurance's reserves are adequate. However, the process of estimating reserves is inherently imprecise and involves an evaluation of many variables, including potentially unpredictable social and economic conditions. Accordingly, there can be no assurance that Chartwell's ultimate liability will not vary significantly from amounts reserved. The inherent uncertainties of estimating such reserves are greater for reinsurers than for primary insurers, primarily due to the longer-term reporting nature of the reinsurance business, the diversity of development patterns among different types of reinsurance, the necessary reliance on ceding companies for information regarding reported claims and differing reserving practices among ceding companies. Reserves also include provisions for latent injury or toxic tort claims that cannot be estimated with traditional reserving techniques. Because of inconsistent court decisions in federal and state jurisdictions and the wide variation among insureds with respect to underlying facts and coverage, uncertainty exists with respect to these claims as to liabilities of ceding companies and, consequently, reinsurance coverage. Management believes that Chartwell Reinsurance's exposure to such latent losses is lessened because of its relatively recent entry into the reinsurance business in 1979, its low historical levels of premium volume prior to 1985, the Reserve Indemnification Agreement and its retrocessional programs. At December 31, 1994 and 1993,

Chartwell Reinsurance carried loss and LAE reserves of $232.7 and $201.0 million respectively ($197.3 and $167.4 million after reduction for reinsurance recoverable), of which $4.8 and $4.7 million, respectively ($2.8 and $2.9 million after reduction for reinsurance recoverable), were case reserves and allocated LAE attributable to asbestos claims and environmental pollution claims. For the three years ended December 31, 1994, the effect of asbestos and environmental pollution claims was not material to Chartwell's results of operations.

  Reserve Indemnification Agreement

    In connection with the Acquisition, Chartwell entered into an agreement (the "Reserve Indemnification Agreement") with NWNL and its parent company, ReliaStar Financial Corporation ("RLR") pursuant to which NWNL and RLR agreed jointly and severally to provide to Chartwell limited indemnification and reimbursement for adverse development of the net loss and LAE reserves and related accounts (the "Covered Reserves") of Chartwell Reinsurance for accident years ending on or before December 31, 1991 (the "Covered Years"). Pursuant to the Reserve Indemnification Agreement, if Chartwell Reinsurance's Covered Reserves as of December 31, 1996 for the Covered Years are greater than its Covered Reserves as of December 31, 1991, RLR and NWNL will jointly and severally indemnify and reimburse Chartwell at that time in an amount equal to (i) 85% of the first $20 million of such difference in excess of $100,000 plus (ii) 60% of the next $10 million of such difference, up to a maximum amount of $23 million, representing 18% of loss reserves as of December 31, 1991. If Chartwell Reinsurance's Covered Reserves as of December 31, 1996 for the Covered Years are less than its Covered Reserves as of December 31, 1991, Chartwell has agreed to reimburse NWNL at that time in an amount equal to fifty percent (50%) of the first $10 million of such difference in excess of $100,000, up to a maximum amount of $5 million. At June 30, 1995, December 31, 1994 and December 31, 1993, the amounts recoverable as reflected in Chartwell's financial statements under the Reserve Indemnification Agreement were $8.3, $7.8 and $4.8 million, respectively ($4.2, $4.1 and $1.9 million included in reinsurance recoverable and $4.1, $3.7 and $2.9 million included in other assets, respectively).

    As reported in RLR's quarterly report on Form 10-Q for the period ended June 30, 1995 (the "RLR 10-Q") filed with the SEC, at December 31, 1994 and June 30, 1995 RLR had total consolidated assets of $10,366.8 million and $14,692.9 million, respectively, and shareholders' equity of $798.4 million and $1,250.8 million, respectively. As reported in the RLR 10-Q, for the six months ended June 30, 1995 RLR had consolidated revenues of $1,025.6 million and consolidated net income of $82.7 million. As reported in RLR's annual report on Form 10-K for the year ended December 31, 1994 filed with the SEC, at December 31, 1994 RLR had consolidated revenues of $1,570.8 million and consolidated net income of $105.1 million.

INVESTMENTS

    Chartwell's long term investment policy is to maximize after-tax operating return and to seek increased yields in periods when increasing fixed income securities rates make active portfolio management less attractive because of its negative effect on statutory surplus. Complementing this primary objective, Chartwell's investment policy also seeks to achieve appropriate diversification and safety of principal while maintaining sufficient liquidity in cash and short term investments to meet its obligations on a timely basis. Chartwell's investment portfolio consists primarily of investment-grade fixed maturity debt securities. As of June 30, 1995 and December 31, 1994, approximately 98.4% and 98.2% of the bond portfolio was rated A or better by Moody's.

    J.P. Morgan Investment Management Inc. ("J.P. Morgan") acts as investment advisor to Chartwell. Pursuant to an investment management agreement with Chartwell, J.P. Morgan implements the investment policies established and approved by the Board of Directors of Chartwell. Chartwell's investment policy is to maintain a portfolio with an average rating of A or better from

Moody's and to retain such securities for sale in response to changes in interest rates and liquidity needs. However, it is not Chartwell's policy to sell securities merely to generate profits on short-term differences in price. The performance of J.P. Morgan and the fees associated therewith are periodically reviewed by both management and the Board of Directors of Chartwell. Investments by Chartwell Reinsurance must comply with the insurance laws of the State of Minnesota, the domiciliary state of Chartwell Reinsurance.

    The following table summarizes the investments of Chartwell (at carrying value):

                      COMPOSITION OF INVESTMENT PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                JUNE 30,                                  DECEMBER 31,
                                  ------------------------------------    ---------------------------------------------
                                        1995                1994                  1994                    1993
                                  ----------------    ----------------    ---------------------   ---------------------
                                                                                     PERCENTAGE              PERCENTAGE
                                   AMOUNT      %       AMOUNT      %       AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                  --------   -----    --------   -----    --------   ----------   --------   ----------
Fixed Income Securities
Corporate.......................  $ 45,361    22.8%   $ 61,434    31.0%   $ 67,745       28.5%    $ 51,114       27.8%
U.S. Government and Government
 Agency(1)......................   114,642    57.5     115,368    58.3     143,935       60.4      116,796       63.5
Obligations of States and
 Political Subdivisions.........    34,135    17.1      19,167     9.7      22,124        9.3       13,797        7.5
Foreign Government and
 Government Agency..............     4,038     2.0       1,718     0.9       4,049        1.7        2,022        1.1
Other...........................     1,072     0.6         249     0.1         278        0.1          259        0.1
                                  --------   -----    --------   -----    --------      -----     --------      -----
Total Investments...............  $199,248   100.0%   $197,936   100.0%   $238,131      100.0%    $183,988      100.0%
                                  --------   -----    --------   -----    --------      -----     --------      -----
                                  --------   -----    --------   -----    --------      -----     --------      -----
Cash & Cash Equivalents.........  $105,962            $ 67,826            $ 37,005                $ 35,738
                                  --------            --------            --------                --------
                                  --------            --------            --------                --------

- ------------

(1) At June 30, 1995 and December 31, 1994, $68.1 million and $75.8 million of these securities were backed by the full faith and credit of the U.S. Government and $46.5 million and $68.1 million were obligations of issuing agencies.

    The following table reflects investment results for Chartwell for the periods indicated:

                               INVESTMENT RESULTS
                             (DOLLARS IN THOUSANDS)

                                         SIX MONTHS ENDED
                                             JUNE 30,              YEAR ENDED DECEMBER 31,
                                       --------------------    --------------------------------
                                         1995        1994        1994        1993        1992
                                       --------    --------    --------    --------    --------
Average Invested Assets.............   $289,028    $249,987    $259,054    $207,974    $167,755
Net Investment Income(1)............   $  9,368    $  6,644    $ 14,726    $ 10,959    $ 11,206
Net Effective Yield(2)..............        6.5%        5.3%        5.7%        5.3%        6.7%
Net Realized Capital Gains
  (Losses)..........................   $  1,403    $ (3,462)   $ (3,794)   $  6,418    $  1,335
Effective Yield Including Realized
  Capital Gains (Losses)(3).........        7.1%        3.9%        4.2%        8.4%        7.5%

- ------------

(1) After investment expenses, excluding realized investment gains (losses).

(2) Net investment income for the year-end period or annualized for interim periods divided by average invested assets for the same period.

(3) Net investment income for the year-end period or annualized for interim periods plus realized capital gains (losses) for the period divided by average invested assets for the same period.

    A major portion of Chartwell's fixed income portfolio is classified as available for sale. At June 30, 1995, December 31, 1994 and December 31, 1993, $177.6, $218.9, and $173.7 million (at market value) of Chartwell's fixed income securities were classified as available for sale and $20.6,

$19.0, and $10.1 million (at amortized cost) of such securities were classified as held for investment. Changes in the market value of securities that are classified as assets available for sale are reflected directly in Chartwell's stockholders' equity.

    The following table indicates the composition of Chartwell's fixed income portfolio (at carrying value) by rating:

                 COMPOSITION OF FIXED INCOME SECURITY PORTFOLIO
                                 BY RATING (1)
                             (DOLLARS IN THOUSANDS)

                                                          JUNE 30, 1995        DECEMBER 31, 1994
                                                       -------------------    -------------------
                                                        AMOUNT     PERCENT     AMOUNT     PERCENT
                                                       --------    -------    --------    -------
U.S. Government and Government Agency Fixed Income
  Securities........................................   $104,461      52.7%    $147,300      61.9%
Aaa/Aa..............................................     30,495      15.4       46,112      19.4
A...................................................     60,027      30.3       40,201      16.9
Baa.................................................      3,193       1.6        4,240       1.8
                                                       --------    -------    --------    -------
    Total...........................................   $198,176     100.0%    $237,853     100.0%
                                                       --------    -------    --------    -------
                                                       --------    -------    --------    -------

- ------------

(1) Rating as assigned by Moody's. Such ratings are generally assigned upon the issuance of the securities and are subject to revision on the basis of ongoing evaluations. Ratings in the table are as of the date indicated.

    Moody's rating system utilizes nine symbols to indicate the relative investment quality of a rated bond. Aaa rated bonds are judged to be of the best quality and are considered to carry the smallest degree of investment risk. Aa rated bonds are also judged to be of high quality by all standards. Together with Aaa bonds, these bonds comprise what are generally known as high grade bonds. Bonds rated A possess many favorable investment attributes and are considered to be upper medium grade obligations. Baa rated bonds are considered as medium grade obligations; they are neither highly protected nor poorly secured. Bonds rated Ba or lower (those rated B, Caa, Ca and C) are considered to be too speculative to be of investment quality.

    NAIC investment ratings are provided annually at December 31 of each year. At June 30, 1995, approximately 98.4% and at December 31, 1994 approximately 98.2% of Chartwell's fixed maturity investments were rated "Class 1," and the remaining 1.6% at June 30, 1995 and 1.8% at December 31, 1994 of Chartwell's fixed maturity investments were rated "Class 2," the two highest ratings assigned by the NAIC.

    The following table indicates the composition of Chartwell's fixed income security portfolio (at carrying value) by time to maturity:

                 COMPOSITION OF FIXED INCOME SECURITY PORTFOLIO
                                BY MATURITY (1)
                             (DOLLARS IN THOUSANDS)

                                                          JUNE 30, 1995        DECEMBER 31, 1994
                                                       -------------------    -------------------
                                                        AMOUNT     PERCENT     AMOUNT     PERCENT
                                                       --------    -------    --------    -------
1 year or less......................................   $ 10,696       5.4%    $ 19,924       8.4%
Over 1 year through 5 years.........................     67,076      33.8       71,773      30.2
Over 5 years through 10 years.......................     18,050       9.1       29,353      12.3
Over 10 years through 20 years......................     16,724       8.4        8,627       3.6
Over 20 years.......................................     24,709      12.5       32,128      13.5
Mortgage backed securities..........................     60,921      30.8       76,048      32.0
                                                       --------    -------    --------    -------
      Total.........................................   $198,176     100.0%    $237,853     100.0%
                                                       --------    -------    --------    -------
                                                       --------    -------    --------    -------

- ------------

(1) Based on stated maturity dates with no prepayment assumptions.

    Certain mortgage backed securities are subject to prepayment risk. Mortgage backed securities represent 20.0% and 27.6% of Chartwell's total investments and cash and 30.8% and 32.0% of Chartwell's fixed income securities portfolio at June 30, 1995 and December 31, 1994, respectively. During periods of significant interest rate volatility, the underlying mortgages may prepay more quickly than anticipated. If the repayment of principal occurs earlier than anticipated during periods of declining interest rates, investment income may decline due to the reinvestment of these funds at the lower current market rates. The risk is similar to corporate bonds being called prior to maturity due to lower interest rates. Management does not believe that the prepayment risk associated with Chartwell's portfolio of mortgage backed securities is significant.

    The following table sets forth certain information concerning Chartwell's mortgage backed investments:

              DISTRIBUTION OF MORTGAGE BACKED SECURITIES PORTFOLIO
                                  BY TYPE (1)
                             (DOLLARS IN THOUSANDS)

                                                   JUNE 30, 1995                   DECEMBER 31, 1994
                                          -------------------------------   -------------------------------
                                          MARKET    AMORTIZED               MARKET    AMORTIZED
                                           VALUE      VALUE     PAR VALUE    VALUE      VALUE     PAR VALUE
                                          -------   ---------   ---------   -------   ---------   ---------
Collateralized Mortgage Obligations.....  $38,566    $37,416     $ 41,996   $30,836    $33,366     $ 36,960
Pass-throughs (primarily GNMA, FNMA and
  FHLMC)................................   22,355     22,746       20,979    45,212     48,317       47,661
                                          -------   ---------   ---------   -------   ---------   ---------
Total...................................  $60,921    $60,162     $ 62,975   $76,048    $81,683     $ 84,621
                                          -------   ---------   ---------   -------   ---------   ---------
                                          -------   ---------   ---------   -------   ---------   ---------

- ------------

(1) At June 30, 1995 and December 31, 1994, agency backed securities represented 83.4% and 87.8% of Chartwell's mortgage backed investments at such dates. Other mortgage backed securities represented 16.6% and 12.2%. These other mortgage backed securities are rated either Aaa or A as assigned by Moody's. Such ratings equate with the NAIC's SVO rating Class 1 which is the highest rating category used by the SVO.

    During the third quarter of 1995 Chartwell purchased additional mortgage backed pass-through securities for $64.8 million. The market value and par value of such securities as of the date of purchase were $64.8 million and $63.6 million, respectively.

COMPETITION

    The reinsurance business is highly competitive. Reinsurers compete based on many factors including the financial strength of the reinsurer, the A.M. Best rating of the reinsurer, premiums charged, other terms and conditions of the reinsurance offered, services offered, timeliness of claims payments, ongoing business relationships, reputation and experience.

    Chartwell competes with numerous international and domestic reinsurance and insurance companies. These competitors, many of which have substantially greater financial and staff resources than Chartwell, include independent reinsurance companies, as well as subsidiaries, affiliates or reinsurance departments of established insurance companies and underwriting syndicates. As indicated by data compiled by A.M. Best, broker market reinsurers and direct reinsurers wrote 70% and 30%, respectively, of the aggregate net treaty premiums written in the United States during 1992. Chartwell competes directly with other broker market reinsurers for business obtained through reinsurance brokers and, because reinsurance brokers must compete with direct writers for business from ceding companies, Chartwell also competes indirectly with direct writers.

    While the reinsurance industry has traditionally had relatively low barriers to entry, the reinsurance industry, including the broker market, is currently undergoing consolidation. Management believes that in the next few years fewer reinsurance brokerage firms will place a greater proportion of the brokered business. In addition, because of concerns regarding financial security and the ease of administration, reinsurance brokers will also seek to reduce the number of reinsurance companies with which they place business. Chartwell's management believes that, as a consequence, a reinsurer's relative financial strength will in the future be of greater importance as a competitive factor. Management believes that the increase of Chartwell Reinsurance's statutory surplus to over $100 million in 1994 has enhanced its position in the marketplace.

    Chartwell Reinsurance is rated "A-" (Excellent) by A.M. Best. The ratings assigned by A.M. Best are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors. There can be no assurance that A.M. Best's rating of Chartwell Reinsurance will not change in the future.

    Chartwell may in the future face additional competition from other well-capitalized companies or from market participants that may in the future devote more of their capital to the reinsurance business.

INSURANCE REGULATION

General

    Chartwell Reinsurance is subject to the insurance laws and regulations of Minnesota, its domiciliary state, and administrative supervision by the Commissioner. In addition, it is subject to similar laws, regulations and supervision in the various states in which it is licensed or authorized to transact business, primarily with regard to solvency, accounting practices, reports on financial condition and operations, investments and reserves. Under state insurance law, property and casualty reinsurers are generally not subject to filing or other regulatory requirements applicable to primary insurers with respect to rates, policy forms or contract wording. In supervising and regulating insurance companies, including reinsurers, state agencies, charged primarily with protecting policyholders and the public rather than investors, enjoy broad authority and discretion in applying applicable insurance laws and regulations for the protection of policyholders and the public.

Insurance Holding Company Systems Regulations

    Chartwell and Chartwell Reinsurance are subject to regulation pursuant to the insurance holding company systems statutes of Minnesota. While the insurance holding company systems laws and regulations vary from state to state, they generally require an insurance holding company and insurers and reinsurers that are members of such insurance holding company's system to register with the state regulatory authorities, to file with those authorities certain reports disclosing information including their capital structure, ownership, financial condition, certain intercompany transactions including material transfers of assets and intercompany business agreements, and to report material changes in such information. Such laws may also require that intercompany transactions be fair and reasonable and that an insurer's policyholder surplus following a dividend distribution to affiliated stockholders be adequate to meet its financial needs.

    In general, state insurance holding company systems statutes also require prior notice to, or regulatory agency approval of, direct or indirect changes in control of ownership of a domestic or foreign licensed or authorized insurer or reinsurer. Under Minnesota law, no person, corporation or other entity may acquire, directly or indirectly, a controlling interest in the capital stock of Chartwell or Chartwell Reinsurance unless such person, corporation or other entity has obtained prior approval from the Commissioner for such acquisition of control. Pursuant to the Minnesota insurance holding company systems statutes, any person, corporation or other entity acquiring, controlling or holding with the power to vote, directly or indirectly, ten percent or more of the voting securities of an insurance company, including a reinsurance company, is presumed to have "control" of such company. The party may rebut this presumption by filing with the Commissioner a disclaimer of affiliation. Other jurisdictions where Chartwell Reinsurance is licensed to transact business may have similar requirements for prior approval of an acquisition of control of a domestic or foreign insurance or reinsurance company licensed or authorized to transact business in such jurisdictions. Additional requirements in such jurisdictions may include relicensing or subsequent approval for renewal of existing licenses upon an acquisition of control.

Restrictions on Dividends

    The principal source of funds for servicing debt of Chartwell and paying dividends to stockholders of Chartwell is derived from receipt of dividends from Chartwell Reinsurance. Under Minnesota insurance law, Chartwell Reinsurance may pay dividends only from its earned surplus, which is defined as unassigned funds (surplus) as reported in the statutory financial statement filed by Chartwell Reinsurance with the Minnesota Department of Commerce for the most recent period. As of December 31, 1994, Chartwell Reinsurance reported unassigned funds (surplus) in the amount of $15.1 million. Subject to such constraints, Chartwell Reinsurance may declare and pay non-extraordinary dividends subject to certain notice requirements to the Commissioner and extraordinary dividends to stockholders subject to certain notice and approval requirements by the Commissioner. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Chartwell--Liquidity and Capital Resources." With respect to payments of all dividends to affiliated shareholders, following the payment of such a dividend, Chartwell Reinsurance's policyholder surplus must be reasonable in relation to its outstanding liabilities and adequate for its financial needs.

    No dividends were paid in the first six months of 1995 or in 1994. For the years ended December 31, 1993 and 1992, the cash dividends paid by Chartwell Reinsurance were $0.4 and $2.3 million, respectively. All of the dividends paid were ordinary for purposes of the Minnesota insurance laws. For 1995, Chartwell Reinsurance is permitted to declare and pay ordinary dividends to stockholders in the aggregate amount of $11.2 million, subject to the notice requirements on dividend declarations and payments.

Investment Limitations

    Minnesota insurance laws and regulations prescribe the kind, quality and concentration of investments that are permissible for Minnesota insurance and reinsurance companies, including Chartwell Reinsurance. The purpose of these laws is to protect the interests of policyholders, claimants, creditors and the general public by promoting the safety, yield and growth of an insurance company's investment principal, the liquidity necessary to meet the insurance company's expected business needs, and investment diversification. Non-life insurance companies, such as Chartwell Reinsurance, within specified limits and subject to certain qualifications, are authorized to invest in specifically prescribed investments, including, subject to certain conditions, federal, state and municipal government obligations, bank obligations, obligations and stocks of corporations and business trusts, real estate and mortgages on real estate, collateral loans, options, foreign and other investments. Such investment obligations, however, may not be in default as to payments of principal and interest. Non-life insurance companies may invest unrestricted surplus in securities or property of any kind, without limitation, except as may be imposed on business corporations in general. Non-life insurance companies are subject to recently adopted risk-based capital guidelines which could influence investment decisions. See "--Risk-based Capital." Management of Chartwell believes that Chartwell Reinsurance is in compliance with all applicable Minnesota insurance investment laws for non-life insurance companies.

Regulatory Examinations

    The business and operations of Chartwell Reinsurance are subject to periodic examination by the insurance departments of the jurisdictions in which it is licensed or authorized to transact business. The Commissioner has broad authority to conduct examinations at any time. The report made with respect to the most recent examination of Chartwell Reinsurance is dated as of December 31, 1989 and contained no material adverse findings. Field work has been completed on an examination as of December 31, 1994. While the final report has not been issued, Chartwell believes that no material adverse findings will be made.

Risk-based Capital

    In order to enhance the regulation of insurer solvency, the NAIC adopted risk-based capital ("RBC") requirements for property and casualty insurance and reinsurance companies commencing with filings made in 1995 covering the 1994 year. These RBC requirements are designed to monitor capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. The RBC formula measures four major areas of risk facing property and casualty insurers: (i) underwriting risk, which is the risk of errors in pricing and reserves; (ii) asset risk, which is the risk of asset default for fixed income assets and loss in market value for equity assets; (iii) credit risk, which is the risk of losses from unrecoverable reinsurance and the inability of insurers to collect agents' balances and other receivables; and (iv) off-balance sheet risk, which is primarily the risk created by excessive growth. Insurers and reinsurers having less statutory surplus than that required by the RBC formula will be subject to varying degrees of regulatory action depending on the level of capital inadequacy.

    The RBC formula provides a mechanism for the calculation of an insurance company's Authorized Control Level RBC and its total adjusted capital. The formula sets forth the points at which a commissioner of insurance is authorized and expected to take regulatory action. The first level is known as the Company Action Level RBC, which is set at twice the Authorized Control Level

RBC. The second level is the Regulatory Action Level RBC, set at 1.5 times the Authorized Control Level BRC. The third is the Authorized Control Level RBC, and the fourth is the Mandatory Control Level RBC, set at 70 percent of the Authorized Control Level RBC.

    If an insurance company's adjusted capital is higher than or equal to the Regulatory Action Level RBC but below the Company Action Level RBC, the insurance company must submit to its commissioner of insurance an RBC plan which shall contain, among other things, proposals of corrective action. If an insurance company's adjusted capital is higher than or equal to the Authorized Control Level RBC but lower than the Regulatory Action Level RBC, the commissioner of insurance shall perform any examination or analysis as deemed necessary of the insurer's business and operations and issue any appropriate corrective orders to address the insurance company's financial problems. If an insurer's adjusted capital is higher than or equal to the Mandatory Control Level RBC but lower than the Authorized Control Level RBC, the commissioner may place the insurer under regulatory control. If the insurance company's adjusted capital falls below the Mandatory Control Level RBC, the commissioner will be required to place the insurer under regulatory control. At December 31, 1994 Chartwell Reinsurance's adjusted capital was higher than the Company Action Level RBC, and as a result no regulatory action is required. Should a future deficiency occur, Chartwell will be subject to an increased level of regulatory attention and, depending on the capital deficiency, possibly to actual control by the appropriate regulatory authorities. There can be no assurance that any such deficiency will not occur in the future.

Possible Legislative and Regulatory Changes

    The insurance and reinsurance industry is regulated at the state level. In recent years, numerous proposals for regulatory and legislative change have been considered by the states and the NAIC reflecting the concern of the NAIC with the financial solvency of insurers. Issues recently examined by the NAIC include asset valuation reserves, loss reserve discounting, solvency surveillance and risk-based capital.

    The NAIC has recognized reinsurance as an area to which it needs to devote substantive attention. Various model laws or regulations applicable to reinsurance have been adopted or are under active consideration, including proposed revisions to the model laws on credit for reinsurance and proposed model laws on assumption reinsurance and accounting and reporting changes. It is not possible to predict the future impact of changing state laws, regulations and other non-statutory regulatory requirements relating to these issues on the operations of Chartwell Reinsurance.

    Certain states have adopted, or are considering the adoption of, laws and regulations that limit the right of offset by reinsurers. In general, offset is the right of a debtor to set off and apply against any financial obligation of such debtor to a creditor any financial obligation of such creditor owed to the debtor. The right of offset may become important to a reinsurer when a ceding company or retrocessionaire of such reinsurer becomes insolvent.

    There is currently no direct federal regulation of insurance or reinsurance. The issue of insurance regulation and insurer solvency has previously been the focus of substantial activity both by Congress and certain federal agencies. However, there are no present proposals before the 104th Congress which would provide for federal regulation of domestic reinsurers.

EMPLOYEES

    As of June 30, 1995, Chartwell had 53 employees. None of these employees is represented by a labor union and Chartwell believes that its employee relations are excellent.

PROPERTIES

    Chartwell leases space for its principal executive offices in Stamford, Connecticut. Chartwell also leases space in London, England for the operations of Chartwell Advisers. Management believes its office space is adequate for its current needs.

LEGAL PROCEEDINGS

    Chartwell and Chartwell Reinsurance are subject to the litigation of disputes in the normal course of their business. In addition, Chartwell Reinsurance is subject to arbitration proceedings in the normal course of its business because its reinsurance agreements generally provide for the resolution of disputes with reinsureds pursuant to arbitration. Neither Chartwell nor Chartwell Reinsurance believes that any pending litigation or arbitration to which it is a party, or of which any of its properties or assets are subject, is likely to have a materially adverse effect on its current financial position or results of operations.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PIEDMONT

    Approximately $639 million of invested assets of principal stockholders of Piedmont (several of whom are directors) and their related interests are managed by Lexington. See "PRINCIPAL STOCKHOLDERS--Piedmont." The fees charged by Lexington for the management of such assets are based upon standard fee schedules which are competitive with the fees charged on non-related accounts.

    Piedmont's management and certain members of its Board of Directors may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Piedmont generally, and which may create potential conflicts of interest. These interests include, among others, provisions in the Merger Agreement with respect to employee stock options, other employee benefits, indemnification and insurance, severance benefits and the directorships described below. See "THE MERGER--Interests of Certain Persons in the Merger" in the Proxy Statement/Prospectus.

    Except as stated above, no director or officer of Piedmont, beneficial owners of more than 5% of any class of stock of Piedmont, member of the immediate family of any of the foregoing persons had any material interest in any material transaction of Piedmont or any of its subsidiaries or affiliates since January 1, 1994.

CHARTWELL
STOCKHOLDERS AGREEMENT

    In connection with the Merger, Chartwell will enter into a Stockholders Agreement (the "Stockholders Agreement") with certain of its stockholders, including the Virginia Retirement System ("VRS"), Institutional Venture Capital Fund II ("IVCF II"), Michigan Mutual Insurance Company ("MMIC"), FIMA Finance Management Inc. ("FIMA") and Wand/Chartwell Investments L.P. (the "Partnership") (collectively, the "Chartwell Stockholders"), and Messrs. L. Richardson, Jr., S. Richardson, S. Boney, L.R. Preyer, P.L. Richardson and R.R. Richardson, each of whom is a director of Piedmont, and certain other Piedmont stockholders who are relatives of the foregoing, or which are trusts with respect to which the foregoing or such relatives are trustees or hold beneficial interests, as well as a charitable organization established by relatives of the foregoing (collectively, the "Richardson Stockholders"). The Stockholders Agreement addresses certain matters relating to the control of Chartwell after the Merger, and is intended to promote stability and facilitate the pursuit by Chartwell of long-term stockholder goals.

    Standstill Provisions. The Stockholders Agreement contains certain "standstill" provisions intended to restrict the ability of any party to significantly increase its present share of control over Chartwell. Pursuant to the standstill provisions, the Chartwell Stockholders and the Richardson Stockholders are each prohibited from engaging in certain actions, including the following: (i) during the six month period commencing upon the Effective Time, purchasing additional shares of Chartwell Common Stock or other voting securities of Chartwell, except that such stockholders may purchase additional shares of Chartwell Common Stock up to certain individual and aggregate thresholds prescribed by the Stockholders Agreement; and (ii) for three years following the Effective Time, depositing any shares of Chartwell Common Stock or other voting securities of Chartwell into a voting trust or subjecting any such securities to any arrangement or agreement (other than the Stockholders Agreement) with respect to the voting of such securities, subject to specified exceptions.

    Voting Provisions. The Stockholders Agreement contains provisions giving the Richardson Stockholders certain rights with respect to representation on the Chartwell Board of Directors following the Merger. Under these provisions, the Richardson Stockholders initially will be entitled to designate four persons to be nominated for election to the Chartwell Board of Directors. The number of persons that the Richardson Stockholders may designate shall be permanently reduced if the Richardson Stockholders hold less than 16% of the outstanding Chartwell Common Stock, such that (i) if the Richardson Stockholders hold less than 16% but equal to or greater than 12% of the Chartwell Common Stock, they will be entitled to three designees; (ii) if the Richardson Stockholders hold less than 12% but equal to or greater than 8% of the Chartwell Common Stock, they will be entitled to two designees; (iii) if the Richardson Stockholders hold less than 8% but equal to or greater than 5% of the Chartwell Common Stock, they will be entitled to one designee; or (iv) if the Richardson Stockholders hold less than 5% of the Chartwell Common Stock, they will have no further designation rights.

    The designees of the Richardson Stockholders will be recommended by the nominating committee of Chartwell's Board of Directors to the full Board of Directors for inclusion in Chartwell's slate of nominees for election. Each party to the Stockholders Agreement will agree to vote its shares in favor of the slate proposed by Chartwell, subject to the right of the Chartwell Stockholders to be released from this voting obligation upon their ownership interests in Chartwell declining below certain specified thresholds. In the event that any designee of the Richardson Stockholders ceases to serve as a director, the Richardson Stockholders will have the right to designate another person for election to the Chartwell Board of Directors.

    If at any time (i) a designee of the Richardson Stockholders is sitting on the Chartwell Board of Directors and (ii) the board of directors of any principal U.S. subsidiary of Chartwell has any member who is not an officer or employee of Chartwell or any of its subsidiaries, Chartwell shall cause one designee of the Richardson Stockholders that is sitting on the Chartwell Board of Directors to be elected to the board of directors of such subsidiary.

    Tag-Along Rights. With certain limited exceptions, any party or parties to the Stockholders Agreement proposing to sell a number of shares of Chartwell Common Stock representing 30% or more of the then outstanding Chartwell Common Stock in one or a series of related transactions must provide written notice to the other parties of the proposed action at least fifteen days before the proposed date of sale. Within ten days of the receipt of such notice any other party may inform the party proposing to sell the shares that such other party desires to sell shares to the prospective buyer on the same terms and conditions set forth in the notice and, upon giving notice, such other party will be entitled to participate on a pro-rata basis in the sale of the shares.

    Amendments. Amendments to and modifications of the Stockholders Agreement may only be made by written consent of Chartwell and other parties to the Stockholders Agreement holding not less than 66 2/3% of the Chartwell Common Stock then subject to the Stockholders Agreement, except that any amendment, modification or other change to the Stockholders Agreement that affects the nomination or agreement to vote for the directors designated by the Richardson Stockholders requires the consent of 66 2/3% of the outstanding shares of Chartwell Common Stock held by the Richardson Stockholders.

    Effectiveness and Termination. The Stockholders Agreement will become effective as of the Effective Time and shall continue in effect (subject to the earlier termination of certain provisions as described above) until (i) the written consent of all parties to the agreement is obtained, (ii) Chartwell is dissolved or liquidated, (iii) the date which is the later of (A) the date on which settlement of the CI Notes occurs pursuant to the Indenture and (B) the first date on which the total number of shares of Chartwell Common Stock held by the Richardson Stockholders represents less than ten percent of the then issued and outstanding Chartwell Common Stock, or (iv) eleven years from the date of the Stockholders Agreement.

REGISTRATION RIGHTS AGREEMENT

    In connection with the Merger, Chartwell will enter into a Registration Rights Agreement (the "Registration Rights Agreement") with substantially all of its current stockholders and the Richardson Stockholders. Pursuant to the Registration Rights Agreement, at any time after the Effective Time of the Merger, upon the request of stockholders holding at least 400,000 shares of Chartwell

Common Stock or any security convertible into 400,000 shares of Chartwell Common Stock, Chartwell must, subject to certain limited exceptions, use its best efforts to register such shares under the Securities Act. Chartwell is not obligated to effect more than one registration in any nine-month period or more than four during the term of the Registration Rights Agreement. The Richardson Stockholders will have the right to initiate two of the four registrations effected pursuant to the Registration Rights Agreement. Chartwell shall pay all registration expenses in connection with the four registrations except underwriting discounts and commissions and transfer taxes. If the registration is in the form of an underwritten offering, the stockholders holding a majority of the shares of Chartwell Common Stock being registered pursuant to the registration may select the underwriters, subject to Chartwell's approval.

    Parties to the Registration Rights Agreement have "piggyback" rights to register shares of Chartwell Common Stock in connection with registration of equity securities by Chartwell. These rights are subject to limitation if the registration involves an underwritten offering and the managing underwriter determines that, in its good faith view, the inclusion of all or any portion of such additional securities in the registration would have a material adverse effect on the offering. Chartwell and the other parties to the Registration Rights Agreement have agreed to certain indemnification arrangements in connection with a registered offering of securities.

CERTAIN OTHER RELATIONSHIPS

    Relationship with Wand/Chartwell Investments L.P., Wand Partners (Chartwell) L.P. and Wand Partners Inc.

    Messrs. Schnitzer and Callard, directors of Chartwell, are the sole stockholders of, and Mr.Schnitzer is Chairman and Mr. Callard is President of, Wand Partners Inc. ("Wand"), which is the general partner of Wand Partners (Chartwell) L.P. ("Wand (Chartwell)"), which, in turn, is the general partner of the Partnership. Messrs. Schnitzer and Callard also each own 2.1138% of the limited partnership interests in the Partnership and Wand owns 50% of the limited partnership interests in Wand (Chartwell).

    On March 6, 1992, Chartwell entered into a Monitoring and Oversight Agreement with Wand (the "Wand Monitoring Agreement") relating to the provision by Wand of financial and advisory services to Chartwell and Chartwell Reinsurance in connection with their business and operations. The Wand Monitoring Agreement was terminated as of December 31, 1994. In 1994, 1993 and 1992, Chartwell paid $213,000, $234,000 and $170,438, respectively, to Wand under the Wand Monitoring Agreement. No further amounts are payable pursuant to this agreement.

    As fees for advisory services provided in connection with (i) the acquisition of Chartwell by the Partnership and MMIC and (ii) the private sale of common stock, preferred stock and subordinated debt of Chartwell in 1992 (the "1992 Recapitalization"), Chartwell issued certain warrants (the "Acquisition Warrant" and the "Surplus Enhancement Warrant" (collectively, the "Wand (Chartwell) Warrants")) to Wand (Chartwell). The Acquisition Warrant entitles the holder thereof to purchase 81,000 shares of Chartwell Common Stock, subject to adjustment upon certain dilutive events. The Acquisition Warrant expires on the later of (i) March 6, 2002 or (ii) the registration of the Chartwell Common Stock issuable upon exercise of the Acquisition Warrant. The Acquisition Warrant is exercisable at any time or from time to time prior to expiration at an exercise price of $21.00 per share, subject to adjustment upon certain dilutive events. The Surplus Enhancement Warrant entitles the holder thereof to purchase 101,477 shares of Chartwell Common Stock, subject to adjustment upon certain dilutive events. The Surplus Enhancement Warrant expires on the later of (i) January 15, 2003 or (ii) the registration of the Chartwell Common Stock issuable upon exercise of the Surplus Enhancement Warrant. The Surplus Enhancement Warrant is exercisable at any time or from time to time prior to expiration at an exercise price of $22.00 per share, subject to adjustment upon certain dilutive events.

    In connection with the Merger, Chartwell and Wand (Chartwell) will amend as of the Effective Time the Wand (Chartwell) Warrants to provide for a cashless exercise feature and to make certain other conforming changes.

Relationship with Michigan Mutual Insurance Company

    On March 6, 1992, Chartwell entered into a Monitoring and Oversight Agreement with MMIC (the "MMIC Monitoring Agreement") relating to the provision by MMIC of financial and advisory services to Chartwell and Chartwell Reinsurance in connection with their business and operations. The MMIC Monitoring Agreement was terminated on December 31, 1994. In 1994, 1993 and 1992 Chartwell paid $100,000, $89,000 and $82,000, respectively, to MMIC under the MMIC Monitoring Agreement. No further amounts are payable pursuant to this agreement.

Original Stockholders Agreement

    In connection with the 1992 Recapitalization, Chartwell entered into a stockholders agreement (the "Original Stockholders Agreement") with most of the holders of its common stock. The Original Stockholders Agreement covers matters such as the election of directors, registration rights and certain transfer restrictions. The Original Stockholders Agreement will be terminated as of the Effective Time of the Merger.

Employee Stockholders Agreement

    On March 6, 1992, Chartwell entered into an individual stockholders agreement (the "Employee Stockholders Agreement") with certain employees of Chartwell (each an "Employee," collectively, the "Employees") with respect to their shares of Chartwell Common Stock (the "Employee Shares"). The Employee Stockholders Agreement restricts the transfer of the Employee Shares and grants certain "piggyback" registration rights.

    Pursuant to the Employee Stockholders Agreement, the Employees may not grant any proxy or enter into any voting trust or arrangement with respect to the voting of his or her shares. Also, each Employee is required to sell his or her shares if (i) holders of two-thirds of the Chartwell Common Stock agree to transfer their shares or (ii) the Employee ceases to be employed by Chartwell.

Relationship with Old American Insurance Company

    Chartwell Reinsurance provides reinsurance on certain reinsurance programs to Old American Insurance Company, a Texas County Mutual Company ("Old American"), which is an affiliate of Chartwell. Chartwell participates with other broker market reinsurers on those programs which meet its underwriting requirements. Old American accounted for 1.0%, 4.1%, 4.0%, and 4.7% of Chartwell's gross premiums written for the six months ended June 30, 1995 and the years ended December 31, 1994, 1993, and 1992, respectively. Chartwell and Old American have no ownership in each other; however, Wand is the general partner both of Wand (Chartwell) and of the Delaware general partnership that controls Old American.

Relationships with New London Capital plc

    In 1993, pursuant to an Advisory Agreement between Chartwell Advisers and NLC (the "NLC Advisory Agreement"), Chartwell Advisers became the exclusive Lloyd's adviser to NLC, an investment company formed to underwrite at Lloyd's of London through a group of wholly-owned subsidiaries that are limited liability corporate members of certain selected Lloyd's syndicates. Messrs. Schnitzer and Cole are directors of NLC, Chartwell and Chartwell Reinsurance. The NLC Advisory Agreement, which has a term of five years, provides that Chartwell Advisers will
(i) review and evaluate Lloyd's syndicates to identify those which satisfy NLC's underwriting criteria, (ii) recommend those syndicates to which the NLC corporate members should provide underwriting capacity and (iii) monitor the selected syndicates throughout the underwriting year. Chartwell Advisers' remuneration for its services will consist of (i) an annual service fee based on the consolidated net asset value of NLC and (ii) a profit commission based on the underwriting success of the syndicates in which the NLC corporate members participate. Chartwell will provide a limited indemnity to NLC only in cases involving negligence, breach of trust or willful misconduct on the part of Chartwell Advisers in the performance of its duties under the NLC Advisory Agreement.

    In 1994, Chartwell and NLC entered into a Participation Agreement whereby Chartwell will participate in the 1995 year of account underwriting results of NLC's syndicates, which are selected by Chartwell Advisers, by posting a letter of credit in the sum of B.P.6.5 million and guaranteeing a loan to NLC in the sum of B.P.1.5 million. Under current Lloyd's rules, this allows NLC to increase its premium capacity by B.P.16 million. The results relating to this increased capacity will inure to Chartwell. The maximum liability for this investment would be B.P.8 million, the sum of the letter of credit and the loan guarantee.

Investor Group Warrants

    On February 2, 1994, the Board of Directors of Chartwell approved the issuance to the Partnership and to the holders of the then outstanding Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Stock"), Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Stock") and Series C Preferred Stock, par value $.01 per share (the "Series C Stock"), of warrants (the "Investor Group Warrants") to purchase an aggregate of 188,946 shares of Chartwell Common Stock. The Investor Group Warrants were granted to the foregoing parties pro rata in accordance with the number of shares of Chartwell Common Stock each such party held upon consummation of Chartwell's offering of its Senior Notes in 1994.

    In connection with the Merger, Chartwell will use its best efforts to cause the holders of the Investor Group Warrants to amend as of the Effective Time such warrants to adjust their exercise price to $21.00 per share, to provide for a cashless exercise feature and to make certain other conforming changes.

Conversion Distribution

    Following consummation of the Senior Notes offering, each holder of the Series A Stock and the Series B Stock received a cash payment equal to 4% of the aggregate liquidation preference of such shares held by such holder, for an aggregate payment by Chartwell of $784,000. Of such amount, MMIC received $640,000 and the entities affiliated or associated with Canaan Capital Partners, L.P. ("Canaan Partners") received an aggregate of $140,000. Each holder of Chartwell's 12% Subordinated Debentures (the "Debentures") received a cash payment equal to 4% of the aggregate principal amount of the Debentures held by such holder, for an aggregate payment by Chartwell of $753,000. Of such amount, EXOR America Inc. (an affiliate of FIMA) received $300,000, VRS and IVCF II received an aggregate of $300,000, and the State of Michigan Retirement System received $80,000.

Relocation Loan

    In August 1990, Mr. Cole received a compensation related loan from Chartwell in the amount of $134,000 to assist with his relocation to Connecticut. The loan is non-interest bearing and interest is imputed and included as compensation to Mr. Cole. The outstanding balance at December 31, 1994 was $67,000. Such balance will be forgiven over the next two years under the terms of Mr. Cole's employment agreement.

Director Warrant

    On December 31, 1992, in connection with the 1992 Recapitalization, Chartwell issued a warrant to one of its directors, John Sagan (the "Sagan Warrant"). The Sagan Warrant entitles the holder thereof to purchase 4,000 shares of Chartwell Common Stock, subject to adjustment upon certain dilutive events. The Sagan Warrant expires on the later of (i) March 6, 2002 or (ii) the registration of the Chartwell Common Stock issuable upon the exercise of such warrant. The Sagan Warrant is exercisable at any time or from time to time prior to expiration at an exercise price of $21.00 per share, subject to adjustment for certain dilutive events.

    In connection with the Merger, Chartwell and Mr. Sagan will amend as of the Effective Time the Sagan Warrant to provide for a cashless exercise feature and to make certain other conforming changes.

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
                        DIRECTORS AND EXECUTIVE OFFICERS

PIEDMONT

Directors

    The following table provides information as of December 31, 1994 regarding the individuals who are directors of Piedmont. Biographical information for each director who is not an executive officer of Piedmont is presented below.

                   NAME                      AGE                     TITLE1
- ------------------------------------------   ---   ------------------------------------------
R. R. Richardson2.........................   69    Chairman of the Board of Directors
Robert M. DeMichele.......................   50    Director; President and CEO
Sion A. Boney III2........................   39    Director
Terence N. Deeks..........................   55    Director
Haynes G. Griffin.........................   48    Director
William R. Miller.........................   64    Director
L. Richardson Preyer2.....................   76    Director
Lunsford Richardson, Jr.2.................   71    Director
Peter L. Richardson2......................   41    Director
Stuart Smith Richardson2..................   48    Director
Carl H. Tiedemann.........................   68    Director
Marion A. Woodbury........................   72    Director

- ------------

1 In addition to being a director of Piedmont, each of the directors except
  Messrs. Boney, Deeks, Griffin, Preyer, Peter L. Richardson and Tiedemann is a director of either RECO or LMC, both of which are wholly-owned subsidiaries of Piedmont.

2 Messrs. R. R. Richardson, Lunsford Richardson, Jr. and L. Richardson Preyer are first cousins. Messrs. Stuart Smith Richardson and Peter L. Richardson are brothers. Mr. Sion A. Boney is a nephew of Mr. Lunsford Richardson, Jr.

    SION A. BONEY III has been a director of Piedmont since 1987. He is also the Vice President and General Manager of the Venture Group of Bristol-Myers Squibb Company; formerly Consultant, Marketing Corporation of America.

    TERENCE N. DEEKS has been a director of Piedmont since 1984. Mr. Deeks is the Chairman, President and Chief Executive Officer of Navigators Group, Inc. ("Navigators").

    HAYNES G. GRIFFIN has been a director of Piedmont since 1992. Mr. Griffin is President and Chief Executive Officer of Vanguard Cellular Systems, Inc. ("Vanguard") and a Director of Geotek Communications Inc.

    WILLIAM R. MILLER has been a director of Piedmont since 1994. Mr. Miller was President and Chief Executive Officer of Winterthur U.S. Holdings from 1981 to 1990. He is currently retired.

    L. RICHARDSON PREYER has been a director of Piedmont since 1982. Mr. Preyer also was a Professor at the University of North Carolina and a Member of the U.S. House of Representatives from the State of North Carolina. He is a Director of Vanguard and is currently retired.

    LUNSFORD RICHARDSON, JR. has been a director of Piedmont since 1968. He served as Chairman of RECO from 1968 until 1995. Mr. L. Richardson, Jr. is also the Chairman of Richardson Corporation of Greensboro. He will serve as Vice Chairman of Lexington after the Spin-off.

    PETER L. RICHARDSON has been a director of Piedmont since 1986. He is President of Smith Richardson Foundation, Inc. and a Managing Trustee of H. Smith Richardson Family Trust.

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
    R. R. RICHARDSON has been a director of Piedmont since 1971. He has served as Chairman of Piedmont since 1979.

    STUART SMITH RICHARDSON has been a director of Piedmont since 1983 and has been a Vice-Chairman of Piedmont since 1986. Mr. Richardson is also the Chairman of Vanguard and will serve as Chairman of Lexington after the Spin-off.

    CARL H. TIEDEMANN has been a director of Piedmont since 1982. He is also a General Partner at Tiedemann Boltres Partners, a Director of Curtice Burns, Inc and a Director of Alltel Corporation.

    MARION A. WOODBURY has been a director of Piedmont since 1979. He is a Director of Navigators.

Executive Officers

    The following table sets forth certain information as of December 31, 1994 with respect to Piedmont's executive officers.

                   NAME                      AGE                     TITLE
- ------------------------------------------   ---   ------------------------------------------
Robert M. DeMichele.......................   50    President, Chief Executive Officer and
                                                     Director of Piedmont
Peter J. Palenzona........................   43    Senior Vice President and Chief Financial
                                                     Officer of Piedmont
Richard M. Hisey..........................   36    Managing Director of LMC
Lawrence Kantor...........................   48    Managing Director of LMC
Richard J. Matinale.......................   47    Executive Vice President of RECO

    ROBERT M. DEMICHELE has been President, Chief Executive Officer and a Director of Piedmont since 1982. He also has served as President and Chief Operating Officer of RECO since 1985; Mr. DeMichele also serves as a Director of Navigators and Vanguard and is the Chairman and Chief Executive Officer of LMC. He will serve as President and Chief Executive Officer of Lexington after the Spin-off.

    PETER J. PALENZONA has served as Senior Vice President of Piedmont since 1991, as Treasurer and Chief Financial Officer of Piedmont since 1979 and as Secretary of Piedmont since 1982. He also has served as a Director of both RECO and LMC since 1982.

    RICHARD M. HISEY has been a Managing Director and Chief Financial Officer of LMC since 1992. He will serve as Executive Vice President and Chief Financial Officer of Lexington after the Spin-off.

    LAWRENCE KANTOR has been the Executive Vice President of LMC since 1986 and a Managing Director of LMC since 1991. He will serve as Executive Vice President and General Manager of Mutual Funds of Lexington after the Spin-off.

    RICHARD J. MATINALE has been Executive Vice President of RECO since 1986.

    The executive officers of Piedmont are elected annually and have been employed by Piedmont or one or more of its subsidiaries for the past five years.

CHARTWELL

Directors

    The following table provides information as of              , 1995 regarding
the individuals who will serve as directors of Chartwell following the Effective Time. Biographical information for each director who is not an executive officer of Chartwell is presented below.

            NAME               AGE                            TITLE
- ----------------------------   ---   --------------------------------------------------------
Richard E. Cole.............   56    Chairman of the Board of Directors; Chief Executive
                                       Officer
Steven J. Bensinger.........   40    Director; President
Jacques Q. Bonneau..........   41    Director; Executive Vice President and Chief
                                     Underwriting Officer
David J. Callard............   57    Director
Greg S. Feldman.............   39    Director
Stephen L. Green............   44    Director
Frank E. Grzelecki..........   58    Director
John Sagan..................   74    Director
Bruce W. Schnitzer..........   51    Director
Robert M. DeMichele.........   50    Director
William R. Miller...........   64    Director
Lunsford Richardson, Jr.....   71    Director
Stuart Smith Richardson.....   48    Director

    DAVID J. CALLARD has been a director of Chartwell since 1992 and has been President of Wand since December 1990. From November 1989 until he joined Wand in September 1990, Mr. Callard was a financial advisor to several corporations. Prior thereto, he was, for 17 years, a general partner and from 1984 a director and managing director of Alex, Brown & Sons, an investment bank. Mr. Callard is also a director of Waverly, Inc.

    GREG S. FELDMAN has been a director of Chartwell since 1992 and is a Managing Partner of Wellspring Associates L.L.C., a New York investment firm. From 1990 to 1994, Mr. Feldman was with EXOR America Inc., where he was a Vice President. From 1988 to 1990, Mr. Feldman was a Vice President of Clegg Industries, Inc., an investment firm.

    STEPHEN L. GREEN has been a director of Chartwell since 1992 and has been a General Partner of Canaan Partners since 1991. From 1973 to 1992, Mr. Green held a variety of financial positions with General Electric Company. He is a director of several other public and private companies.

    FRANK E. GRZELECKI has been a director of Chartwell since March 1994 and has been President and Chief Operating Officer of Handy & Harman since 1992. He has been a director of Handy & Harman since prior to 1989. Mr. Grzelecki was Vice Chairman of Handy & Harman from 1989 to 1992. Mr. Grzelecki is also a director of Zale Corporation.

    JOHN SAGAN has been a director of Chartwell since 1992 and has been President of Sagan Associates, a financial advisory service, since 1986. Prior to that time he was Vice President and Treasurer of Ford Motor Company. Mr. Sagan is also a director of Telident Inc. and Lemna Corporation.

    BRUCE W. SCHNITZER has been a director of Chartwell since 1992. From March 1992 to March 1993, he was also Chairman of the Board of Directors of Chartwell. Mr. Schnitzer has been Chairman of the Board of Directors of Wand since 1990 and was President of Magical Corporation, the general partner of Wand Investments, L.P. from prior to 1990. Mr. Schnitzer is a director of

Amresco, Inc., Life Partners Group, Inc., and PennCorp Financial Group Inc. He is also Chairman of New London Capital plc.

    ROBERT M. DEMICHELE has been a director of Piedmont since 1982. He also served as President and Chief Operating Officer of RECO since 1985. Mr. DeMichele will serve as President and Chief Executive Officer of Lexington after the Spin-off. Mr. DeMichele also serves as a director of The Navigators Group, Inc., Vanguard Cellular Systems, Inc. and Chairman and Chief Executive Officer of LMC.

    WILLIAM R. MILLER has been a director of Piedmont since 1994. Mr. Miller was President and Chief Executive Officer of Winterthur U.S. Holdings from 1981 until 1990. He is currently retired.

    LUNSFORD RICHARDSON, JR. has been a director of Piedmont since 1968. He also served as Chairman of RECO from 1968 until 1995. Mr. L. Richardson, Jr. also is the Chairman of Richardson Corporation of Greensboro.

    STUART SMITH RICHARDSON has been a director of Piedmont since 1983. He will serve as Chairman of Lexington after the Spin-off. Mr. S. Richardson is also the Chairman of Vanguard Cellular Systems, Inc.

    Messrs. DeMichele, Miller, L. Richardson, Jr. and S. Richardson are not currently directors of Chartwell but will become directors as of the Effective Time. Lunsford Richardson, Jr. is the cousin of Stuart Smith Richardson.

    For information with respect to certain arrangements to be entered into with respect to the election of certain directors, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

Executive Officers

    The following table provides information as of        , 1995 regarding the
executive officers of Chartwell. Such executive officers will be the executive officers of the Surviving Corporation. Biographical information for each of the individuals set forth in the table is presented below.

            NAME               AGE                            TITLE
- ----------------------------   ---   --------------------------------------------------------
Richard E. Cole.............   56    Chairman and Chief Executive Officer
Steven J. Bensinger.........   40    President
Jacques Q. Bonneau..........   41    Executive Vice President, Chief Underwriting Officer
Michael H. Hayes............   42    Executive Vice President
James A. Giordano...........   42    Senior Vice President
Charles E. Meyers...........   46    Senior Vice President, Chief Financial Officer
Thomas M. Daly..............   40    Senior Vice President
Kathleen M. Carroll.........   42    Vice President, General Counsel and Secretary
Peter W. Wildman............   34    Vice President, Chief Actuary

    RICHARD E. COLE became Chairman of the Board of Directors of Chartwell in March 1993 and has served as Chief Executive Officer and a director of Chartwell since July 1990. From July 1990 to March 1993, Mr. Cole also served as President of Chartwell. From October 1988 to July 1990, Mr. Cole was engaged as a principal in various entrepreneurial activities outside of the insurance and reinsurance industries. Prior to October 1988, Mr. Cole was President of Cole, Booth, Potter (formerly Sten-Re Cole & Associates, Inc.), a reinsurance brokerage firm focusing on specialty lines reinsurance and reinsurance for regional companies. Mr. Cole is a director of NLC.

    STEVEN J. BENSINGER has served as President of Chartwell since March 1993 and as a director of Chartwell since February 1994. From February 1991 to November 1992, Mr. Bensinger was President and Chief Operating Officer of Skandia America Reinsurance Corporation ("Skandia

America"). From prior to 1988 to February 1991, Mr. Bensinger was Skandia America's Chief Financial Officer.

    JACQUES Q. BONNEAU has served as Executive Vice President and Chief Underwriting Officer of Chartwell since March 1993 and as a director of Chartwell since February 1994. From October 1990, when he joined Chartwell and established Specialty Accounts to March 1993, Mr. Bonneau was a Senior Vice President of Chartwell. From June 1988 to October 1990, Mr. Bonneau, as Senior Vice President, managed the Special Treaty and Program Department of Trenwick Group, Inc. ("Trenwick") and served as a director of Trenwick America Reinsurance Company. Prior to June 1988, he was a Vice President in and managed the Special Treaty and Program Department of Trenwick.

    MICHAEL H. HAYES, head of Global Accounts, has served as an Executive Vice President of Chartwell since March 1990. Since September 1993, Mr. Hayes has been Managing Director of Chartwell Advisers. From October 1988 to March 1990, Mr. Hayes served as Senior Vice President of Chartwell. Prior to October 1988, Mr. Hayes was a Vice President of Trenwick, where he was responsible for Trenwick's treaty operations.

    JAMES A. GIORDANO, head of Regional Accounts, has served as a Senior Vice President of Chartwell since April 1990. Prior to April 1990, Mr. Giordano served as a Vice President of Chartwell.

    CHARLES E. MEYERS has served as Senior Vice President and Chief Financial Officer of Chartwell since October 1994. Prior to October 1994, Mr. Meyers served as Senior Vice President and Treasurer of Chartwell from August 1990 to October 1993 when he became Senior Vice President, Treasurer and Chief Financial Officer of Chartwell. In addition, he served as Secretary of Chartwell from July 1990 to October 1993. Prior thereto, he was Vice President, Accounting and Finance of Chartwell from October 1988 to August 1990 and Assistant Vice President, Accounting and Finance from prior to October 1988.

    THOMAS M. DALY has served as a Senior Vice President of Chartwell since July 1993 and previously served as Vice President of Chartwell from June 1990. Prior to June 1990, Mr. Daly was a Vice President of Yasuda Re Management Corporation where he was head of the Claims Department.

    KATHLEEN M. CARROLL has served as Vice President, General Counsel and Secretary of Chartwell since October 1993. From May 1991 until September 1993, she served as Second Vice President and Associate General Counsel of NAC Reinsurance Corporation. Prior to 1988 she served as Assistant Vice President and Assistant General Counsel of NAC Reinsurance Corporation.

    PETER W. WILDMAN has served as Vice President, Chief Actuary since August 1994. From January 1990 to July 1994 he served as Manager, Corporate Actuarial of NAC Reinsurance Corporation. Prior to December 1989, Mr. Wildman served as Manager, Actuarial Pricing of NAC Reinsurance Corporation.

                             EXECUTIVE COMPENSATION
                          SUMMARY COMPENSATION TABLES

PIEDMONT

    The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 1994, 1993 and 1992 awarded to or earned by the Chief Executive Officer and the four other most highly compensated executive officers of Piedmont (and its subsidiaries):

                                    ANNUAL COMPENSATION
                                 --------------------------                  UNDERLYING    ALL OTHER
                                         SALARY     BONUS     OTHER ANNUAL    OPTIONS     COMPENSATION
         NAME/POSITION           YEAR     ($)        ($)      COMPENSATION    GRANTED        (1)($)
- -------------------------------  ----   --------   --------   ------------   ----------   ------------
Robert M. DeMichele............  1994   $437,775   $100,000       --           17,000       $ 53,152
  President & CEO                1993    396,297    401,100       --            --            37,948
  of Piedmont                    1992    379,816      --          --           15,000         37,303
Richard M. Hisey...............  1994    167,034    103,000       --            7,000          5,011
  Managing Director              1993    143,000     70,000       --            --             4,290
  of LMC                         1992    124,000     49,500       --            4,500          3,720
Lawrence Kantor................  1994    230,535    153,000       --            7,000          6,916
  Managing Director              1993    205,575    115,000       --            --             6,167
  of LMC                         1992    195,505     72,000       --            7,000          5,865
Richard J. Matinale............  1994    230,000     35,000       --           10,000          6,900
  Executive Vice President       1993    197,500     95,000       --            --             5,925
  of RECO                        1992    186,250     20,000       --            9,000          5,588
Peter J. Palenzona.............  1994    205,250     25,000       --           10,000          6,158
  Senior Vice President &        1993    188,500     55,000       --            --             5,655
  CFO of Piedmont                1992    177,650     20,000       --            9,000          2,703

- ------------

(1) The amounts reported in this column represent, for each of the individuals named, the employer portion of contributions to Piedmont's Pay Conversion Plan, a defined contribution salary deferral plan which qualifies under
    Section 401(k) of the Code. In addition, amounts include employer contributions to Piedmont's Executive and Supplemental Benefit Plans, non-qualified plans replacing the portion of benefits which are in excess of limits for tax qualified plans under the Code. For each of the last three calendar years, contributions to the Executive Benefit Plan for Mr. DeMichele were $48,652; $33,451; and $32,939, respectively; and in 1994 contributions to the Supplemental Benefits Plan were as follows: for Mr. Hisey, $511; Mr. Kantor, $2,416; Mr. Matinale, $2,400; and Mr. Palenzona, $1,658. There were no contributions to the Supplemental Benefits Plan prior to 1994.

STOCK OPTIONS

    Piedmont has granted options to purchase shares of Piedmont Common Stock to officers and other key employees of Piedmont and its subsidiaries under its 1979 Stock Option Plan (the "1979 Plan") and its 1988 Piedmont Management Company Inc. Employee Stock Option Plan (the "1988 Plan"). The plans are administered by a committee of disinterested members of Piedmont's Board of Directors. No additional options may be granted under the 1979 Plan. Options may be granted under the 1988 Plan until August 17, 1998. The option price of Piedmont Common Stock under both plans is fair market value on the date of the grant. Upon exercise of an option the option price must be paid in full. Options granted under the plans are not exercisable until two years after the date of the grant, and no option may be exercised more than ten years after the date of the grant.

    Prior to May 1, 1991, when the plans were amended, Piedmont also granted stock appreciation rights ("SARs") with respect to options granted under both plans. The SARs are exercisable only upon surrender of the related option and only to the extent that the related option is exercisable. The SAR terminates upon termination of the related option. Upon exercise of the SAR, the holder is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the option price under the related option. The committee referred to above has the authority to determine whether the value of the SAR is paid in cash or shares of Piedmont Common Stock or a combination of both. No SARs have been granted subsequent to May 1, 1991.

    The following table contains information concerning the grants of stock options under the 1988 Plan with respect to the named executive officers during 1994.

                            NUMBER OF         % OF TOTAL
                           SECURITIES       OPTIONS GRANTED
                           UNDERLYING        TO EMPLOYEES      EXERCISE OR    EXPIRATION       GRANT DATE
        ]NAME            OPTIONS GRANTED        IN 1994        BASE PRICE        DATE       PRESENT VALUE(1)
- ----------------------   ---------------    ---------------    -----------    ----------    ----------------
Robert M. DeMichele...        17,000              14.4%          $ 14.75         2/28/04        $ 99,790
Richard M. Hisey......         7,000               5.9             14.75         2/28/04          41,090
Lawrence Kantor.......         7,000               5.9             14.75         2/28/04          41,090
Richard J. Matinale...        10,000               8.5             14.75         2/28/04          58,700
Peter J. Palenzona....        10,000               8.5             14.75         2/28/04          58,700

- ------------

(1) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The model assumes: a) an exercise price of $14.75, equal to the fair market value of the underlying common stock on the date of grant; b) an option term of 8.4 years, which represents the weighted average (by number of options) of the length of time between grant date of options under Piedmont's plans and their exercise for all who received options; c) an interest rate of 6.05% that represents an average of seven year and ten year U.S. Treasury Securities on the date of grant; d) volatility of 36.83% calculated using quarterly stock prices for five years prior to the date of grant; e) a dividend yield equal to 0.0%; and f) a reduction of 28% to reflect the probability of forfeiture prior to the options' expiration. Piedmont's use of the Black-Scholes model should not be construed as an endorsement of its accuracy. The future values realized may vary significantly from the model and will ultimately depend upon the excess of the market price of the stock over the grant price on the date the option is exercised.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the named executive officers, concerning exercise of options and SARs during 1994 and unexercised options and SARs held as of December 31, 1994.

                                    VALUE REALIZED
                                    (MARKET PRICE    NUMBER OF SHARES UNDERLYING
                          SHARES     AT EXERCISE                                      VALUE OF UNEXERCISED
                         ACQUIRED        LESS         UNEXERCISED OPTIONS/SAR'S     "IN THE MONEY" OPTIONS(3)
                            ON         EXERCISE      ---------------------------   ---------------------------
         NAME            EXERCISE       PRICE)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -----------------------  --------   --------------   -----------   -------------   -----------   -------------
Robert M. DeMichele....    --           --               102,000(1)      35,000(1)  $ 111,000       $35,250
Richard M. Hisey.......    --           --                15,900        12,100      $  25,000       $10,500
Lawrence Kantor........    2,000       $  7,140           28,700        14,800      $  36,200       $16,300
Richard J. Matinale....    3,500       $ 14,665           43,400        20,600      $  42,900       $21,100
Peter J. Palenzona.....    --           --                48,500(2)      20,500(2)  $  56,300       $21,075

- ------------

(1) Mr. DeMichele has 87,000 shares of exercisable SARs and 3,000 shares of unexercisable SARs that were granted in tandem with his stock options.

(2) Mr. Palenzona has 39,500 shares of exercisable SARs and 1,500 shares of unexercisable SARs that were granted in tandem with his stock options.

(3) These values are based upon the December 31, 1994 market price of Piedmont Common Stock which was $12.25 per share.

    Pursuant to the Merger, the options described above and any additional options granted in 1995 will be canceled, and each "in the money" option (as defined in the Merger Agreement), whether or not then vested or exercisable, will be converted into that number of shares of Piedmont Common Stock obtained by dividing (i) the excess, if any, of the "fair market value" (determined as provided below) per share of Piedmont Common Stock multiplied by the number of such "in the money" options over the sum of (A) the aggregate option price of such options plus (B) the aggregate amount required to be withheld for federal, state and local taxes by (ii) the "fair market value" per share of Piedmont Common Stock. For further information with respect to Piedmont stock options, see "THE MERGER--Interests of Certain Persons in the Merger--Piedmont Stock Options" in the Proxy Statement/Prospectus.

RETIREMENT PLAN BENEFITS

    Piedmont and its subsidiaries are the sponsors of a defined benefit pension plan on behalf of their employees. Benefit formulas under the plan are explained below. Benefits vest after five years of service.

    An employee becomes a participant in the plan after attaining age 21 and completing one year of service. The pension benefit is equal to the sum of past service retirement income plus future service retirement income. For a participant as of December 31, 1988, the amount of normal retirement income standing to his credit as of that date will not be less than 1 1/4% of the first $17,000 of his average annual earnings for the calendar years 1984 through 1988 inclusive, plus 1 3/4% of average earnings in excess of $17,000, multiplied by his credited service through December 31, 1988. Certain employees of RECO who participated in a predecessor pension plan have their benefits reduced by the December 31, 1978 annuitized value of their balance in a previously sponsored Profit Sharing Plan. All participants' benefits for future service are arrived at by calculating 11/2% of annual salary for each year of service. A participant is eligible for this normal retirement pension on the first date of the month coincident with or next following his 65th birthday.

    The following table illustrates, as of December 31, 1994, for the individuals named (a) years of service credited under the retirement plan and
(b) the estimated annual benefits payable under the plan, including Social Security benefits, assuming the election of a single life annuity upon normal retirement at the age of 65.

                                                    YEARS OF SERVICE AS OF    ESTIMATED ANNUAL BENEFIT
                 NAME OF OFFICER                      DECEMBER 31, 1994               PAYABLE
- -------------------------------------------------   ----------------------    ------------------------
Robert M. DeMichele..............................             14                      $ 94,512
Lawrence Kantor..................................             10                        91,632
Richard M. Hisey.................................              9                        77,436
Richard J. Matinale..............................             21                        91,452
Peter J. Palenzona...............................             15                        93,084

DEFERRED COMPENSATION AGREEMENT

    Piedmont and Mr. DeMichele entered into a deferred compensation agreement dated as of January 1, 1987 (the "Deferred Compensation Agreement"), whereby Piedmont agreed to make certain payments to Mr. DeMichele in recognition of the instrumental role that he played in Piedmont's 1982 investment of $3.5 million in the common stock of Navigators. Under one provision of the Deferred Compensation Agreement, payments were based upon Piedmont's total unrealized gain on the Navigators common stock as of June 19, 1986 and varied each year until July 1, 1991. Each annual payment was adjusted by the amount of any dividends paid by Navigators to its stockholders, by fluctuations of the market price of the Navigators common stock and by any gain or loss realized by Piedmont upon the sale of any Navigators common stock prior to July 1, 1991. Another provision under the Deferred Compensation Agreement provides that upon any sale (or other transaction having similar characteristics) of the Navigators common stock subsequent to July 1, 1991, Piedmont shall pay to Mr. DeMichele 10% of the profit realized based upon the excess of the per share sale price over the per share market price on July 1, 1991. If Mr. DeMichele's employment by Piedmont is terminated by reason of his death or any physical or mental disability rendering the performance of his duties for Piedmont impossible, Piedmont will pay the agreed amounts to his estate or other representative.
As a result of the Merger, Piedmont's obligations to Mr. DeMichele under the Deferred Compensation Agreement will terminate.

SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

    Piedmont has entered into both a Severance Compensation and Change in Control Agreement (the "Change in Control Agreements") and a Stay Bonus Agreement (the "Stay Bonus Agreements") with a number of employees, including Messrs. DeMichele, Palenzona and Matinale, its President, its Chief Financial Officer and the Executive Vice President of RECO, respectively.

    The Change in Control Agreements provide that if any employee is terminated either within six months before a change in control (as defined in the Change in Control Agreements) or within eighteen months after a Change in Control, the employee shall be entitled to receive a lump sum severance payment varying from six to thirty months of base salary and medical and dental coverage for periods varying from six to thirty months following termination of employment. Messrs. DeMichele, Matinale and Palenzona are each entitled to thirty months of base
salary ($       , $       and $       , respectively) and medical and dental
coverage. The aggregate amount payable under all of the foregoing agreements will be approximately $6,300,000.

    Immediately prior to the Merger, the Stay Bonus Agreements will supersede the Change in Control Agreements and each employee employed at such time shall be entitled to receive a lump sum bonus equal to the lump sum severance payment described above and continued medical and dental coverage as described above. Such payments will be made whether or not the employee is employed by Chartwell or a subsidiary or by Lexington or a subsidiary immediately following the Merger.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. DeMichele, Piedmont's Chief Executive Officer and a director, and Mr. Stuart Smith Richardson, Vice Chairman of the Board of Directors and an employee of Piedmont, serve on the Executive Personnel Committee of the Board of Directors. While these individuals serve on such committee, their participation is limited to an evaluation of senior Piedmont personnel and they do not participate in any decisions regarding their own compensation.

    Mr. DeMichele is also a director and member of the Stock Option Committee of Navigators whose Chief Executive Officer, Mr. Terence N. Deeks, is a member of the Board of Directors of Piedmont. Mr. Deeks does not serve on any committees of the Board of Directors of Piedmont.

    Mr. DeMichele and Mr. Stuart Smith Richardson also serve as directors of Vanguard Cellular Systems, Inc., whose Chief Executive Officer, Mr. Haynes G. Griffin is a member of the Board of Directors of Piedmont. Mr. DeMichele also serves on the Compensation Committee of Vanguard. Mr. Griffin does not serve on any committees of the Board of Directors of Piedmont.

CHARTWELL

    The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 1994 and 1993 awarded to or earned by the Chief Executive Officer and the four other most highly compensated executive officers of Chartwell:

                                                                        LONG TERM
                           ANNUAL COMPENSATION                         COMPENSATION
                       ----------------------------    OTHER ANNUAL    ------------     ALL OTHER
                                SALARY      BONUS      COMPENSATION     RESTRICTED     COMPENSATION
    NAME/POSITION      YEAR      ($)         ($)         (1) ($)       STOCK(2)($)        (3)($)
- --------------------   ----    --------    --------    ------------    ------------    ------------
Richard E. Cole.....   1994    $349,750    $104,925      $ 51,726           --           $ 72,775
  Chairman and Chief   1993     349,750     175,000        92,397           --             73,435
  Executive Officer
Steven J.              1994     300,000      90,000       180,964           --             40,500
  Bensinger.........   1993     233,159     150,000        54,648           --             31,476
  President

Jacques Q. Bonneau..   1994     230,000      69,000        45,763           --             33,900
  Executive Vice       1993     170,178     115,000        --               --             25,687
  President and
  Chief Underwriting
  Officer
Michael H. Hayes....   1994     190,000      65,000        --               --             30,270
  Executive Vice       1993     173,154      87,500        --               --              2,570
  President
Charles E. Meyers...   1994     153,692      31,080        --               --              3,894
  Senior Vice          1993     146,789      40,000        --               --              2,858
  President and
  Chief Financial
  Officer

- ------------

(1) Includes certain perquisites which include, (i) for Mr. Cole in 1994, the value of company car of $25,435 and in 1993, payment for unused vacation of $30,839 and the value of loan forgiveness of $27,805, and (ii) for Mr. Bensinger in 1994, payment for two installments of a signing bonus in the total amount of $133,334 and in 1993, payment for certain business development expenses required to be reimbursed under his employment agreement in the amount of $45,421, and (iii) for Mr. Bonneau in 1994, payment for certain business development expenses required to be reimbursed under his employment agreement in the amount of $13,525.

(2) On March 6, 1992, 21,629, 4,155, 4,448, and 5,749 shares of restricted stock were granted to Messrs. Cole, Bonneau, Hayes and Meyers, respectively at a value of $21.00 per share. The shares of restricted stock vest over a four year period at a rate of 25% per year commencing on January 1, 1994. In addition, the shares vest fully on a change in control event and vest to the extent of 25% of the non-vested shares upon a public offering of Chartwell Common Stock. Dividends are payable on the outstanding restricted stock at the same rate and time and in the same form in which dividends are payable on all shares of Chartwell Common Stock. As of December 31, 1994, 16,222, 3,116, 3,336 and 4,312 shares of restricted stock owned by Messrs. Cole, Bonneau, Hayes and Meyers, respectively remained restricted. Such shares were valued at $243,330, $46,740, $50,040, and $64,680, respectively, at the per share price of $15.00, the book value per share of Chartwell Common Stock at December 31, 1994. All shares of restricted stock will vest at the Effective Time as a result of the Merger.

(3) The amounts in this column consist of 401(k) Plan matching contributions by Chartwell and contributions made by Chartwell to a trust established as a supplement to the 401(k) Plan.

EMPLOYMENT CONTRACTS

    On August 2, 1995, the Chartwell Board of Directors extended the term of the employment agreements with Messrs. Cole, Bensinger, Bonneau and Hayes (the "Employment Agreements") from December 31, 1996 to December 31, 1997. The Employment Agreements will provide for annual base salaries (which may be increased at the discretion of the Chartwell Board of Directors) of $425,000, $375,000, $300,000 and $225,000, respectively.
Under the terms of the Employment Agreements, bonus awards will be payable to these employees, at the sole discretion of the Chartwell Board of Directors, in an amount of 0-50% of base salary if annual results are less than Chartwell's business plan for such year and 50-100% of base salary if results equal or exceed such annual plan. In addition, Mr. Bensinger was paid a signing bonus of $200,000.

    Messrs. Cole, Bensinger, Bonneau and Hayes will also receive a supplement to Chartwell's Section 401(k) Plan payable at the earlier of age 65 or employment termination. The supplement will be equal to the aggregate contributions made with respect to the employee to a trust established by Chartwell. Annual contributions to the trust will equal 20% of the year's base salary for Mr. Cole and 13 1/2% of salary for Messrs. Bensinger, Bonneau and Hayes. The employees will also be provided with certain other benefits and perquisites pursuant to the Employment Agreements.

    Upon a termination of the employee's employment by Chartwell without "Cause" or by the employee for "Good Reason" (each as defined in the Employment Agreements), Chartwell will be obligated to pay the employee's salary for three years and maintain certain benefits for two years (a lump sum payment will be made if such a termination occurs following a "Change in Control" of Chartwell as defined in the Employment Agreements).

    In the event any payments to an employee under the Employment Agreements are subject to an excise tax under Section 4999 of the Internal Revenue Code, Chartwell will reimburse the employee so that the employee will retain an after-tax benefit as if the excise tax had not been incurred.

    Each employee is subject under the terms of the Employment Agreement to a non-competition provision during the term of his employment and for up to one year thereafter under certain circumstances and to ongoing confidentiality obligations. Although there is no obligation to mitigate severance benefits, certain amounts received from a new employer will reduce Chartwell's obligations under the Employment Agreements.

    In addition to his Employment Agreement, Mr. Bonneau and Chartwell entered into an incentive arrangement whereby, dependent upon the performance of various businesses of Chartwell, Mr. Bonneau may be paid, over the next five years, payments of up to approximately $750,000.

STOCK OPTION PLAN

    The 1993 Stock Option Plan (the "Stock Option Plan") was adopted by the Chartwell Board of Directors on July 29, 1993 and approved by stockholders on October 15, 1993. Pursuant to the Stock Option Plan, 800,000 shares of Chartwell Common Stock are reserved for issuance upon the exercise of options granted to officers, key employees and directors of Chartwell and its designated subsidiaries. The primary purpose of the Stock Option Plan is to provide additional incentive to officers and key employees and to further align their interests with those of Chartwell's stockholders.

    Options granted under the Stock Option Plan may be incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) or options not subject to Section 422 of the Internal Revenue Code. Pursuant to the terms of the Stock Option Plan, no executive officer of Chartwell may be granted in any calendar year options to purchase in excess of 200,000 shares of Chartwell Common Stock. Generally, the exercise price of each option under the Stock Option Plan may not be less than the fair market value of a share of Chartwell Common Stock on the date the option is granted. The options granted through December 31, 1994 generally have an exercise price per share equal to $22.00 or to the lesser of $30.00 or 120% of the offering price per share to the public in an initial public offering of Chartwell Common Stock. As of the Effective Time, the exercise price of all outstanding options granted under the Stock Option Plan will be adjusted to $21.00 per share.

    Options will become exercisable pursuant to the terms of each optionee's Option Agreement. The ability to exercise the options will be accelerated upon certain corporate transactions resulting in a change in control of Chartwell or otherwise at the discretion of the compensation committee of the Chartwell Board of Directors. All options granted under the Stock Option Plan, to the extent not exercised, generally expire on the earliest of (i) the tenth anniversary of the date of grant, (ii) six months following the optionee's termination of employment on account of death or disability or (iii) three months following the optionee's termination of employment (other than for death or disability). No options were exercised during 1994.

    The Chartwell Board of Directors may from time to time amend or terminate the Stock Option Plan, provided that (i) no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and (ii) to the extent required by Rule 16b-3 under Section 16(b) of the Exchange Act or any other law, regulation or stock exchange rule, no amendment shall be effective without the approval of Chartwell's stockholders.

    Set forth below are the number of unexercised options at December 31, 1994 granted to each of the executive officers named in the Summary Compensation Table. As noted above, the exercise price of all outstanding options will be adjusted to $21.00 per share at the Effective Time.

                                                          EXERCISABLE                UNEXERCISABLE
                                                    ------------------------    ------------------------
                                                       $22           $30           $22           $30
                                                    OPTIONS(1)    OPTIONS(2)    OPTIONS(1)    OPTIONS(2)
                                                    ----------    ----------    ----------    ----------
Richard E. Cole..................................     32,000        14,600        48,000        58,400
  Chairman and Chief Executive Officer
Steven J. Bensinger..............................     12,000        10,940(3)     48,000        43,760(4)
  President
Jacques Q. Bonneau...............................     22,000        10,040        33,000        40,160
  Executive Vice President and Chief Underwriting
  Officer
Michael H. Hayes.................................     14,000         6,380        21,000        25,520
  Executive Vice President
Charles E. Meyers................................      6,000         2,720         9,000        10,880
  Senior Vice President and Chief Financial
  Officer

- ------------

(1) Exercisable at $22.00 per share.

(2) Exercisable at the lesser of $30.00 per share or 120% of the offering price per share to the public in an initial public offering of Chartwell Common Stock.

(3) Of these options, 2,000 are exercisable at the lesser of $30.00 per share or the offering price per share to the public in an initial public offering of Chartwell Common Stock.

(4) Of these options, 8,000 are exercisable at the lesser of $30.00 per share or the offering price per share to the public in an initial public offering of Chartwell Common Stock.

    During 1994, no options were granted to any of the above named executive officers.

    At December 31, 1994, the fair market value of Chartwell's Common Stock which may be issued upon exercise of the options listed above was below the exercise price of such options.

    An additional 81,300 options were granted to certain officers during the first quarter of 1995. Of these new options, 3,100 were granted to Mr. Hayes, 1,400 were granted to Mr. Meyers and the remaining 76,800 were granted to other executive and non-executive officers. Messrs. Cole, Bensinger and Bonneau did not receive any additional options. These newly issued options have an exercise price at the lesser of $22.00 per share or 120% of the offering price per share to the public in an initial public offering of Chartwell Common Stock, but in no event shall 120% of the offering price be less than the GAAP book value per share of Chartwell at the time of such an offering. Other option terms are similar to those contained in the options granted previously. As of the Effective Time, these newly issued options will have an exercise price of $21.00 per share.

DIRECTOR COMPENSATION

    Each director who is not an employee of Chartwell, Chartwell Reinsurance, Wand or MMIC received an annual retainer of $20,000 in 1994. In addition, directors received reasonable out-of-pocket expenses incurred in attending meetings of the Chartwell Board of Directors and committees thereof. Directors who were employees of Chartwell, Chartwell Reinsurance, Wand or MMIC did not receive any fees for serving on Chartwell's Board of Directors or for committee service in 1994. Commencing in 1995, directors who are employees of Wand or MMIC will receive annual retainers of $20,000.

COMPENSATION COMMITTEE INTERLOCKS

    Until August 1994, Messrs. Schnitzer and Callard served as members of Chartwell's Compensation Committee. Following a change in committee assignments made at the meeting of the Chartwell Board of Directors held on August 4, 1994, Mr. Schnitzer is no longer a member of the Compensation Committee, although Mr. Callard remains a member.

EMPLOYEE STOCK PURCHASE PLAN

    The 1995 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") was adopted by the Chartwell Board of Directors on August 4, 1995 and approved by stockholders on such date. 100,000 shares of Chartwell Common Stock will be authorized for purchase under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan provides that, subject to certain procedural requirements, those employees of Chartwell and its designated subsidiaries (i) who have completed one year of continuous service with Chartwell or a designated subsidiary, (ii) whose customary employment is at least twenty hours per week and at least five months in any calendar year and (iii) who are not five percent or greater stockholders of Chartwell, are eligible to participate ("Participating Employees"). Service with Piedmont will be credited toward the one year continuous service requirement for employees of Piedmont who become Chartwell employees as of the Effective Time.

    Pursuant to the Employee Stock Purchase Plan, each Participating Employee will be permitted to purchase shares of Chartwell Common Stock through regular payroll deductions in an amount equal to not less than two percent and not greater than ten percent of the employee's base pay (as elected by the employee) for each payroll period. Participating Employees will be able to purchase shares of Chartwell Common Stock with such payroll deductions at the end of a one year cycle at a purchase price equal to the lesser of (i) 85 percent of the fair market value of Chartwell Common Stock on the date the one year cycle begins or
(ii) 85 percent of the fair market value of the Chartwell Common Stock on the date the one year cycle ends. Under the Employee Stock Purchase Plan, the fair market value of the shares of Chartwell Common Stock which may be purchased by any Participating Employee during any calendar year may not exceed $25,000. A Participating Employee in the Employee Stock Purchase Plan may request and receive delivery of all or a portion of the shares purchased by such Participating Employee pursuant to the Employee Stock Purchase Plan; provided, however, that withdrawal of shares cannot occur more than once each calendar year or prior to two years from the date such shares were purchased under the Employee Stock Purchase Plan unless the Employee Stock Purchase Plan Committee of Chartwell's Board of Directors, in its sole discretion, accelerates the permitted date of withdrawal or a Change in Control (as defined in the Employee Stock Purchase Plan) occurs. Each Participating Employee's option to purchase shares of Chartwell Common Stock under the Employee Stock Purchase Plan is exercisable for a maximum period of five years.

    The Chartwell Board of Directors may from time to time amend or terminate the Employee Stock Purchase Plan, provided that (i) no such amendment or termination may adversely affect the rights of any Participating Employee without the consent of such Participating Employee and (ii) to the extent required by Rule 16b-3 of the Exchange Act or any other law, regulation or stock exchange rule, no such amendment shall be effective without the approval of Chartwell's stockholders.

                             PRINCIPAL STOCKHOLDERS

PIEDMONT

    The following table sets forth information with respect to beneficial ownership of Piedmont as of March 1, 1995 by: (i) each person who is the beneficial owner of more than 5% of any class of Piedmont's voting securities;
(ii) all directors of Piedmont; (iii) the Chief Executive Officer of Piedmont and the four other most highly compensated executive officers of Piedmont in 1994; and (iv) all directors and executive officers of Piedmont as a group. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have either sole or shared voting power and investment power with respect to such shares. The amounts shown include shares which are beneficially owned by more than one individual because many shares are held in trusts with more than one trustee.

                                                                            NUMBER OF
                                                 NUMBER OF                  SERIES A
                                               COMMON SHARES     PERCENT    PREFERRED
                                                  (1)(2)           (3)       SHARES        PERCENT
                                               -------------     -------    ---------      -------
Sion A. Boney, III..........................       287,586(4,5)     5.4%      23,910(6,7)    12.4%
  12 Town Line Road
  Bridgewater, CT 06752
Barbara R. Evans............................       879,129(4,6)    16.4       75,648(6,8)    39.4
  5 Fernwood Road
  Summit, NJ 07901
Haynes G. Griffin...........................       421,464(4,7)     7.8        --            --
  309 Sunset Drive
  Greensboro, NC 27408
Laurinda V. Lowenstein......................       344,900(4,8)     6.4       19,848(6,10)   10.3
  Box 371
  Seal Harbor, ME 04675
H. Smith Richardson, Jr.....................       442,258(4,9)     8.2        7,160(6,11)    3.7
  6246 Head Road
  Wilmington, NC 28409
Peter L. Richardson.........................       533,655(4,10)    9.9        1,100(6,12)     .6
  60 Jesup Road
  Westport, CT 06880
Stuart Smith Richardson.....................     1,232,496(4,11)   23.0       14,799(6,13)    7.7
  80 Maiden Lane
  New York, NY 10038
Richard G. Smith, III.......................       804,504(4,12)   15.0       47,498(6,14)   24.7
  1133 Black Gold Place
  Gahanna, OH 43230
Center for Creative Leadership..............       421,464(4,13)    7.8        --            --
  P.O. Box P-1
  Greensboro, NC 27402
Richardson Family(14).......................     2,828,795         52.7      181,926         94.7
Gilchrist B. Berg(15).......................       635,800         11.8        --            --
  1987 Enterprise Center
  Jacksonville, FL 32202
Southeastern Asset..........................       436,800          8.1        --            --
  Management, Inc.(16)
  6075 Poplar Avenue
  Memphis, TN 38119

                                                                            NUMBER OF
                                                 NUMBER OF                  SERIES A
                                               COMMON SHARES     PERCENT    PREFERRED
                                                  (1)(2)           (3)       SHARES        PERCENT
                                               -------------     -------    ---------      -------
Terence N. Deeks............................        13,860           .3        --            --
Robert M. DeMichele.........................       112,128          2.1        --            --
Richard M. Hisey............................        15,900           .3        --            --
Lawrence Kantor.............................        30,700           .6        --            --
Richard J. Matinale.........................        43,400           .8        --            --
William R. Miller...........................       --              --          --            --
Peter J. Palenzona..........................        49,000           .9        --            --
L. Richardson Preyer(17)....................        10,988           .2        2,141          1.1
Lunsford Richardson, Jr.(17)................       212,958          4.0       24,980         13.0
R.R. Richardson(17).........................        50,576           .9        7,136          3.7
Carl H. Tiedemann...........................       --              --          --            --
Marion A. Woodbury..........................       --              --          --            --
All executive officers and directors as a        2,171,783         40.4       74,444         38.8
group.......................................

- ------------

 (1) The amounts shown include shares which may be acquired within sixty days following March 1, 1995 through the conversion of Piedmont Preferred Stock at a conversion ratio of two shares of Piedmont Common Stock for every share of Piedmont Preferred Stock as follows: Mr. Sion A. Boney, III, 47,820; Ms. Barbara R. Evans, 151,286; Ms. Laurinda Lowenstein, 39,696; Mr.
     H. Smith Richardson, Jr., 14,320; Mr. Peter L. Richardson, 2,200; Mr. Stuart Smith Richardson, 29,598; Mr. Richard G. Smith, III, 94,996; and the "Richardson Family," 363,852.

 (2) The amounts shown include shares of Piedmont Common Stock which may be acquired within sixty days following March 1, 1995 through the exercise of stock options as follows: Mr. Robert M. DeMichele, 102,000; Mr. Richard M. Hisey, 15,900; Mr. Lawrence Kantor, 28,700, Mr. Richard J. Matinale, 43,400; Mr. Peter J. Palenzona, 48,500; Mr. Stuart Smith Richardson, 58,000; and executive officers and directors as a group, 296,500.

 (3) For purposes of computing the percentages, the number of shares of Piedmont Common Stock outstanding is calculated for each individual or group to include shares that may be purchased by that individual or group within sixty days upon conversion of Piedmont Preferred Stock at a conversion ratio of two shares of Piedmont Common Stock for every share of Piedmont Preferred Stock.

 (4) These shares are included in those owned by the "Richardson Family."

 (5) These shares include shares of various trusts of which Mr. Boney is a trustee and exercises shared voting and investment power with respect to such shares. Mr. Boney exercises sole voting and investment power with respect to 20,772 shares of Piedmont Common Stock and 2,330 shares of Piedmont Preferred Stock.

 (6) These shares include shares of various trusts of which Ms. Evans is a trustee and exercises shared voting and investment power with respect to such shares. Ms. Evans exercises sole voting and investment power with respect to 271,239 shares of Piedmont Common Stock and 34,293 shares of Piedmont Preferred Stock.

 (7) These shares include shares of a trust of which Mr. Griffin is a trustee and exercises shared voting and investment power with respect to such shares.

 (8) These shares include shares of various trusts of which Ms. Lowenstein is a trustee and exercises shared voting and investment power with respect to such shares. Ms. Lowenstein exercises sole voting and investment power with respect to 2,800 shares of Piedmont Common Stock and 560 shares of Piedmont Preferred Stock.

 (9) These shares include shares of various trusts of which Mr. Richardson is a trustee and exercises shared voting and investment power with respect to such shares. Mr. Richardson

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) has sole voting and investment power with respect to 6,474 shares of Piedmont Common Stock and 7,160 shares of Piedmont Preferred Stock.

(10) These shares include shares of various trusts of which Mr. Richardson is a trustee and exercises shared voting and investment power with respect to such shares. Mr. Richardson has sole voting and investment power with respect to 200 shares of Piedmont Preferred Stock.

(11) These shares include shares of various trusts of which Mr. Richardson is a trustee and exercises shared voting and investment power with respect to such shares. Mr. Richardson has sole voting and investment power with respect to 443,210 shares of Piedmont Common Stock and 200 shares of Piedmont Preferred Stock.

(12) These shares include shares of various trusts of which Mr. Smith is a trustee and exercises shared voting and investment power with respect to such shares. Mr. Smith has sole voting and investment power with respect to 97,531 shares of Piedmont Common Stock and 8,360 shares of Piedmont Preferred Stock.

(13) The Trustees of the Center for Creative Leadership (the "Center") are:
     Messrs. Haynes G. Griffin; Charles T. Hagan, Jr.; L. Richardson Preyer, Jr.; John W. Red, Jr.; H. Smith Richardson, Jr.; Peter L. Richardson; Stuart Smith Richardson; Frances J. Rue, Jr.; and Richard D. Waters. These individuals are deemed to be beneficial owners of all shares held by the Center.

(14) See below for a description of the "Richardson Family."

(15) Mr. Berg's present principal occupation is President of Water Street Capital, Inc., an investment advisory firm. Mr. Berg, in his capacity with such firm, exercises sole voting and investment power with respect to such shares.

(16) Southeastern Asset Management, Inc., an investment advisory firm, exercises sole voting and investment power with respect to 156,800 shares of Piedmont Common Stock.

(17) The individuals named may be deemed to be control persons of Piedmont (other than solely by reason of being directors of Piedmont) according to the rules of the SEC.

    "Richardson Family," as used herein, means the descendants of Lunsford Richardson, Sr., their spouses, trusts, a corporation in which they have interests and charitable organizations established by such descendants. In addition, several of the descendants of Lunsford Richardson, Sr. or their spouses currently serve as directors of Piedmont (Messrs. Sion A. Boney, III; L. Richardson Preyer; Lunsford Richardson, Jr.; Peter L. Richardson; R. R. Richardson; and Stuart Smith Richardson). At March 1, 1995, such descendants and spouses (numbering approximately 190 persons), trusts, a corporation in which they have interests and charitable organizations established by them owned approximately 2,464,943 shares (49.4%) of Piedmont Common Stock and 181,926 shares (94.7%) of Piedmont Preferred Stock. Many of these shares may be deemed to be beneficially owned by more than one person because of multiple fiduciaries, but such shares have been counted only once for purposes of the foregoing totals. These individuals and institutions have differing interests and may not necessarily vote their shares in the same manner. Furthermore, trustees and directors have fiduciary obligations (either individually or jointly with other fiduciaries) under which they must act on the basis of fiduciary requirements which may dictate positions which differ from their personal interests. "Richardson Family" includes stockholders in addition to those who are identified elsewhere herein as "Richardson Stockholders".

CHARTWELL

    The following table sets forth information with respect to beneficial ownership of Chartwell as of September 11, 1995 by: (i) each person who is the beneficial owner of more than 5% of any class of Chartwell's voting securities;
(ii) all directors of Chartwell and nominees for director of Chartwell; (iii) the Chief Executive Officer of Chartwell and the four other most highly compensated executive officers of Chartwell in 1994; and (iv) all directors and executive officers of Chartwell as a group. For purposes of this Proxy Statement/Prospectus, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or dispose of securities, regardless of any economic interest therein.

                                                             NUMBER OF COMMON SHARES    PERCENT
                                                             -----------------------    -------
Wand/Chartwell Investments L.P.(1)
  c/o Wand Partners Inc.
  30 Rockefeller Plaza
  Suite 3226
  New York, NY 10012......................................          1,141,011             28.6%
Michigan Mutual
  Insurance Company
  25200 Telegraph Road
  Southfield, MI 48086....................................            780,706             20.6
FIMA Finance
  Management Inc.(2)
  Wickhams Cay
  Road Town, Tortola
  British Virgin Islands..................................            716,664             18.9
Brinson Partners Inc.(3)
  209 South LaSalle Street
  Chicago, IL 60604.......................................            716,662             18.9
Canaan Capital Partners, L.P.(4)
  105 Rowayton Avenue
  Rowayton, CT 06853......................................            255,913              6.8
Richard E. Cole(5)........................................             98,829              2.6
Steven J. Bensinger(5)....................................             45,880              1.2
Jacques Q. Bonneau(5).....................................             61,930              1.6
John Sagan(6).............................................             13,885              0.4
Bruce W. Schnitzer(1).....................................             83,488              2.2
David J. Callard(1).......................................             52,758              1.4
Greg S. Feldman...........................................          --                    --
Stephen L. Green(4).......................................          --                    --
Frank E. Gryzelecki.......................................          --                    --
Michael H. Hayes(5).......................................             43,580              1.1
Charles E. Meyers(5)......................................             23,570              0.6
All executive officers and directors as a group
  (16 persons)(5).........................................            378,513              9.4

- ------------

(1) 911,926 shares of Chartwell Common Stock are owned of record by the Partnership and 46,608 shares of Chartwell Common Stock are issuable to the Partnership upon the exercise of Investor Group Warrants owned by the Partnership. Further, 182,477 shares of Chartwell Common Stock are issuable to Wand (Chartwell) upon the exercise of the Wand (Chartwell) Warrants. Mr. Schnitzer and Mr. Callard, directors of Chartwell, together own of record all the outstanding shares of common stock of Wand, which is the general partner of Wand (Chartwell), the general partner of the Partnership. As such, Messrs. Callard and Schnitzer share investment and voting power with respect to, and may be deemed to be the beneficial owners of, the Chartwell Common Stock, Investor Group Warrants and Wand (Chartwell) Warrants owned by the Partnership and Wand (Chartwell), respectively. Messrs. Schnitzer and Callard each own 2.1138% of the limited partnership interests in the Partnership and Wand owns 50% of the limited partnership interests in Wand (Chartwell). Except as stated in the preceding sentence, Messrs. Schnitzer and Callard disclaim beneficial ownership of the Chartwell Common Stock, Investor Group Warrants and Wand (Chartwell) Warrants owned by the Partnership and Wand (Chartwell). Share ownership for Messrs. Schnitzer and Callard shown in the chart represents

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) their pro rata ownership interest in the Chartwell Common Stock, Investor Group Warrants and Wand (Chartwell) Warrants held by the Partnership and Wand (Chartwell), respectively.

(2) FIMA owns 681,818 shares of Chartwell Common Stock and Investor Group Warrants to purchase 34,846 additional shares; FIMA, a wholly owned subsidiary of EXOR S.A., a Luxembourg corporation, is deemed to be controlled indirectly by Giovanni Agnelli e. C. S.a.a., an Italian limited partnership, the general partners of which are Messrs. Giovanni Agnelli, Umberto Agnelli, Giovanni Nasi, Gianluigi Gabetti and Cesare Romiti. As such, Messrs. Giovanni Agnelli, Umberto Agnelli, Nasi, Gabetti and Romiti share investment and voting power with respect to, and may be deemed beneficial owners of, the securities of Chartwell that FIMA owns.

(3) 636,362 and 45,454 shares of Chartwell Common Stock and Investor Group Warrants to purchase 35,523 and 2,323 additional shares are owned of record by VRS and IVCF II, respectively. Brinson Partners, Inc. ("Brinson") has voting and dispositive power over the shares held of record by VRS, pursuant to agreements between Brinson and VRS. IVCF II is a closed end collective investment trust, the trustee of which (Brinson Trust Company) is a subsidiary of Brinson. Brinson disclaims beneficial ownership of any shares of Chartwell Common Stock.

(4) 217,419 shares of Chartwell Common Stock and Investor Group Warrants to purchase 11,112 additional shares are owned of record by Canaan Capital Offshore Limited Partnership C.V. ("CCLP") and 26,051 shares of Chartwell Common Stock and Investor Group Warrants to purchase 1,331 additional shares are owned of record by Canaan Capital Limited Partnership. Mr. Green, a director of Chartwell, is a general partner of Canaan Partners, the ultimate general partner of CCLP and Canaan Capital Limited Partnership. The other general partners of Canaan Partners are Harry T. Rein, James J. Fitzpatrick, David C. Fries, Gregory Kopchinsky, Robert J. Migliorino, Alan Salzman and Eric A. Young. As such, Messrs. Green, Rein, Fitzpatrick, Fries, Kopchinsky, Migliorino, Salzman and Young share investment and voting power with respect to and may be deemed to be the beneficial owner of Chartwell Common Stock held by Canaan Partners.

(5) Includes, with respect to each of the officers indicated, the following numbers of options exercisable within 60 days of the date hereof: Mr. Cole 77,200; Mr. Bensinger 45,880; Mr. Bonneau 53,080; Mr. Hayes 34,380; and Mr. Meyers 14,720. With respect to all executive officers and directors as a group, includes an aggregate of 273,700 options.

(6) Includes 4,481 shares of Chartwell Common Stock issuable upon the exercise of the Sagan Warrant. Mr. Sagan is a director of Chartwell.

OWNERSHIP FOLLOWING THE MERGER

The following table sets forth the shares of Chartwell Common Stock that will be owned immediately following the Merger by: (i) each person who is the beneficial holder of more than 5% of the Chartwell Common Stock or of the Piedmont Common Stock; (ii) all directors of Chartwell following the Merger; and (iii) all directors and officers of Chartwell following the Merger as a group. This table is based on information as of September 7, 1995 with respect to Chartwell and March 1, 1995 with respect to Piedmont. This table assumes a Conversion Number of approximately 0.5674 shares of Chartwell Common Stock for each share of Piedmont Common Stock, based on (i) the conversion of all outstanding shares of Piedmont Preferred Stock, (ii) the cashless exercise of all outstanding Piedmont stock options based on an assumed market price of $14.00 per share and a 28% tax withholding rate and (iii) the absence of a Financial Adjustment with respect to either party. See "THE MERGER--Merger Consideration." For information about warrants, stock options and beneficial ownership included in this table in calculating the shares owned by stockholders of

Chartwell, see the footnotes set forth in the prior two tables with respect to the stockholders of Chartwell and Piedmont.

                                                             NUMBER OF COMMON SHARES    PERCENT
                                                             -----------------------    -------
Wand/Chartwell Investments L.P............................          1,141,011             16.1%
Michigan Mutual...........................................            780,706             11.3
FIMA Finance Management Inc...............................            716,664             10.4
Brinson Partners Inc......................................            716,662             10.4
Canaan Capital Partners, L.P..............................            255,913              3.7
Richard E. Cole...........................................             98,829              1.4
Steven J. Bensinger.......................................             45,880              0.7
Jacques Q. Bonneau........................................             61,930              0.9
John Sagan................................................             13,885              0.2
Bruce W. Schnitzer........................................             83,488              1.2
David J. Callard..........................................             52,758              0.8
Sion A. Boney, III........................................            163,188              2.4
Barbara R. Evans..........................................            498,854              7.3
Haynes G. Griffin.........................................            239,156              3.5
Laurinda V. Lowenstein....................................            195,710              2.9
H. Smith Richardson, Jr...................................            250,955              3.7
Peter L. Richardson.......................................            302,818              4.4
Stuart Smith Richardson...................................            672,949              9.8
Richard G. Smith, III.....................................            456,509              6.7
Center for Creative Leadership............................            239,156              3.5
Richardson Family.........................................          1,605,177             23.4
Gilchrist B. Berg.........................................            360,779              5.3
Southeastern Asset Management, Inc........................            247,858              3.6
Robert M. DeMichele.......................................             15,747              0.2
William R. Miller.........................................          --                    --
Lunsford Richardson, Jr...................................            120,841              1.8

                    DESCRIPTION OF CONTINGENT INTEREST NOTES

GENERAL

    The CI Notes will be issued pursuant to the Indenture between the Company
and             , as trustee (the "Trustee"). A copy of the proposed form of
Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth under "AVAILABLE INFORMATION." The terms of the CI Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Capitalized terms that are used but not otherwise defined in this Prospectus have the meanings assigned them in the Indenture.

PRINCIPAL AMOUNT, MATURITY, RANKING

    The CI Notes will mature on June 30, 2006 (subject to extension under certain circumstances as set forth herein) unless previously redeemed or repurchased. The CI Notes will be issued in an aggregate principal amount of $1 million, which principal amount will accrue interest at a rate of 8% per annum, compounded annually (such principal amount together with such interest at any time, the "Fixed Amount"). Such interest will accrue from the Issue Date to the Settlement Date (not including any extension thereof pursuant to the provisions described below) and will not be payable until the Settlement Date (as the same may be so extended). The CI Notes will also entitle the holders thereof to receive pro rata in proportion to the principal amount of CI Notes held by them Contingent Interest (in excess of the Fixed Amount) calculated as described below as of such Settlement Date. The Contingent Interest may range from $0 to up to $55 million, less certain expenses described below.

    The CI Notes will be issued in fully registered form in such denominations as the Company and the Trustee shall from time to time determine, provided that the minimum denomination shall not exceed $1,000. The Company will maintain an office or agency where the CI Notes may be presented for registration of transfer or exchange (the "Registrar") and an office or agency where the CI Notes may be presented for payment (the "Paying Agent"), in each case subject to the limitations described below. The Company has initially appointed the Trustee as the Paying Agent and Registrar.

    The CI Notes will be senior unsecured obligations of Piedmont and, following the Merger, of Chartwell, in each case ranking pari passu in right of payment with all existing and future senior unsecured obligations of such company. Chartwell conducts its operations through its subsidiaries and, accordingly, the CI Notes will be effectively subordinated to all indebtedness and other liabilities of its subsidiaries, including reinsurance obligations. Chartwell is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the CI Notes in the event that Chartwell elected or was required to settle the CI Notes in cash rather than common stock. Upon the liquidation or reorganization of any of Chartwell's subsidiaries, the claims of Chartwell and indirectly of its creditors, including the holders of the CI Notes, to the assets of such subsidiary will rank behind the claims of such subsidiary's policyholders, other creditors and holders of preferred stock, if any. Claims on Chartwell's subsidiaries by policyholders and creditors other than Chartwell include claims for insurance and indebtedness obligations, as well as other liabilities incurred in the ordinary course of business. At June 30, 1995, after giving effect to the Merger and related transactions, Chartwell would have had no indebtedness other than the CI Notes, and Chartwell's subsidiaries (including Chartwell Holdings) would have had aggregate liabilities, primarily consisting of obligations to reinsureds, of $1,011.4 million. See "RISK FACTORS--Ranking of the Notes."

DETERMINATION OF THE PAYMENT AMOUNT

  Determination of the Contingent Interest

    On any Settlement Date, the Payment Amount shall be paid pro rata to the Holders of the CI Notes as provided in the Indenture. The Contingent Interest shall be determined as provided in the Indenture and in Exhibit B thereto, as described below under "Calculation of Contingent Interest." The Payment Amount will be paid in cash or, as described below, in Registered Common Stock of the Company.

  Holder Actuary; Compensation and Indemnity

    On the Issue Date, the Company will appoint                  as Holder
Actuary to represent the interests of the Holders of the CI Notes as provided in the Indenture and pursuant to an agreement between the Company and the Holder Actuary (the "Holder Actuary Agreement"). The reasonable fees and expenses of the Holder Actuary incurred in connection with the performance of its duties under the Indenture, and the reasonable fees and expenses of any necessary agents engaged by the Holder Actuary in connection therewith (the "Holder Actuary Cost"), will be promptly paid in full by the Company, subject to offset against the Payment Amount as set forth below under "Calculation of Contingent Interest"; provided that the Company will have no obligation to pay the Holder Actuary Cost to the extent that such cost exceeds $50,000 in any one year (or $200,000 in any year which includes a Settlement Date).

    The Company will indemnify the Holder Actuary and any predecessor Holder Actuary for, and hold it harmless against, any loss or liability or expense incurred by it without willful misconduct, negligence or bad faith on its part arising out of or in connection with the performance of its duties as Holder Actuary under the Indenture, the CI Notes or the Holder Actuary Agreement, including the costs and expenses of defending itself against or investigating any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under the Indenture, the CI Notes or the Holder Actuary Agreement.

    The obligations of the Company to compensate and indemnify the Holder Actuary and each predecessor Holder Actuary and to pay or reimburse the Holder Actuary and each predecessor Holder Actuary will constitute additional indebtedness under the Indenture and will survive the satisfaction and discharge of the Indenture or the rejection or termination of the Indenture under bankruptcy law. If the Holder Actuary renders services and incurs expenses following an Event of Default resulting from an event of bankruptcy or insolvency with respect to the Company or a Principal Restricted Insurance Subsidiary, such expenses will constitute expenses of administration under any bankruptcy law.

    In the event of the resignation of the Holder Actuary or any other circumstance whereby the Holder Actuary shall cease to perform or otherwise not be available to perform its duties under the Indenture, the Trustee will select a successor Holder Actuary, which successor actuary will be a nationally recognized property and casualty actuarial firm which has had no relationship with the Company during the greater of (i) the 5 years preceding the Issue Date or (ii) the period during which the CI Notes have been outstanding.

  Company Actuary

    The Company will appoint an actuary to act as "Company Actuary" under the Indenture. The Company Actuary may be, but will not be required to be, an employee of the Company. The Company may replace the Company Actuary at any time for any reason; provided that any such action does not and would not likely result in an extension of the Settlement Date. The Trustee and the Holder Actuary will be promptly notified in writing of the appointment, resignation or discharge of the Company Actuary. The fees and expenses of the Company Actuary will be paid by the Company without any adjustment to the amount of Contingent Interest.

  Preparation of Reserve Reports

    Promptly following (i) the occurrence of a Change of Control, (ii) an acceleration of the CI Notes following an Event of Default, (iii) delivery of a notice of redemption to the Trustee by the Company pursuant to its right to optionally redeem the CI Notes, and (iv) December 31, 2005 (each a "Trigger Date"), the Company will notify the Trustee, the Holder Actuary and the Company Actuary of:

        (a) the Settlement Date (without regard to any extension thereof);

        (b) whether or not the CI Notes are to be settled in Registered Common Stock; and

       (c) the provision of the CI Notes and/or section of the Indenture pursuant to which the CI Notes will be settled.

    In addition, promptly following the Trigger Date, the Company will furnish to the Company Actuary and the Holder Actuary the information or access to the information required to be maintained by the Company and each subsidiary (including RECO) under the Indenture to allow each such Actuary to prepare a report (each a "Reserve Report") reflecting calculation of the Contingent Interest as of the applicable Settlement Date.

    In accordance with and to the extent set forth in "Calculation of Contingent Interest" below, each Reserve Report, including calculation of the Contingent Interest, will be prepared independently by each Actuary. Such calculation will be made in accordance with the formula set forth in "Calculation of Contingent Interest" below and, as set forth therein, shall take account of the Tax Benefit resulting from the Adverse Reserve Development.

    The Tax Benefit may be calculated with the assistance of (i) in the case of the Company Actuary, an accountant selected by the Company who may be a Company employee and (ii) in the case of the Holder Actuary, an accountant selected by such Holder Actuary. The calculation of any items relevant to the determination of the Tax Benefit shall be made in a manner that is consistent with the manner in which any comparable adjustments to reserves are reported or have been reported by the Company for federal income tax purposes. From the Trigger Date to the Settlement Date (including any extension thereof), the Company shall provide each of the Holder Actuary and the Independent Actuary (and any of their agents) access to the books and records of the Company and each Subsidiary of the Company as provided in the Indenture.

    Each Reserve Report will include in reasonable detail an explanation of the methodology used in such Report and all supporting calculations of Adverse Reserve Development (as defined in "Calculation of Contingent Interest" below). Each Actuary will use its best efforts to deliver its Reserve Report to the other Actuary at least 105 calendar days prior to the Settlement Date.

    If the calculation of the Contingent Interest set forth in the Holder Actuary's Reserve Report (i) does not differ from that set forth in the Company Actuary's Reserve Report or (ii) differs from that set forth in the Company Actuary's Reserve Report and the amount of the difference does not exceed $3,000,000, then the Contingent Interest set forth in the Company Actuary's Reserve Report will be the Contingent Interest for purposes of settlement of the CI Notes.

  Resolution of Disputes; Arbitration

    If the calculation of the Contingent Interest set forth in the Holder Actuary's Reserve Report differs from that set forth in the Company Actuary's Reserve Report and the amount of the difference exceeds $3,000,000, the Company and the Holder Actuary will use their reasonable best efforts to resolve this difference. If, however, the difference cannot be resolved within 30 calendar days after delivery of the later to be delivered of either the Company Actuary's or Holder Actuary's Reserve Report, the Company Actuary and the Holder Actuary will thereafter jointly appoint an independent third party actuary, which will be a nationally recognized property and casualty actuarial firm, with no relationship to the Company, the Trustee, the Holder Actuary or any holder of 5% or more of the CI Notes (the "Independent Actuary"), to resolve the dispute. If the parties cannot agree on the appointment of an Independent Actuary within 10 calendar days, then the Company Actuary and the Holder Actuary will each select two actuarial firms meeting the requirements set forth in the preceding sentence. Each of the Company Actuary and Holder Actuary will then be entitled to reject one of the two selections of the other party. The Independent Actuary will then be chosen at random from the remaining two selections. The Independent Actuary will have the authority to engage an independent third party accountant with no relationship to the Company, the Trustee, the Holder Actuary or any beneficial owner of 10% or more of the CI Notes to resolve any disagreement with respect to the calculation of the Tax Benefit.

    Not later than 30 days prior to any Settlement Date, the Independent Actuary will prepare and deliver to the Company, the Trustee, the Company Actuary and the Holder Actuary its calculation of the Contingent Interest. This calculation will be prepared in accordance with the guidelines set forth in "Calculation of Contingent Interest" below. Based on the foregoing, the Independent Actuary will determine which of (i) the amount of Contingent Interest set forth in the Company Actuary's Reserve Report and (ii) the amount of Contingent Interest set forth in the Holder Actuary's Reserve Report, is, in the judgment of the Independent Actuary, the best estimate of the Contingent Interest. The amount so selected will be the Contingent Interest for purposes of settlement of the CI Notes.

    The reasonable fees and expenses of the Independent Actuary incurred in the performance of its duties under the Indenture, and the reasonable fees and expenses of any necessary agents engaged by the Independent Actuary in connection therewith, will be promptly paid in full by the Company; provided that 50% of all such fees and expenses (the "Arbitration Cost") shall be deducted from the Contingent Interest as provided in "Calculation of Contingent Interest" below. Notwithstanding the foregoing, the Independent Actuary will have discretion to apportion such fees and expenses differently between the parties as the Independent Actuary deems equitable under the circumstances based upon its views as to the relative accuracy of the amount of the Contingent Interest contained in the Reserve Reports prepared by each of the Company Actuary and the Holder Actuary. The Arbitration Cost will not be subject to the limits relating to the Holder Actuary Cost set forth above.

  Annual Review of Reserves And Claims

    Within 90 calendar days following December 31 of each calendar year prior to the Settlement Date, other than December 31, 2005 (each such December 31, a "Report Date"), the Company will deliver to the Holder Actuary and to the Trustee a written statement setting forth in reasonable detail, including all supporting calculations and methodology, the Adverse Reserve Development calculated as of the Report Date for such year. In addition, each year the Company Actuary will provide to the Holder Actuary and the Trustee a written report stating that all such amounts have been calculated in accordance with the guidelines set forth in "Calculation of Contingent Interest" below. Annually, following delivery of each Report, the Company will cause the Company Actuary to meet with the Holder Actuary and review in detail with the Holder Actuary the Adverse Reserve Development occurring during such calendar year. Following each such annual meeting, the Holder Actuary will provide a written report to the Company Actuary expressing any material issues that have come to its attention regarding the Company's calculation of the Adverse Reserve Development. All statements and reports of the Company, the Company Actuary and the Holder Actuary under this provision of the Indenture will be solely for informational purposes, will be non-binding and may not be used or considered for any purpose in any arbitration.

  Settlement in Stock

    The Company will have the right to satisfy the Payment Amount due to Holders of the CI Notes, whether at maturity, upon redemption or upon the occurrence of a Change of Control, in Registered Common Stock of the Company in lieu of cash; provided that (i) at the time of payment such stock is quoted for trading on any U.S. national securities exchange or on NASDAQ and (ii) the Payment Amount of all CI Notes is able to be satisfied through the delivery of Registered Common Stock. In connection therewith, the Company will not be required to issue fractional shares of common stock, and instead may pay cash in lieu of any such fractional shares. The Company will not have the right to pay the Payment Amount due under the CI Notes in Registered Common Stock if an Event of Default has occurred and is continuing.

    For purposes of any such payment, such Registered Common Stock will be valued at 85.0% of its Fair Value. For these purposes, "Fair Value" of such Registered Common Stock means the average of the closing sales or last reported sales prices of such Common Stock of the Company for the 20 trading days immediately preceding the date that is five trading days prior to the Settlement Date. Certain Holders on the Settlement Date who receive upon repayment of the CI Notes Common Stock of the Company will have certain registration rights as summarized below under "Registration Rights of Holders with Respect to the Company's Common Stock" and as set forth in the Registration Rights Agreement attached as Exhibit C to the Indenture.

  Limited Extension of Settlement Date

    Except in the event of acceleration of the CI Notes as the result of an Event of Default, in the event that, despite the best efforts of the Company,
(i) any of the Company, the Holder Actuary, the Independent Actuary or any accounting firm is unable to perform in a timely manner its responsibilities under the Indenture with respect to the calculation of the amount of Contingent Interest, and as a result such amount has not been finally determined as of any Settlement Date, or (ii) the SEC or any other regulatory authority has not provided any consent or approval needed in connection with the settlement of the CI Notes on or prior to the Settlement Date (including any such consent or approval necessary in order to permit the Company to settle the CI Notes in Registered Common Stock pursuant to the Indenture), then, in any such case, the Settlement Date will be automatically extended until the earlier of (x) the second Business Day after the date on which the Contingent Interest has been finally determined or such consent or approval has been obtained, as applicable, and (y) 180 days from the Settlement Date. For these purposes, the Contingent Interest will be "finally determined" on the date that the amount of Contingent Interest has been determined pursuant to the Indenture. The Holders of the CI Notes will be entitled to receive interest ("Extension Interest") on the sum of the Fixed Amount and the Contingent Interest in respect of any such extension at an interest rate per annum, compounded annually, equal to (i) 8% for the first 60 days of any such extension; (ii) 10% for the period from the 61st to the 120th day of any such extension; and (iii) 12% for the period from the 121st to the 180th day of any such extension. Extension Interest may be settled in Registered Common Stock to the extent permitted by the Indenture. In the event that payment of amounts due with respect to the CI Notes is not made within 180 days from the Settlement Date or following acceleration of the CI Notes upon any Event of Default, Extension Interest on the sum of the Fixed Amount and the Contingent Interest will accrue on all such unpaid amounts at the rate of 12% per annum, compounded annually.

  Calculation of Contingent Interest

    With respect to any Settlement Date, the amount of Contingent Interest will be the amount equal to:

        (A) (x) the sum of (i) the Maximum Interest and (ii) the Tax Benefit minus (y) the Adverse Reserve Development; provided that in no event will the amount resulting from this clause (A) be less than the Minimum Amount or greater than the Maximum Interest

       MINUS

        (B) the sum of (i) the Actuary Cost and (ii) the Arbitration Cost.

    The calculation of the Contingent Interest shall be made in accordance with the following definitions:

    "Maximum Interest" shall mean, with respect to any Settlement Date, the amount equal to $55.0 million discounted back from the Maturity Date to the applicable Settlement Date at a rate of 8.0% compounded annually.

    "Tax Benefit" shall mean, for any Settlement Date, without duplication, the sum of (A) the "Actual Tax Benefit" (as defined below) of the Adverse Reserve Development and (B) the "Deferred Tax Benefit" (as defined below) of the Adverse Reserve Development. The Actual Tax Benefit shall be equal to the difference between the amount of United States federal income tax payable by the affiliated group of which the Company is the common parent with respect to all taxable periods beginning on (or including) March 31, 1995 and ending on the applicable Determination Date (the "Taxable Period") and the amount of United States federal income tax that would have been payable with respect to such Taxable Period in the absence of such Adverse Reserve Development. The Deferred Tax Benefit shall be equal to the deferred tax asset reflected on the GAAP consolidated financial statements of the Company as of the applicable Determination Date attributable to the Adverse Reserve Development, after taking account of the valuation allowance, if any, with respect thereto (to the extent such valuation allowance is not allocable to a specific component of the deferred tax asset, it shall be apportioned ratably); provided that the Settlement Date is the Maturity Date. In the event that the Settlement Date is not the Maturity Date, the Deferred Tax Benefit shall be equal to the product of
(i) the maximum corporate United States federal income tax rate as of the applicable Determination Date and (ii) the amount of the Adverse Reserve Development which did not result in an Actual Tax Benefit during the Taxable Period.

    "Adverse Reserve Development" shall mean, for any Determination Date, the amount equal to:

        (A) (i) Incurred Loss and Allocated Loss Expense Development plus (ii) Commission Development minus Earned Premium Development, in each case as of the applicable Determination Date;

       MINUS

        (B) $25.0 million.

    "Incurred Loss and Allocated Loss Expense Development" shall mean:

        (1) the sum of the development of incurred losses and allocated loss expenses for each calendar year beginning with the calendar year ending December 31, 1996 through the calendar year ending on the Determination Date, reflected on RECO's Statutory Annual Statement, Schedule P--Part 2--Summary (one year development column of incurred losses and allocated loss expenses) with respect to the Protected Business for accident years 1994 and prior;

       PLUS

        (2) the development of incurred losses and allocated loss expenses for the calendar year ended December 31, 1995, reflected on RECO's 1995 Statutory Annual Statement, Schedule P-- Part 2--Summary (one year development column of incurred losses and allocated loss expenses) with respect to the Protected Business for accident years 1994 and prior, minus $831,000 (which amount respresents the adverse development recorded by RECO for the quarter ended March 31, 1995 with respect to the Protected Business for such accident years);

       PLUS

        (3) the sum of 25% of the development of incurred losses and allocated loss expenses for each calendar year beginning with the calendar year ending December 31, 1996 through the calendar year ending on the Determination Date, reflected on RECO's Statutory Annual Statement, Schedule P--Part 2--Summary (one year development column of incurred losses and allocated loss expenses) with respect to all business for accident year 1995;

       PLUS

        (4) any GAAP adjustment related to the provision for uncollectible reinsurance of incurred losses and allocated loss expenses applicable to the Protected Business.

    "Commission Development" shall mean the estimated ultimate commissions recorded in the GAAP financial statements of the Company through the Determination Date minus estimated ultimate commissions recorded in the GAAP financial statements of the Company through March 31, 1995 with respect to the contracts applicable to the Protected Business.

    "Earned Premium Development" shall mean estimated ultimate premiums recorded in the GAAP financial statements of the Company through the Determination Date minus estimated ultimate premiums recorded in the GAAP financial statements of the Company through March 31, 1995, in each case with respect to retrospectively rated casualty treaty excess contracts included in the Protected Business.

    "Minimum Amount" shall mean for any Settlement Date, an amount equal to the lesser of (x) the Tax Benefit and (y) $10.0 million minus the Fixed Amount.

    "Actuary Cost" shall mean, with respect to any Settlement Date, if the sum of (x) the amount determined pursuant to clause (A) of the definition of "Contingent Interest" above and (y) the Fixed Amount is equal to or less than $10.0 million, 50% of the Holder Actuary Cost, and if such amount is greater than $10.0 million, 100% of the Holder Actuary Cost.

    "Determination Date" shall mean, with respect to the final Maturity Date, December 31, 2005, and with respect to any other Settlement Date, December 31 of the year immediately preceding (i) a Change of Control, (ii) an acceleration of the CI Notes following an Event of Default, and (iii) delivery of a notice of redemption to the Trustee under the Indenture.

    "Protected Business" shall mean all insurance and reinsurance business, however denominated, as to which premiums earned have been reflected on the books of RECO on or prior to March 31, 1995.

    "GAAP" shall mean U.S. generally accepted accounting principles as in effect on the Determination Date. Subject to "Applicable Standards" and "Certain Changes" below, all amounts shall be calculated in accordance with GAAP.

    In connection with the determination of the amount of Contingent Interest, the following standards and procedures will be followed:

    Applicable Standards. The components of Adverse Reserve Development in the aggregate are to be determined and calculated in accordance with generally accepted actuarial standards of practice as applied in the insurance industry, from time to time, including but not limited to Actuarial Standard of Practice #9 of the Actuarial Standards Board (specifically, Documentation and Disclosure in Property and Casualty Ratemaking, Loss Reserving, and Valuation), as amended from time to time. Both the Company Actuary and the Holder Actuary are to be bound by these standards in the determination of Adverse Reserve Development.

    Certain Changes. In determining any component of Adverse Reserve Development, there shall be taken into account, as appropriate, changes in insurance industry standards, generally accepted accounting principles, generally accepted actuarial standards and changes in prevailing law. Without limiting the foregoing, in the event of any legislative reform that has the effect of reducing any liability that relates to Protected Business, the Adverse Reserve Development shall be appropriately reduced. Conversely, in the event of any legislative reform that has the effect of substantially transforming any liability that relates to Protected Business into a charge that would not be included in the definition of "Adverse Reserve Development," appropriate adjustment shall be made to include the amount of such charge in the calculation of the Contingent Interest. Without limiting the foregoing, one example of a situation where an adjustment as described in the prior two sentences would occur would be in the event of reform of the federal Superfund legislation, as from time to time has been suggested, to replace some part or all of the liability of insurers thereunder with a tax or other assessment levied on insurers.

    Consistency. Each year Adverse Reserve Development at RECO shall be established on a basis and using a methodology that is no more conservative than those used to determine reserves and assets for the other insurance and reinsurance on the books of the Company and its other subsidiaries.

    Verification. In determining any component of Incurred Loss and Allocated Loss Expense Development, Earned Premium Development or Commission Development, whether as reflected on RECO's Statutory Annual Statement or on RECO's GAAP financial statements, each such component shall be subject to verification by the Holder Actuary and the Company Actuary against the books and records of RECO.

REGISTRATION RIGHTS OF HOLDERS WITH RESPECT TO THE COMPANY'S COMMON STOCK

    Holders on the Settlement Date who together receive common stock of the Company upon repayment of the CI Notes representing 25% or more of the common stock of the Company issued upon the repayment of such CI Notes will have the right to initiate the registration of such common stock of the Company within two years of the Settlement Date; provided that no such demand registration shall be required unless more than $10,000,000 of stock will be sold in any such registration and provided further that the Company shall not be required to effect more than two such demand registrations. All Holders who are affiliates of the Company on the Settlement Date will have unlimited piggyback registration rights in connection with any registrations of the common stock for a period of 5 years from the Settlement Date, subject to customary limitations.

MANDATORY REDEMPTION

    Except as otherwise provided below under "Repurchase at the Option of Holders upon a Change of Control," the Company will not be required to make mandatory redemptions or sinking fund payments prior to maturity with respect to the CI Notes.

OPTIONAL REDEMPTION

    The CI Notes are not redeemable at the Company's option prior to the third anniversary of the Issue Date. Thereafter, the CI Notes will be subject to redemption at any time (the "Redemption Date") at the option of the Company, in whole but not in part, upon not less than 180 days' notice to the Trustee and the Holder Actuary (the "Redemption Notice") at the Payment Amount, expressed on a per CI Note basis, as of the Redemption Date. When delivered, a Redemption Notice is irrevocable. Upon delivery of the Redemption Notice, Reserve Reports shall be prepared and the Contingent Interest shall be determined as provided above.

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REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company will make an offer (a "Change of Control Offer") to each Holder of CI Notes to repurchase all, but not less than all, of such Holder's CI Notes at a purchase price equal to 100% of the Payment Amount, on a pro rata basis (the "Change of Control Purchase Price"). Within 15 days following the date on which the Change of Control occurs, the Company will mail a notice to each Holder of CI Notes containing the following information: (i) a Change of Control Offer is being made pursuant to the Indenture covenant entitled "Purchase of Securities upon a Change of Control" and that all CI Notes properly tendered will be accepted for payment;
(ii) the purchase price (if then determined) and the purchase date, which shall be (1) no earlier than 180 days nor later than 190 days from the date of such Change of Control or (2) such later date as may be necessary for the Company to comply with requirements under the Exchange Act (in either case, a "Change of Control Purchase Date"; provided that any such date shall be extended if and to the extent required by the Indenture); (iii) any CI Notes not properly tendered will continue to remain outstanding in accordance with the terms of the Indenture; (iv) unless the Company defaults in the payment of the Change of Control Purchase Price, all CI Notes accepted for payment pursuant to a Change of Control Offer shall cease to accrue interest after a Change of Control Purchase Date; (v) the procedures a Holder of CI Notes must follow to exercise rights under the Indenture in connection with the Change of Control Offer and a brief description of those rights; (vi) if CI Notes are to be settled in Registered Common Stock, that delivery of such Stock will occur in lieu of payment in cash; provided that such notice may state that such delivery is subject to obtaining all necessary regulatory consents and approvals; and (vii) Holders of CI Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder and a statement that such Holder is withdrawing his election to have such CI Notes purchased.

    A Holder may exercise its Change of Control purchase rights upon (1) delivery to any Paying Agent of a written notice (a "Change of Control Purchase Notice") at any time prior to the close of business on the third Business Day before the Change of Control Purchase Date, stating that such Holder accepts the Company's offer to repurchase all of such Holder's CI Notes and (2) delivery of such CI Notes to such Paying Agent at such office prior to, on or after the Change of Control Purchase Date (together with all necessary endorsements), such delivery being a condition to receipt by the Holder of the Change of Control Purchase Price therefor. Each Paying Agent shall promptly notify the Company of the receipt by the former of any and all Change of Control Purchase Notices and any and all written notices of withdrawal thereof.

    Upon receipt by any Paying Agent of a Change of Control Purchase Notice, the Holder of the CI Note in respect of which such Change in Control Purchase Notice was given shall thereafter be entitled to receive solely the Change of Control Purchase Price with respect to such CI Note (unless such Change of Control Purchase Notice is withdrawn pursuant to the Indenture). Such Change of Control Purchase Price shall be paid to such Holder promptly following the later of the Business Day following the Change of Control Purchase Date (provided the conditions in the Indenture have been satisfied) and the time of delivery of such CI Note to the relevant Paying Agent at the office of such Paying Agent by the Holder thereof in the manner required by the Indenture.

    On or prior to the Change of Control Purchase Date, the Company will, to the extent permitted by law, (i) accept for payment all CI Notes properly tendered pursuant to a Change of Control Offer and (ii) deposit with the Trustee or with the Paying Agent an amount of money (or Registered Common Stock and cash in lieu of any fractional shares) sufficient to pay the aggregate Change of Control Purchase Price in respect of all CI Notes so tendered, in accordance with the Indenture.

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    The Company shall comply with all applicable tender offer rules and regulations, including Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer and may modify a Change of Control Offer to so comply.

    The existence of a Holder's right to require the Company to repurchase such Holder's CI Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

    The source of funds for any repurchase of CI Notes upon a Change of Control, unless the CI Notes are to be settled in Registered Common Stock, will be the Company's cash or cash generated from operations or other sources, including borrowings, sales of assets or Capital Stock. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases. Further, if the Company elects to settle the CI Notes in Registered Common Stock, there can be no assurance that all necessary approvals or other actions of regulatory authorities (which could include the SEC, state securities regulators, insurance regulatory authorities or others) will be obtainable in a timely manner. Any failure by the Company to repurchase CI Notes tendered pursuant to a Change of Control Offer will be deemed an Event of Default.

CERTAIN COVENANTS

  Limitation on Incurrence of Indebtedness by Restricted Subsidiaries

    The Indenture will provide that the Company will not permit any of its Restricted Subsidiaries to incur, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur") any Indebtedness other than Permitted Subsidiary Indebtedness; provided that the Company may permit any Restricted Subsidiary to incur Indebtedness if, at the date of such incurrence (on a pro forma basis) the ratio of (x) Senior Indebtedness to (y) Consolidated Net Worth of the Company does not exceed 0.9 to 1.

    For purposes of this restriction, "Permitted Subsidiary Indebtedness" means:

        (i) Indebtedness of any Restricted Subsidiary outstanding on the date of the Merger;

        (ii) Acquired Indebtedness of any Restricted Subsidiary;

        (iii) Indebtedness of any Restricted Subsidiary issued to or held by the Company or a Wholly-Owned Restricted Subsidiary of the Company;

        (iv) (A) Interest Swap Obligations of any Restricted Subsidiary, the notional amount of which obligations do not exceed the aggregate principal amount of the Indebtedness they are designed to protect and (B) obligations pursuant to Currency Agreements entered into by any Restricted Subsidiary in respect of its (x) assets or (y) obligations, as the case may be, that are denominated in a currency other than U.S. dollars;

        (v) Guaranteed Debt of a Restricted Subsidiary in respect of Indebtedness of any other Restricted Subsidiary permitted to be incurred by such other Subsidiary under the Indenture;

        (vi) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guaranteed Debt or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness in the nature of such guarantee shall at

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    no time exceed the gross proceeds actually received from the sale of such business, assets or Restricted Subsidiary;

        (vii) Indebtedness under performance, surety or appeal bonds; provided that such performance, surety or appeal bonds are furnished in the ordinary course of any Restricted Subsidiary's insurance or reinsurance business;

        (viii) Any renewals, extensions, substitutions, refinancings or replacements by any Restricted Subsidiary of any Indebtedness of a Restricted Subsidiary permitted under the Indenture, including any successive renewals, extensions, substitutions, refinancings or replacements thereof so long as any such new Indebtedness (A) shall be in a principal amount that does not exceed the principal amount so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses incurred in connection with such refinancing and (B) (x) in the case of Indebtedness being refinanced which has an Average Life shorter than the CI Notes, such renewal, extension, substitution, refinancing or replacement does not reduce the Average Life or the final Stated Maturity of the principal of such Indebtedness and (y) in all other cases, any such new Indebtedness has an Average Life and final Stated Maturity that exceeds the Average Life and final Stated Maturity of the CI Notes; provided that for purposes of this clause (viii), the principal amount of any Indebtedness shall be deemed to mean the principal amount thereof or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination; and

        (ix) Indebtedness under any revolving credit facility of up to but not in excess of an aggregate principal amount outstanding at any one time of $10.0 million; provided that there is a period of 30 consecutive days in each calendar year during which no such Indebtedness is outstanding; and provided further that such $10.0 million shall be reduced to the extent of any Indebtedness secured by Liens created or incurred under clause (a) of the definition of "Permitted Liens."

  Limitation on Liens Securing Company Indebtedness

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness of the Company (other than Permitted Liens), on any property or asset now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, unless all amounts due under the Indenture and the CI Notes are secured on an equal and ratable basis with (or prior to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

    For purposes of this restriction, "Permitted Liens" means:

        (a) Liens securing Indebtedness of the Company with respect to any revolving credit facility not exceeding $10.0 million in principal amount in the aggregate at any one time outstanding (exclusive of any Lien permitted by any other clause of this definition); provided that such $10.0 million shall be reduced to the extent that any Indebtedness shall have been incurred and shall be outstanding under clause (ix) of the definition of "Permitted Subsidiary Indebtedness";

        (b) Liens in favor of the Company or any Restricted Subsidiary;

        (c) Liens on shares of capital stock or property of a Person existing at the time such Person is acquired by or merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with, or in

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    contemplation of, such merger or consolidation and such Liens do not extend to any assets of the Company or any of its Restricted Subsidiaries other than the shares or assets of the Person so acquired by, merged into or consolidated with the Company or such Restricted Subsidiary;

        (d) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Company or any of its Restricted Subsidiaries other than the property so acquired;

        (e) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

        (f) Liens existing on the date of the Merger;

        (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

        (h) Liens with respect to obligations under Currency Agreements or Interest Swap Obligations permitted under the Indenture;

        (i) Liens to secure any extension, renewal, substitution, refinancing or replacement (or successive extensions, renewal, substitution, refinancing or replacements), in whole or in part, of any Indebtedness secured by Liens referred to in any of clauses (a), (c), (d), (f), (j), (k) and (l) of this definition; provided that any such Lien shall be limited to the same property that secured the original Lien and the aggregate principal amount of Indebtedness that is secured by such Lien shall not be increased to an amount greater than the outstanding aggregate principal amount of the Indebtedness being so extended, renewed, substituted, refinanced or replaced (plus any premium and expenses incurred in connection therewith);

        (j) Liens securing Indebtedness incurred to finance the construction or purchase of, or repairs, improvements or additions to, property of the Company; provided that (i) any such Lien may not extend to any other property owned by the Company or any of its Restricted Subsidiaries, (ii) such Lien is created prior to, at the time of or within 90 days after such construction, purchase, repair, improvement or addition is completed and
    (iii) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the fair market cost of such construction, purchase, repair, improvement or addition;

        (k) Liens securing Indebtedness of a Restricted Subsidiary permitted to be incurred under the Indenture or any guarantee by the Company thereof; and

        (l) Liens securing Indebtedness of the Company provided, that at the date that any such Lien is created or incurred (on a pro forma basis), the ratio of (x) Senior Indebtedness to (y) Consolidated Net Worth of the Company does not exceed 0.9 to 1.

  Merger, Consolidation, or Sale of Assets

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, in any transaction or series of transactions, consolidate with or merge with or into any other Person (other than the Merger and other than any such transaction with a Wholly-Owned Restricted Subsidiary of the Company with a positive Consolidated Net Worth) or, directly or

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
indirectly, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis for the Company and its subsidiaries taken as a whole) in one or more related transactions, including through a bulk reinsurance arrangement, to any Person (other than a Wholly-Owned Restricted Subsidiary of the Company with a positive Consolidated Net Worth) or group of affiliated Persons unless, at the time and after giving effect thereto:

        (i) (A) the Company shall be the continuing corporation (or, in the case of any consolidation or merger of a Restricted Subsidiary, the Company shall continue to have all of the obligations under the Indenture, including the obligation to make due and punctual payment of the Payment Amount and the performance of every covenant, agreement and obligation on the part of the Company under the Indenture); or (B) the Person (if other than the Company) formed by such consolidation, or into which the Company is merged or the Person that acquires by sale or other disposition the assets of the Company, substantially as an entirety (the "Surviving Entity"), is a corporation duly organized and validly existing under the laws of the United States or any state thereof and shall, in the case of clause (B), expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Indenture;

        (ii) immediately before and after such transaction, giving effect to such transaction on a pro forma basis, no default or Event of Default shall have occurred and be continuing;

        (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth (after giving pro forma effect to such transaction but not including the accrual of deferred tax liabilities resulting from the transaction) of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction; provided that in the case of the merger or consolidation of any Restricted Subsidiary with Consolidated Net Worth of less than 5% of the Consolidated Net Worth of the Company with any other Person, this clause
    (iii) shall not apply; and

        (iv) if any of the property or assets of the Company or any Restricted Subsidiary prior to such transaction would thereupon become subject to any Lien securing Indebtedness of the Company, the outstanding CI Notes shall be secured equally and ratably with (or prior to) the obligation or liability secured by such Lien, unless the Company or such Restricted Subsidiary could create such Lien without equally and ratably securing the CI Notes.

    Notwithstanding the foregoing, the Indenture will provide that Piedmont may consummate the Merger subsequent to the issuance of the CI Notes, and in the event of such Merger, Chartwell shall expressly assume, by supplemental indenture, all of the obligations of Piedmont under the Indenture.

SEC REPORTS

    Under the terms of the Indenture, the Company will file with the Trustee, within 15 days after it is required to file them with the SEC, copies of its annual reports and of the information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture will provide that each of the following constitutes an Event of Default:

        (i) the Company defaults in the payment of any amount due with respect to any CI Note when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase (giving effect to any period of extension permitted under the Indenture);

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
        (ii) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture with respect to any CI Note and such default or breach continues for a period of 60 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% or more in aggregate Principal Amount of the CI Notes;

        (iii) an involuntary case or other proceeding shall be commenced against the Company or any Principal Restricted Insurance Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Principal Restricted Insurance Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

        (iv) the Company or any Principal Restricted Insurance Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Principal Restricted Insurance Subsidiary or for all or substantially all of the property and assets of the Company or any Principal Restricted Insurance Subsidiary or (C) effects any general assignment for the benefit of creditors;

        (v) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries whether such Indebtedness now exists or is created after the date of the Indenture which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $10.0 million or more;

        (vi) a default occurs in the payment of any amount in excess of $1.0 million under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries whether such Indebtedness now exists or is created after the date of the Indenture which default extends beyond the grace period applicable to such default, if any; or

        (vii) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgments are not paid, discharged or stayed for a period of 30 days after their entry, provided that the aggregate of all such unpaid, undischarged or unstayed judgments exceeds $1.0 million (net of any amount as to which a reputable insurance company has accepted liability).

    If an Event of Default (other than by reason of an event described in clause
(iii) or (iv) above) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25% in aggregate Principal Amount of the then outstanding CI Notes by written notice to the Company and the Trustee, may declare the unpaid principal of and accrued and unpaid interest on all the CI Notes to be due and payable. Upon such declaration the principal and interest shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from events as set forth in clauses (iii) and
(iv) above, all outstanding CI Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of a majority in aggregate Principal Amount of the then outstanding CI

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Notes, by written notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal and interest on the CI Notes or to enforce the performance of any provision of the CI Notes or the Indenture. Subject to certain limitations, Holders of a majority in aggregate Principal Amount of the then outstanding CI Notes may direct the Trustee in its exercise of any remedy available to it and any trust or power conferred on it. The Trustee may withhold from holders of CI Notes notice of any continuing default or Event of Default (except a default or Event of Default relating to the payment of any amount with respect to the CI Notes) if it determines that withholding notice is in their interest.

    Holders of a majority in aggregate Principal Amount of the CI Notes then outstanding, by notice to the Trustee, may on behalf of the Holders of all of the CI Notes waive any existing default or Event of Default and its consequences under the Indenture, except a continuing default or Event of Default in the payment of the principal of or interest on the CI Notes (including in connection with an offer to purchase) (provided that the Holders of a majority in aggregate Principal Amount of the then outstanding CI Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

TRANSFER RESTRICTIONS

    The CI Notes are subject to certain restrictions on transfer. During the period beginning on the Issue Date and ending 90 days thereafter, any CI Note may be transferred without restriction of any kind, subject to compliance with the Securities Act (and any other applicable law). After such 90 day period, the CI Notes may be transferred or assigned by a Holder, subject to compliance with the Securities Act (and any other applicable law), only in the following circumstances: (i) to any Affiliate of such Holder; (ii) to a trust, the beneficiaries of which, or a corporation, limited liability company or partnership, at least 80% of the stockholders, members or general or limited partners of which, are such Holder or his or her issue, adopted issue, stepchild, parent, spouse or other lineal descendants; (iii) by will or the laws of descent and distribution; (iv) to the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of such Holder; (v) by gift without consideration of any kind; (vi) to any entity owning, at the time of transfer, any of the CI Notes; (vii) to any entity offering to acquire, by tender offer or otherwise, at least 25% of the CI Notes then outstanding; or
(viii) to the Company; provided that in the case of any transfer pursuant to clause (vi) or (vii) above, any such transfer shall only be permitted during the period of (a) 60 days commencing April 1, 1999; (b) 90 days prior to any Settlement Date; and (c) at any time after an acceleration of the CI Notes pursuant to the Indenture.

    In addition to the foregoing, certain Piedmont stockholders who qualify as "affiliates" (as used in Rule 144 under the Securities Act) of Piedmont, or, following the Merger, of Chartwell, will be subject to restrictions on the amount of CI Notes they may sell and the manner in which such sales may be made. Such affiliates in general include directors and officers of Piedmont and certain significant stockholders of Piedmont or Chartwell.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS AND INCORPORATORS

    No director, officer, employee, incorporator or present or future stockholder, as such, of the Company or any successor shall have any liability, either directly or through the Company or any successor, for any obligation of the Company under the CI Notes, the Indenture, or any supplemental indenture or because of any indebtedness evidenced thereby, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder of the CI Notes, by accepting such Note, waives and releases all such liability as part of the consideration for the issue of the CI Notes.

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LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at any time, terminate (i) all its obligations under the CI Notes and the Indenture ("legal defeasance option") or (ii) its obligations to comply with certain restrictive covenants, including the covenants restricting the incurrence of certain indebtedness and liens ("covenant defeasance option"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

    If the Company exercises its legal defeasance option, payment of the CI Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the CI Notes may not be accelerated because of certain Events of Default (not including, among others, Events of Default relating to non-payment, bankruptcy and insolvency events) or because of the failure of the Company to comply with certain covenants specified in the Indenture.

    The Company may exercise its legal defeasance option or its covenant defeasance option only if: (1) the Company irrevocably deposits in trust with the Trustee money or certain U.S. Government obligations for the payment of the Payment Amount on the CI Notes to maturity or redemption, as the case maybe; (2) the Company delivers to the Trustee a certain certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment will provide cash at such times and in such amounts as will be sufficient to pay the Payment Amount when due on all the CI Notes to maturity or redemption, as the case may be; and (3) and certain other conditions are met.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture and the CI Notes may be amended or supplemented with the consent of Holders of at least a majority in aggregate Principal Amount of the CI Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for CI Notes), and any existing default or compliance with any provision of the Indenture or the CI Notes may be waived with the consent of Holders of a majority in aggregate Principal Amount of the then outstanding CI Notes (including consents obtained in connection with a tender offer or exchange offer for CI Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any CI Notes held by a nonconsenting Holder): (i) reduce the aggregate Principal Amount of CI Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the Payment Amount or change the fixed maturity of any CI Note or alter the provisions with respect to the redemption of the CI Notes (other than provisions relating to the covenant described under "Repurchase at the Option of Holders Upon A Change of Control"),
(iii) reduce the rate of or change the time for payment of interest on any CI Note, (iv) waive a default or Event of Default in the payment of the Fixed Amount or the Contingent Interest or interest on the CI Notes (except a rescission of acceleration of the CI Notes by Holders of at least a majority in aggregate Principal Amount of the CI Notes and a waiver of the payment default that resulted from such acceleration), (v) make any CI Note payable in money other than that stated in the CI Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past defaults or Events of Default or the rights of Holders of CI Notes to receive payments of the Fixed Amount or the Contingent Interest or interest on the CI Notes, (vii) waive a redemption payment with respect to any CI Note (other than a payment required in connection with a "Change of Control") or (viii) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any holder of CI Notes, the Company and the Trustee together may amend or supplement the Indenture or the CI Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated CI Notes in addition to or in place of

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certificated CI Notes, to provide for the assumption of the Company's obligations to holders of the CI Notes in the case of a merger or consolidation or similar transaction in accordance with the Indenture, to make any change that would provide any additional rights or benefits to the holders of the CI Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

           is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with respect to the CI Notes.

GOVERNING LAW

    The Indenture and the CI Notes will be governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law rules thereof.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definitions of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person: (i) existing at the time such Person becomes a Subsidiary (or any renewal, extension, substitution, refinancing or replacement thereof at such time) or (ii) assumed in connection with the acquisition of assets from another Person, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, as the case may be.

    "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person (except in cases where substantially all of the control that would ordinarily be exercisable by virtue of ownership of stock, other than the election of directors, has been eliminated by applicable regulatory authorities). For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing: (i) the sum of the products of
(A) the number of years (or portion thereof) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by (B) the amount of such principal payment by (ii) the sum of all such principal payments.

    "Board of Directors" means either the Board of Directors of the Company or any committee of such Board duly authorized to act under the Indenture.

    "Board Resolution" means one or more resolutions of the board of directors of the Company or any authorized committee thereof, certified by the secretary or an assistant secretary to have been duly adopted and to be in full force and effect on the date of certification, and delivered to the Trustee.

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    "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

    "Capital Lease Obligation" of any Person means any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation; and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Capital Stock" of any Person means any and all shares, interests, participation, or other equivalent (however designated) of such Person's capital stock and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase the foregoing whether now outstanding or issued after the date of the Indenture.

    "Change of Control" means (A) either (i) any transaction or series of transactions occurring after the Merger in which any "person" or "group" (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) (x) consisting of one or more of the holders (or their Affiliates) of the Common Stock of Chartwell immediately prior to the Merger becomes the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), by way of merger, consolidation, other business combination or otherwise, of greater than 66 2/3% of the total voting power (on a fully-diluted basis as if all convertible securities had been converted) entitled to vote in the election of directors of the Company or the Surviving Entity (if other than the Company) or (y) other than the initial holders (or their Affiliates) of the Common Stock of the Company immediately after the Merger, becomes the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), by way of merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (as defined above) entitled to vote in the election of directors of the Company or the Surviving Entity (if other than the Company); provided that this subclause
(y) shall not include any transaction in which the Company or the Surviving Entity becomes or is a direct or indirect Wholly-Owned Restricted Subsidiary of another entity (the "Parent"), if immediately following such transaction no "person" or "group" would be the "beneficial owner" of greater than 50% of such total voting power of the Parent or (ii) the Common Stock of the Company shall cease to be listed on any national securities exchange or on NASDAQ; and (B) within one year after the occurrence of any of the events described in clause
(A) above, (i) the individuals who immediately prior to the occurrence of such event or events constituted the board of directors of the Company cease for any reason to constitute a majority of the directors of the Company then in office or (ii) the Chief Executive Officer and President of the Company (or an individual or individuals holding positions of equivalent responsibility) at the time of such event or events cease for any reason to hold such positions at the Company, or if the Company is controlled by another Person, such officers do not hold positions of equivalent responsibility at such other Person. In addition, a Change of Control shall be deemed to have occurred if (a) the Company or any Subsidiary sells, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company and its Subsidiaries, considered as a whole, or (b) the Company or any Subsidiary of the Company sells, conveys, transfers, leases or otherwise disposes of all or substantially all of the common stock of, or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of, RECO or Chartwell Reinsurance to another Person or Persons in one transaction or a series of transactions, including through a bulk reinsurance transaction or transactions; in each case with respect to clauses (a) and (b) above, other than any transaction which is specifically contemplated by the Merger Agreement or any sale, conveyance, transfer, lease or other disposition to the Company or any Wholly-Owned Restricted Subsidiary.

    "Chartwell" means Chartwell Re Corporation, a Delaware corporation.

    "Chartwell Reinsurance" means Chartwell Reinsurance Company, a Minnesota corporation.

    "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such common stock.

    "Company" means Piedmont Management Company Inc., a Delaware corporation, and its successors and assigns. Chartwell Re Corporation shall be deemed to be the successor to Piedmont Management Company Inc. after the Merger, and from and after the Merger, "Company" shall mean Chartwell Re Corporation and its successors and assigns.

    "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its Restricted Subsidiaries as determined in accordance with GAAP consistently applied.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in currency values or exchange rates.

    "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

    "Fixed Amount" means the aggregate Principal Amount of the CI Notes plus accreted interest thereon from the Issue Date through the Settlement Date (not including any period of extension) at a rate of 8.0% per annum, compounded annually.

    "GAAP" means generally accepted accounting principles in the United States of America at the date of any computation required or permitted hereunder; provided that for purposes of calculation of the amount of Contingent Interest, GAAP means generally accepted accounting principles in the United States of America as in effect on the Determination Date.

    "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person to the extent guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement: (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling such other Person to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss; (iii) to supply funds to, or in any other manner invest in, such other Person (including any agreement to pay for property or services to be acquired by such other Person irrespective of whether such property is received or such services are rendered); (iv) to maintain working capital or equity capital of such other Person, or otherwise to maintain the net worth, solvency or other financial condition of the debtor; or (v) otherwise to assure the holder of such Indebtedness of such other Person against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or any obligation or liability of such other Person in respect of leasehold interests assigned by such other Person to any other Person.

    "Holder", "Holder of CI Notes", "Noteholder" or other similar term means the registered holder of any CI Note.

    "Indebtedness" means, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money and all obligations of such Person for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, in each case, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; (iii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business and software license agreements or other software acquisition agreements entered into in the ordinary course of business; (iv) all Capital Lease Obligations of such Person; (v) all obligations referred to in (but not excluded from) clause (i), (ii), (iii) or (iv) above of other Persons and all dividends of other Persons, to the extent that the payment thereof is secured by (or to the extent that the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien, upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations; (vi) all Guaranteed Debt of such Person; (vii) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; (viii) the net amount of all obligations under Currency Agreements or Interest Swap Obligations of such Person; (ix) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit entered into in the ordinary course of the insurance or reinsurance business of such Person to the extent that such letters of credit are not drawn upon, or if and to the extent drawn upon, such drawing is reimbursed not later than the 30th Business Day following a demand for reimbursement following payment on the letter of credit) and (x) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (ix) above. Indebtedness shall not include obligations under insurance, reinsurance or retrocession contracts entered into in the ordinary course of business. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

    "Interest Swap Obligations" means the obligations of any Person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person or any of its subsidiaries against fluctuations in interest rates.

    "Issue Date" means the date on which CI Notes are originally issued under the Indenture.

    "Lien" means any mortgage, charge, pledge, lien, security interest or encumbrance of any kind.

    "Maturity Date" means June 30, 2006 (subject to extension in accordance with the Indenture).

    "Non-Recourse Indebtedness" means Indebtedness as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support (including any undertaking, agreement or instrument that would constitute Indebtedness), unless the incurrence of such Indebtedness would have otherwise been permitted hereunder, (b) is directly or indirectly liable, unless the incurrence

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
of such Indebtedness would have otherwise been permitted hereunder, or (c) constitutes the lender.

    "Payment Amount" means the sum of (i) the Fixed Amount, (ii) the Contingent Interest and (iii) to the extent applicable, any Extension Interest.

    "Person" means any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, trust, fund, unincorporated organization or government or any agency or political subdivision thereof.

    "Principal Amount" means, with respect to the CI Notes, in the aggregate, $1,000,000.

    "Principal Restricted Insurance Subsidiary" means (i) Chartwell Reinsurance;
(ii) RECO; (iii) any other insurance company Restricted Subsidiary of the Company that becomes a "significant subsidiary" as defined in Regulation S-X, as promulgated by the SEC; and (iv) any other Subsidiary of the Company that may succeed, by merger, consolidation or otherwise, to all or substantially all of the business of one or more of such persons specified in (i), (ii) and (iii) above.

    "pro rata" means, with respect to any CI Note, the ratio of the Principal Amount of such CI Note to the aggregate Principal Amount of the CI Notes.

    "RECO" means The Reinsurance Corporation of New York, a New York corporation.

    "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final Stated Maturity of the CI Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

    "Redemption Date" means the date fixed by the Company for optional redemption of the CI Notes in accordance with the Indenture; provided that such date shall be extended if and to the extent required by the Indenture.

    "Registered Common Stock" means Common Stock of the Company registered under the Securities Act (or other Common Stock of the Company that is freely tradeable (other than by affiliates (within the meaning of Rule 144 under the Securities Act) of the Company) without such registration; provided that in connection with the settlement of the Payment Amount due under the CI Notes in Common Stock without such registration, an unqualified opinion of a nationally recognized law firm experienced in securities law matters is delivered by the Company to the Trustee to such effect).

    "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "Senior Indebtedness" means, without duplication, Indebtedness of all Restricted Subsidiaries of the Company plus any Indebtedness of the Company to the extent secured by Liens created or incurred under clauses (a), (c), (d),
(f), (i), (j) and (l) of the definition of "Permitted Liens."

    "Settlement Date" means each of the Maturity Date; the Redemption Date; a Change of Control Purchase Date; and in the event of acceleration of the CI Notes pursuant to the Indenture (i) as the result of a bankruptcy or insolvency event with respect to the Company or a Principal Restricted Insurance Subsidiary, the date of such Event of Default, (ii) as the result of a failure to pay when due any amount with respect to any CI Notes, the Settlement Date as of which such payment was due or (iii) as the result of any Event of Default other than those described in the foregoing clauses (i) and (ii), the date of such acceleration.

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
    "Stated Maturity" means, when used with respect to any Indebtedness or any installment of principal or of interest thereon, the date specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of principal or of interest is due and payable.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) is designated an Unrestricted Subsidiary prior to formation, creation or acquisition; (b) except in the case of any newly acquired Subsidiary, has total assets at the time of formation or creation with a fair market value not exceeding $1,000; (c) has no Indebtedness other than Non-Recourse Indebtedness; (d) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and (e) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "Limitation on Incurrence of Indebtedness by Restricted Subsidiaries," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant entitled "Limitation on Incurrence of Indebtedness by Restricted Subsidiaries," and (ii) no default or Event of Default would be in existence following such designation.

    "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

    "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other equity ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is based upon the Code, the applicable Treasury Regulations thereunder, judicial authority, and current administrative rulings and practice as of the date hereof. The following discussion does not purport to consider all aspects of Federal income taxation that may be relevant to particular holders of CI Notes in light of their personal investment circumstances or to certain types of holders of CI Notes subject to special treatment under the Federal income tax laws (e.g., banks and life insurance companies). The discussion is limited to those persons who are the initial holders of the CI Notes who hold their Piedmont Common Stock and their CI Notes as capital assets. As used in this discussion, "holder" means a beneficial owner that is a citizen or resident of the U.S., a corporation or partnership organized in or under the laws of the U.S., and an estate or trust the income of which is subject to Federal income taxation regardless of its source. In addition, the following description (i) does not consider the effect of any applicable foreign, state, local or other tax laws and (ii) is not binding on the IRS and no ruling from the IRS has been not sought or will be sought with respect to such tax consequences.

    THE FOLLOWING SUMMARY IS A GENERAL DESCRIPTION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF THE CI NOTES TO THE STOCKHOLDERS OF PIEDMONT, WITHOUT REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR STOCKHOLDER. STOCKHOLDERS OF PIEDMONT ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE DISTRIBUTION OF THE CI NOTES AND OF HOLDING AND DISPOSING OF THE CI NOTES.

    CI Note Dividend Distributed with respect to the Piedmont Common Stock. The fair market value of a CI Note distributed to a holder of Piedmont Common Stock (including Piedmont Preferred stockholders who converted their Piedmont Preferred Stock into Piedmont Common Stock) will be (i) a dividend taxable as ordinary income to the extent of Piedmont's accumulated and current earnings and profits (as determined for Federal income tax purposes), if any, allocable to such holder's Piedmont Common Stock, (ii) a tax-free return of basis to the extent, if any, the CI Note's fair market value exceeds the Piedmont accumulated and current earnings and profits (as determined for Federal income tax purposes), if any, allocable to such holder's Piedmont Common Stock and (iii) capital gain to the extent, if any, the portion of the CI Note not treated as a dividend exceeds such holder's basis in its Piedmont Common Stock. Chartwell (as Piedmont's successor in the Merger) will be required to report to stockholders on Form 1099 DIV its determination of the fair market value of the CI Notes and the portion of such distribution that will be taxable as a dividend. Although Chartwell intends to take account of the price quotations provided by Smith Barney in making a determination of the CI Notes' fair market value, Chartwell may decide to retain an independent third-party to value the CI Notes. In such event, Chartwell may report on Form 1099 DIV an amount inconsistent with such price quotations. Stockholders should be aware, however, the IRS is not bound by the amount reported on Form 1099 DIV and could assert that the fair market value of the CI Notes is different from the reported amount. For a discussion of the tax consequences of holding a CI Note see "Interest Income to CI Note Holders" below.

    Treatment of the CI Notes as Indebtedness. Although no transaction closely comparable to that contemplated herein has been the subject of any Treasury Regulation, revenue ruling or judicial decision, Piedmont, and Chartwell as Piedmont's successor in the Merger, intend to treat the CI Notes as debt obligations for Federal income tax purposes. While contrary characterizations could be asserted by the IRS, recharacterizing the CI Notes as another property right would generally only affect the timing of income accrual with respect to the CI Notes. Amounts paid to the CI Note holders should generally be characterized as ordinary income notwithstanding that the CI Notes are treated as another property right. Holders should consult their own tax advisors regarding the

Federal, state, local, foreign and any other tax consequences resulting from the characterization of the CI Notes as another property right.

    The following discussion assumes that the CI Notes will be treated as debt obligations of Piedmont, and Chartwell as Piedmont's successor in the Merger, for Federal income tax purposes.

    The CI Notes--Applicable Law. On January 27, 1994, the IRS issued final regulations (the "OID Regulations") regarding the inclusion of original issue discount in gross income by holders of debt instruments. The OID Regulations do not include, however, a final version of the previously proposed regulations relating to contingent payments. Subsequently, on December 15, 1994, the IRS issued new proposed regulations regarding contingent payments (the "Proposed Contingent Payment Regulations") that, if applicable, may require holders of the CI Notes to accrue interest under the CI Notes in a manner different than described below. However, the Proposed Contingent Payment Regulations by their terms will be effective for debt instruments issued on or after the date that is 60 days after the date final regulations are published in the Federal Register. Therefore, if the CI Notes are treated as debt instruments with contingent payments issued before the effective date of the final regulations, the tax treatment of the holders of the CI Notes should be governed by the principles of tax common law, as applied to the Code provisions relating to inclusion of income and other related matters.

    EACH PROSPECTIVE HOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE FINAL REGULATIONS AND THE PROPOSED CONTINGENT PAYMENT REGULATIONS (OR SUBSEQUENT VERSIONS THEREOF) TO THE CI NOTES.

    Interest Income to CI Note Holders. As discussed above, since there are no applicable Treasury Regulations governing the taxation of the CI Notes, the taxation of income realized with respect to the CI Notes should be governed by the principles of tax common law, as applied to the Code provisions relating to income accrual and other related matters. Assuming that the CI Notes are treated as debt obligations for Federal income tax purposes, the excess of (i) the sum of all amounts payable under a CI Note other than the Contingent Interest over
(ii) the issue price of the CI Note (herein, the "Discount Amount") constitutes original issue discount. A holder of a CI Note will be required to include the Discount Amount in gross income using the constant yield method over the term of the CI Note regardless of when such amounts are paid and regardless of the holder's regular method of accounting.

    The CI Notes will have an issue price equal to their fair market value provided the CI Notes are traded on an established securities market within the meaning of Section 1273 of the Code ("Publicly Traded"). If the CI Notes are not Publicly Traded, the issue price of a CI Note should equal (i) the CI Note's stated principal amount provided the CI Note bears "adequate stated interest" (i.e., the CI Note's 8% stated interest exceeds the "Federal long-term rate" as published by the IRS for the month the CI Note is distributed) or (ii) the present-value of all amounts payable under the CI Note other than the Contingent Interest discounted at the applicable Federal long-term rate to the date the CI Notes are distributed if the CI Note does not bear adequate stated interest. In addition, the CI Notes may have market discount or bond premium if the CI Notes are not Publicly Traded, since in such case the holder's basis in a CI Note may not equal the CI Note's issue price. While Smith Barney intends to provide recent price quotations for the CI Notes, there can be no assurance that the CI Notes will be characterized as Publicly Traded debt instruments. Chartwell (as Piedmont's successor in the Merger) will be required to file Form 8281 setting forth, in addition to other information, the CI Notes' issue price and the Discount Amount. The information provided on Form 8281 may be obtained from the IRS, although it should be noted the IRS is not bound by the information reported on Form 8281. For a discussion of the tax treatment of the distribution of the CI Notes see "CI Note Dividend Distributed with respect to the Piedmont Common Stock" above. Holders should consult their own tax advisors as to the determination of the fair market value of the

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CI Notes, the issue price of the CI Notes and the tax consequences resulting if the holder's basis in a CI Note is not equal to the CI Note's issue price.

    Under existing case law dealing with contingent payments, an accrual basis holder of a CI Note would generally be required to include in gross income a payment constituting contingent interest when the right to receive the payment is fixed and the amount of the payment becomes determinable with reasonable accuracy. Accordingly, the Contingent Interest would be includable as interest in the gross income of an accrual basis holder when such amount is fixed. A cash basis holder would include such amount in gross income when received. However, there is no controlling authority on this point, and the IRS or a court might impose different tax results.

    Disposition of the CI Notes. If a CI Note is sold, exchanged or otherwise disposed of, a holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or disposition and the holder's adjusted basis in the CI Note. The adjusted basis of a CI Note generally will equal the fair market value of the CI Note on the date such note was distributed by Piedmont, increased by any original issue discount (i.e., the Discount Amount), Contingent Interest or market discount previously included in the holder's gross income, and reduced by any amortized bond premium. Subject to the market discount rules, gain or loss on the sale or other disposition of a CI Note will be capital gain or loss if the CI Note is held as a capital asset, except to the extent a cash basis holder realizes ordinary income attributable to Contingent Interest that has become fixed prior to payment of such interest.

    Long Term Capital Gain. Any capital gain recognized by a CI Note holder will be long term capital gain if the CI Note was held more than one year.

    Income Tax Rates. The top marginal income tax rate applicable to ordinary income (including dividends) is 39.6% for individuals and 35% for corporations. The Federal rate applicable to "net capital gains" (i.e., net gain from the sale of capital assets held for more than one year reduced by any net loss from the sale of capital assets held for one year or less) for individuals is 28%. Legislation has passed the House of Representatives that would reduce the maximum individual capital gains rate to 19.8% and the maximum corporate capital gains rate to 25%. At this time it is impossible to predict whether the U.S. Senate will pass similar tax legislation and whether the President will sign or veto the proposed legislation.

    Backup Withholding. Unless an exemption applies under the applicable law and regulations, the Exchange Agent and the trustee (with respect to amounts due under the CI Notes) will be required to withhold and will withhold 31% of any reportable payment, unless the stockholder provides his tax identification number (social security number in the case of an individual, or employer identification number) and certifies that such number is correct. For this purpose, backup withholding may be required with respect to (i) the CI Notes distributed with respect to the Piedmont Common Stock and (ii) the amount of interest paid (including original issue discount or Contingent Interest), if any, on the CI Note for any calendar year. Each Piedmont stockholder should complete and sign the substitute Form W-9 that will be included with the transmittal form to be delivered to each Piedmont stockholder as soon as practicable after the Merger so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder can prove, in a manner satisfactory to the Exchange Agent and the trustee (with respect to amounts due under the CI Notes), that withholding is not required. Amounts withheld would be remitted to the IRS as a credit against the holder's Federal income tax liability.

                                 LEGAL MATTERS

    The validity of the CI Notes of Piedmont to be issued to holders of Piedmont prior to the Spin-off and the Merger and the federal income tax consequences to Piedmont stockholders of the CI Notes distribution will each be passed upon by Davis Polk & Wardwell, New York, New York, counsel for Piedmont.

                                    EXPERTS

    The consolidated financial statements and related financial statement schedules of Piedmont as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included in this Prospectus and elsewhere in the Registration Statement, have been audited by Coopers & Lybrand L.L.P., as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements and related financial statement schedules of Chartwell as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included in this Prospectus and elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

PIEDMONT MANAGEMENT COMPANY INC.
CONSOLIDATED FINANCIAL STATEMENTS OF PIEDMONT MANAGEMENT COMPANY INC.
  Report of Independent Certified Public Accountants.................................     F-2
  Consolidated Statements of Operations for the Years Ended December 31, 1994, 1993
    and 1992.........................................................................     F-3
  Consolidated Balance Sheets at December 31, 1994 and 1993..........................     F-4
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
    1994, 1993 and 1992..............................................................     F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1993
    and 1992.........................................................................     F-6
  Notes to Consolidated Financial Statements for the Years Ended December 31, 1994,
    1993 and 1992....................................................................     F-7
INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF PIEDMONT MANAGEMENT COMPANY INC.
  Consolidated Statements of Operations for the Three and Six Months Ended June 30,
    1995 and June 30 1994 (Unaudited)................................................    F-24
  Consolidated Balance Sheet at June 30, 1995 (Unaudited) and December 31, 1994......    F-25
  Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1995, and
    June 30, 1994 (Unaudited)........................................................    F-26
  Notes to Consolidated Financial Statements (Unaudited).............................    F-27

CHARTWELL RE CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS OF CHARTWELL RE CORPORATION
  Independent Auditors' Report.......................................................    F-28
  Consolidated Balance Sheets at December 31, 1994 and 1993..........................    F-29
  Consolidated Statements of Operations for the Years Ended December 31, 1994, 1993
    and 1992.........................................................................    F-30
  Consolidated Statements of Common Stockholders' Equity for the Years Ended December
    31, 1994, 1993 and 1992..........................................................    F-31
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1993
    and 1992.........................................................................    F-32
  Notes to Consolidated Financial Statements for the Years Ended December 31, 1994,
    1993 and 1992....................................................................    F-33
INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
  CHARTWELL RE CORPORATION
  Condensed Consolidated Balance Sheets at June 30, 1995 (Unaudited) and December 31,
    1994.............................................................................    F-52
  Condensed Consolidated Statements of Operations for the Three and Six Months Ended
    June 30, 1995 and June 30, 1994 (Unaudited)......................................    F-53
  Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30,
    1995 and June 30, 1994 (Unaudited)...............................................    F-54
  Notes to the Condensed Consolidated Financial Statements (Unaudited)...............    F-55

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
Piedmont Management Company Inc.

    We have audited the consolidated balance sheets of Piedmont Management Company Inc. and Subsidiaries ("Piedmont") as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the financial statement schedules of Piedmont listed in the Index on page S-1. These financial statements and financial statement schedules are the responsibility of Piedmont's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Piedmont Management Company Inc. and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

    As discussed in Notes 1 and 8 to the consolidated financial statements, Piedmont changed its methods of accounting for income taxes and certain investments in 1993.

                                          COOPERS & LYBRAND L.L.P.

New York, New York
February 22, 1995

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                     1994            1993            1992
                                                 ------------    ------------    ------------
REINSURANCE OPERATIONS:
  Gross premiums earned.......................   $219,201,715    $203,976,885    $203,406,944
  Ceded premiums earned.......................    (89,829,998)    (90,273,081)    (86,417,745)
                                                 ------------    ------------    ------------
  Net premiums earned.........................    129,371,717     113,703,804     116,989,199
  Net investment income.......................     18,397,686      17,004,922      17,918,340
  Realized capital gains (Note 2).............        381,852       7,049,882       4,227,070
                                                 ------------    ------------    ------------
  Total revenues..............................    148,151,255     137,758,608     139,134,609
  Losses and loss expenses....................    198,081,224     162,715,079     230,340,526
  Reinsurance recoveries......................    (84,356,237)    (73,906,517)   (122,793,560)
                                                 ------------    ------------    ------------
  Net losses and loss expenses (Note 9).......    113,724,987      88,808,562     107,546,966
  Acquisition and other underwriting
    expenses..................................     43,799,053      35,701,074      45,650,380
                                                 ------------    ------------    ------------
  Total expenses..............................    157,524,040     124,509,636     153,197,346
                                                 ------------    ------------    ------------
  Reinsurance operating income (loss).........     (9,372,785)     13,248,972     (14,062,737)
                                                 ------------    ------------    ------------
INVESTMENT ADVISORY OPERATIONS:
  Advisory, counseling fees and other income..     22,427,213      17,749,329      15,865,532
  Service and marketing costs.................     17,897,688      15,935,675      14,543,341
                                                 ------------    ------------    ------------
  Investment advisory operating income........      4,529,525       1,813,654       1,322,191
                                                 ------------    ------------    ------------
PARENT COMPANY:
  Investment and other income.................        832,842         720,885         491,558
  Realized capital gains (Note 2).............        368,215          20,331           4,724
  Interest expense (Note 6)...................        436,744         473,835         665,020
  Other corporate expenses....................      1,867,916       1,555,961       1,672,934
                                                 ------------    ------------    ------------
  Parent company operating loss...............     (1,103,603)     (1,288,580)     (1,841,672)
                                                 ------------    ------------    ------------
Income (loss) before equity in net earnings
  (losses) of investees, provision (credit)
  for income taxes and cumulative effect of
    change in accounting principle............     (5,946,863)     13,774,046     (14,582,218)
                                                 ------------    ------------    ------------
Equity in net earnings (losses) of investees
  (Note 3)....................................       (105,367)      2,765,870       1,770,246
                                                 ------------    ------------    ------------
Provision (credit) for income taxes (Note 8):
  Current.....................................     (2,649,935)      3,847,873      (2,336,908)
  Deferred....................................       (184,520)        955,700       1,884,361
                                                 ------------    ------------    ------------
                                                   (2,834,455)      4,803,573        (452,547)
                                                 ------------    ------------    ------------
Income (loss) before cumulative effect of
  change in accounting principle..............     (3,217,775)     11,736,343     (12,359,425)
Cumulative effect of change in method of
  accounting for income taxes (Notes 1 and 8).        --            6,937,545         --
                                                 ------------    ------------    ------------
Net income (loss).............................   $ (3,217,775)   $ 18,673,888    $(12,359,425)
                                                 ------------    ------------    ------------
                                                 ------------    ------------    ------------
Weighted average shares outstanding...........      4,969,556       5,539,665       4,923,636
EARNINGS (LOSS) PER COMMON SHARE (NOTE 1):
  Income (loss) per common share before
    cumulative effect of change in accounting
    principle.................................          $(.65)          $2.12          $(2.51)
  Cumulative effect of change in method of
    accounting for income taxes...............             --            1.25              --
  Deduction for preferred dividends...........           (.04)             --            (.04)
    Net income (loss) per share...............          $(.69)          $3.37          $(2.55)

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993

                                                                    1994            1993
                                                                ------------    ------------
ASSETS:
  Fixed Income Securities:
    Held-to-Maturity, at amortized cost (market: $8,818,353
and $12,004,522).............................................   $  8,813,314    $ 11,207,080
    Available-for-Sale, at market (amortized cost:
$262,325,625 and $239,784,047)...............................    244,335,744     242,660,457
  Equity securities, at market (cost: $67,214,430 and
$47,042,340).................................................     66,666,764      52,650,829
  Short-term investments, at cost............................     51,703,561      57,773,840
                                                                ------------    ------------
      Total investments (Notes 1, 2 and 6)...................    371,519,383     364,292,206
  Cash.......................................................      9,066,870       6,727,821
  Investments in and advances to investee companies (Note
3)...........................................................      4,634,527      22,976,515
  Accrued interest and dividends receivable..................      3,687,258       3,597,642
  Reinsurance recoverable....................................    170,278,300     152,971,490
  Premiums receivable........................................     35,602,712      23,604,724
  Prepaid reinsurance premiums...............................     22,980,856      23,016,161
  Deferred policy acquisition costs..........................     10,896,632       7,580,350
  Deferred income taxes (Note 8).............................     21,799,010      11,133,700
  Other assets...............................................     25,003,520      26,844,747
                                                                ------------    ------------
      Total assets...........................................   $675,469,068    $642,745,356
                                                                ------------    ------------
                                                                ------------    ------------

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Outstanding losses and loss expenses (Notes 1, 9 and 10)...   $461,533,490    $433,810,307
  Unearned premiums..........................................     73,839,992      61,212,093
  Loan payable (Note 6)......................................     20,000,000       9,800,000
  Expenses, taxes and other liabilities......................     17,615,047      12,962,858
                                                                ------------    ------------
      Total liabilities......................................    572,988,529     517,785,258
                                                                ------------    ------------
  Stockholders' equity:
  Capital stock (Notes 4 and 5):
    Preferred stock, $1 par value, authorized 2,000,000
      shares; cumulative convertible Series A shares issued:
      245,068 and 245,735 (aggregate liquidation value:
$5,614,678 and $5,434,271)...................................        245,068         245,735
  Common stock, $.50 par value, authorized 12,000,000 shares;
shares issued: 5,250,539 and 5,210,255.......................      2,625,269       2,605,127
  Paid-in capital............................................     28,007,604      27,632,122
  Unrealized appreciation (depreciation) on investments and
    foreign translation adjustment, net of deferred income
taxes (Notes 1 and 2)........................................    (13,929,580)      5,534,748
  Retained earnings (Note 11)................................     87,254,678      90,664,866
  Less cost of treasury stock (265,000 shares common, 53,000
shares preferred)............................................     (1,722,500)     (1,722,500)
                                                                ------------    ------------
      Total stockholders' equity.............................    102,480,539     124,960,098
                                                                ------------    ------------
  Commitments and contingencies (Note 11)
      Total liabilities and stockholders' equity.............   $675,469,068    $642,745,356
                                                                ------------    ------------
                                                                ------------    ------------

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                     1994            1993            1992
                                                 ------------    ------------    ------------
PREFERRED STOCK:
  Balance at January 1........................   $    245,735    $    248,171    $    249,408
  Conversion to common stock..................           (667)         (2,436)         (1,237)
                                                 ------------    ------------    ------------
  Balance at December 31......................        245,068         245,735         248,171

COMMON STOCK:
  Balance at January 1........................      2,605,127       2,596,316       1,262,482
  Exercise of stock options...................         19,475           6,375           3,750
  Conversions.................................            667           2,436       1,330,084
                                                 ------------    ------------    ------------
  Balance at December 31......................      2,625,269       2,605,127       2,596,316

PAID IN CAPITAL:
  Balance at January 1........................     27,632,122      27,511,624      27,457,249
  Exercise of stock options...................        375,482         120,498          54,375
                                                 ------------    ------------    ------------
  Balance at December 31......................     28,007,604      27,632,122      27,511,624

UNREALIZED APPRECIATION (DEPRECIATION):
  Balance at January 1........................      7,074,467       5,821,356       5,925,162
  Change in investment value..................    (18,341,066)      1,253,111        (103,806)
                                                 ------------    ------------    ------------
  Balance at December 31......................    (11,266,599)      7,074,467       5,821,356

FOREIGN TRANSLATION ADJUSTMENT:
  Balance at January 1........................     (1,539,719)     (1,374,992)       (842,000)
  Change in translation adjustment............     (1,123,262)       (164,727)       (532,992)
                                                 ------------    ------------    ------------
  Balance at December 31......................     (2,662,981)     (1,539,719)     (1,374,992)

RETAINED EARNINGS:
  Balance at January 1........................     90,664,866      72,185,592      84,741,113
  Net income (loss)...........................     (3,217,775)     18,673,888     (12,359,425)
  Preferred dividends (Note 4)................       (192,413)       (194,614)       (196,096)
                                                 ------------    ------------    ------------
  Balance at December 31......................     87,254,678      90,664,866      72,185,592

COST OF TREASURY STOCK:
  Balance at December 31......................     (1,722,500)     (1,722,500)     (1,722,500)
                                                 ------------    ------------    ------------

TOTAL STOCKHOLDERS' EQUITY AT DECEMBER 31.....   $102,480,539    $124,960,098    $105,265,567
                                                 ------------    ------------    ------------
                                                 ------------    ------------    ------------

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                    1994            1993             1992
                                                ------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..........................   $ (3,217,775)   $  18,673,888    $ (12,359,425)
  Adjustments to reconcile net income (loss)
    to net cash from operating activities:
    Cumulative effect of accounting change...        --            (6,937,545)        --
    Realized capital gains...................       (750,067)      (7,070,213)      (4,231,794)
    Outstanding losses and loss expenses.....     27,723,183      (13,956,458)      56,564,550
    Unearned premiums........................     12,627,899        1,355,701         (502,833)
    Reinsurance recoverable..................    (17,306,810)       8,441,458      (42,172,291)
    Premiums receivable......................    (11,997,988)       9,310,091        1,434,825
    Prepaid reinsurance premiums.............         35,305       (2,819,693)      (1,140,247)
    Deferred acquisition costs...............     (3,316,282)       1,267,330          924,320
    Amortization of bond premium, net........        495,604        1,555,324        2,990,615
    Equity in net (earnings) losses of
investees....................................        105,367       (2,765,870)      (1,770,246)
    Income taxes payable/recoverable.........     (1,236,571)       3,834,416         (577,048)
    Deferred income tax (benefit) expense....       (184,520)         955,700        1,884,361
    Accrued interest and dividends...........        (89,616)         455,827         (522,103)
    Other items, net.........................      6,051,271        1,207,980       (3,162,598)
                                                ------------    -------------    -------------
  Total cash flows from operating
activities...................................      8,939,000       13,507,936       (2,639,914)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of Held-to-Maturity securities...     (1,606,234)        --               --
  Purchases of Available-for-Sale
securities...................................    (76,595,109)    (251,240,980)    (260,749,771)
  Maturities of Held-to-Maturity
securities...................................      4,000,000         --               --
  Maturities of Available-for-Sale
securities...................................     35,384,879       51,914,439       48,934,699
  Sales of Available-for-Sale securities.....     18,311,595      162,727,128      205,091,958
  Net (purchases) sales of Equity
securities...................................     (2,760,320)       6,721,401       (4,830,949)
  Net (purchases) sales/maturities of Short-
term investments.............................      6,070,279        9,008,238       15,442,844
                                                ------------    -------------    -------------
  Total cash flows from investing
activities...................................    (17,194,910)     (20,869,774)       3,888,781

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings...................     20,000,000         --               --
  Repayment of loan..........................     (9,800,000)      (2,100,000)      (2,100,000)
  Proceeds from exercise of stock options....        394,959          126,873           58,125
                                                ------------    -------------    -------------
  Total cash flows from financing
activities...................................     10,594,959       (1,973,127)      (2,041,875)
Net increase (decrease) in cash..............      2,339,049       (9,334,965)        (793,008)
Cash balance, beginning of year..............      6,727,821       16,062,786       16,855,794
                                                ------------    -------------    -------------
Cash balance, end of year....................   $  9,066,870    $   6,727,821    $  16,062,786
                                                ------------    -------------    -------------
                                                ------------    -------------    -------------

SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Income taxes paid..........................   $    --         $   4,807,961    $   1,345,569
  Interest paid..............................   $    436,744    $     475,258    $     693,277

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
  POLICIES

    The principal accounting policies upon which the financial statements are based are summarized as follows:

Principles of Consolidation:

    The accompanying consolidated financial statements include the accounts of Piedmont Management Company Inc. (the "Company") and all of its majority owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation. Certain reclassifications have been made to conform the prior years' presentation with 1994.

    Investments in companies in which the Company owns 20 to 50 percent of the voting common stock or has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method. See Note 3 for additional information.

Accounting Estimates:

    The financial statements contain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as of the date of the financial statements. Actual results could differ from such estimates.

Accounting Principles for Insurance Companies:

    The accompanying financial statements present the Company's reinsurance operations in conformity with GAAP which differ in certain respects from statutory accounting practices prescribed or permitted by the insurance departments of the states or territories in which the companies operate. A summary of the significant policies followed by The Reinsurance Corporation of New York (RECO) follows:

        Reinsurance premiums are recognized as revenues ratably over the terms of the related contracts. Unearned premiums are based on reports received from ceding companies and underwriting associations. Prepaid reinsurance premiums are recorded for reinsurance premiums ceded to other companies. Premium adjustments on deposit and experience rated contracts are accrued on an estimated basis, with adjustments reflected in results of operations currently. Reinsurance recoverable as of December 31, 1994 and 1993 is presented net of allowances for uncollectible balances in the amounts of $1,148,394 and $771,289, respectively.

        Deferred policy acquisition costs represent commissions and brokerage expenses which are deferred and charged against income ratably over the contract term. These deferred costs have been limited to the amount expected to be recovered from future earned premiums, after consideration of anticipated losses and other expenses related to those premiums and anticipated investment income. Deferred policy acquisition costs which have been amortized in each of the last three years were $24,383,828 in 1994; $20,266,615 in 1993; and $31,706,470 in 1992.

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
        The estimated liability for outstanding losses and loss expenses is based on reports received from ceding companies and underwriting associations. A provision is also included for losses incurred but not reported, which is developed on the basis of historical experience. The methods of determining such estimates and establishing such reserves are continually reviewed and updated and any adjustments resulting therefrom are currently reflected in results of operations. In establishing reserves for IBNR, the company considers the potential effects of losses emanating from environmental impairment and latent injury claims. Such claims are not, however, susceptible to estimation utilizing traditional actuarial techniques. Estimated reinsurance recoverable on outstanding losses and loss expenses recorded for business ceded to other companies is deducted in the development of the net liability. See Note 9 for further information.

        RECO's statutory policyholders' surplus was $90,442,881 and $96,043,634 at December 31, 1994 and 1993, respectively. Statutory net income (loss) for RECO was $(9,361,610) in 1994; $9,609,741 in 1993; and $(10,804,197) in
    1992.

Investments:

    At December 31, 1993 the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, the Company's investments in fixed income securities have been categorized as either assets held to maturity or as available for sale. Securities which are considered held to maturity are recorded at amortized cost since the Company has both the ability and intent to hold such securities until they mature. Fixed income securities designated as available for sale and equity securities, both common and preferred, are carried at market values, with changes in market values of these securities reflected in stockholders' equity, net of applicable deferred income taxes. Short-term investments are stated at cost which approximates market value and are comprised of securities which mature in one year or less. The cost of investments sold is determined on the specific identification basis. Investment income is recorded as earned.

Foreign Operations:

    RECO conducts a portion of its reinsurance business in Canada which accounts for substantially all of its foreign operations. Translation adjustments, resulting from the translation of financial statements denominated in foreign currencies to U.S. dollars, are carried as a separate component of stockholders' equity. Foreign currency assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Results of operations are translated at average exchange rates during the period for revenue and expenses. The foreign operations are not material.

Employee and Retiree Benefit Plans:

    The Company, along with its wholly owned subsidiaries, is the sponsor of a defined contribution employee savings plan. The plan qualifies under section 401(k) of the Internal Revenue Code and allows participating employees to contribute up to 10% of their annual salary to the plan. The Company matches and contributes an amount equal to one half of the first 6% of annual salary

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
  POLICIES--(CONTINUED)
contributed by the employee. Company contributions fully vest to employees at the end of five years. The annual amounts contributed by the Company and its subsidiaries to the plan were $222,720 in 1994; $222,677 in 1993; and $221,514 in 1992.

    The Company, along with its wholly owned subsidiaries, is the sponsor of a defined benefit pension plan covering substantially all employees. See Note 12 for further information. The Company also maintains non-qualified supplemental benefits plans for certain employees. These plans replace the portion of benefits that exceed the limitations established by the Internal Revenue Code for tax qualified benefit plans. The amount charged to expense relating to these plans was $81,069 in 1994; $41,085 in 1993; and $40,344 in 1992.

    The Company, along with its wholly owned subsidiaries, provides retired employees the option of continuing health and life insurance benefits through various welfare benefit plans in which the retiree shares in the cost. See Note 13 for further information.

Results Per Common Share:

    Losses per common share in 1994 and 1992 were computed based on the weighted average number of common shares outstanding excluding the effect of common stock equivalents which would be anti-dilutive. Dividends of $.04 per share were accrued in 1994 and 1992 on cumulative convertible Series A preferred stock and were deducted in arriving at loss per common share.

    Earnings per common share and common equivalent share in 1993 were computed based upon the weighted average number of common shares outstanding, assuming full conversion of outstanding shares of cumulative convertible Series A preferred stock and the number of shares issuable on the exercise of stock options. Proceeds from the exercise of such stock options are assumed to be used to repurchase outstanding shares of common stock under the treasury stock method. There is no significant difference between primary and fully-diluted earnings (loss) per common share.

Federal Income Taxes:

    The Company and its wholly owned subsidiaries file a consolidated federal income tax return. Deferred income taxes (benefits) are provided on temporary differences between financial statement and taxable income. Effective January 1, 1993 the Company changed its method of accounting for income taxes to comply with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). See Note 8 for further information.

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. INVESTMENTS

    Net investment income, primarily interest and dividends, is applicable to the following sources:

                                                            YEARS ENDED DECEMBER 31,
                                                    -----------------------------------------
                                                       1994           1993           1992
                                                    -----------    -----------    -----------
Fixed income securities..........................   $16,078,795    $14,757,325    $13,708,596
Equity securities................................     2,590,433      1,722,777      2,115,722
Short term investments...........................     1,581,206      2,204,720      1,949,106
Other............................................       885,188        673,443      1,982,351
                                                    -----------    -----------    -----------
Total investment income..........................    21,135,622     19,358,265     19,755,775
Investment expenses..............................     1,726,317      1,506,956      1,227,513
                                                    -----------    -----------    -----------
Net investment income............................   $19,409,305    $17,851,309    $18,528,262
                                                    -----------    -----------    -----------
                                                    -----------    -----------    -----------

    The following table presents an analysis of the Company's pre-tax realized investment gains (losses) and the change in unrealized gains (losses), net of applicable deferred income taxes:

                                                           YEARS ENDED DECEMBER 31,
                                                 --------------------------------------------
                                                     1994            1993            1992
                                                 ------------    ------------    ------------
Proceeds on sales of available-for-sale
securities....................................   $ 18,311,595    $162,727,128    $205,091,958
                                                 ------------    ------------    ------------
                                                 ------------    ------------    ------------
Realized investment gains (losses):
  FIXED INCOME SECURITIES:
    Gross realized gains......................   $     91,037    $  3,482,964    $  3,200,485
    Gross realized losses.....................       (448,094)       (658,162)       (518,210)
                                                 ------------    ------------    ------------
  Net realized gains (losses).................       (357,057)      2,824,802       2,682,275
  EQUITY SECURITIES:
    Net realized gains........................      1,107,124       4,245,411       1,549,519
                                                 ------------    ------------    ------------
  Net realized investment gains...............        750,067       7,070,213       4,231,794
Change in unrealized gains (losses):
    Fixed maturities--available-for-sale......    (20,866,202)      1,831,685        (769,708)
    Equity securities and investee companies..     (7,955,653)      2,401,674        (559,176)
    Deferred income (tax) credit..............     10,480,791      (2,980,248)      1,225,078
                                                 ------------    ------------    ------------
                                                  (18,341,064)      1,253,111        (103,806)
                                                 ------------    ------------    ------------
Total realized and change in unrealized gains
(losses) on investments.......................   $(17,590,997)   $  8,323,324    $  4,127,988
                                                 ------------    ------------    ------------
                                                 ------------    ------------    ------------

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. INVESTMENTS--(CONTINUED)
    The cost and market values of fixed income and equity securities follow.

                                             ACTUAL         GROSS         GROSS
                                          (AMORTIZED)    UNREALIZED    UNREALIZED       MARKET
                                              COST          GAINS        LOSSES         VALUE
                                          ------------   -----------   -----------   ------------
1994
HELD-TO-MATURITY SECURITIES
U.S. Government.........................  $  6,853,705   $   --        $    23,731   $  6,829,974
States, territories and political
subdivisions............................     1,909,609        31,053         2,283      1,938,379
Corporate...............................        50,000       --            --              50,000
                                          ------------   -----------   -----------   ------------
  Subtotal..............................     8,813,314        31,053        26,014      8,818,353
                                          ------------   -----------   -----------   ------------
AVAILABLE-FOR-SALE SECURITIES
U.S. Government.........................    97,484,085         4,191     8,657,356     88,830,920
States, territories and political
subdivisions............................    23,505,112       237,619       918,823     22,823,908
Canadian Government.....................    14,060,118       103,299       962,117     13,201,300
Corporate...............................   102,047,630        19,961     6,217,173     95,850,418
Mortgage-backed.........................    25,228,680        87,346     1,686,828     23,629,198
                                          ------------   -----------   -----------   ------------
  Subtotal..............................   262,325,625       452,416    18,442,297    244,335,744
                                          ------------   -----------   -----------   ------------
Total fixed income securities...........  $271,138,939   $   483,468   $18,468,310   $253,154,097
                                          ------------   -----------   -----------   ------------
                                          ------------   -----------   -----------   ------------
Total equity securities.................  $ 67,214,430   $15,408,621   $15,956,287   $ 66,666,764
                                          ------------   -----------   -----------   ------------
                                          ------------   -----------   -----------   ------------

1993
HELD-TO-MATURITY SECURITIES
U.S. Government.........................  $  9,251,986   $   646,949   $   --        $  9,898,935
States, territories and political
subdivisions............................     1,905,094       150,493       --           2,055,587
Corporate...............................        50,000       --            --              50,000
                                          ------------   -----------   -----------   ------------
  Subtotal..............................    11,207,080       797,442       --          12,004,522
                                          ------------   -----------   -----------   ------------
AVAILABLE-FOR-SALE SECURITIES U.S.
GOVERNMENT..............................    70,649,430       560,840       836,794     70,373,476
States, territories and political
subdivisions............................    24,995,598       974,018       127,230     25,842,386
Canadian Government.....................    15,144,959     1,206,985       --          16,351,944
Corporate...............................    94,725,924     1,726,601       521,437     95,931,088
Mortgage-backed.........................    34,268,136       361,301       467,874     34,161,563
                                          ------------   -----------   -----------   ------------
  Subtotal..............................   239,784,047     4,829,745     1,953,335    242,660,457
                                          ------------   -----------   -----------   ------------
Total fixed income securities...........  $250,991,127   $ 5,627,187   $ 1,953,335   $254,664,979
                                          ------------   -----------   -----------   ------------
                                          ------------   -----------   -----------   ------------
Total equity securities.................  $ 47,042,340   $ 6,493,823   $   885,334   $ 52,650,829
                                          ------------   -----------   -----------   ------------
                                          ------------   -----------   -----------   ------------

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. INVESTMENTS--(CONTINUED)

    The range of maturity for the Company's portfolio of fixed income securities follow.

                                           HELD TO MATURITY                 AVAILABLE FOR SALE
                                    ------------------------------    ------------------------------
                                    AMORTIZED COST    MARKET VALUE    AMORTIZED COST    MARKET VALUE
                                    --------------    ------------    --------------    ------------
Due within one year..............     $   50,000       $    50,000     $  32,288,002    $ 31,517,807
Due after one year through five
years............................      8,638,314         8,643,853        89,222,026      86,626,198
Due after five years through ten
years............................        125,000           125,000        51,104,059      46,694,555
Due after ten years..............        --                --             61,548,075      53,105,340
Mortgage-backed..................        --                --             25,228,680      23,629,198
Preferred sinking fund...........        --                --              2,934,783       2,762,646
                                    --------------    ------------    --------------    ------------
                                      $8,813,314       $ 8,818,853     $ 262,325,625    $244,335,744
                                    --------------    ------------    --------------    ------------
                                    --------------    ------------    --------------    ------------

    Investments carried at $27,002,121 were on deposit at December 31, 1994 as required under certain state insurance laws or agreements with underwriting pools. Excluding investments guaranteed by the federal government, the carrying value of investments in notes issued by The Bank of New York, $14,395,909 and common stock of The Navigators Group, Inc., $13,051,450, exceeded ten percent of stockholders' equity.

3. INVESTEE COMPANIES

    Continental National Corporation (CNC), which is owned 48% by RECO, is accounted for under the equity method. In 1993 and 1992 The Navigators Group, Inc. (Navigators), which was owned 17% by the Company, was also accounted for under the equity method.

    Navigators merged with several affiliated insurance agencies in 1994 and issued additional common stock as part of the merger. As a result of the merger, the Company's ownership of the common stock of Navigators decreased to 11% and the Company discontinued accounting for the investment in Navigators under the equity method and records its investment at publicly quoted market values as part of its portfolio of equity securities.

    The carrying value of RECO's equity investment in CNC was $4,634,527 at December 31, 1994 and $5,301,597 at December 31, 1993. RECO also has loaned the company $846,000. The loan bears interest at a rate of 10.5% per annum and is due April 15, 1997. Accrued interest is due and payable quarterly.

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. INVESTEE COMPANIES--(CONTINUED)
    Combined summarized financial information of the Company's equity basis investee companies is as follows:

             CONDENSED FINANCIAL INFORMATION OF INVESTEE COMPANIES

                                                           YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                     1994            1993            1992
                                                  -----------    ------------    ------------
Invested assets................................   $32,092,270    $213,162,864    $195,389,194
Premiums receivable............................    15,213,418      44,520,163      20,994,784
Total assets...................................    57,747,937     459,628,060     240,613,005
Outstanding losses and loss expenses...........    18,070,820     267,313,215     105,231,495
Unearned premium reserve.......................    14,575,793      58,384,785      22,401,208
Total liabilities..............................    49,749,512     352,380,528     146,280,300
Total stockholders' equity.....................     7,998,425     107,247,532      94,332,705
Total revenues.................................    25,047,971     109,439,909      76,221,520
Total net income (loss)........................      (210,283)      9,702,346       6,566,385

4. PREFERRED AND COMMON STOCK

    The Series A Preferred Stock has a cumulative dividend rate of $1.00 per year and is redeemable at the Company's option on 30 days' notice for $18.00 per share plus accrued dividends. As a result of the suspension of dividends occurring in 1989, $1,203,454 of preferred dividends were in arrears at December 31, 1994. Holders of shares of Series A Preferred Stock are entitled to $18.00 per share plus accrued dividends in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company. Such shares are also convertible at any time at the option of the holder into two shares of Common Stock of the Company. Shares which have been redeemed or exchanged have the status of authorized but unissued shares and may be reissued as Series A Preferred Stock or as part of a new series of Preferred Stock.

    Holders of Series A Preferred Stock are entitled to vote with holders of Common Stock together as one class on all matters on which the holders of Common Stock are entitled to vote. Holders of Series A Preferred Stock, together with holders of any other series of Preferred Stock of the Company, are entitled to a separate class vote on (i) the creation or increase in the number of authorized shares of any class or classes of stock ranking prior to such stock either as to dividends or liquidation preference and (ii) the amendment of the Company's Certificate of Incorporation in any manner adverse to the preferences, powers or rights of such stock.

    The Common Stock of the Company entitles the holder to one vote per share on all matters subject to a vote of the stockholders and presently does not pay any cash dividends.

5. STOCK OPTION PLANS

    The Company has reserved 1,250,000 shares of common stock for issuance to key employees under two non-qualified stock option plans established in 1979 and 1988. The plans also provide for the granting of stock appreciation rights to certain employees holding options under each plan. The option price of any option granted shall not be less than 100% of the fair market value of the Company's common stock on the day the option is granted. The options granted may be exercised

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. STOCK OPTION PLANS--(CONTINUED)
over a period of ten years, in accordance with the vesting provisions of the plans, but in no event before a two year period from date of grant. Stock appreciation rights entitle the holder to receive, upon exercise, a payment (usually in the form one-half cash and one-half common stock of the Company) which will not exceed the amount by which the fair market value of a share of common stock on the date of exercise shall exceed the fair market value of a share of common stock on the date of grant. A stock appreciation right may only be granted if there shall be outstanding at least one option to which it pertains. They are exercisable only during specific periods during the year and, in no event, within six months of date of grant. Exercise of a stock appreciation right surrenders, without exercise, the stock option to which it pertains. The provision for the grant of stock appreciation rights was eliminated effective with any grants made subsequent to May 1, 1991. The following table contains additional information on the plans.

                                                                                      STOCK
                                                                                  APPRECIATION
                                                              STOCK OPTIONS          RIGHTS
                                                            -----------------   -----------------
                                                                      AVERAGE             AVERAGE
                                                            SHARES     PRICE    SHARES     PRICE
                                                            -------   -------   -------   -------
Outstanding January 1, 1992...............................  773,963   $11.97    228,763   $12.26
  Shares granted..........................................  108,500     9.81      --        --
  Shares exercised........................................    7,500     7.75      --        --
  Shares cancelled........................................   55,500    12.12      --        --
Outstanding December 31, 1992.............................  819,463    11.71    228,763    12.26
  Shares exercised........................................   32,350    10.37     22,600    11.29
  Shares cancelled........................................   21,400    12.84      8,400    12.66
  Shares expired..........................................   42,463    11.63     16,763    11.63
Outstanding December 31, 1993.............................  723,250    11.74    181,000    12.42
  Shares granted..........................................  118,000    14.75      --        --
  Shares exercised........................................   38,950    10.12      --        --
  Shares cancelled........................................   72,400    13.14      --        --
  Shares expired..........................................    3,000    11.56      --        --
Outstanding December 31, 1994.............................  726,900    12.18    181,000    12.42

    On December 31, 1994 there were 507,400 shares of exercisable stock options and 174,500 shares of exercisable stock appreciation rights at prices ranging from $7.75 to $16.63.

6. SENIOR TERM LOAN AGREEMENT

    In December 1994, the Company arranged a new senior term loan agreement with a commercial bank, borrowing $20.0 million and using the proceeds to retire an existing loan and contribute additional capital to RECO. The term of the loan is for five years and nine months with interest indexed to the prime rate or LIBOR, which were 8.5% and 6.5%, respectively, on December 31, 1994, plus an additional margin over either option. Principal payments for each year, 1995 through 2000, are $1,050,000; $3,550,000; $3,800,000; $3,800,000; $3,800,000 and $4,000,000,
respectively.

    The loan agreement contains affirmative and negative covenants including provisions for maintaining minimum levels of net worth, statutory policyholders' surplus of $90.0 million (actual

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. SENIOR TERM LOAN AGREEMENT--(CONTINUED) policyholders' surplus was $90.4 million on December 31, 1994), limitations on capital expenditures and certain investments, restrictions on additional borrowings, minimum earnings requirements and restrictions on the payment of dividends. Any material adverse change in the Company's business, financial condition or results of operations constitutes a default under the loan agreement.

    The loan is collateralized by invested assets of the Company, including 100% of the capital stock of RECO and LMC.

7. SEGMENT INFORMATION

    The Company operates principally in two industries, reinsurance and investment advisory services. The parent company oversees the operations of its subsidiaries and provides them with capital, management and administrative services. A summary of total revenues, operating income and the amount of identifiable assets for each segment of the Company's business is set forth as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                 --------------------------------------------
                                                     1994            1993            1992
                                                 ------------    ------------    ------------
REVENUES:
  Reinsurance Operations:
    Net premiums earned.......................   $129,371,717    $113,703,804    $116,989,199
    Net investment income.....................     18,397,686      17,004,922      17,918,340
    Realized capital gains....................        381,852       7,049,882       4,227,070
                                                 ------------    ------------    ------------
    Total reinsurance revenues................    148,151,255     137,758,608     139,134,609
  Investment Advisory Operations..............     22,427,213      17,749,329      15,865,532
  Parent Company..............................      1,201,057         741,216         496,282
                                                 ------------    ------------    ------------
      Total revenues..........................   $171,779,525    $156,249,153    $155,496,423
                                                 ------------    ------------    ------------
                                                 ------------    ------------    ------------
OPERATING INCOME (LOSS):
  Reinsurance Operations:
    Underwriting loss.........................   $(28,152,323)   $(10,805,832)   $(36,208,147)
    Net investment income.....................     18,397,686      17,004,922      17,918,340
    Realized capital gains....................        381,852       7,049,882       4,227,070
                                                 ------------    ------------    ------------
      Total reinsurance operations............     (9,372,785)     13,248,972     (14,062,737)
    Investment Advisory Operations............      4,529,525       1,813,654       1,322,191
    Parent Company............................     (1,103,603)     (1,288,580)     (1,841,672)
    Equity in net income (loss) of
investees.....................................       (105,367)      2,765,870       1,770,246
                                                 ------------    ------------    ------------
      Total operating income (loss)...........   $ (6,052,230)   $ 16,539,916    $(12,811,972)
                                                 ------------    ------------    ------------
                                                 ------------    ------------    ------------
ASSETS:
    Reinsurance Operations....................   $667,162,587    $621,418,344    $613,487,629
    Investment Advisory Operations............     10,241,422       7,682,038       7,568,105
    Parent Company............................    134,178,432     139,620,845     118,502,128
    Adjustments and eliminations..............   (136,113,373)   (125,975,871)    (99,722,755)
                                                 ------------    ------------    ------------
    Total assets..............................   $675,469,068    $642,745,356    $639,835,107
                                                 ------------    ------------    ------------
                                                 ------------    ------------    ------------

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. TAXES ON INCOME

    On January 1, 1993, the Company adopted SFAS 109 which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities and the related expenses and benefits are determined based upon the difference between financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. As permitted under SFAS 109, prior years' financial statements were not restated. The effect of adoption, a change in accounting principle, resulted in a cumulative benefit of $6.9 million, $1.25 per share, in 1993.

    Income tax expense in 1993 included a revaluation of current and deferred tax balances necessitated by the passage in August 1993 of the Revenue Reconciliation Act. This Act had the effect of increasing corporate income tax rates from 34% to 35% retroactive to January 1. The net effect of the revaluation was a benefit to earnings of $444,000, $0.08 per share. At December 31, 1994 and 1993 current federal income taxes recoverable were $2,635,212 and $1,398,641, respectively.

    A reconciliation of income tax expense computed at the U.S. statutory rate to the effective rate reflected in the financial statements follows.

                                                                      YEARS ENDED DECEMBER 31,
                                                                     --------------------------
                                                                      1994      1993      1992
                                                                     ------    ------    ------
Expected tax rate.................................................   (35.00)%   35.00%   (34.00)%
Fresh start adjustment............................................     --        --       (4.94)
Undistributed equity in net income of investees...................     --        --       (3.27)
Dividends received deduction......................................    (4.70)    (3.01)    (2.42)
Tax exempt interest...............................................    (3.85)    (1.65)    (2.33)
Effects of alternative minimum tax................................     --        --       20.81
Foreign operations, net...........................................     --        --       18.95
Other.............................................................    (3.28)    (1.30)     3.67
                                                                     ------    ------    ------
Effective tax rate................................................   (46.83)%   29.04%    (3.53)%
                                                                     ------    ------    ------
                                                                     ------    ------    ------

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. TAXES ON INCOME--(CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993, and the provision for deferred income taxes under SFAS 109 for the years ended December 31, 1994 and 1993 are as follows:

                                              1993                                    1994
                          BALANCE         DEFERRED TAX           BALANCE          DEFERRED TAX           BALANCE
                      JANUARY 1, 1993   (EXPENSE) BENEFIT   DECEMBER 31, 1993   (EXPENSE) BENEFIT   DECEMBER 31, 1994
                      ---------------   -----------------   -----------------   -----------------   -----------------
DEFERRED TAX ASSETS:
Loss reserve
discount............    $16,170,533        $  (124,371)        $16,046,162         $  (436,240)        $15,609,922
Unearned premium
reserve.............      2,696,875            (23,160)          2,673,715             886,424           3,560,139
Allowance for
 uncollectible
reinsurance.........        908,984           (621,533)            287,451             131,987             419,438
Deferred
compensation........        150,720            (28,666)            122,054             186,269             308,322
Pension plan
liability...........        291,338            159,798             451,136             165,290             616,426
Net operating loss
carryforwards.......      2,036,253             59,890           2,096,143            --                 2,096,143
Alternative minimum
 tax credit
carryforward........       --                 --                  --                   634,990             634,990
                      ---------------   -----------------   -----------------   -----------------   -----------------
   Total deferred
     tax assets.....     22,254,703           (578,042)         21,676,661           1,568,720          23,245,380
DEFERRED TAX
 LIABILITIES:
Deferred acquisition
costs...............     (3,008,211)           355,089          (2,653,122)         (1,160,700)         (3,813,822)
Accrued dividends...       (243,657)           229,361             (14,296)            (13,335)            (27,631)
Excess of carrying
 value over cost of
investments.........     (3,523,051)          (756,836)         (4,279,887)           (217,284)         (4,497,171)
Earnings of majority
 and investee
companies...........       (410,136)          (205,272)           (615,408)              7,119            (608,289)
                      ---------------   -----------------   -----------------   -----------------   -----------------
   Total deferred
     tax
liabilities.........     (7,185,055)          (377,658)         (7,562,713)         (1,384,200)         (8,946,913)
                      ---------------   -----------------   -----------------   -----------------   -----------------
Net deferred tax
 asset before
 unrealized
 appreciation
(depreciation)......     15,069,648           (955,700)         14,113,948             184,520          14,298,467
Deferred (taxes)
 credits on
 unrealized
 appreciation
(depreciation)......     (1,511,764)        (1,468,484)         (2,980,248)         10,480,791           7,500,543
                      ---------------   -----------------   -----------------   -----------------   -----------------
   Net deferred tax
asset...............    $13,557,884        $(2,424,184)        $11,133,700         $10,665,311         $21,799,010
                      ---------------   -----------------   -----------------   -----------------   -----------------
                      ---------------   -----------------   -----------------   -----------------   -----------------

    The Company believes it will be able to realize the benefit of its net deferred tax asset based largely upon estimates of future taxable income and accordingly has not provided for a valuation allowance. The amount ultimately realized, however, could be reduced if actual amounts of future taxable income are reduced.

    The components of the provision for deferred income taxes for 1992, prior to adoption of SFAS 109, were as follows:

Loss reserve discount.........................................................   $(2,887,848)
Unearned premium reserve......................................................      (518,168)

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. TAXES ON INCOME--(CONTINUED)

Deferred acquisition costs....................................................      (122,509)
Effect of alternative minimum tax.............................................     2,779,672
Earnings of majority and investee companies...................................       187,240
Foreign tax credit............................................................     2,428,136
Other.........................................................................        17,837
                                                                                 -----------
Deferred tax expense..........................................................   $ 1,884,361
                                                                                 -----------
                                                                                 -----------

9. OUTSTANDING LOSSES AND LOSS EXPENSES

    The following table includes a reconciliation of the changes in reserves for outstanding losses and loss expenses, including net paid losses and loss expenses, for each year in the two year period ended December 31, 1994. The reserves are also adjusted each year to reflect revised estimates of ultimate liability. The effect of such adjustments is reflected in each year's operating results.

                                                                  YEARS ENDED DECEMBER 31,
                                                                ----------------------------
                                                                    1994            1993
                                                                ------------    ------------
Gross reserves for outstanding losses and loss expenses at
January 1....................................................   $433,810,307    $447,766,765
Ceded reserves for outstanding losses and loss expenses......   (138,077,490)   (149,936,439)
                                                                ------------    ------------
Net reserves for outstanding losses and loss expenses at
January 1....................................................    295,732,817     297,830,326
Net losses and loss expenses incurred:
  related to current year....................................    104,589,334      76,264,729
  related to prior years.....................................      9,135,653      12,543,833
                                                                ------------    ------------
    Total net losses and loss expenses incurred..............    113,724,987      88,808,562
                                                                ------------    ------------
Net paid losses and loss expenses: related to current year...    (41,198,000)    (33,705,000)
related to prior years.......................................    (66,750,885)    (57,201,071)
                                                                ------------    ------------
Total net paid losses and loss expenses......................   (107,948,885)    (90,906,071)
                                                                ------------    ------------
Ceded reserves for outstanding losses and loss expenses......    160,024,571     138,077,490
                                                                ------------    ------------
Gross reserves for outstanding losses and loss expenses at
December 31..................................................   $461,533,490    $433,810,307
                                                                ------------    ------------
                                                                ------------    ------------

    The foregoing table indicates net losses incurred in 1994 and relating to prior years of $9.1 million, 3% of the net reserves carried for 1993. A significant portion of the deficiency relates to casualty treaty excess of loss and multi-line excess of loss business written in years 1985 and prior. RECO ceased underwriting this business, which is characterized as "long tail" liability business, subsequent to 1985. Instead it has concentrated on property reinsurance, non-standard auto liability reinsurance and, in recent years, the development of a primary book of insurance business. Included in this business are "main street" property and liability lines, habitational risk and trucking liability lines. The loss reserves on these classes of business have been relatively stable.

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. REINSURANCE

    On January 1, 1993 RECO adopted Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance" (SFAS 113). SFAS 113 specifies the accounting for the reinsuring (ceding) of insurance contracts and eliminates the prior method of reporting of assets and liabilities relating to reinsurance contracts net of the effects of reinsurance. Accordingly, reserves for outstanding losses and unearned premiums are presented gross of reinsurance in the balance sheet. Assets have been established for the ceded reinsurance balances recoverable and prepaid reinsurance premiums. The effects of ceded reinsurance on premiums earned and losses and loss expenses incurred are presented in the statements of operations. The adoption of SFAS 113 does not have a material impact on results of operations because RECO does not offer retroactive forms of reinsurance.

    Contingent liabilities exist with respect to reinsurance ceded, which would become liabilities of RECO in the event the assuming companies were unable to meet their obligations under reinsurance agreements. The company evaluates the financial condition of its retrocessionaires and monitors concentrations of credit risk arising from similar locations, activities or economic characteristics of its retrocessionaires to minimize any exposure to significant losses from insolvencies. The reinsurance recoverable on outstanding losses and loss expenses was $160,024,571 and $138,077,490 in 1994 and 1993, respectively. Amounts recoverable from any single entity or company in excess of 5% of stockholders' equity as of December 31, 1994 were as follows: American Re-Insurance Company, $5.7 million; Continental National Indemnity Company, $11.8 million; European International Insurance Company Ltd., $14.0 million; Navigators Insurance Company, $8.4 million; and Somerset Insurance Limited, $8.2 million.

    In the normal course of its operations, RECO obtains working letters of credit issued by banks on behalf of assuming reinsurers not authorized to do business in RECO's state of domicile. The letter of credit serves as collateral for the contingent liability which exists in the event the reinsurer does not meet its obligations under a reinsurance agreement.

    RECO's business is not dependent upon any significant reinsurance agreement. During the normal course of its reinsurance operations, RECO assumes contracts with retrospective adjustment features and all relevant amounts under the contracts have been accrued in the financial statements. RECO is not a party to any ceded reinsurance contracts containing retrospective adjustment features.

11. COMMITMENTS AND CONTINGENCIES

Leases:

    The Company, its wholly owned subsidiaries and majority owned companies lease their premises and certain equipment under several lease agreements, with unaffiliated parties, expiring at various dates through 2004. The lease agreements are non-cancelable operating leases which, in addition to minimum rental payments, require the lessees to pay their portion of real estate taxes, maintenance, other costs and escalation charges. The minimum rental payments required under leases having initial or remaining non-cancelable terms in excess of one year as of December 31, 1994 follow.

1995..................................................   $1,932,304

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

1996..................................................   $1,664,405
1997..................................................   $  673,370
1998..................................................   $  581,073
1999..................................................   $  616,776
later years...........................................   $2,274,350

    Total rent expense was $2,191,266 in 1994; $2,227,853 in 1993; and
$2,335,326 in 1992.

Dividend Restrictions of Reinsurance Subsidiary:

    Reinsurance companies domiciled in the State of New York may pay dividends only out of their statutory earned surplus, as defined. The maximum amount of cash dividends a company may pay out of its statutory earned surplus, without prior regulatory approval, is subject to statutory restrictions imposed by New York State insurance law. Generally, the maximum amount that may be paid in any twelve month period without prior approval is the lesser of net investment income as defined or 10% of statutory surplus to policyholders. At December 31, 1994, the maximum dividend RECO could pay was $9.0 million.

    The amount of restricted net assets of consolidated subsidiaries approximated $81.4 million at December 31, 1994. This restriction indirectly limits the payment of dividends by the Company.

12. PENSION PLANS

    The Company is the sponsor of a defined benefit pension plan covering its employees and the employees of its wholly-owned subsidiaries. The funding policy for the plan is to annually contribute the statutory required minimum amount as actuarially determined.

    The net periodic pension cost determined under Statement of Financial Accounting Standards No. 87 for the pension plan includes the components which are in the following table:

                                                                YEARS ENDED DECEMBER 31,
                                                           -----------------------------------
                                                             1994         1993         1992
                                                           ---------    ---------    ---------
Service cost (benefits earned during the year)..........   $ 361,114    $ 256,103    $ 244,349
Interest cost on projected benefit obligation...........     376,907      333,454      311,488
Actual return on assets.................................      31,387     (474,970)      31,962
Net amortization and deferral...........................    (377,914)     137,441     (394,375)
                                                           ---------    ---------    ---------
  Net periodic pension cost.............................   $ 391,494    $ 252,028    $ 193,424
                                                           ---------    ---------    ---------
                                                           ---------    ---------    ---------

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. PENSION PLANS--(CONTINUED)
    The funded status and net pension liability were as follows:

                                                                    YEARS ENDED DECEMBER 31,
                                                                    -------------------------
                                                                       1994           1993
                                                                    -----------    ----------
Actuarial present value of benefit obligations:
Vested...........................................................   $ 3,997,020    $4,087,211
Non-vested.......................................................       166,821       162,257
                                                                    -----------    ----------
  Accumulated benefit obligation.................................   $ 4,163,841    $4,249,468
                                                                    -----------    ----------
Projected benefit obligation.....................................     5,085,444     5,498,486
Plan assets at fair value........................................     3,475,391     3,665,499
                                                                    -----------    ----------
Plan assets less than projected benefit obligation...............    (1,610,053)   (1,832,987)
Unrecognized prior service cost..................................       152,558       191,122
Unrecognized net loss............................................       628,366     1,135,303
Unrecognized net asset...........................................      (289,054)     (325,537)
                                                                    -----------    ----------
Net pension liability............................................   $(1,118,183)   $ (832,099)
                                                                    -----------    ----------
                                                                    -----------    ----------

    The development of the foregoing projected benefit obligations was based upon a discount rate of 8% in 1994 and 7% in 1993; a 6% average rate of increase in employee compensation was used for each year. The expected long-term rate of return on assets was 10%. Plan assets are invested primarily in bonds, stocks, short-term securities and cash equivalents.

13. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Company's costs for providing postretirement benefits is accounted for in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS
106). This Statement requires accrual of the expected costs of providing postretirement benefits during the years an employee renders service to the Company. An $846,000 accumulated benefit obligation existing at adoption of SFAS 106 (the transition obligation) is being deferred over twenty years. Financial information on the Company's plan is as follows:

    Accumulated unfunded postretirement benefit obligation:

                                                    YEARS ENDED DECEMBER 31,
                                                    ------------------------
                                                       1994          1993
                                                    ----------    ----------
Retirees.........................................   $  628,000    $  551,000
Eligible active participants.....................      133,000       168,000
Other active participants........................      386,000       383,000
                                                    ----------    ----------
Total............................................   $1,147,000    $1,102,000
                                                    ----------    ----------
                                                    ----------    ----------

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS--(CONTINUED)
    The components of net periodic postretirement benefit costs are as follows:

                                                      YEARS ENDED DECEMBER
                                                              31,
                                                     ----------------------
                                                       1994          1993
                                                     --------      --------
Accrued postretirement benefit cost on January
  1.............................................     $217,000      $125,000
Service cost (benefits earned during the
  year).........................................      228,000       180,000
Benefits paid during the year...................      (97,000)      (88,000)
                                                     --------      --------
Accrued postretirement benefit cost on
  December 31...................................     $348,000      $217,000
                                                     --------      --------
                                                     --------      --------

    The discount rate used in determining the accumulated postretirement benefit obligation was 8% in 1994 and 7% in 1993. The assumed health care cost trend rate was 7.5% in each year. If the assumptions used in developing the health care cost trend rate in each of the last two years were increased by 1%, the effect on the accumulated postretirement benefit obligation would not be material.

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. UNAUDITED QUARTERLY FINANCIAL DATA

    The unaudited quarterly financial data for 1994 and 1993 follows:

                                         FIRST         SECOND          THIRD         FOURTH
                                        QUARTER        QUARTER        QUARTER        QUARTER
                                      -----------    -----------    -----------    -----------
1994
RECO's net premiums earned.........   $28,665,876    $27,773,317    $33,305,937    $39,626,587
RECO's net investment income.......     4,571,579      4,459,762      4,582,927      4,783,418
RECO's operating income (loss).....    (7,964,124)       431,987     (1,190,879)      (649,769)
Investment advisory revenues.......     5,685,741      5,323,576      5,723,038      5,694,858
Investment advisory operating
income.............................       967,865        960,505      1,305,254      1,295,901
Income (loss) before tax and
investees..........................    (7,256,657)     1,361,446       (266,800)       215,148
Investee company earnings
(losses)...........................       (19,535)       (31,465)       (87,843)        33,476
Net income (loss)..................    (4,425,388)     1,034,731        (45,100)       217,982
Net income (loss) per share........          (.90)           .19           (.02)           .04
COMMON STOCK PRICE RANGE:
  High.............................   $     16.13    $     14.13    $     12.75    $     12.25
  Low..............................   $     13.50    $     11.50    $     10.00    $     10.75

1993
RECO's net premiums earned.........   $31,690,269    $27,984,725    $28,162,022    $25,866,788
RECO's net investment income.......     5,183,825      4,028,783      4,056,838      3,735,476
RECO's operating income............     5,350,747        989,856      4,520,919      2,387,450
Investment advisory revenues.......     3,863,350      4,294,468      4,633,233      4,958,278
Investment advisory operating
income (loss)......................        (9,511)       492,982        689,410        640,773
Income before tax and investees....     5,050,182      1,068,734      4,899,662      2,755,468
Investee company earnings..........       676,090        759,045        744,651        586,084
Income before cumulative effect of
change in accounting principle.....   $ 4,099,600    $ 1,494,862    $ 4,527,860    $ 1,614,021
Cumulative effect of accounting
change.............................     6,937,545        --             --             --
                                      -----------    -----------    -----------    -----------
Net income.........................    11,037,145    $ 1,494,862    $ 4,527,860    $ 1,614,021
Income per share before cumulative
  effect of change in accounting
principle..........................   $       .76    $       .28    $       .83    $       .29
Cumulative effect of accounting
change.............................          1.29        --             --             --
                                      -----------    -----------    -----------    -----------
Net income per share...............   $      2.05    $       .28    $       .83    $       .29
Common stock price range:
  High.............................   $     12.75    $     14.75    $     16.25    $     16.50
  Low..............................   $     10.25    $      9.50    $     13.25    $     13.75

    Computations of earnings (loss) per share for each quarter are independent due to the different amounts of average shares outstanding in each period. In 1994, certain quarterly per share results were reduced by dividends accrued on Series A Preferred Stock, as to include this convertible security and other common stock equivalents in the computation would be anti-dilutive. Only weighted averages shares outstanding are considered in periods resulting in a net loss.

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                    THREE MONTHS                     SIX MONTHS
                                                   ENDED JUNE 30,                  ENDED JUNE 30,
                                            ----------------------------    ----------------------------
                                                1995            1994            1995            1994
                                            ------------    ------------    ------------    ------------
REINSURANCE OPERATIONS:
  Gross premiums earned..................   $ 55,455,028    $ 50,223,449    $108,096,336    $100,544,639
  Ceded premiums earned..................    (22,344,979)    (22,450,132)    (45,512,543)    (44,105,446)
                                            ------------    ------------    ------------    ------------
  Net premiums earned....................     33,110,049      27,773,317      62,583,793      56,439,193
  Net investment income..................      5,100,186       4,459,762      10,295,256       9,031,341
  Realized capital gains.................        433,359         362,315       1,285,147         714,475
                                            ------------    ------------    ------------    ------------
  Total revenues.........................     38,643,594      32,595,394      74,164,196      66,185,009
  Losses and loss expenses...............     38,935,174      55,452,639      77,756,566     103,213,070
  Reinsurance recoveries.................    (16,704,583)    (33,108,093)    (32,247,289)    (50,068,009)
                                            ------------    ------------    ------------    ------------
  Net losses and loss expenses...........     22,230,591      22,344,546      45,509,277      53,145,061
  Acquisition and other underwriting
expenses.................................     11,203,427       9,818,861      24,047,611      20,572,085
                                            ------------    ------------    ------------    ------------
  Total expenses.........................     33,434,018      32,163,407      69,556,888      73,717,146
  Reinsurance operating income (loss)....      5,209,576         431,987       4,607,308      (7,532,137)
INVESTMENT ADVISORY OPERATIONS:
  Advisory, counseling fees and other
income...................................      5,292,838       5,323,576      10,442,219      11,009,316
  Service and marketing costs............      4,513,870       4,363,071       8,809,801       9,080,946
                                            ------------    ------------    ------------    ------------
  Investment advisory operating income...        778,968         960,505       1,632,418       1,928,370
PARENT COMPANY:
  Investment and other income............        210,985         174,072         444,223         418,507
  Realized capital gains (losses)........         (1,059)        372,426            (125)        368,215
  Interest expense.......................        460,388         112,415         972,587         209,956
  Other corporate expenses...............        423,699         465,129         743,217         868,210
                                            ------------    ------------    ------------    ------------
  Parent company operating loss..........       (674,161)        (31,046)     (1,271,706)       (291,444)
Income (loss) before equity in net
  earnings (losses) of investees and
provision (credit) for income taxes......      5,314,383       1,361,446       4,968,020      (5,895,211)
  Equity in net earnings (losses) of
investees................................        157,946         (31,465)        243,530         (51,000)
                                            ------------    ------------    ------------    ------------
                                               5,472,329       1,329,981       5,211,550      (5,946,211)
Provision (credit) for income taxes:
  Current................................      1,107,435          (5,794)      1,077,377      (2,150,021)
  Deferred...............................        604,709         301,044         395,083        (405,533)
                                            ------------    ------------    ------------    ------------
                                               1,712,144         295,250       1,472,460      (2,555,554)
  Net income (loss)......................   $  3,760,185    $  1,034,731    $  3,739,090    $ (3,390,657)
                                            ------------    ------------    ------------    ------------
                                            ------------    ------------    ------------    ------------
Results per common share (Exhibit 1):
Net income (loss)........................   $        .70    $        .19    $        .69    $       (.68)
Deduction for preferred dividends........        --              --              --                 (.02)
                                            ------------    ------------    ------------    ------------
  Net income (loss)......................   $        .70    $        .19    $        .69            (.70)
                                            ------------    ------------    ------------    ------------
                                            ------------    ------------    ------------    ------------

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        PIEDMONT MANAGEMENT COMPANY INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                  6/30/95         12/31/94
                                                                ------------    ------------
                                                                (UNAUDITED)      (AUDITED)
ASSETS:
  Fixed Maturities:
    Held-to-Maturity, at amortized cost market:
      $9,255,575 and $8,818,353).............................   $  8,793,858    $  8,813,314
    Available-for-Sale, at market (amortized cost:
      $261,345,152 and $262,325,625).........................    258,297,360     244,335,744
  Equity Securities, at market (cost:
    $55,844,448 and $67,214,430).............................     57,872,389      66,666,764
  Short-Term investments, at cost............................     65,469,740      51,703,561
                                                                ------------    ------------
      Total investments......................................    390,433,347     371,519,383
  Cash.......................................................     15,070,439       9,066,870
  Investments in and advances to investee companies..........      5,099,164       4,634,527
  Accrued interest and dividends receivable..................      3,507,053       3,687,258
  Reinsurance recoverable....................................    169,514,471     170,278,300
  Premiums receivable........................................     36,206,048      35,602,712
  Prepaid reinsurance premiums...............................     24,305,852      22,980,856
  Deferred policy acquisition costs..........................     11,338,710      10,896,632
  Deferred income taxes......................................     14,769,912      21,799,010
  Other assets...............................................     23,270,368      25,003,520
                                                                ------------    ------------
      Total assets...........................................   $693,515,364    $675,469,068
                                                                ------------    ------------
                                                                ------------    ------------

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Outstanding losses and loss expenses.......................   $455,755,901    $461,533,490
  Unearned premiums..........................................     78,493,876      73,839,992
  Loan payable...............................................     20,000,000      20,000,000
  Expenses, taxes and other liabilities......................     20,808,849      17,615,047
                                                                ------------    ------------
      Total liabilities......................................    575,058,626     572,988,529
                                                                ------------    ------------
  Stockholders' equity:
  Capital stock:
    Preferred stock, $1 par value, authorized 2,000,000
      shares; cumulative convertible Series A shares issued:
244,984 and 245,068..........................................        244,984         245,068
    Common stock, $.50 par value, authorized 12,000,000
shares; shares issued: 5,252,006 and 5,250,539...............      2,626,003       2,625,269
  Paid-in capital............................................     28,019,779      28,007,604
  Unrealized depreciation on investments and foreign
translation adjustment, net of deferred income taxes.........     (1,609,267)    (13,929,580)
  Retained earnings..........................................     90,897,739      87,254,678
  Less cost of treasury stock (265,000 shares common, 53,000
shares preferred)............................................     (1,722,500)     (1,722,500)
                                                                ------------    ------------
      Total stockholders' equity.............................    118,456,738     102,480,539
                                                                ------------    ------------
  Commitments and contingencies
    Total liabilities and stockholders' equity...............   $693,515,364    $675,469,068
                                                                ------------    ------------
                                                                ------------    ------------

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        PIEDMONT MANAGEMENT COMPANY INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  SIX MONTHS ENDED JUNE 30,
                                                                 ----------------------------
                                                                     1995            1994
                                                                 ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................................   $  3,739,090    $ (3,390,657)
  Adjustments to reconcile net income (loss) to net cash from operating activities:
      Realized capital gains..................................     (1,285,022)     (1,082,690)
      Outstanding losses and loss expenses....................     (5,777,589)     28,117,849
      Unearned premiums.......................................      4,653,884       9,158,849
    Reinsurance recoverable...................................        763,829     (20,227,565)
    Premiums receivable.......................................       (603,336)     (1,359,957)
    Prepaid reinsurance premiums..............................     (1,324,996)     (1,086,735)
    Deferred acquisition costs................................       (442,078)     (1,800,000)
    Amortization of bond premium, net.........................        223,678         435,112
    Equity in net (earnings) losses of investees..............       (243,530)         51,000
    Income taxes payable (recoverable)........................      1,077,377      (2,151,400)
    Deferred income tax expense (benefit).....................        395,083        (405,533)
    Accrued interest and dividends............................        180,205         156,180
    Other items, net..........................................      4,028,004      (1,275,803)
                                                                 ------------    ------------
  Total cash flows from operating activities..................      5,384,599       5,138,650
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of Held-to-Maturity securities....................        --           (3,051,094)
  Purchases of Available-for-Sale securities..................    (27,760,100)    (42,228,727)
  Proceeds from maturity of Held-to-Maturity securities.......        --            4,000,000
  Proceeds from maturity of Available-for-Sale securities.....        --              896,108
  Proceeds from sale of Available-for-Sale securities.........     29,218,356      35,232,296
  Net (purchases) sales of Equity Securities..................     12,914,068      (9,571,862)
  Net (purchases) sales/maturities of Short-Term
investments...................................................    (13,766,179)     15,388,256
                                                                 ------------    ------------
  Total cash flows from investing activities..................        606,145         664,977
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of loans..........................................        --           (1,050,000)
  Proceeds from exercise of stock options.....................         12,825         272,107
                                                                 ------------    ------------
  Total cash flows from financing activities..................         12,825        (777,893)
Net increase in cash..........................................      6,003,569       5,025,734
Cash balance, beginning of year...............................      9,066,870       6,727,821
                                                                 ------------    ------------
Cash balance, end of period...................................   $ 15,070,439    $ 11,753,555
                                                                 ------------    ------------
                                                                 ------------    ------------
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid...............................................       $479,589        $209,956

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1995
                                  (UNAUDITED)

1. BASIS OF PRESENTATION:

    The interim financial information presented is unaudited. In the opinion of Company management, all adjustments necessary to present fairly the consolidated financial position and the results of operations for the interim periods have been made. The financial statements should be read in conjunction with the financial statements and related notes included elsewhere herein.

2. RESULTS PER COMMON SHARE:

    In the six months ended June 30, 1994, loss per share was based on the weighted average number of common shares outstanding, excluding the effect of common stock equivalents which would be anti-dilutive. Dividends accrued of $0.02 per share on cumulative convertible Series A preferred stock were deducted in arriving at the net loss per share in this period.

3. SUBSEQUENT EVENT:

    On August 7, 1995, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Chartwell Re Corporation ("Chartwell"), pursuant to which the Company agreed to merge (the "Merger") with and into Chartwell, with Chartwell being the surviving corporation. Following the Merger, The Reinsurance Corporation of New York, the Company's principal reinsurance underwriting subsidiary ("RECO"), will become a subsidiary of Chartwell Reinsurance Company, the reinsurance underwriting subsidiary of Chartwell.

    In the Merger, holders of common and preferred stock of the Company will receive newly-issued shares of common stock of Chartwell representing approximately 45.25% of the outstanding common stock of the combined entity. Chartwell intends to seek a stock exchange listing of its common stock effective upon the closing of the Merger.

    Prior to the Merger, Lexington Management Corporation (combined with the Company's other asset management operations) will be spun-off to the Company's stockholders in a tax-free transaction. Also prior to the Merger, stockholders of the Company will receive a dividend of contingent interest notes of the Company. The notes, which will mature on June 30, 2006, unless previously redeemed, will not pay any interest to holders until maturity. The notes will provide for payment of up to $57.0 million to holders at maturity, substantially depending on the results, particularly loss reserve development, over time of RECO's previously written business. The notes may be settled at maturity in registered common stock. The notes will be assumed by Chartwell in the Merger.

    The combined entity will be managed by Chartwell's current management team. Four members of the Company's existing Board of Directors will become directors of Chartwell upon the Merger. Pursuant to the Merger Agreement, the Company would increase RECO's reserves for losses incurred but not reported in respect of its existing business by $25.0 million prior to closing.

    The Merger is subject to the consent of the Company's and Chartwell's stockholders, the consent of the holders of Chartwell's 10 1/4% Senior Notes due 2004, bank and regulatory approval and certain other conditions. The Merger is expected to be consummated in the fourth quarter of 1995.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Chartwell Re Corporation
Stamford, Connecticut

    We have audited the accompanying consolidated balance sheets of Chartwell Re Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the financial statement schedules listed in the Index on page S-1 with respect to Chartwell Re Corporation. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Chartwell Re Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Parsippany, New Jersey
February 2, 1995

                            CHARTWELL RE CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                         1994        1993
                                                                       --------    --------
ASSETS:
  Investments:
    Fixed maturities:
      Held for investment (market value 1994, $18,498; 1993,
$10,276)............................................................   $ 18,982    $ 10,060
      Available for sale (amortized cost 1994, $231,925; 1993,
$172,608)...........................................................    218,871     173,669
    Other investments...............................................        278         259
  Cash and cash equivalents.........................................     37,005      35,738
                                                                       --------    --------
          Total investments and cash................................    275,136     219,726
  Accrued investment income.........................................      4,095       2,782
  Premiums in process of collection.................................     38,565      27,123
  Reinsurance recoverable: on paid losses                                 3,432       4,355
  on unpaid losses..................................................     35,432      33,618
  Deferred policy acquisition costs.................................      5,607       2,627
  Deferred income taxes.............................................     16,911      11,874
  Deposits..........................................................      6,321       6,542
  Other assets......................................................     24,660       8,947
                                                                       --------    --------
                                                                       $410,159    $317,594
                                                                       --------    --------
                                                                       --------    --------
LIABILITIES:
  Loss and loss adjustment expenses.................................   $232,733    $201,013
  Unearned premiums.................................................     23,880      11,380
  Other reinsurance balances........................................      5,051       3,747
  Accrued expenses and other liabilities............................     17,156       3,643
  Long term debt....................................................     75,000      44,090
                                                                       --------    --------
          Total liabilities.........................................    353,820     263,873
                                                                       --------    --------
COMMITMENTS AND CONTINGENCIES (Note 13)
REDEEMABLE PREFERRED STOCK..........................................                 19,163
                                                                       --------    --------
COMMON STOCKHOLDERS' EQUITY:
  Common stock, par value $0.01 per share; authorized 6,000,000 shares; shares issued and outstanding 3,755,312 and 1,998,688 in
1994 and 1993, respectively.........................................         38          20
  Additional paid-in capital........................................     77,254      41,232
  Net unrealized appreciation (depreciation) of investments.........     (8,608)        697
  Foreign currency translation adjustment...........................         14         (10)
  Accumulated deficit...............................................    (12,359)     (7,381)
                                                                       --------    --------
          Total common stockholders' equity.........................     56,339      34,558
                                                                       --------    --------
                                                                       $410,159    $317,594
                                                                       --------    --------
                                                                       --------    --------

                See notes to consolidated financial statements.

                            CHARTWELL RE CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             1994         1993         1992
                                                           ---------    ---------    ---------
REVENUES:
  Premiums earned.......................................   $ 102,698    $  68,416    $  36,926
  Service revenue.......................................       1,622
  Net investment income.................................      14,726       10,959       11,206
  Net realized capital gains (losses)...................      (3,794)       6,418        1,335
  Other income..........................................          57           54           70
                                                           ---------    ---------    ---------
      Total revenues....................................     115,309       85,847       49,537
                                                           ---------    ---------    ---------
LOSSES AND EXPENSES INCURRED:
  Loss and loss adjustment expenses.....................      78,577       48,740       44,107
  Policy acquisition costs..............................      24,295       15,398        7,695
  Other expenses........................................      10,178       10,238        8,160
  Interest and amortization.............................       7,379        4,708        3,591
                                                           ---------    ---------    ---------
      Total losses and expenses incurred................     120,429       79,084       63,553
                                                           ---------    ---------    ---------
  Income (loss) before income taxes and
    extraordinary item..................................      (5,120)       6,763      (14,016)
  Income tax expense (benefit)..........................      (1,685)       2,266       (4,695)
                                                           ---------    ---------    ---------
  Income (loss) before extraordinary item...............      (3,435)       4,497       (9,321)
  Extraordinary item, net of income tax.................         465
                                                           ---------    ---------    ---------
  Net income (loss).....................................      (3,900)       4,497       (9,321)
  Less: Preferred dividends and accretion...............       1,078        1,405        1,152
                                                           ---------    ---------    ---------
  Income (loss) attributable to common shares...........   $  (4,978)   $   3,092    $ (10,473)
                                                           ---------    ---------    ---------
                                                           ---------    ---------    ---------
  Income (loss) per common share........................      $(0.84)       $0.62       $(7.56)

  Weighted average number of common shares
outstanding.............................................   3,760,685    3,764,234    1,720,591

                See notes to consolidated financial statements.

                            CHARTWELL RE CORPORATION
             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                1994        1993        1992
                                                               -------    --------    --------
                                                                   (DOLLARS IN THOUSANDS)
COMMON STOCK
  Balance at beginning of year..............................   $    20    $     20    $     10
  Issuance of common stock..................................        18                      10
                                                               -------    --------    --------
  Balance at end of year....................................        38          20          20
                                                               -------    --------    --------
ADDITIONAL PAID-IN CAPITAL
  Balance at beginning of year..............................    41,232      41,232      19,438
  Issuance of common stock..................................    36,105                  20,962
  Issuance of common stock warrants.........................                               535
  Excess of consideration received over redemption value of
Series C Preferred Stock....................................                               297
  Cancellation of common stock..............................       (83)
                                                               -------    --------    --------
  Balance at end of year....................................    77,254      41,232      41,232
                                                               -------    --------    --------
UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS,
  NET OF TAX
  Balance at beginning of year..............................       697        (170)
  Change in net unrealized appreciation (depreciation)......    (9,305)        867        (170)
                                                               -------    --------    --------
  Balance at end of year....................................    (8,608)        697        (170)
                                                               -------    --------    --------
FOREIGN CURRENCY TRANSLATION ADJUSTMENT
  Balance at beginning of year..............................       (10)
  Change in net unrealized appreciation (depreciation)......        24         (10)
                                                               -------    --------    --------
  Balance at end of year....................................        14         (10)
                                                               -------    --------    --------
ACCUMULATED DEFICIT
  Balance at beginning of year..............................    (7,381)    (10,473)
  Accretion of discount on preferred stock..................       (30)       (145)        (66)
  Net income (loss).........................................    (3,900)      4,497      (9,321)
  Preferred dividends --Declared and Paid...................    (1,612)     (1,177)       (794)
  --Accrued.................................................       564         (83)       (292)
                                                               -------    --------    --------
  Balance at end of year....................................   (12,359)     (7,381)    (10,473)
                                                               -------    --------    --------
TOTAL COMMON STOCKHOLDERS' EQUITY
  Balance at beginning of year..............................    34,558      30,609      19,448
  Issuance of common stock..................................    36,123                  20,972
  Issuance of common stock warrants.........................                               535
  Excess of consideration received over redemption value of
Series C Preferred Stock....................................                               297
  Change in net unrealized appreciation (depreciation)......    (9,305)        867        (170)
  Accretion of discount on preferred stock..................       (30)       (145)        (66)
  Net income (loss).........................................    (3,900)      4,497      (9,321)
  Preferred dividends --Declared and Paid...................    (1,612)     (1,177)       (794)
  --Accrued.................................................       564         (83)       (292)
  Cancellation of common stock..............................       (83)
  Translation adjustment....................................        24         (10)
                                                               -------    --------    --------
  Balance at end of year....................................   $56,339    $ 34,558    $ 30,609
                                                               -------    --------    --------
                                                               -------    --------    --------

                See notes to consolidated financial statements.

                            CHARTWELL RE CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                             1994         1993         1992
                                                           ---------    ---------    ---------
                                                                 (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................................   $  (3,900)   $   4,497    $  (9,321)
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Conversion incentive charged to net income........         753
      Net realized capital (gains) losses...............       3,794       (6,418)      (1,336)
      Deferred policy acquisition costs.................      (2,980)        (863)        (702)
      Deferred income taxes.............................        (227)       4,904       (7,365)
      Unpaid loss and loss adjustment expenses..........      31,720       11,627       30,039
      Unearned premiums.................................      12,500        2,336        2,805
      Other reinsurance balances........................       1,524        2,316       (3,599)
      Reinsurance recoverable...........................        (890)         669       (1,063)
      Net change in receivables and payables............     (11,602)      (9,524)      (1,007)
      Other, net........................................        (477)         624           35
                                                           ---------    ---------    ---------
        Net cash provided by operating activities.......      30,215       10,168        8,486
                                                           ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds of investments sold..........................     238,646      354,433      247,600
  Proceeds of investments matured or repaid.............       1,600        3,445       13,606
  Cost of investments acquired..........................    (313,026)    (374,894)    (272,128)
                                                           ---------    ---------    ---------
        Net cash used in investing activities...........     (72,780)     (17,016)     (10,922)
                                                           ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from senior notes offering...............      71,934
  Common stock..........................................                                20,972
  Common stock warrants.................................                                   535
  Series A Preferred stock issued.......................                                   100
  Series B Preferred stock issued.......................                                 3,038
  Series C Preferred stock (redeemed) issued............          (6)                      304
  Subordinated debentures...............................                                18,066
  Debt repayment........................................     (25,900)      (1,600)      (7,500)
  Conversion incentive..................................      (1,537)
  Dividends paid........................................        (828)        (989)        (794)
  Deposits and other....................................         145       (1,254)      (5,572)
                                                           ---------    ---------    ---------
        Net cash provided by (used in) financing
activities..............................................      43,808       (3,843)      29,149
                                                           ---------    ---------    ---------
  Effect of exchange rate on cash.......................          24          (10)
                                                           ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents....       1,267      (10,701)      26,713
Cash and cash equivalents at beginning of year..........      35,738       46,439       19,726
                                                           ---------    ---------    ---------
Cash and cash equivalents at end of year................   $  37,005    $  35,738    $  46,439
                                                           ---------    ---------    ---------
                                                           ---------    ---------    ---------

                See notes to consolidated financial statements.

                            CHARTWELL RE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

1. ACQUISITION

    A funding vehicle, CRCA Inc., was established and financed by a private investor group led by Wand Partners Inc. and including Michigan Mutual Insurance Company for the sole purpose of acquiring the outstanding stock of Chartwell Re Corporation (the Predecessor Company) from Northwestern National Life Insurance Company (NWNL). Upon settlement under the terms of the Stock Purchase Agreement, CRCA Inc. and the Predecessor Company immediately merged with Chartwell Re Corporation (the Company) surviving under an amended Certificate of Incorporation of the State or Delaware dated March 6, 1992.

    The purchase price was determined based upon the December 31, 1991 historical balance sheet of the Predecessor Company. Risk, rewards and management control passed to the acquirors effective January 1, 1992 (the Acquisition Date). Informal regulatory approval was received in December 1991 with formal approval received in March 1992.

    The acquisition was accounted for by the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations". The purchase price was allocated to the tangible and intangible assets and liabilities acquired based on respective fair values as of the effective date of the acquisition which for accounting purposes was January 1, 1992.

    The sources and applications of funds related to the acquisition were as follows (in thousands):

Sources of Funds:
  Cash:
    Senior term loan.............................................   $35,000
    Preferred stock issued--Series A.............................    16,000
    Common stock issued..........................................    18,939
    Common stock warrants issued.................................        61
                                                                    -------
      Total sources..............................................   $70,000
                                                                    -------
                                                                    -------
Applications of Funds:
  Cash:
    Payment for Predecessor Company common stock.................   $66,708
    Fees paid by CRCA, Inc.......................................     3,292
                                                                    -------
      Total applications.........................................   $70,000
                                                                    -------
                                                                    -------
The purchase price consisted of the following:
  Total purchase price paid in cash..............................   $66,708
  Fees paid (A)..................................................     5,584
  Book value of management's continuing interest (B).............       451
                                                                    -------
                                                                     72,743
  Less: January 1, 1992 historical book value of Predecessor
Company..........................................................    66,579
                                                                    -------
  Excess of purchase price over historical book value of net
assets acquired..................................................   $ 6,164
                                                                    -------
                                                                    -------

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

1. ACQUISITION--(CONTINUED)
(A) Fees paid include both fees paid by the Company at the time of and after the acquisition and those paid by the Predecessor Company which were paid and capitalized prior to the Acquisition Date.

(B) The continuing equity ownership by the Predecessor Company's management (approximately 4 percent of the common stock on a fully diluted basis) was recognized at book value immediately prior to the acquisition.

    Purchase accounting adjustments to reflect the fair value of assets and liabilities acquired were as follows (in thousands):

Increase (decrease) in assets:
  Fixed maturity securities.......................................   $3,923
  Premiums in process of collection...............................   (1,009)
  Deferred income taxes...........................................    1,009
  Other assets....................................................      755
Accrued expenses and other liabilities............................     (836)
Stock issuance costs..............................................      465
Goodwill..........................................................    1,857
                                                                     ------
      Total.......................................................   $6,164
                                                                     ------
                                                                     ------

    An indemnification agreement (the Reserve Indemnification Agreement) was entered into with NWNL, and its Parent Company, ReliaStar Financial Corp. (RLR) (formerly The NWNL Companies, Inc.), which indemnifies the parties for subsequent development in the December 31, 1991 balances of loss and loss adjustment expenses, the statutory provision for uncollectible reinsurance and the collectibility of reinsurance recoverable on losses paid, among other items, up to an aggregate of $23.0 million (Note 10).

    At December 31, 1994 and 1993, the consolidated balance sheet includes assets related to the Reserve Indemnification Agreement of $4,129,000 and $1,910,000, respectively, included in reinsurance recoverable on unpaid losses and $3,692,000 and $2,928,000, respectively, included in other assets.

    Pursuant to a securities purchase agreement dated December 31, 1992, the Company completed a private placement of securities (the December 1992 financing) which raised net additional funds of $41.2 million. Securities issued included: Subordinated Debentures (Note 12), Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Preferred Stock (Note 14) and Common Stock. The proceeds from the sale of securities were used to: (i) decrease the principal amount of the Senior Term Loan (Note 12), and (ii) increase the working capital of the Company's subsidiary, Chartwell Reinsurance Company (Chartwell Reinsurance).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) BASIS OF PRESENTATION--The Company is in the business of reinsuring property and casualty risks of insurance organizations under excess of loss and pro-rata reinsurance contracts through its wholly owned subsidiary, Chartwell Reinsurance. The Company, through its wholly owned subsidiary, Chartwell Advisers Limited (Chartwell Advisers), which was incorporated in

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
September 1993, acts as the exclusive advisor to a non-affiliated company formed to underwrite at Lloyd's of London (Lloyd's) through a group of wholly owned subsidiaries that are limited liability corporate members of certain selected Lloyd's syndicates.

    The Company's consolidated financial statements, which include the accounts of the Company and its subsidiaries, Chartwell Reinsurance and Chartwell Advisers, have been prepared on the basis of generally accepted accounting principles. All significant intercompany transactions and balances have been eliminated.

    (b) INVESTMENTS--Fixed maturity securities are categorized as either assets held to maturity or as available for sale. Securities on deposit with state regulatory authorities or held in trust under certain reinsurance agreements are designated as held to maturity and are recorded at amortized cost. The Company has both the ability and intent to hold these securities until their maturity. All other fixed maturity securities are designated as available for sale. Fixed maturity securities designated as available for sale are stated at aggregate fair value with unrealized appreciation and depreciation reported as a separate component of stockholders' equity.

    Equity securities are stated at aggregate fair value. Fair value is determined by available market information. Changes in the carrying value of these securities are reflected in the aggregate as unrealized appreciation and depreciation reported as a separate component of stockholders' equity. Mortgage loans are carried at the outstanding principal amount.

    Realized gains and losses on sales of securities are determined on the specific-identification method. Investment income is recognized when earned.

    (c) CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    (d) PREMIUMS EARNED AND UNEARNED PREMIUMS--Premiums, net of reinsurance ceded, are recognized as income ratably during the terms of the related reinsurance contracts. Unearned and prepaid reinsurance premium reserves are established to cover the unexpired portion of premiums written. Such reserves are established based on reports received from ceding companies. Prepaid reinsurance premiums are included in other assets.

    Chartwell Reinsurance estimates and accrues for unreported premiums and losses, as well as premium and commission adjustments on retrospectively rated or other experience rated reinsurance contracts based on the difference between total costs before and after the experience under the contract (the with-and-without method). These estimates of experience to date are based on statistical data with subsequent adjustments recorded in the period in which they become known.

    (e) DEFERRED POLICY ACQUISITION COSTS--Acquisition costs, comprised primarily of commissions, are deferred and amortized over the period in which the related premiums are earned.

    (f) DEPOSITS--Deposits are those premiums paid in relation to reinsurance contracts which do not qualify as a transfer of risk under the Company's accounting policies. The deposits earn interest at the contractual amounts set forth in the reinsurance contracts.

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    (g) LOSS AND LOSS ADJUSTMENT EXPENSES--The liability for loss and loss adjustment expenses is based on reports and individual case estimates received from ceding companies and additional estimates provided by the Company's claim department. The liability also includes an amount for loss and loss adjustment expenses incurred but not reported based on past experience of Chartwell Reinsurance and the reinsurance industry. These estimates are regularly reviewed and, as new information becomes known, the liability is adjusted as necessary. Such adjustments, if any, are reflected in results of operations in the period in which they become known.

    (h) INCOME TAXES--Since the Acquisition Date, the Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Deferred income tax assets result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. These differences will result in taxable or deductible amounts in the future years.

    (i) GOODWILL--Goodwill, which is included in other assets, represents the unamortized excess of purchase price over the fair value of net assets acquired in the acquisition (Note 1). Goodwill is amortized on a straight line basis over a period of forty years. Amortization charged to operations for each of the years ended December 31, 1994, 1993 and 1992 was $46,438.

    (j) INCOME (LOSS) PER COMMON SHARE--Historical earnings per share are not presented because such information is not considered meaningful in light of the $75,000,000 debt offering, the retirement of the senior term loan, the preferred stock conversions and the exercise of Common Stock Warrants (the Offering) (Note
12). Pro forma loss per common and common equivalent share is presented based on the weighted average number of common shares outstanding. Such computation includes the conversion of the Series A and Series B Preferred Stock and the exercise of the Common Stock Warrants (Note 15). Common equivalent shares from the exercise of stock warrants and options have not been included as their effect on earnings would be antidilutive.

    (k) FOREIGN CURRENCY TRANSLATION--Translation adjustments resulting from the translation of the financial statements of Chartwell Advisers denominated in pounds sterling to U.S. dollars are reported as a separate component of stockholders' equity. Assets and liabilities denominated in foreign currency are translated at the exchange rates in effect at the balance sheet date. Results of operations are translated at average exchange rates during each period.

    (l) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS--Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosures of the estimated fair market value of certain financial instruments. In cases where quoted market prices are not readily available, fair values are based on estimates that use present value or other valuation techniques.

    (m) RECLASSIFICATION--Certain 1993 account balances have been reclassified to conform with the 1994 presentation.

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

3. INVESTMENTS

    The amortized cost and estimated market values of investments in securities with fixed maturities were as follows (In thousands):

                                                                                    ESTIMATED
                                                  AMORTIZED   GROSS    UNREALIZED    MARKET     CARRYING
                                                    COST      GAINS      LOSSES       VALUE      AMOUNT
                                                  ---------   ------   ----------   ---------   --------
DECEMBER 31, 1994
Held to Maturity:
 U.S. Treasury securities and obligations of
   U.S. government corporations and agencies....  $  18,837   $    9    $    494    $  18,352   $ 18,837
 Obligations of states and political
subdivisions....................................        145        1                      146        145
                                                  ---------   ------   ----------   ---------   --------
Subtotal........................................     18,982       10         494       18,498     18,982
                                                  ---------   ------   ----------   ---------   --------
Available for Sale:
 U.S. Treasury securities and obligations of
   U.S. government corporations and agencies....     62,316                3,932       58,384     58,384
 Obligations of states and political
subdivisions....................................     22,279      107         408       21,978     21,978
 Debt securities issued by foreign
governments.....................................      4,520                  471        4,049      4,049
 Corporate securities...........................     61,127       12       2,727       58,412     58,412
 Mortgage backed securities.....................     81,683        8       5,643       76,048     76,048
                                                  ---------   ------   ----------   ---------   --------
Subtotal........................................    231,925      127      13,181      218,871    218,871
                                                  ---------   ------   ----------   ---------   --------
Total...........................................  $ 250,907   $  137    $ 13,675    $ 237,369   $237,853
                                                  ---------   ------   ----------   ---------   --------
                                                  ---------   ------   ----------   ---------   --------
DECEMBER 31, 1993
Held to Maturity:
 U.S. Treasury securities and obligations of
   U.S. government corporations and agencies....  $   9,915   $  238    $     24    $  10,129   $  9,915
 Obligations of states and political
subdivisions....................................        145        2                      147        145
                                                  ---------   ------   ----------   ---------   --------
Subtotal........................................     10,060      240          24       10,276     10,060
                                                  ---------   ------   ----------   ---------   --------
Available for Sale:
 U.S. Treasury securities and obligations of
   U.S. government corporations and agencies....     65,033      297         775       64,555     64,555
 Obligations of states and political
subdivisions....................................     14,731      496          12       15,215     15,215
 Debt securities issued by foreign
governments.....................................      2,058                   36        2,022      2,022
 Corporate securities...........................     45,514    1,141         164       46,491     46,491
 Mortgage backed securities.....................     45,272      472         358       45,386     45,386
                                                  ---------   ------   ----------   ---------   --------
Subtotal........................................    172,608    2,406       1,345      173,669    173,669
                                                  ---------   ------   ----------   ---------   --------
Total...........................................  $ 182,668   $2,646    $  1,369    $ 183,945   $183,729
                                                  ---------   ------   ----------   ---------   --------
                                                  ---------   ------   ----------   ---------   --------

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

3. INVESTMENTS--(CONTINUED)

    The amortized cost and estimated market value of securities with fixed maturities at December 31, 1994 and 1993, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      HELD TO MATURITY         AVAILABLE FOR SALE
                                                   ----------------------    ----------------------
                                                                ESTIMATED                 ESTIMATED
                                                   AMORTIZED     MARKET      AMORTIZED     MARKET
                                                     COST         VALUE        COST         VALUE
                                                   ---------    ---------    ---------    ---------
December 31, 1994
Due in one year or less.........................    $ 3,811      $ 3,788     $  16,443    $  16,113
Due after one year through five years...........     14,923       14,467        58,794       56,850
Due after five years through ten years..........                                31,179       29,353
Due after ten years.............................        248          243        43,826       40,507
Mortgage backed securities......................                                81,683       76,048
                                                   ---------    ---------    ---------    ---------
                                                    $18,982      $18,498     $ 231,925    $ 218,871
                                                   ---------    ---------    ---------    ---------
                                                   ---------    ---------    ---------    ---------
December 31, 1993
Due in one year or less.........................    $   722      $   723     $   4,283    $   4,281
Due after one year through five years...........      7,163        7,386        63,197       63,989
Due after five years through ten years..........      1,926        1,906        18,804       19,885
Due after ten years.............................        249          261        42,993       42,238
Mortgage backed securities......................                                43,331       43,276
                                                   ---------    ---------    ---------    ---------
                                                    $10,060      $10,276     $ 172,608    $ 173,669
                                                   ---------    ---------    ---------    ---------
                                                   ---------    ---------    ---------    ---------

    Proceeds from sales of investments in securities with fixed maturities (excluding security paydowns and calls) during 1994, 1993 and 1992, all of which were classified as available for sale, were $234,082,000, $354,417,000 and $242,839,000, respectively. Gross gains of $1,222,000, $7,136,000 and $2,869,000 and gross losses of $5,016,000, $718,000 and $1,524,000 were realized on those sales during the years ended December 31, 1994, 1993 and 1992, respectively.

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

3. INVESTMENTS--(CONTINUED)

    Major categories of net investment income for the years ended December 31, 1994, 1993 and 1992 were as follows (in thousands):

                                                                  1994       1993       1992
                                                                 -------    -------    -------
Investment income:
  Fixed maturities............................................   $15,331    $11,435    $11,514
  Equity securities...........................................         1          1         11
  Mortgage loans..............................................        19         21         21
  Other.......................................................                    7         72
                                                                 -------    -------    -------
  Total investment income.....................................    15,351     11,464     11,618
  Investment expenses.........................................      (625)      (505)      (412)
                                                                 -------    -------    -------
  Net investment income.......................................   $14,726    $10,959    $11,206
                                                                 -------    -------    -------
                                                                 -------    -------    -------
  Realized gains (losses) on investments:
    Fixed maturities..........................................   $(3,794)   $ 6,418    $ 1,345
    Equity securities.........................................                             (10)
                                                                 -------    -------    -------
    Net realized capital gains (losses).......................   $(3,794)   $ 6,418    $ 1,335
                                                                 -------    -------    -------
                                                                 -------    -------    -------

    The net unrealized appreciation (depreciation) of invetments included as a separate component of common stockholders' equity at December 31, 1994 and 1993 is as follows (in thousands):

                                                            1994       1993
                                                          --------    ------
Difference between market value and amortized cost of
  available for sale portfolio:
    Fixed maturities...................................   $(13,054)   $1,061
    Equity securities..................................          8         7
                                                          --------    ------
                                                           (13,046)    1,068
  Deferred tax benefit (expense).......................      4,438      (371)
                                                          --------    ------
                                                          $ (8,608)   $  697
                                                          --------    ------
                                                          --------    ------

    Unrealized appreciation (depreciation) of investments in equity securities at December 31, 1994, 1993 and 1992 includes gross unrealized gains of $11,000, $8,000 and $10,000, respectively, and gross unrealized losses of $3,000, $600 and $200, respectively.

    At December 31, 1994 and 1993, bonds with a carrying value of approximately $3,268,000 and $3,336,000, respectively, were on deposit with state regulatory authorities, as required by law. The Company also has cash and cash equivalents and bonds totaling $10,507,000 and $8,571,000 in a trust held for the benefit of two ceding companies at December 31, 1994 and 1993, respectively.

    At December 31, 1994 the holding company had in excess of $7,000,000 held in commercial paper of 90-days or less maturity and rated not less than A-1 as defined by Standard & Poors or P-1 as defined by Moody's Investors Service, Inc. in accordance with certain debt covenants executed in conjunction with the Senior Notes. At December 31, 1994, the Company also had $14,653,000 of investments held in collateral accounts subject to certain restrictions in conjunction with a loan guarantee and a letter of credit arrangement which allowed the Company to provide the initial

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

3. INVESTMENTS--(CONTINUED)

capitalization for NLC Name No. 6 Limited, a corporate member of Lloyd's and thereafter to participate in certain Lloyd's syndicates for the 1995 Underwriting Year. Chartwell Advisers provides advisory services to the parent company of NLC Name No. 6. The investment in NLC Name No. 6, which amount to $12,520,000, is included in other assets with a corresponding amount included in other liabilities for the loan guarantee and letter of credit arrangement.

    At December 31, 1993 the Company had $10,875,000 of outstanding commitments to purchase participations in Federal National Mortgage Association Pools that had not yet been finalized. The fair value of these participation commitments approximated cost. At December 31, 1994 the Company had no such commitments.

    At December 31, 1994, the Company had loaned securities of approximately $74,005,000 at fair market value under a security lending agreement administered through First Trust, the Company's primary custodian. In connection with these transactions, the Company holds as collateral securities with a fair value equal to 102% of the fair value of the securities lent to others. Such collateral securities are marked to market on a daily basis and borrowers are required to supply additional collateral to prevent any collateral from falling below 100% of the market value of the loaned securities.

4. FINANCIAL INSTRUMENTS

    On April 8, 1994, the Company entered into an interest rate swap agreement for other than trading purposes with Salomon Brothers Holding Company (Salomon) to convert a portion of its 10.25% fixed rate Senior Notes (Note 12) to floating rate based on the six-month London Interbank Offering Rate (LIBOR). The agreement requires Salomon to pay the Company interest on a notional amount of $37,500,000 at the fixed rate of 6.95% and the Company to pay interest at 4.44% for the first year and thereafter at the six-month LIBOR which resets on a semiannual basis. The interest differential to be received or paid under the interest rate swap agreement is accrued over the life of the agreement as an adjustment to the interest expense of the related notes. The swap terminates on April 8, 2004. For the year ended December 31, 1994, the Company recorded a reduction of interest expense of $685,000 in connection with this agreement.

    The following methods were used in estimating fair value disclosures for significant financial instruments. Cash equivalents approximate their carrying amount due to the short duration of those investments. Fixed maturity securities are based upon quoted market information. Long term debt at December 31, 1994 is based upon current market price. Long-term debt and redeemable preferred stock at December 31, 1993 approximates carrying value as such instruments were repaid or converted to equity in connection with the Offering (Note 12). The interest rate swap is estimated at the amount the Company would pay to terminate the contract.

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

4. FINANCIAL INSTRUMENTS--(CONTINUED)

    The carrying amounts and fair values of the Company's significant financial instruments are as follows (in thousands):

                                         1994                    1993
                                 --------------------    --------------------
                                 CARRYING      FAIR      CARRYING      FAIR
                                  AMOUNT      VALUE       AMOUNT      VALUE
                                 --------    --------    --------    --------
Cash and cash equivalents.....   $ 37,005    $ 37,005    $ 35,738    $ 35,738
Fixed maturity securities.....    237,853     237,369     183,729     183,945
Long-term debt................     75,000      66,000      44,090      44,090
Redeemable preferred stock....                             19,163      19,163
Interest rate swap............                 (2,950)

5. FEDERAL INCOME TAXES

    The Company files a consolidated Federal income tax return with Chartwell Reinsurance. The 1994 and 1992 current income taxes are based upon regular taxable income while 1993 current income taxes are based upon alternative minimum taxable income. In 1994 and 1993, net recoveries amounted to $1,218,000 and $2,124,000 while income taxes paid in 1992 amounted to $3,356,000.

    As of December 31, 1994, the Company had available net operating loss carryforwards for tax return purposes of approximately $10,005,000 which will begin expiring in 2007.

    The components of income tax expense (benefit) for the years ended December 31, 1994, 1993 and 1992 are as follows (in thousands):

                                                   1994       1993      1992
                                                  -------    ------    -------
Current........................................   $(1,708)   $  443    $ 2,670
Deferred.......................................        23     1,823     (7,365)
                                                  -------    ------    -------
Total Federal, foreign and state income tax
expense (benefit)..............................   $(1,685)   $2,266    $(4,695)
                                                  -------    ------    -------
                                                  -------    ------    -------

    The difference between actual income taxes and the income taxes computed by applying the statutory Federal income tax rate of 34% to income before income taxes for the years ended December 31, 1994, 1993 and 1992 is as follows (in thousands):

                                                   1994       1993      1992
                                                  -------    ------    -------
Income tax expense (benefit) at statutory
rate...........................................   $(1,742)   $2,299    $(4,765)
Nontaxable investment income...................      (238)     (242)      (308)
Nondeductible interest expense.................       256                  282
Amortization of goodwill.......................        16        16         16
Other--net.....................................        23       193         80
                                                  -------    ------    -------
                                                  $(1,685)   $2,266    $(4,695)
                                                  -------    ------    -------
                                                  -------    ------    -------

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

5. FEDERAL INCOME TAXES--(CONTINUED)

    The deferred income tax expense (benefit) for the years ended December 31, 1994, 1993 and 1992 consisted of the following (in thousands):

                                                  1994       1993       1992
                                                 -------    -------    -------
Discounting of loss reserves..................   $  (710)   $(1,302)   $(1,369)
Deposit accounting............................       554        705     (7,077)
Earned but not reported premiums, net of loss
and expense...................................       279      1,059          6
Reserve indemnification agreement.............     1,015        623      1,022
Deferred acquisition costs....................     1,013        294        239
Unearned premiums.............................      (716)      (493)      (115)
Employee benefits.............................       196       (213)       205
Difference between carrying value and tax
basis of investments sold.....................       (71)      (196)      (823)
Tax benefit carryforwards.....................    (2,371)     1,569
Other--net....................................       834       (223)       547
                                                 -------    -------    -------
                                                 $    23    $ 1,823    $(7,365)
                                                 -------    -------    -------
                                                 -------    -------    -------

    The Deferred income tax asset at December 31, 1994 and 1993 consisted of the following (in thousands):

                                                           1994       1993
                                                          -------    -------
Deferred tax assets:
  Discounting of loss reserves.........................   $13,856    $13,146
  Unearned premiums....................................     1,807      1,091
  Employee benefits....................................       118        314
  Unrealized depreciation on investments...............     4,438
  Deposit accounting...................................        85        639
  Tax benefit carryforwards............................     3,518      1,147
  Other................................................       600        495
                                                          -------    -------
                                                          $24,422    $16,832
                                                          -------    -------
Deferred tax liabilities:
  Deferred acquisition costs...........................   $ 1,906    $   893
  Earned but not reported premiums net of loss and
expense................................................     1,678      1,400
  Depreciation of equipment............................        31         94
  Unrealized appreciation on investments...............                  371
  Accrued market discount..............................       722        121
  Reserve indemnification agreement....................     2,659      1,645
  Other................................................       515        434
                                                          -------    -------
                                                          $ 7,511    $ 4,958
                                                          -------    -------
  Deferred income taxes, net...........................   $16,911    $11,874
                                                          -------    -------
                                                          -------    -------

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

5. FEDERAL INCOME TAXES--(CONTINUED)

    Management believes it is more likely than not that the Company will generate future taxable income to realize the benefits of the net deferred tax asset. No valuation allowance has been recorded at December 31, 1994 or 1993.

6. EMPLOYEE BENEFIT PLANS

    Eligible employees of the Company may participate in a defined contribution plan (the "Plan") established by the Company. Under the Plan, the Company makes matching contributions equal to 50% of the first 6% of the employee's compensation which they elect to contribute. Amounts expensed under the Plan for the years ended December 31, 1994, 1993 and 1992 were $72,000, $52,000 and $44,000, respectively.

    Certain members of management will receive a supplement to the Plan payable at the earlier of age 65 or employment termination. The supplement will be equal to the aggregate contributions made with respect to the employee to a trust established by the Company. Annual contributions to the trust, which began in 1994, will be 13.5% to 20.0% of the employee's base salary as stated in their employment agreements. The amount expensed in the current year for the 1994 and 1993 accrued obligation amounted to $168,000 and $125,000, respectively.

7. RELATED-PARTY TRANSACTIONS

    In 1992, Wand Partners Inc. (Wand) and Michigan Mutual Insurance Company
(MMIC) (Note 1) entered into agreements with the Company whereby Wand and MMIC provide financial and advisory services. The net amounts paid to Wand and MMIC by the Company for these services were $313,000, $322,000 and $252,000 in 1994, 1993 and 1992, respectively.

    During 1992 Chartwell Reinsurance entered into a reinsurance contract with a related party. For the years ended December 31, 1994, 1993 and 1992, Chartwell Reinsurance earned $4,359,000, $1,816,000 and $1,839,000 of premium on this contract and incurred, prior to the effect of reinsurance ceded, $3,039,000, $2,069,000 and $1,399,000 in loss and loss adjustment expense. At December 31, 1994 and 1993 the loss and loss adjustment expense liability for this contract was $1,339,000 and $1,634,000 and unearned premiums were $1,562,000 and $1,119,600, respectively.

8. RESTRICTION ON PAYMENT OF DIVIDENDS

    The ability of the Company to pay cash dividends to shareholders is dependent upon the amount of dividends received from Chartwell Reinsurance. Chartwell Reinsurance's ability to pay cash dividends to the Company is, in turn, restricted by law or subject to approval of the insurance regulatory authorities of Minnesota, Chartwell Reinsurance's state of domicile. These authorities recognize only statutory accounting practices for the ability of an insurer to pay dividends to its shareholders.

    Under the insurance laws of the State of Minnesota, payment of dividends by Chartwell Reinsurance in any year is limited to the greater of: (i) 10% of capital and surplus as of the prior year end as determined in accordance with statutory accounting practices; or (ii) statutory net

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

8. RESTRICTION ON PAYMENT OF DIVIDENDS--(CONTINUED)

income from operations of the next preceding year excluding realized capital gains. Notwithstanding the foregoing, Chartwell Reinsurance may pay dividends only from its earned surplus, also known as unassigned funds. The maximum dividend that can be paid without prior approval of the Minnesota Department of Commerce in 1995 is $11,185,000.

    The capital and surplus of Chartwell Reinsurance on the basis of statutory accounting practices was $111,845,000 and $81,102,000 at December 31, 1994 and 1993, respectively. Net income of Chartwell Reinsurance based on statutory accounting principles was $910,000, $6,105,000 and $5,044,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

9. REINSURANCE CEDED

    Chartwell Reinsurance cedes a portion of its risks by utilizing various retrocessional contracts. These contracts do not relieve Chartwell Reinsurance from its obligations to policyholders. Chartwell Reinsurance regularly evaluates the financial condition of its reinsurers and monitors concentration of credit risk with respect to amounts recoverable under these contracts.

    The effect of reinsurance on premiums written and earned at December 31, 1994, 1993 and 1992 is as follows (in thousands):

                                                1994                 1993                1992
                                         -------------------   -----------------   -----------------
                                         WRITTEN     EARNED    WRITTEN   EARNED    WRITTEN   EARNED
                                         --------   --------   -------   -------   -------   -------
Reinsurance assumed....................  $116,396   $105,198   $70,129   $69,105   $42,343   $39,584
Reinsurance ceded......................     2,434      2,500       302       689     2,721     2,658
                                         --------   --------   -------   -------   -------   -------
Net premiums...........................  $113,962   $102,698   $69,827   $68,416   $39,622   $36,926
                                         --------   --------   -------   -------   -------   -------
                                         --------   --------   -------   -------   -------   -------

    The effect of reinsurance on loss and loss adjustment expense for the years ended December 31, 1994, 1993 and 1992 is a decrease of $4,095,000, $3,222,000 and $9,719,000, respectively.

    Included in deposits on the balance sheet at December 31, 1994 and 1993 is $6,321,000 and $5,862,000, respectively, recoverable from one reinsurer. In addition, included in reinsurance recoverable on unpaid losses on the balance sheet is $15,394,000 and $15,364,000 at December 31, 1994 and 1993,
respectively, from the same reinsurer. The deposits and reinsurance recoverable on unpaid losses from this reinsurer are secured by an irrevocable letter of credit.

10. PERMITTED STATUTORY ACCOUNTING PRACTICES

    Chartwell Reinsurance prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Minnesota State Insurance Department. Prescribed practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

10. PERMITTED STATUTORY ACCOUNTING PRACTICES--(CONTINUED) practices. Accordingly, that project, which is expected to be completed in 1995, will likely change the definitions of what comprises prescribed versus permitted statutory accounting practices, and may result in changes to the accounting policies that insurance and reinsurance enterprises use to prepare their statutory financial statements.

    During 1994, Chartwell Reinsurance received written approval from the Minnesota Department of Commerce to record the receivable arising from the Reserve Indemnification Agreement, which was entered into by Chartwell Re Corporation and NWNL, in the statutory financial statements as a "Receivable from Parent." Statutory accounting practices do not address the accounting for this type of transaction that is passed down by the parent company. As of December 31, 1994, that permitted transaction increased statutory surplus by $7,397,000 over what it would have been had the transaction not been passed down to Chartwell Reinsurance. This transaction has no effect on the consolidated financial statements of the Company.

11. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES (LAE)

    The following table presents a reconciliation of beginning and ending reserve balance for the years indicated (in thousands):

                                                               1994        1993        1992
                                                             --------    --------    --------
Reserves for loss and LAE at beginning of year............   $201,013    $189,386    $159,348
Less reinsurance recoverables.............................     33,618      36,019      33,056
                                                             --------    --------    --------
Net balance at beginning of year..........................    167,395     153,367     126,292
                                                             --------    --------    --------
Add provision for loss and LAE for claims occurring
  during:
    Current year..........................................     77,716      48,929      43,473
    Prior years...........................................        861        (189)        634
                                                             --------    --------    --------
      Total incurred loss and LAE.........................     78,577      48,740      44,107
                                                             --------    --------    --------
Less losses and LAE payments for claims occurring during:
    Current year..........................................     18,997       9,056       7,958
    Prior years...........................................     29,674      25,656       9,074
                                                             --------    --------    --------
      Total paid loss and LAE.............................     48,671      34,712      17,032
                                                             --------    --------    --------
Net balance at end of year................................    197,301     167,395     153,367
Plus reinsurance recoverables.............................     35,432      33,618      36,019
                                                             --------    --------    --------
Reserves for loss and LAE at end of year..................   $232,733    $201,013    $189,386
                                                             --------    --------    --------
                                                             --------    --------    --------

    The provision for loss and LAE is net of reinsurance of $5,246,000, $4,248,000 and $7,447,000 in 1994, 1993 and 1992, respectively. As a result of changes in estimates of insured events in prior years, the provision for loss and LAE increased by $861,000 in 1994, decreased by $189,000 in 1993 and increased by $634,000 in 1992. These amounts, which represent 0.4%, (0.1%) and 0.4% of the reserves at the beginning of 1994, 1993 and 1992, respectively, are the result of normal reserve development inherent in the uncertainty of establishing loss and LAE reserves.

    Reserves include provisions for latent injury or toxic tort claims that cannot be estimated with traditional reserving techniques. Case reserves, including LAE, have been established upon

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

11. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES (LAE)--(CONTINUED) notification of loss from ceding companies. In addition, the Company establishes additional reserves in excess of its share of the reserve established by the ceding company to cover exposures on both known and unasserted claims. These reserves are periodically reviewed by the Company's claims department. In the reserve setting process, Chartwell also includes provisions for social inflation (i.e. awards by judges and juries that have progressively increased in recent years) and evaluates the potential effect of any legislative changes on its reserve liabilities. However, because of inconsistent court decisions in federal and state jurisdictions and the wide variation among insureds with respect to underlying facts and coverage, uncertainty exists with respect to these claims as to liabilities of ceding companies and, consequently, reinsurance coverage.

    At December 31, 1994, Chartwell Reinsurance carried case reserves and allocated LAE attributable to asbestos claims and environmental pollution claims in the amount of $4,823,000 ($2,775,000 after reduction for reinsurance recoverable). For the three years ended December 31, 1994, the effect of asbestos and environmental pollution claims was not material to the Company's results of operations. Management believes that the Company's exposure to asbestos and environmental losses is lessened because of its relatively recent entry into the reinsurance business in 1979, its low historical levels of premium volume prior to 1985, the Reserve Indemnification Agreement and its retrocessional programs.

12. LONG-TERM DEBT

    The components of long-term debt at December 31, 1994 and 1993 are as follows (in thousands):

                                                           1994       1993
                                                          -------    -------
Senior notes...........................................   $75,000
Senior term loan.......................................              $25,900
Subordinated debentures................................               18,190
                                                          -------    -------
Total..................................................   $75,000    $44,090
                                                          -------    -------
                                                          -------    -------

    Senior note offering--On March 17, 1994, the Company completed a public offering of 10.25% Senior Notes due 2004 having a total principal amount of $75,000,000. Concurrently with the closing of the Offering, the outstanding 16,100 shares of Series A Preferred Stock and 3,500 shares of Series B Preferred Stock were converted into 747,388 and 162,472 shares of Common Stock, respectively, at a conversion price of approximately $21.54 per share. In addition, the holders of the Debentureholder Warrants exercised their right to purchase 855,680 shares of Common Stock at an exercise price of $22.00 per share. All holders of the Debentureholder Warrants agreed to either surrender their outstanding Debentures as payment for the exercise of the Debentureholder Warrants or paid cash for such exercise. In the latter case, the holders of the related Debentures agreed to concurrently receive an equal amount of cash as repayment of their outstanding Debentures. The Company also redeemed the 607,256 shares of Series C Preferred Stock for a total redemption price of $6,073.

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

12. LONG-TERM DEBT--(CONTINUED)

    Upon consummation of the above transactions, each holder of the Series A Preferred Stock, Series B Preferred Stock and the Debentures received a cash payment equal to 4% of the aggregate liquidation preference of the preferred stock or the aggregate principal amount of the Debentures held by such holders. The Company also granted warrants to Wand Partners, Inc., the holders of the Series A and Series B Preferred Stock and the holders of the Debentures to purchase an aggregate of 188,946 shares of Common Stock of the Company (Note
15).

    The net proceeds to the Company from the Offering were approximately $71,933,750 after deducting expenses. Of the net proceeds, $30,000,000 was contributed to the statutory surplus of Chartwell Reinsurance and $23,400,000 was used to retire the indebtedness outstanding under the senior term loan (reduced from $25,900,000 at December 31, 1993 by a scheduled principal payment on March 6, 1994). The remaining funds were initially retained by the Company for general corporate purposes, which may include the payment of interest on the Senior Notes or a future contribution to Chartwell Reinsurance.

    Due to the early extinguishment of debt, the Company has recognized an extraordinary non-cash charge of approximately $465,000, after applicable federal income tax effects of approximately $250,000, representing the write-off of the remaining original debt issuance costs associated with the Senior term loan.

    Interest paid on the Senior Notes during 1994 was $3,509,000.

    SENIOR TERM LOAN--In connection with the acquisition of Chartwell Re, the Company borrowed $35,000,000 of senior debt (Note 1). Outstanding amounts under the senior term loan bore interest at the prime rate of Morgan Guaranty Trust Company of New York plus 1.5%. The indebtedness outstanding under the senior term loan was retired upon consummation of the Offering. Interest paid on the senior term loan during 1994, 1993 and 1992 was $382,000, $1,938,000 and
$2,222,000 respectively. A scheduled principal payment of $2,500,000 was made on March 6, 1994.

    SUBORDINATED DEBENTURES--At December 31, 1992, the Company issued subordinated debentures, 607,256 detachable Common Stock Warrants (Note 15) and 607,256 shares of Series C Preferred Stock (Note 14) for total consideration of $18,825,000. A discount of $759,000 was recorded on the subordinated debentures to be amortized over the term of the debentures. Outstanding amounts at par value under the subordinated debenture agreement bore interest at 12%. Interest paid on the subordinated debentures during the years ended December 31, 1994 and 1993 amounted to $1,537,000 and $1,230,000, respectively.

    In connection with the Offering, all subordinated debentures were either surrendered as payment to exercise the debentureholder warrants or were repaid in cash. The amount contributed to common stock and additional paid-in capital upon conversion was approximately $9,000 and $17,196,000, respectively.

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

13. COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES--The Company leases office space for its principal executive offices under a non-cancelable, renewable operating lease expiring on July 31, 2000. The rent expense has been accounted for on a straight-line basis after amortization of a rent abatement allowance. The rental expense for 1994, 1993 and 1992 attributable to such lease was $579,000, $546,000 and $508,000, respectively. The future minimum rental payments, exclusive of escalation clauses, under the existing lease as of December 31, 1994 are as follows (in thousands):

1995..............................................................   $  556
1996..............................................................      566
1997..............................................................      576
1998..............................................................      586
1999..............................................................      596
2000 and thereafter...............................................      300
                                                                     ------
                                                                     $3,180
                                                                     ------
                                                                     ------

    LINE OF CREDIT--During 1994, the Company negotiated and established a $10,000,000 line of credit from one financial institution. As of December 31, 1994, all was unused.

14. REDEEMABLE PREFERRED STOCK

    The components of redeemable preferred stock at December 31, 1993 are as follows (in thousands):

Series A Preferred stock, par value $0.01 per share; authorized
  18,000 shares; issued and outstanding 16,100 (aggregate
liquidation value $16,100,000)...................................   $15,771
Series B Preferred stock, par value $0.01 per share; authorized
  5,000 shares; issued and outstanding 3,500 (aggregate
liquidation value $3,500,000)....................................     3,386
Series C Preferred stock, par value $0.01 per share; authorized
  1,000,000 shares; issued and outstanding 607,256 (stated at
aggregate liquidation value).....................................         6
                                                                    -------
    Total redeemable preferred stock.............................   $19,163
                                                                    -------
                                                                    -------

SERIES A PREFERRED STOCK

    In 1992, the Company issued 16,100 shares of Series A Preferred Stock, which was cumulative, mandatorily redeemable, and convertible, with a liquidation preference value of $1,000 per share for consideration of $16,100,000. The proceeds from the sale were used primarily to finance the acquisition and associated costs. Dividends on the Series A Preferred Stock were payable semi-annually and were earned on the liquidation preference value at the 26 week Treasury Bill rate at the beginning of each dividend period plus 3%. Regular dividends declared and paid on the Series A Preferred Stock for 1994 and 1993 were $491,000 and $989,000, respectively.

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

14. REDEEMABLE PREFERRED STOCK--(CONTINUED)

    In connection with the Offering (Note 12) the Series A Preferred Stock was converted into 747,388 shares of common stock.

SERIES B PREFERRED STOCK

    On December 31, 1992, the Company issued 3,500 shares of Series B Preferred Stock, which was cumulative, mandatorily redeemable, and convertible, with a liquidation preference value of $1,000 per share for consideration of $3,500,000. The proceeds were used as part of the December 1992 financing (Note
1). Regular dividends paid on the Series B Preferred Stock in 1994 were $328,000 of which $269,000 were accrued and added to the liquidation preference value in 1993.

    In connection with the Offering, the Series B Preferred Stock was converted into 162,472 shares of common stock.

SERIES C PREFERRED STOCK

    On December 31, 1992 the Company issued 607,256 shares of Series C Preferred Stock, which was mandatorily redeemable with a liquidation preference value of $.01 per share for consideration of $304,000. The proceeds were used as part of the December 1992 financing (Note 1). The Series C Preferred Stock were not eligible for dividends or conversion rights. The stock was redeemed at $.01 per share in connection with the Offering (Note 12).

    The reconciliation of liquidation preference to amounts converted or redeemed in connection with the Offering is as follows (in thousands):

                                                 SERIES A    SERIES B    SERIES C
                                                 --------    --------    --------
  Liquidation preference......................   $ 16,100     $3,500        $6
  Issuance costs..............................       (461)      (462)
  Accretion of discount.......................         66
                                                                            --
                                                 --------    --------
  Carrying amount at December 31, 1992........     15,705      3,038         6
                                                                            --
                                                 --------    --------
  Accretion of discount.......................         66         79
  Dividends accrued...........................                   269
                                                                            --
                                                 --------    --------
  Carrying amount at December 31, 1993........     15,771      3,386         6
                                                                            --
                                                 --------    --------
  Accretion of discount.......................         14         16
  Dividends paid..............................                  (269)
                                                 --------    --------
  Converted to common stock...................   $ 15,785     $3,133
                                                                            --
                                                 --------    --------
                                                 --------    --------
Redeemed......................................                              $6
                                                                            --
                                                                            --

15. COMMON STOCK WARRANTS

    In connection with the acquisition (Note 1), the Company issued 81,000 Common Stock Warrants for consideration of $60,750. These warrants are exercisable at $21.00 per share, subject to adjustments, and expire on March 6, 2002.

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

15. COMMON STOCK WARRANTS--(CONTINUED)
    In connection with the December 1992 financing (Note 1), the Company issued 607,256 detachable Common Stock Warrants in conjunction with the issuance of Subordinated Debentures (Note 12) and Series C Preferred Stock (Note 14) for consideration of $455,000. The Warrants were exercisable at a price ranging from $22.00 to $31.00 subject to certain events. The Warrants were exercisable by payments in cash, the surrender of Subordinated Debentures, or any combination of such methods. Under the terms of the December 1992 financing, such surrender of Subordinated Debentures causes the redemption of Series C Preferred Stock. These warrants were exercised in connection with the Offering (Note 12).

    In connection with the December 1992 financing, the Company issued 4,000 Common Stock Warrants exercisable at $21.00 per share expiring on January 15, 2003 and 101,477 Common Stock Warrants exercisable at $22.00 expiring on March 6, 2002 for consideration of $79,108.

    On February 2, 1994, the Board of Directors of the Company approved the issuance to Wand/Chartwell Investments, L.P. and to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of warrants to purchase an aggregate of 188,946 shares of Common Stock of the Company. The warrants were granted to the foregoing parties pro rata in accordance with the number of shares of common stock each such party would hold upon consummation of the Offering (Note 12). Such warrants are exercisable at any time within five years following an initial public offering of Common Stock of the Company at an exercise price per share equal to the price per share of the Common Stock in such initial public offering, subject to adjustment in certain circumstances.

16. STOCK OPTION PLAN

    The 1993 Stock Option Plan (the "Stock Option Plan") was adopted on October 15, 1993. Options to acquire 800,000 shares of Common Stock have been authorized to be granted to officers, key employees and directors of the Company and its designated subsidiaries pursuant to the Stock Option Plan. During 1994 and 1993, options to acquire shares of Common Stock had been granted at exercise prices per share ranging from $22 to the lesser of $30 or 120% of the offering price per share to the public in an initial public offering of the Company's Common Stock, except with respect to 10,000 shares of Common Stock for which the exercise price per share is the lesser of $30 or the offering price per share to the public in an initial public offering of the Company's Common Stock. The options become exercisable at various dates with a portion of the options becoming exercisable immediately upon completion of an initial public offering of the Company's Common Stock. At December 31, 1994, options to purchase 164,520 shares of Common Stock were vested.

                            CHARTWELL RE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

16. STOCK OPTION PLAN--(CONTINUED)

    The number of options available to purchase shares of Common Stock at December 31, 1994 and 1993 are as follows:

                                                           1994       1993
                                                          -------    -------
Outstanding, beginning of year.........................   627,600
Granted................................................    10,000    627,600
Cancelled..............................................    37,500
                                                          -------    -------
Outstanding, end of year...............................   600,100    627,600
                                                          -------    -------
                                                          -------    -------

    An additional 81,300 options were granted to certain officers during the first quarter of 1995. These newly issued options have an exercise price per share of the lesser of $22 or 120% of the offering price per share to the public in an initial public offering of the Company's Common Stock, but in no event shall 120% of the offering price be less than the book value per share of the Company, as determined by generally accepted accounting principles, at the time of such offering. Other option terms are similar to the options granted previously.

    Also during the first quarter of 1995, the exercise price per share of certain of the options previously set at the lesser of $30 or 120% of the offering price per share to the public in an initial public offering of the Company's Common Stock was amended to the lesser of $22 or 120% of the offering price per share to the public in an initial public offering of the Company's Common Stock, but in no event shall 120% of the offering price be less than the book value per share of the Company, as determined by generally accepted accounting principles, at the time of such offering.

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

    Summarized quarterly financial data is as follows (in thousands, except per share data):

                                                        FIRST     SECOND      THIRD     FOURTH
                                                       QUARTER    QUARTER    QUARTER    QUARTER
                                                       -------    -------    -------    -------
FOR THE YEAR ENDED DECEMBER 31, 1994
Premiums earned.....................................   $26,550    $20,806    $26,627    $28,715
Net investment income...............................     2,977      3,667      3,887      4,195
Net realized capital losses.........................      (533)    (2,929)      (332)        --
Income tax expense (benefit)........................      (881)      (988)       144         40
Net income (loss)...................................    (2,853)    (1,836)       225        564
Common stockholders' equity.........................    62,761     58,999     57,087     56,339

FOR THE YEAR ENDED DECEMBER 31, 1993
Premiums earned.....................................   $14,540    $19,261    $14,900    $19,715
Net investment income...............................     2,854      2,586      2,660      2,859
Net realized capital gains..........................     1,758      1,348      2,262      1,050
Income tax expense..................................       751        578        604        333
Net income..........................................     1,458      1,070      1,580        389
Common stockholders' equity.........................    31,901     34,185     36,686     34,558

                                   * * * * *

                            CHARTWELL RE CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                    DECEMBER 31,
                                                                   JUNE 30, 1995        1994
                                                                    (UNAUDITED)      (AUDITED)
                                                                   -------------    ------------
ASSETS:
  Investments:
    Fixed maturities:
      Held for investment (market value June 30, 1995, $21,009;
December 31, 1994, $18,498).....................................     $  20,575        $ 18,982
      Available for sale (amortized cost June 30, 1995,
        $176,039; December 31, 1994, $231,925)                         177,601         218,871
    Other investments...........................................         1,072             278
  Cash and cash equivalents.....................................       105,962          37,005
                                                                   -------------    ------------
        Total investments and cash..............................       305,210         275,136
  Premiums in process of collection.............................        51,972          38,565
  Reinsurance recoverable.......................................        36,758          38,864
  Deferred income taxes.........................................        10,321          16,911
  Deferred policy acquisition costs.............................         6,581           5,607
  Other assets..................................................        37,183          35,076
                                                                   -------------    ------------
        Total assets............................................     $ 448,025        $410,159
                                                                   -------------    ------------
                                                                   -------------    ------------

LIABILITIES:
  Loss and loss adjustment expenses.............................     $ 253,237        $232,733
  Unearned premiums.............................................        29,003          23,880
  Senior notes..................................................        75,000          75,000
  Accrued expenses and other liabilities........................        21,702          22,207
                                                                   -------------    ------------
        Total liabilities.......................................       378,942         353,820
                                                                   -------------    ------------

COMMON STOCKHOLDERS' EQUITY:
  Common stock, par value $0.01 per share; authorized 6,000,000 shares; shares issued and outstanding June 30, 1995,
    3,755,312 shares; December 31, 1994, 3,755,312 shares.......            38              38
  Additional paid-in capital....................................        77,254          77,254
  Net unrealized appreciation (depreciation) of investments.....         1,046          (8,608)
  Foreign currency translation adjustment.......................            24              14
  Accumulated deficit...........................................        (9,279)        (12,359)
                                                                   -------------    ------------
        Total common stockholders' equity.......................        69,083          56,339
                                                                   -------------    ------------
        Total liabilities and stockholders' equity..............     $ 448,025        $410,159
                                                                   -------------    ------------
                                                                   -------------    ------------

           See notes to condensed consolidated financial statements.

                            CHARTWELL RE CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                 THREE MONTH PERIOD         SIX MONTH PERIOD
                                                   ENDED JUNE 30,            ENDED JUNE 30,
                                               ----------------------    ----------------------
                                                 1995         1994         1995         1994
                                               ---------    ---------    ---------    ---------
REVENUES:
  Premiums earned...........................     $28,581      $20,806      $61,367      $47,356
  Net investment income.....................       4,547        3,667        9,368        6,644
  Net realized capital gains (losses).......       1,336       (2,928)       1,403       (3,462)
  Other income..............................         271          401          531          810
    Total revenues..........................      34,735       21,946       72,669       51,348
LOSSES AND EXPENSES INCURRED:
  Loss and loss adjustment expenses.........      20,726       15,001       44,813       38,144
  Policy acquisition costs..................       6,573        5,481       14,245       10,486
  Other expenses............................       2,733        2,496        5,202        5,010
  Interest and amortization.................       1,979        1,792        3,754        3,801
    Total losses and expenses incurred......      32,011       24,770       68,014       57,441
Income (loss) before income taxes and
extraordinary item..........................       2,724       (2,824)       4,655       (6,093)
Income tax expense (benefit)................         960         (988)       1,575       (1,869)
Income (loss) before extraordinary item.....       1,764       (1,836)       3,080       (4,224)
Extraordinary item, net of income tax.......                                               (465)
Net income (loss)...........................       1,764       (1,836)       3,080       (4,689)
Less: Preferred dividends and accretion.....                                              1,079
Income (loss) attributable to common
shares......................................      $1,764      $(1,836)      $3,080      $(5,768)
Income (loss) per common share..............       $0.47       $(0.49)       $0.82       $(1.04)
Weighted average number of common shares
outstanding.................................   3,755,312    3,764,228    3,755,312    3,764,228
                                               ---------    ---------    ---------    ---------
                                               ---------    ---------    ---------    ---------

           See notes to condensed consolidated financial statements.

                            CHARTWELL RE CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                          SIX MONTH PERIODS
                                                                           ENDED JUNE 30,
                                                                        ---------------------
                                                                          1995        1994
                                                                        --------    ---------
                                                                             (DOLLARS IN
                                                                             THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net premiums collected.............................................   $ 39,403    $  35,970
  Ceded premiums paid................................................     (2,757)        (739)
  Net losses & LAE...................................................    (22,555)     (19,347)
  Overhead expenses..................................................     (5,467)      (6,200)
  Service fee income.................................................        531          809
  Net income taxes (paid)/recovered..................................       (742)        (832)
  Interest received on investments...................................      9,704        6,470
  Interest paid......................................................     (3,376)      (1,927)
  Other, net.........................................................       (473)        (442)
                                                                        --------    ---------
      Net cash provided by operating activities......................     14,268       13,762
                                                                        --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from investments sold.....................................    141,982      181,661
  Proceeds from investments matured or repaid........................      1,590          530
  Cost of investments acquired.......................................    (88,644)    (211,243)
                                                                        --------    ---------
      Net cash provided by (used in) investing activities............     54,928      (29,052)
                                                                        --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from senior notes offering............................                  73,305
  Retirement of Series C Preferred stock.............................                      (6)
  Retirement of senior term loan.....................................                 (23,400)
  Debt repayment.....................................................                  (2,500)
  Preferred dividends................................................                    (828)
  Conversion incentive...............................................                  (1,537)
  Other, net.........................................................       (250)         333
                                                                        --------    ---------
      Net cash provided by (used in) financing activities............       (250)      45,367
                                                                        --------    ---------
  Effect of exchange rate on cash....................................         11           14
                                                                        --------    ---------
Net increase in cash and cash equivalents............................     68,957       30,091
Cash and cash equivalents at beginning of year.......................     37,005       37,735
                                                                        --------    ---------
Cash and cash equivalents at end of period...........................   $105,962    $  67,826
                                                                        --------    ---------
                                                                        --------    ---------
RECONCILIATION OF NET INCOME/(LOSS) TO NET CASH PROVIDED BY OPERATING
  ACTIVITIES:
  Net income (loss)..................................................   $  3,080    $  (3,936)
  Adjustments to reconcile net income to net cash provided by operating activities:
    Net realized capital (gains) losses..............................     (1,372)       3,461
    Deferred policy acquisition costs................................       (975)      (2,385)
    Deferred income taxes............................................      1,621       (2,952)
    Unpaid loss and loss adjustment expenses.........................     20,504       16,062
    Unearned premiums................................................      5,123        9,549
    Other reinsurance balances.......................................       (373)       2,361
    Reinsurance recoverable..........................................      2,105          348
    Net change in receivables and payables...........................    (13,070)      (9,822)
    Other, net.......................................................     (2,375)       1,076
                                                                        --------    ---------
      Net cash provided by operating activities......................   $ 14,268    $  13,762
                                                                        --------    ---------
                                                                        --------    ---------

           See notes to condensed consolidated financial statements.

                            CHARTWELL RE CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1995
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The accompanying unaudited interim Condensed Consolidated Financial Statements of Chartwell Re Corporation (the Company) have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Certain balances in the 1994 financial statements have been reclassified to conform to the 1995 presentation. Operating results for any interim period are not necessarily indicative of results that may be expected for the full year. These interim statements should be read in conjunction with the 1994 consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

2. INCOME (LOSS) PER COMMON SHARE

    Actual earnings per share for the three and six month periods ended June 30, 1994 are not presented on the Condensed Consolidated Statements of Operations because such information is not considered meaningful in light of the $75,000,000 senior note offering, the retirement of the senior term loan, the preferred stock conversions and the exercise of the debentureholder warrants which occurred on March 17, 1994. Pro forma income (loss) per common and common equivalent share is presented for the period based on the pro forma weighted average number of common shares outstanding. Such computation includes the conversion of the Series A and Series B Preferred Stock and the exercise of the debentureholder warrants as if they had occurred on the first day of the period presented. The pro forma adjustments include the elimination of a non-recurring charge for the write-off of the unamortized balance of the deferred financing costs resulting from the early extinguishment of the senior term loan. Such charge was approximately $465,000 after tax at March 17, 1994. Also eliminated is a $753,000 charge for a cash payment to the holders of the warrants upon conversion. Common equivalent shares from the exercise of common stock warrants and options have not been included as their effect on earnings would be antidilutive.

3. EXTRAORDINARY ITEM

    The obligation under the senior term loan was retired on March 17, 1994. Due to this early extinguishment of debt, the Company recognized an extraordinary non-cash charge in the first quarter of 1994 of approximately $465,000, after applicable federal income tax effects of approximately $250,000, representing the write-off of the remaining original debt issuance costs associated with the senior term loan.

                            CHARTWELL RE CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                 JUNE 30, 1995
                                  (UNAUDITED)

4. DRAYTON COMPANY LIMITED

    The Company acquired Drayton Company Limited (Drayton), a Bermuda-based insurer on May 31, 1995. Under the terms of the Subscription Agreement, the Company acquired 100% of Drayton's stock in exchange for a nominal cash payment. Drayton's net assets after the transaction were approximately $500,000. Drayton's liabilities are outstanding claims and "notices of circumstances" associated with directors and officers liability coverage written for member shareholders of the former captive. Drayton had been in run-off since 1992. The transaction did not result in any material change in the Company's consolidated balance sheet.

5. SUBSEQUENT EVENT

    On August 8, 1995, the Company and Piedmont Management Company Inc. (Piedmont) jointly announced that they have entered into a definitive agreement to merge. As a result of the merger, Piedmont's principal insurance subsidiary, The Reinsurance Corporation of New York (RECO), will become a subsidiary of Chartwell Reinsurance Company, the reinsurance underwriting subsidiary of the Company.

    In the transaction, holders of common and preferred stock of Piedmont will receive newly-issued shares of common stock of the Company representing 45.25% of the outstanding stock of the combined entity. Holders of common stock of Chartwell will retain common stock of Chartwell representing 54.75% of the combined entity. Prior to the merger, Piedmont's asset management subsidiary, Lexington Management Corporation (combined with Piedmont's other asset management operations) will be spun-off to Piedmont's stockholders in a tax-free transaction. Also prior to the merger, Piedmont stockholders will receive a dividend of contingent interest notes of Piedmont. The notes, which will mature on June 30, 2006 unless previously redeemed, will not pay interest before maturity and will provide for payment of up to $57 million to holders at maturity, substantially dependent on the results, particularly loss reserve development, over time of RECO's previously written business included in the merger. The notes may be settled in Chartwell common stock at the option of the Company.

    The transaction is subject to stockholder, bondholder, and regulatory approval and certain other conditions and is expected to close in the fourth quarter of 1995.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following are the estimated expenses of the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, all of which will be paid by Piedmont:

Registration fee............................................................   $345
Transfer and Registrar fees and expenses....................................    *
Trustee fees................................................................    *
Printing and engraving expenses.............................................    *
Legal fees and expenses.....................................................    *
Blue sky fees and expenses..................................................    *
Miscellaneous...............................................................    *
                                                                               ----
    TOTAL...................................................................   $*
                                                                               ----
                                                                               ----

- ------------

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    (a) Section 145 of the DGCL empowers a corporation, subject to certain limitations, to indemnify its directors and officers against actual and reasonable expenses of defending litigation against them in their capacities as directors and offices. As permitted in this Section, Article Tenth of the Certificate of Incorporation of Piedmont provides that Piedmont shall indemnify each person who was or is a director or officer of Piedmont who was or is made a party to, or is involved in any threatened, pended or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Piedmont or is or was serving at the request of Piedmont as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent authorized or permitted by the DGCL. Nothing contained in the Certificate of Incorporation shall affect or limit any rights to indemnification to which directors, officers and employees may be entitled by law under any By-law, agreement, vote of stockholders or disinterested directors or otherwise.

    Article VI of the By-laws of Piedmont provides that Piedmont shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of Piedmont or is or was serving at the request of Piedmont as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth and permitted by the DGCL or any other applicable law, as from time to time in effect. The By-laws provide that the foregoing indemnification shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in his official capacity and as to actions in any other capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

    Under Article VI of the By-laws, Piedmont is authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Piedmont, or is or was serving at the request of Piedmont as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not Piedmont would have the power to indemnify him against liability under the provision of the By-laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    None

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:

 2.1    --Agreement and Plan of Merger dated as of August 7, 1995, between Piedmont and
          Chartwell. Incorporated by reference to Exhibit 2.1 to Chartwell's Registration
          Statement on Form S-4 (File No. 33-97010).
 2.2    --Form of Contribution and Distribution Agreement between Piedmont and a wholly owned subsidiary of Piedmont. Incorporated by reference to Exhibit 2.2 to Chartwell's
          Registration Statement on Form S-4 (File No. 33-97010).
 3.1    --Certificate of Incorporation, including amendments, of Piedmont.*
 3.2    --By-laws of Piedmont.*
 3.3    --Restated Certificate of Incorporation of Chartwell. Incorporated by reference to
          Exhibit 3.1 to Chartwell's Registration Statement on Form S-1 (File No. 33-75386).
 3.4    --By-laws of Chartwell. Incorporated by reference to Exhibit 3.2 to Chartwell's
          Registration Statement on Form S-1 (File No. 33-75386).
 3.5    --Form of Restated Certificate of Incorporation of Chartwell. Incorporated by
          reference to Exhibit 3.3 of Chartwell's Registration Statement on Form S-4 (File
          No. 33-97010).
 3.6    --Form of Amended and Restated By-laws of Chartwell. Incorporated by reference to
          Exhibit 3.4 of Chartwell's Registration Statement on Form S-4 (File No. 33-97010).
 4.1    --Form of CI Note (included in Exhibit 4.2).
 4.2    --Form of Indenture between Piedmont and the trustee under the CI Notes. Incorporated by reference to Exhibit A to Exhibit 2.1 to Piedmont's Report on Form 8-K dated
          August 10, 1995.
 4.3    --Form of First Supplemental Indenture among Piedmont, Chartwell and the trustee under the CI Notes. Incorporated by reference to Exhibit J to Exhibit 2.1 to
          Piedmont's Report on Form 8-K dated August 10, 1995.
 5.1    --Opinion of Davis Polk & Wardwell as to the legality of the securities being registered.*
 8.1    --Opinion of Davis Polk & Wardwell regarding certain tax matters relating to the
          Spin-off. Incorporated by reference to Exhibit 8.1 to Chartwell's Registration
          Statement on Form S-4 (File No. 33-97010).
10.1    --Form of Stockholders Agreement between Chartwell and the security holders named in the schedule of holders attached thereto. Incorporated by reference to Exhibit F to
          Exhibit 2.1 to Piedmont's Report on Form 8-K dated August 10, 1995.
10.2    --Form of Registration Rights Agreement between Chartwell and the security holders named in the schedule of holders attached thereto. Incorporated by reference to
          Exhibit I to Exhibit 2.1 to Piedmont's Report on Form 8-K dated August 10, 1995.
10.3    --1979 Stock Option Plan--Piedmont.*
10.4    --1988 Piedmont Employee Stock Option Plan. Incorporated by reference to Piedmont's
          Report on Form S-8 dated February 10, 1993.
10.5    --Stock Option Plan of Cartwheel. Incorporated by reference to Exhibit 10.14 to
          Chartwell's Registration Statement on Form S-4 (File No. 33-97010).
10.6    --Piedmont Supplemental Benefits Plan. Incorporated by reference to Exhibit 10(c) to
          Piedmont's Annual Report on Form 10-K for the year ended December 31, 1994.

10.7    --Form of Tax Disaffiliation Agreement between Piedmont and a wholly owned subsidiary of Piedmont. Incorporated by reference to Exhibit A to Exhibit 2.2 to Chartwell's
          Registration Statement on Form S-4 (File No. 33-97010).
10.8    --Employment Agreement between Chartwell and Richard E. Cole. Incorporated by reference to Exhibit 10.19 to Chartwell's Registration Statement on Form S-1 (File
          No. 33-75386).
10.9    --Employment Agreement between Chartwell and Steven J. Bensinger. Incorporated by reference to Exhibit 10.20 to Chartwell's Registration Statement on Form S-1 (File
          No. 33-75386).
10.10   --Employment Agreement between Chartwell and Jacques Q. Bonneau. Incorporated by reference to Exhibit 10.21 to Chartwell's Registration Statement on Form S-1 (File
          No. 33-75386).
10.11   --Employment Agreement between Chartwell and Michael H. Hayes. Incorporated by reference to Exhibit 10.1 to Chartwell's Quarterly Report on Form 10-Q for the
          quarter ended March 31, 1994.
10.12   --Form of Severance Compensation and Change in Control Agreement between Piedmont and various Piedmont employees.*
10.13   --Incentive Agreement with Jacques Q. Bonneau. Incorporated by reference to Exhibit
          10.13 to Chartwell's Registration Statement on Form S-4 (File No. 33-97010).
10.14   --Holder Actuary Agreement.*
10.15   --Term Loan Agreement between Piedmont and First Union National Bank of North
          Carolina, dated December 29, 1994.*
10.16   --Commitment Letter of Shawmut Bank Connecticut, N.A. to Chartwell. Incorporated by
          reference to Exhibit 10.15 to Chartwell's Registration Statement on Form S-4 (File
          No. 33-97010).
10.17   --Common Stock Purchase Warrant, dated March 6, 1992, issued by Chartwell to Wand
          (Chartwell). Incorporated by reference to Exhibit 10.34 to Chartwell's Registration
          Statement on Form S-1 (File No. 33-75386).
10.18   --Common Stock Purchase Warrant, dated December 31, 1992, issued by Chartwell to Wand
          (Chartwell). Incorporated by reference as Exhibit 10.35 to Chartwell's Registration
          Statement on Form S-1 (File No. 33-75386).
10.19   --Common Stock Purchase Warrant, dated December 31, 1992, issued by Chartwell to John
          Sagan. Incorporated by reference to Exhibit 10.36 to Chartwell's Registration
          Statement on Form S-1 (File No. 33-75386).
10.20   --Form of Common Stock Purchase Warrants, dated March 17, 1994, issued by Chartwell to the holders of the Series A Stock, the Series B Stock and the Series C Stock.
          Incorporated by reference to Exhibit 4.2 to Chartwell's Quarterly Report on Form
          10-Q for the quarter ended March 31, 1994.
10.21   --Form of Voting Agreement between Chartwell and certain persons holding or otherwise having the power to vote certain of the shares of the Piedmont Common Stock and the
          Piedmont Preferred Stock. Incorporated by reference to Chartwell's Registration
          Statement on Form S-4 (File No. 33-97010).
10.22   --Form of Voting Agreement between Piedmont and certain persons holding or otherwise having the power to vote certain of the shares of the Chartwell Common Stock.
11.1    --Computation of Pro Forma Earnings per Share for the years ended December 31, 1994,
          1993 and 1992--Piedmont. Incorporated by reference to Exhibit 11.2 to Chartwell's
          Registration Statement on Form S-4 (File No. 33-97010).
11.2    --Computation of Pro Forma Earnings per Share for the quarters ended June 30, 1995 and 1994--Piedmont. Incorporated by reference to Exhibit 11.1 to Chartwell's
          Registration Statement on Form S-4 File No. 33-97010).
11.3    --Computation of Pro Forma Earnings per Share for the years ended December 31, 1994,
          1993 and 1992--Chartwell. Incorporated by reference to Exhibit 11.4 to Chartwell's
          Registration Statement on Form S-4 File No. 33-97010).
11.4    --Computation of Pro Forma Earnings per Share for the quarters ended June 30, 1995 and 1994--Chartwell. Incorporated by reference to Exhibit 11.3 to Chartwell's
          Registration Statement on Form S-4 File No. 33-97010).
12.1    --Statement setting forth the computation of the ratio of earnings to fixed charges--
          Piedmont.

21.1    --Subsidiaries of Piedmont. Incorporated by reference to Exhibit 22 to Piedmont's
          Annual Report on Form 10-K for the year ended December 31, 1994.
21.2    --Subsidiaries of Chartwell. Incorporated by reference to Exhibit 21.1 to Chartwell's
          Registration Statement on Form S-1 (File No. 33-75386).
23.1    --Consent of Davis Polk & Wardwell (included in Exhibit 5.1 and Exhibit 8.1).*
23.2    --Consent of Deloitte & Touche LLP.
23.3    --Consent of Coopers & Lybrand L.L.P.
24.1    --Power of Attorney (included in signature page of this Registration Statement).
28.1    --Annual Statement of Chartwell for December 31, 1994 as filed with the Department of
          Commerce of the State of Minnesota. Incorporated by reference to Exhibit 28 to
          Chartwell's Year End Report on Form 10-K for the year ended December 31, 1994.
28.2    --Schedule P of the Annual Statement of RECO for December 31, 1994 as filed with the
          New York State Insurance Department. Incorporated by reference to Exhibit 28 to
          Piedmont's Annual Report on Form 10-K for the year ended December 31, 1994.

- ------------

* To be filed by Amendment.

    (b) Financial Statement Schedules

PIEDMONT MANAGEMENT COMPANY INC.

Schedule I    --Consolidated Summary of Investments other than Affiliates
Schedule II   --Condensed Financial Information of Piedmont Statement of Operations--Parent
                Company Only
Schedule II   --Condensed Financial Information of Piedmont Condensed Balance Sheets-- Parent
                Company Only
Schedule II   --Condensed Financial Information of Piedmont Statements of Cash Flows-- Parent
                Company Only
Schedule VI   --Supplementary Insurance Information Three Years Ended December 31, 1994
Schedule IV   --Schedule of Reinsurance

CHARTWELL RE CORPORATION
Schedule I    --Summary of Investments-Other than Investments in Related Parties
Schedule II   --Condensed Financial Information of Chartwell-Balance Sheet
Schedule II   --Condensed Financial Information of Chartwell-Statement of Operations
Schedule II   --Condensed Financial Information of Chartwell-Statement of Cash Flows
Schedule IV   --Reinsurance
Schedule V    --Valuation and Qualifying Accounts
Schedule VI   --Supplemental Information Concerning Property/Casualty Insurance Operations

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Piedmont Management Company Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day of September, 1995.

                                          PIEDMONT MANAGEMENT COMPANY INC.

                                          By        /s/ ROBERT M. DEMICHELE
                                             ...................................
                                             Robert M. DeMichele
                                             President and Chief Executive
                                             Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Robert M. DeMichele and Peter J. Palenzona, as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                              TITLE                      DATE
- --------------------------------------  -------------------------------  -------------------

                                        Chairman of the Board of          September 26, 1995
 ......................................    Directors
        R. Randolph Richardson

     /s/ STUART SMITH RICHARDSON        Vice Chairman of the Board of     September 26, 1995
 ......................................    Directors
       Stuart Smith Richardson

       /s/ ROBERT M. DEMICHELE          President & Director              September 26, 1995
 ......................................    (Chief Executive Officer)
         Robert M. DeMichele

        /s/ PETER J. PALENZONA          Senior Vice President             September 26, 1995
 ......................................    (Principal Financial and
          Peter J. Palenzona              Accounting Officer)

        /s/ Sion A. Boney III           Director                          September 26, 1995
 ......................................
          Sion A. Boney III

         /s/ TERENCE N. DEEKS           Director                          September 26, 1995
 ......................................
           Terence N. Deeks

        /s/ HAYNES G. GRIFFIN           Director                          September 26, 1995
 ......................................
          Haynes G. Griffin

                                        Director                          September 26, 1995
 ......................................
          William R. Miller

       /s/ L. RICHARDSON PREYER         Director                          September 26, 1995
 ......................................
         L. Richardson Preyer

     /s/ LUNSFORD RICHARDSON, JR.       Director                          September 26, 1995
 ......................................
       Lunsford Richardson, Jr.

                                        Director                          September 26, 1995
 ......................................
         Peter L. Richardson

                                        Director                          September 26, 1995
 ......................................
          Carl H. Tiedemann

                                        Director                          September 26, 1995
 ......................................
          Marion A. Woodbury

                               INDEX TO SCHEDULES

PIEDMONT MANAGEMENT COMPANY

Schedule I--Consolidated Summary of Investments Other Than Affiliates................   S-2
Schedule II--Condensed Financial Information of Registrant Statement of Operations--
Parent Company Only..................................................................   S-3
Schedule II--Condensed Financial Information of Registrant Condensed Balance
Sheets--Parent Company Only..........................................................   S-4
Schedule II--Condensed Financial Information of Registrant Statements of Cash
Flows--Parent Company Only...........................................................   S-5
Schedule IV--Schedule of Reinsurance.................................................   S-6
Schedule VI--Supplementary Insurance Information Three Years Ended December 31,
1994.................................................................................   S-7

CHARTWELL RE CORPORATION
Schedule I--Summary of Investments--Other than Investments in Related Parties........   S-8
Schedule II--Condensed Financial Information of Registrant Balance Sheet.............   S-9
Schedule II--Condensed Financial Information of Registrant Statement of Operations...   S-10
Schedule II--Condensed Financial Information of Registrant Statement of Cash Flows...   S-11
Schedule IV--Reinsurance.............................................................   S-12
Schedule V--Valuation and Qualifying Accounts........................................   S-13
Schedule VI--Supplemental Information Concerning Property/Casualty Insurance
Operations...........................................................................   S-14

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
                SCHEDULE I--CONSOLIDATED SUMMARY OF INVESTMENTS
                             OTHER THAN AFFILIATES
                          YEAR ENDED DECEMBER 31, 1994

                                                  ACTUAL
                                               (AMORTIZED)                     AMOUNT AT WHICH
TYPE OF INVESTMENT                                 COST        MARKET VALUE    SHOWN IN BALANCE
- --------------------------------------------   ------------    ------------    ----------------
Fixed Income Securities:

HELD TO MATURITY
  U.S. Government...........................   $  6,853,705    $  6,829,974      $  6,853,705
  States, territories and political
    subdivisions............................      1,909,609       1,938,379         1,909,609
  Corporate.................................         50,000          50,000            50,000
                                               ------------    ------------    ----------------
      Subtotal..............................      8,813,314       8,818,353         8,813,314
                                               ------------    ------------    ----------------
AVAILABLE FOR SALE
  U.S. Government...........................     97,484,085      88,830,920        88,830,920
  States, territories and political
    subdivisions............................     23,505,112      22,823,908        22,823,908
  Canadian Government.......................     14,060,118      13,201,300        13,201,300
  Corporate.................................     80,337,347      75,173,263        75,173,263
  Public Utilities..........................      5,076,030       4,751,981         4,751,981
  Mortgage-backed...........................     25,228,680      23,629,198        23,629,198
  Other.....................................     16,634,253      15,925,174        15,925,174
                                               ------------    ------------    ----------------
      Subtotal..............................    262,325,625     244,335,744       244,335,744
                                               ------------    ------------    ----------------
      Total fixed income securities.........    271,138,939     253,154,097       253,149,058
                                               ------------    ------------    ----------------
EQUITY SECURITIES:
  Public utilities..........................         39,638          36,063            36,063
  Banks, trusts and insurance companies.....     22,483,427      18,733,150        18,733,150
  Industrial and miscellaneous..............     40,162,384      43,724,189        43,724,189
  Non-redeemable preferred stock............      4,528,981       4,173,362         4,173,362
                                               ------------    ------------    ----------------
      Total equity securities...............     67,214,430      66,666,764        66,666,764
                                               ------------    ------------    ----------------
Short term investments......................     51,703,561      51,996,247        51,703,561
                                               ------------    ------------    ----------------
      Total investments.....................   $390,056,930    $371,817,108      $371,519,383
                                               ------------    ------------    ----------------
                                               ------------    ------------    ----------------

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
           SCHEDULE II--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                  STATEMENT OF OPERATIONS--PARENT COMPANY ONLY
                      THREE YEARS ENDED DECEMBER 31, 1994

                                                       1994           1993            1992
                                                    -----------    -----------    ------------
Investment and other income......................   $   917,870    $   695,131    $    521,995
Realized capital gains...........................       368,215         20,331       1,400,069
Equity in net earnings of investee...............            --      2,027,091       1,092,964
Corporate expenses, including interest...........     2,288,460      2,013,596       2,321,753
                                                    -----------    -----------    ------------
  Income (loss) before income tax (expense)
    benefit, equity in net income (loss) of
    subsidiaries and cumulative effect of change
in accounting principle..........................    (1,002,375)       728,957         693,275
Income tax (expense) benefit.....................       (15,190)      (424,195)      1,319,489
                                                    -----------    -----------    ------------
                                                     (1,017,565)       304,762       2,012,764
Equity in net income (loss) of subsidiaries
  (dividends received aggregated $1,752,000,
$1,500,000 and $1,870,000).......................    (2,200,210)    11,431,581     (14,372,189)
                                                    -----------    -----------    ------------
Income (loss) before cumulative effect of change
in accounting principle..........................    (3,217,775)    11,736,343     (12,359,425)
Cumulative effect of change in method of
accounting for income taxes......................            --      6,937,545              --
                                                    -----------    -----------    ------------
Net income (loss)................................   $(3,217,775)   $18,673,888    $(12,359,425)
                                                    -----------    -----------    ------------
                                                    -----------    -----------    ------------

        SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ELSEWHERE HEREIN.

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
           SCHEDULE II--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                 CONDENSED BALANCE SHEETS--PARENT COMPANY ONLY
                           DECEMBER 31, 1994 AND 1993

                                                                    1994            1993
                                                                ------------    ------------
ASSETS
Investments in subsidiaries..................................   $115,285,765    $104,815,302
Fixed income securities, at amortized cost (market: $-- and
$4,028,760)..................................................             --       4,000,000
Equity securities, at market (cost: $8,776,062 and
$166,330)....................................................      6,543,095         466,088
Investment in investee company (equity basis)................             --      10,052,713
Short-term investments, at cost..............................         57,294       3,755,999
Cash.........................................................      1,748,886          47,072
Other assets.................................................     10,543,392      16,483,671
                                                                ------------    ------------
  Total assets...............................................   $134,178,432    $139,620,845
                                                                ------------    ------------
                                                                ------------    ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Loan payable.................................................   $ 20,000,000    $  9,800,000
Accrued taxes and expenses...................................        232,177         225,719
Other liabilities............................................     11,465,716       4,635,028
                                                                ------------    ------------
  Total liabilities..........................................     31,697,893      14,660,747
                                                                ------------    ------------
Preferred stock..............................................        245,068         245,735
Common stock.................................................      2,625,269       2,605,127
Paid in capital..............................................     28,007,604      27,632,122
Unrealized appreciation (depreciation) of investments and
foreign translation adjustments, net of deferred income
taxes........................................................    (13,929,580)      5,534,748
Retained earnings............................................     87,254,678      90,664,866
Less cost of treasury stock..................................     (1,722,500)     (1,722,500)
                                                                ------------    ------------
      Total stockholders' equity.............................    102,480,539     124,960,098
                                                                ------------    ------------
      Total liabilities and stockholders' equity.............   $134,178,432    $139,620,845
                                                                ------------    ------------
                                                                ------------    ------------

        SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ELSEWHERE HEREIN.

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
           SCHEDULE II--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                 STATEMENTS OF CASH FLOWS--PARENT COMPANY ONLY
                      THREE YEARS ENDED DECEMBER 31, 1994

                                                      1994            1993            1992
                                                   -----------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................   $(3,217,775)   $ 18,673,888    $(12,359,425)
  Adjustments to reconcile net income (loss) to
  net cash from operating activities:
    Cumulative effect of accounting change......            --      (6,937,545)             --
    Realized capital gains......................      (368,215)        (20,331)     (1,400,069)
    Equity in net (income) loss of
subsidiaries....................................     2,200,210     (11,431,581)     14,372,189
    Equity in net earnings of investee..........            --      (2,027,091)     (1,092,964)
    Accrued taxes and expenses..................         6,458          (5,709)         69,511
    Other items, net............................       321,547         169,472         680,843
                                                   -----------    ------------    ------------
  Total cash flows from operating activities....    (1,057,775)     (1,578,897)        270,085
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of Held-to-Maturity securities......            --              --      (4,000,000)
  Maturities of Held-to-Maturity securities.....     4,000,000
  Net (purchases) sales of Equity securities....       440,925         (21,315)      2,506,170
  Net sales/maturities of Short-term
investments.....................................     3,698,705       2,018,646       1,441,317
  Capital contribution to subsidiary............   (17,500,000)             --         (45,000)
  Advances to majority owned companies..........      (227,000)        (30,000)             --
                                                   -----------    ------------    ------------
  Total cash flows from investing activities....    (9,587,370)      1,967,331         (97,513)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends received from subsidiaries..........     1,752,000       1,500,000       1,870,000
  Proceeds from exercise of stock options.......       394,959         126,873          58,125
  Proceeds from borrowings......................    20,000,000              --              --
  Repayment of loan.............................    (9,800,000)     (2,100,000)     (2,100,000)
                                                   -----------    ------------    ------------
  Total cash flows from financing activities....    12,346,959        (473,127)       (171,875)
Net increase (decrease) in cash.................     1,701,814         (84,693)            697
Cash balance, beginning of year.................        47,072         131,765         131,068
                                                   -----------    ------------    ------------
Cash balance, end of year.......................   $ 1,748,886    $     47,072    $    131,765
                                                   -----------    ------------    ------------
                                                   -----------    ------------    ------------

NOTE:

During 1993 the parent company executed a $10 million non-cash contribution to the capital of RECO in the form of equity securities.

        SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ELSEWHERE HEREIN.

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
                    THE REINSURANCE CORPORATION OF NEW YORK
                      SCHEDULE IV--SCHEDULE OF REINSURANCE

                                      DIRECT          EARNED         EARNED           NET
                                     PREMIUMS        PREMIUMS       PREMIUMS        PREMIUMS
                                      EARNED         ASSUMED          CEDED          EARNED
                                    -----------    ------------    -----------    ------------
1994.............................   $85,493,657    $133,708,058    $89,829,998    $129,371,717
                                    -----------    ------------    -----------    ------------
                                    -----------    ------------    -----------    ------------
1993.............................   $78,177,837    $125,799,048    $90,273,081    $113,703,804
                                    -----------    ------------    -----------    ------------
                                    -----------    ------------    -----------    ------------
1992.............................   $62,921,443    $140,485,501    $86,417,745    $116,989,199
                                    -----------    ------------    -----------    ------------
                                    -----------    ------------    -----------    ------------

                        PIEDMONT MANAGEMENT COMPANY INC.
                                AND SUBSIDIARIES
                    THE REINSURANCE CORPORATION OF NEW YORK
                SCHEDULE VI--SUPPLEMENTARY INSURANCE INFORMATION
                      THREE YEARS ENDED DECEMBER 31, 1994

                                                                                    LOSSES AND          AMORTIZATION
           DEFERRED    OUTSTANDING                                            LOSS EXPENSES INCURRED    OF DEFERRED
            POLICY      LOSSES AND                                  NET      -------------------------     POLICY     PAID LOSSES
          ACQUISITION      LOSS       UNEARNED      PREMIUMS    INVESTMENT    RELATED TO   RELATED TO   ACQUISITION     AND LOSS
             COSTS       EXPENSES     PREMIUMS       EARNED       INCOME     CURRENT YEAR  PRIOR YEARS     COSTS         COSTS
          -----------  ------------  -----------  ------------  -----------  ------------  -----------  ------------  ------------
1994..... $10,896,632  $461,533,490  $73,839,992  $129,371,717  $18,397,686  $104,589,334  $ 9,135,653  $24,383,828   $107,948,885
1993..... $ 7,580,350  $433,810,307  $61,212,093  $113,703,804  $17,004,922  $ 76,264,729  $12,543,833  $20,266,615   $ 90,906,071
1992..... $ 8,847,680  $447,766,765  $59,856,392  $116,989,199  $17,918,340  $ 93,750,044  $13,796,966  $31,706,470   $ 94,162,863


              OTHER
            OPERATING     PREMIUMS
            EXPENSES      EXPENSES
           -----------  ------------
1994.....  $19,415,225  $142,034,922
1993.....  $15,671,372  $112,239,812
1992.....  $13,943,910  $115,346,119

       -------------------
       NOTES:

       (1) Reserves attributable to Continental National Corporation are not included as such amounts are less than 5% of the consolidated total.

                            CHARTWELL RE CORPORATION
                      SCHEDULE I--SUMMARY OF INVESTMENTS--
                   OTHER THAN INVESTMENTS IN RELATED PARTIES
                              AT DECEMBER 31, 1994
                                 (IN THOUSANDS)


                       COLUMN A                          COLUMN B    COLUMN C       COLUMN D
- ------------------------------------------------------   --------    --------    --------------
                                                                                   AMOUNT AT
                                                                                 WHICH SHOWN IN
                                                                                  THE BALANCE
                                                           COST       VALUE          SHEET
                                                         --------    --------    --------------
Fixed Maturities:
  Bonds:
    United States Government and government agencies
and authorities(1)....................................   $152,965    $143,450       $143,935
    States, municipalities and political
subdivisions(1).......................................     22,424      22,125         22,124
    Foreign governments...............................      4,520       4,049          4,049
    Public utilities..................................
    Convertibles and bonds with warrants attached.....
    All other corporate bonds.........................     70,998      67,745         67,745
  Certificates of deposit.............................
  Redeemable preferred stock..........................
                                                         --------    --------    --------------
        Total fixed maturities........................    250,907     237,369        237,853
                                                         --------    --------    --------------
Equity Securities:
  Common stocks
    Public utilities..................................
    Banks, trust and insurance companies..............         59          67             67
    Industrial, miscellaneous and all other...........
    Non-redeemable preferred stocks...................
                                                         --------    --------    --------------
        Total equity securities.......................         59          67             67
                                                         --------    --------    --------------
Mortgage loans on real estate.........................        211         211            211
Real estate...........................................
Policy loans..........................................
Other long-term investments...........................
Short-term investments................................
                                                         --------    --------    --------------
        Total investments.............................   $251,177    $237,647       $238,131
                                                         --------    --------    --------------
                                                         --------    --------    --------------

- ------------

(1) Balance sheet value differs from column B and C because category includes a combination of securities "Held for Investment" and "Available for Sale". See Notes 2b and 3 of the audited financial statements.

                            CHARTWELL RE CORPORATION
           SCHEDULE II--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                                                            DECEMBER 31,
                                                                        --------------------
                                                                          1994        1993
                                                                        --------    --------
ASSETS:
Investment in and receivable/payable from/to subsidiaries............   $110,545    $ 87,738
Cash and cash equivalents............................................     10,508       7,184
Other assets.........................................................     13,199       5,249
                                                                        --------    --------
                                                                        $134,252    $100,171
                                                                        --------    --------
                                                                        --------    --------
LIABILITIES:
Senior Notes.........................................................   $ 75,000
Senior term loan.....................................................               $ 25,900
Subordinated debentures..............................................                 18,190
Other liabilities....................................................      2,913       2,360
                                                                        --------    --------
        Total liabilities............................................     77,913      46,450
                                                                        --------    --------
REDEEMABLE PREFERRED STOCK:
Series A Preferred stock, par value $0.01 per share; authorized
  18,000 shares; issued and outstanding 16,100 (aggregate liquidation
  value $16,100,000).................................................                 15,771
Series B Preferred stock, par value $0.01 per share; authorized 5,000 shares; issued and outstanding 3,500 (aggregate liquidation value
$3,500,000...........................................................                  3,386
Series C Preferred stock, par value $0.01 per share; authorized
  1,000,000 shares; issued and outstanding 607,256 (stated at
aggregate liquidation value).........................................                      6
                                                                                    --------
        Total redeemable preferred stock.............................                 19,163
                                                                                    --------
COMMON STOCKHOLDERS' EQUITY:
Common stock, par value $0.01 per share; authorized 6,000,000 shares;
  shares issued and outstanding 3,755,312 and 1,998,688 in 1994 and
1993 respectively....................................................         38          20
Additional paid-in capital...........................................     77,254      41,232
Net unrealized appreciation (depreciation) of investments............     (8,608)        697
Foreign currency translation adjustment..............................         14         (10)
Accumulated deficit..................................................    (12,359)     (7,381)
                                                                        --------    --------
        Total common stockholders' equity............................     56,339      34,558
                                                                        --------    --------
                                                                        $134,252    $100,171
                                                                        --------    --------
                                                                        --------    --------

   The condensed financial statements should be read in conjunction with the consolidated
            financial statements and the accompanying notes thereto.

                            CHARTWELL RE CORPORATION
           SCHEDULE II--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                   1994       1993       1992
                                                                  -------    -------    -------
REVENUES:
Dividends from subsidiary......................................              $   400    $ 2,290
Net investment income..........................................   $   808        209         35
Other income...................................................        10          8         44
Realized gains (losses)........................................      (299)
                                                                  -------    -------    -------
      Total revenues...........................................       519        617      2,369
                                                                  -------    -------    -------
EXPENSES:
Interest & amoritization.......................................     7,379      4,708      3,591
General expenses...............................................         2      2,262       (227)
                                                                  -------    -------    -------
      Total expenses...........................................     7,381      6,970      3,364
                                                                  -------    -------    -------
Income (loss) before federal income taxes, equity in earnings
  of subsidiaries and extraordinary item.......................    (6,862)    (6,353)      (995)
                                                                  -------    -------    -------
Federal Income taxes:
  Current......................................................        66     (2,278)      (722)
  Deferred.....................................................    (2,120)        (2)       (97)
                                                                  -------    -------    -------
      Total income tax benefit.................................    (2,054)    (2,280)      (819)
                                                                  -------    -------    -------
Loss before equity in net income (loss) of subsidiaries and
extraordinary item.............................................    (4,808)    (4,073)      (176)
Equity in undistributed (loss) income of subsidiary ...........     1,373      8,570     (9,145)
                                                                  -------    -------    -------
Income (loss) before extraordinary item........................    (3,435)     4,497     (9,321)
Extraordinary item, net of tax.................................       465
                                                                  -------    -------    -------
Net income (loss)..............................................   $(3,900)   $ 4,497    $(9,321)
                                                                  -------    -------    -------
                                                                  -------    -------    -------

   The condensed financial statements should be read in conjunction with the consolidated financial statements and the accompanying notes thereto.

                            CHARTWELL RE CORPORATION
           SCHEDULE II--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 1994       1993        1992
                                                               --------    -------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................   $ (3,900)   $ 4,497    $ (9,321)
Adjustments to reconcile net income (loss) to net cash used
  in operating activities:
    Equity in undistributed (income) loss of subsidiary.....     (1,373)    (8,570)      9,145
    Other assets, liabilities, and income taxes, net........      1,296      2,960      (2,866)
    Conversion incentive charged to net income..............        753
    Net realized capital gains/losses.......................        299
    Deferred income taxes...................................       (892)
                                                               --------    -------    --------
      Net cash (used in) operating activities...............     (3,817)    (1,113)     (3,042)
                                                               --------    -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital contribution to subsidiary..........................    (30,000)      (231)    (21,436)
Proceeds of investments sold................................     11,691
Cost of investments acquired................................    (18,161)
                                                               --------    -------    --------
      Net cash used in investing activities.................    (36,470)      (231)    (21,436)
                                                               --------    -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt repayment..............................................    (25,900)    (1,600)     (7,500)
Proceeds from issuance of stock and debt....................                            43,015
Net Proceeds from Senior Notes Offering.....................     71,934
Series C Preferred Stock redeemed...........................         (6)
Conversion incentive........................................     (1,537)
Dividends paid..............................................       (828)
Other.......................................................          7
Preferred dividends paid....................................                  (989)       (794)
Retirement of common stock..................................        (83)
                                                               --------    -------    --------
      Net cash provided by (used in) financing activities...     43,587     (2,589)     34,721
                                                               --------    -------    --------
Effect of exchange rate on cash.............................         24
                                                               --------    -------    --------
Increase (decrease) in cash and cash equivalents............      3,324     (3,933)     10,243
Cash and cash equivalents, beginning of year................      7,184     11,117         874
                                                               --------    -------    --------
Cash and cash equivalents, end of year......................   $ 10,508    $ 7,184    $ 11,117
                                                               --------    -------    --------
                                                               --------    -------    --------

   The condensed financial statements should be read in conjunction with the consolidated
            financial statements and the accompanying notes thereto.

                            CHARTWELL RE CORPORATION
                            SCHEDULE IV--REINSURANCE
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                                 (IN THOUSANDS)

                                                                COLUMN D
                                                   COLUMN C     ---------
                                       COLUMN B    ---------     ASSUMED     COLUMN E     COLUMN F
                                       --------    CEDED TO       FROM       --------    ----------
                                        GROSS        OTHER        OTHER        NET       PERCENTAGE
              COLUMN A                  AMOUNT     COMPANIES    COMPANIES     AMOUNT     OF AMOUNT
- ------------------------------------   --------    ---------    ---------    --------     ASSUMED
                                                                                           TO NET
                                                                                         ----------
1994
Premiums earned:
  Property and casualty insurance...      $0        $ 2,500     $ 105,198    $102,698      102.4%
                                          --       ---------    ---------    --------    ----------
      Total premiums................      $0        $ 2,500     $ 105,198    $102,698      102.4%
                                          --       ---------    ---------    --------    ----------
                                          --       ---------    ---------    --------    ----------
1993
Premiums earned:
  Property and casualty insurance...      $0        $   689     $  69,105    $ 68,416      101.0%
                                          --       ---------    ---------    --------    ----------
      Total premiums................      $0        $   689     $  69,105    $ 68,416      101.0%
                                          --       ---------    ---------    --------    ----------
                                          --       ---------    ---------    --------    ----------
1992
Premiums earned:
  Property and casualty insurance...      $0        $ 2,658     $  39,584    $ 36,926      107.2%
                                          --       ---------    ---------    --------    ----------
        Total premiums..............      $0        $ 2,658     $  39,584    $ 36,926      107.2%
                                          --       ---------    ---------    --------    ----------
                                          --       ---------    ---------    --------    ----------

                            CHARTWELL RE CORPORATION
                 SCHEDULE V--VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                                 (IN THOUSANDS)

            COLUMN A                 COLUMN B              COLUMN C             COLUMN D       COLUMN E
- --------------------------------   ------------    ------------------------    -----------    ----------
                                                          ADDITIONS
                                                   ------------------------
                                    BALANCE AT     CHARGED TO    CHARGED TO                   BALANCE AT
                                   BEGINNING OF    COSTS AND       OTHER       DEDUCTIONS--     END OF
                                      PERIOD        EXPENSES      ACCOUNTS      DESCRIBE        PERIOD
                                   ------------    ----------    ----------    -----------    ----------
Year Ended December 31, 1994:
  Reinsurance recoverable:
    Allowance for Uncollectible
Reinsurance (1).................      $2,767                                      $ 118         $2,649
  Deposits:
    FASB 113 Valuation Allowance
(2).............................      $1,802                                      $ 300         $1,502
Year Ended December 31, 1993:
  Reinsurance recoverable:
    Allowance for Uncollectible
Reinsurance (1).................      $2,631         $  136                                     $2,767
  Deposits:
    FASB 113 Valuation
Allowance.......................      $1,784         $   18                                     $1,802
Year Ended December 31, 1992:
  Reinsurance recoverable:
    Allowance for Uncollectible
Reinsurance (1).................      $2,945                                      $ 314         $2,631
  Deposits:
    FASB 113 Valuation
Allowance.......................                     $1,784                                     $1,784

- ------------

(1) The Company has a reinsurance agreement which protects the Company from uncollectible reinsurance balances. Uncollectible amounts have been ceded to said contract and are reflected as a reinsurance recoverable in the balance sheet. Deductions to reserve represent subsequent collections of amounts deemed uncollectible.

(2) Decrease in FASB 113 Valuation Allowance relates to a contract which was commuted in 1994.

                            CHARTWELL RE CORPORATION
       SCHEDULE VI--SUPPLEMENTAL INFORMATION CONCERNING PROPERTY/CASUALTY
                              INSURANCE OPERATIONS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

     COLUMN A         COLUMN B      COLUMN C      COLUMN D     COLUMN E   COLUMN F    COLUMN G       COLUMN H         COLUMN I
- -------------------  -----------   -----------    --------     --------   --------   ---------    ---------------   ------------
                                                                                                    CLAIMS AND
                                                                                                       CLAIM
                                                                                                    ADJUSTMENT
                                    RESERVES                                                         EXPENSES
                                   FOR UNPAID                                                        INCURRED       AMORTIZATION
                      DEFERRED      CLAIM AND     DISCOUNT                                          RELATED TO      OF DEFERRED
    AFFILIATION        POLICY         CLAIM        IF ANY,                              NET       ---------------      POLICY
       WITH          ACQUISITION   ADJUSTMENT    DEDUCTED IN   UNEARNED    EARNED    INVESTMENT   CURRENT   PRIOR   ACQUISITION
    REGISTRANT          COSTS      EXPENSES(1)    COLUMN C     PREMIUMS   PREMIUMS     INCOME      YEAR     YEAR       COSTS
- -------------------  -----------   -----------   -----------   --------   --------   ----------   -------   -----   ------------
Years Ended:
  December 31,
1994...............    $ 5,607       232,733                    23,880    102,698      14,726      76,730   1,847      24,395
  December 31,
1993...............    $ 2,627       201,013                    11,380     68,416      10,959      48,929    (189)     15,398
  December 31,
1992...............    $ 1,763       189,386                     9,044     36,926      11,206      43,473     634       7,695


     COLUMN A         COLUMN J    COLUMN K
- -------------------  ----------   --------
                        PAID
                     CLAIMS AND
    AFFILIATION        CLAIM        NET
       WITH          ADJUSTMENT   PREMIUMS
    REGISTRANT        EXPENSES    WRITTEN
- -------------------  ----------   --------
Years Ended:
  December 31,
1994...............     48,671    $113,962
  December 31,
1993...............     34,712    $ 69,827
  December 31,
1992...............     17,032    $ 39,622

- ------------

(1) The Company adopted SFAS No. 113 which, among other things, requires the Company to record its reserves for unpaid losses and LAE without reduction for amounts that would be recovered from retrocessionaires. The amount recoverable from retrocessionaires is recorded as an asset on the Company's balance sheet. The net of such asset and the reserves for loss and LAE is $197.3 million, $167.4 million and $153.4 million at December 31, 1994, 1993 and 1992, respectively.

                                      INDEX TO EXHIBITS

 2.1    --Agreement and Plan of Merger dated as of August 7, 1995, between Piedmont and
          Chartwell. Incorporated by reference to Exhibit 2.1 to Chartwell's Registration
          Statement on Form S-4 (File No. 33-97010).
 2.2    --Form of Contribution and Distribution Agreement between Piedmont and a wholly owned subsidiary of Piedmont. Incorporated by reference to Exhibit 2.2 to Chartwell's
          Registration Statement on Form S-4 (File No. 33-97010).
 3.1    --Certificate of Incorporation, including amendments, of Piedmont.*
 3.2    --By-laws of Piedmont.*
 3.3    --Restated Certificate of Incorporation of Chartwell. Incorporated by reference to
          Exhibit 3.1 to Chartwell's Registration Statement on Form S-1 (File No. 33-75386).
 3.4    --By-laws of Chartwell. Incorporated by reference to Exhibit 3.2 to Chartwell's
          Registration Statement on Form S-1 (File No. 33-75386).
 3.5    --Form of Restated Certificate of Incorporation of Chartwell. Incorporated by
          reference to Exhibit 3.3 of Chartwell's Registration Statement on Form S-4 (File
          No. 33-97010).
 3.6    --Form of Amended and Restated By-laws of Chartwell. Incorporated by reference to
          Exhibit 3.4 of Chartwell's Registration Statement on Form S-4 (File No. 33-97010).
 4.1    --Form of CI Note (included in Exhibit 4.2).
 4.2    --Form of Indenture between Piedmont and the trustee under the CI Notes. Incorporated by reference to Exhibit A to Exhibit 2.1 to Piedmont's Report on Form 8-K dated
          August 10, 1995.
 4.3    --Form of First Supplemental Indenture among Piedmont, Chartwell and the trustee under the CI Notes. Incorporated by reference to Exhibit J to Exhibit 2.1 to
          Piedmont's Report on Form 8-K dated August 10, 1995.
 5.1    --Opinion of Davis Polk & Wardwell as to the legality of the securities being registered.*
 8.1    --Opinion of Davis Polk & Wardwell regarding certain tax matters relating to the
          Spin-off. Incorporated by reference to Exhibit 8.1 to Chartwell's Registration
          Statement on Form S-4 (File No. 33-97010).
10.1    --Form of Stockholders Agreement between Chartwell and the security holders named in the schedule of holders attached thereto. Incorporated by reference to Exhibit F to
          Exhibit 2.1 to Piedmont's Report on Form 8-K dated August 10, 1995.
10.2    --Form of Registration Rights Agreement between Chartwell and the security holders named in the schedule of holders attached thereto. Incorporated by reference to
          Exhibit I to Exhibit 2.1 to Piedmont's Report on Form 8-K dated August 10, 1995.
10.3    --1979 Stock Option Plan--Piedmont.*
10.4    --1988 Piedmont Employee Stock Option Plan. Incorporated by reference to Piedmont's
          Report on Form S-8 dated February 10, 1993.
10.5    --Stock Option Plan of Cartwheel. Incorporated by reference to Exhibit 10.14 to
          Chartwell's Registration Statement on Form S-4 (File No. 33-97010).
10.6    --Piedmont Supplemental Benefits Plan. Incorporated by reference to Exhibit 10(c) to
          Piedmont's Annual Report on Form 10-K for the year ended December 31, 1994.

10.7    --Form of Tax Disaffiliation Agreement between Piedmont and a wholly owned subsidiary of Piedmont. Incorporated by reference to Exhibit A to Exhibit 2.2 to Chartwell's
          Registration Statement on Form S-4 (File No. 33-97010).
10.8    --Employment Agreement between Chartwell and Richard E. Cole. Incorporated by reference to Exhibit 10.19 to Chartwell's Registration Statement on Form S-1 (File
          No. 33-75386).
10.9    --Employment Agreement between Chartwell and Steven J. Bensinger. Incorporated by reference to Exhibit 10.20 to Chartwell's Registration Statement on Form S-1 (File
          No. 33-75386).
10.10   --Employment Agreement between Chartwell and Jacques Q. Bonneau. Incorporated by reference to Exhibit 10.21 to Chartwell's Registration Statement on Form S-1 (File
          No. 33-75386).
10.11   --Employment Agreement between Chartwell and Michael H. Hayes. Incorporated by reference to Exhibit 10.1 to Chartwell's Quarterly Report on Form 10-Q for the
          quarter ended March 31, 1994.
10.12   --Form of Severance Compensation and Change in Control Agreement between Piedmont and various Piedmont employees.*
10.13   --Incentive Agreement with Jacques Q. Bonneau. Incorporated by reference to Exhibit
          10.13 to Chartwell's Registration Statement on Form S-4 (File No. 33-97010).
10.14   --Holder Actuary Agreement.*
10.15   --Term Loan Agreement between Piedmont and First Union National Bank of North
          Carolina, dated December 29, 1994.*
10.16   --Commitment Letter of Shawmut Bank Connecticut, N.A. to Chartwell. Incorporated by
          reference to Exhibit 10.15 to Chartwell's Registration Statement on Form S-4 (File
          No. 33-97010).
10.17   --Common Stock Purchase Warrant, dated March 6, 1992, issued by Chartwell to Wand
          (Chartwell). Incorporated by reference to Exhibit 10.34 to Chartwell's Registration
          Statement on Form S-1 (File No. 33-75386).
10.18   --Common Stock Purchase Warrant, dated December 31, 1992, issued by Chartwell to Wand
          (Chartwell). Incorporated by reference as Exhibit 10.35 to Chartwell's Registration
          Statement on Form S-1 (File No. 33-75386).
10.19   --Common Stock Purchase Warrant, dated December 31, 1992, issued by Chartwell to John
          Sagan. Incorporated by reference to Exhibit 10.36 to Chartwell's Registration
          Statement on Form S-1 (File No. 33-75386).
10.20   --Form of Common Stock Purchase Warrants, dated March 17, 1994, issued by Chartwell to the holders of the Series A Stock, the Series B Stock and the Series C Stock.
          Incorporated by reference to Exhibit 4.2 to Chartwell's Quarterly Report on Form
          10-Q for the quarter ended March 31, 1994.
10.21   --Form of Voting Agreement between Chartwell and certain persons holding or otherwise having the power to vote certain of the shares of the Piedmont Common Stock and the
          Piedmont Preferred Stock. Incorporated by reference to Chartwell's Registration
          Statement on Form S-4 (File No. 33-97010).
10.22   --Form of Voting Agreement between Piedmont and certain persons holding or otherwise having the power to vote certain of the shares of the Chartwell Common Stock.
11.1    --Computation of Pro Forma Earnings per Share for the years ended December 31, 1994,
          1993 and 1992--Piedmont. Incorporated by reference to Exhibit 11.2 to Chartwell's
          Registration Statement on Form S-4 (File No. 33-97010).
11.2    --Computation of Pro Forma Earnings per Share for the quarters ended June 30, 1995 and 1994--Piedmont. Incorporated by reference to Exhibit 11.1 to Chartwell's
          Registration Statement on Form S-4 File No. 33-97010).
11.3    --Computation of Pro Forma Earnings per Share for the years ended December 31, 1994,
          1993 and 1992--Chartwell. Incorporated by reference to Exhibit 11.4 to Chartwell's
          Registration Statement on Form S-4 File No. 33-97010).
11.4    --Computation of Pro Forma Earnings per Share for the quarters ended June 30, 1995 and 1994--Chartwell. Incorporated by reference to Exhibit 11.3 to Chartwell's
          Registration Statement on Form S-4 File No. 33-97010).
12.1    --Statement setting forth the computation of the ratio of earnings to fixed charges--
          Piedmont.

21.1    --Subsidiaries of Piedmont. Incorporated by reference to Exhibit 22 to Piedmont's
          Annual Report on Form 10-K for the year ended December 31, 1994.
21.2    --Subsidiaries of Chartwell. Incorporated by reference to Exhibit 21.1 to Chartwell's
          Registration Statement on Form S-1 (File No. 33-75386).
23.1    --Consent of Davis Polk & Wardwell (included in Exhibit 5.1 and Exhibit 8.1).*
23.2    --Consent of Deloitte & Touche LLP.
23.3    --Consent of Coopers & Lybrand L.L.P.
24.1    --Power of Attorney (included in signature page of this Registration Statement).
28.1    --Annual Statement of Chartwell for December 31, 1994 as filed with the Department of
          Commerce of the State of Minnesota. Incorporated by reference to Exhibit 28 to
          Chartwell's Year End Report on Form 10-K for the year ended December 31, 1994.
28.2    --Schedule P of the Annual Statement of RECO for December 31, 1994 as filed with the
          New York State Insurance Department. Incorporated by reference to Exhibit 28 to
          Piedmont's Annual Report on Form 10-K for the year ended December 31, 1994.

- ------------

* To be filed by Amendment.